Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264293

PROSPECTUS

HYCROFT MINING HOLDING CORPORATION

Up to 94,258,841 shares of Common Stock Issuable upon Exercise of the Warrants

Up to 71,211,526 shares of Common Stock

Up to 60,125,009 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 94,258,841 shares of our Class A common stock, par value $0.0001 per share (“Common Stock”), which consists of (i) 34,289,898 shares of Common Stock that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants, and PIPE warrants (as each such terms is defined under “Selected Definitions”) at an exercise price of $11.50 per share of Common Stock; (ii) 9,583,334 shares of Common Stock that may be issued upon exercise of the October 2020 warrants (as such term is defined under “Selected Definitions”) at an exercise price of $10.50 per share of Common Stock; (iii) 3,569,129 shares of Common Stock that may be issued upon exercise of the Seller warrants (as such term is defined under “Selected Definitions”) at an exercise price, determined as of January 19, 2021 pursuant to the Seller Warrant Agreement (as such term is defined under “Selected Definitions”), of $40.31 per share upon the exercise of 12,721,623 Seller warrants, each currently exercisable into approximately 0.28055 shares of Common Stock, which exercise price and number of shares may fluctuate under the terms of the Seller Warrant Agreement; and (iv) 46,816,480 shares of Common Stock that may be issued upon exercise of the New Warrants (as such term is defined under “Selected Definitions”) at an exercise price of $1.068 per share of Common Stock.

This prospectus also relates to the offer and sale, from time to time, by the selling security holders identified in this prospectus (the “Selling Securityholders”), or their permitted transferees of up to (i) 71,211,526 shares of Common Stock, and (ii) up to 60,125,009 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants, PIPE warrants, October 2022 warrants and New Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to approximately $688.8 million for the issuance by us of the Common Stock registered under this prospectus assuming the exercise of all of the outstanding warrants, to the extent such warrants are exercised for cash. However, we will pay the expenses associated with the sale of securities pursuant to this prospectus. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

Information regarding the Selling Securityholders, the amounts of shares of Common Stock and warrants that may be sold by them and the times and manner in which they may offer and sell the shares of Common Stock and warrants under this prospectus is provided under the sections entitled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We have not been informed by any of the Selling Securityholders that they intend to sell their securities covered by this prospectus and do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock, our public warrants, our October 2020 warrants and our Seller warrants (as such terms are defined under “Selected Definitions”) are listed on The Nasdaq Capital Market, under the symbols “HYMC,” “HYMCW,” “HYMCL,” and “HYMCZ,” respectively. On June 1, 2022, the last reported sales price of our Common Stock listed under the symbol HYMC was $1.43 per share, the last reported sales price of our public warrants listed under the symbol HYMCW was $0.2903 per warrant, the last reported sales price of our October 2020 warrants listed under the symbol HYMCL was $0.30 per warrant, and the last reported sales price of our Seller warrants listed under the symbol HYMCZ was $0.1302 per warrant.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information about the Company, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any securities. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this prospectus may change after the date of this prospectus. Do not assume after the date of this prospectus that the information contained in this prospectus is still correct.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus outside the United States.

The date of this prospectus is June 3, 2022

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or indicates, references to “Hycroft,” “Company,” “we,” “our,” or “us,” refer to Hycroft Mining Holding Corporation and its subsidiaries. “Seller” refers to Hycroft Mining Corporation prior to the Recapitalization Transaction.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration process, from time to time, the Selling Securityholders may offer and sell, and we may offer, issue and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 94,258,841 shares of Common Stock upon exercise of the warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 71,211,526 shares of Common Stock, and 60,125,009 warrants, from time to time through any means described in the section entitled “Plan of Distribution.” Additional terms of any securities set forth herein that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock and warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus and any accompanying prospectus supplement, if any, is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any accompanying prospectus supplement is accurate only as of the date on the front of those documents, even though this prospectus and any accompanying prospectus supplement, if any, is delivered or securities are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

SELECTED DEFINITIONS

Unless stated in this prospectus or the context otherwise requires, references to:

“2021 Form 10-K” means our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC on March 31, 2022.

“2021 Year End Financial Statements” means our consolidated financial statements for the year ended December 31, 2021 and the notes thereto.

“2021 Year End Notes” means the notes to the 2021 Year End Financial Statements.

“2022 Hycroft TRS” means that certain Initial Assessment Technical Report Summary for the Hycroft Mine with an effective date of February 18, 2022 by Ausenco Engineering USA South Inc., Independent Mining Consultants, Inc., and WestLand Engineering & Environmental Services, Inc., prepared in accordance with the requirements of the Modernization of Property Disclosures for Mining Registrants set forth in subpart 1300 of Regulation S-K.

“2022 Private Placement” means the equity financing through a private placement to AMC and Eric Sprott, on March 14, 2022, of 46,816,480 units at a purchase price per unit of $1.193, with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock and the shares of Common Stock issuable upon exercise of such warrants.

“2022 Warrant Agreements” means the Warrant Agreement, dated March 14, 2022, by and between the Company and AMC and the Warrant Agreement, dated March 14, 2022, by and between the Company and Eric Sprott, in each case entered into in connection with the 2022 private placement.

“1.25 Lien Exchange” means the exchange by the 1.25 Lien Noteholders of the outstanding 1.25 Lien Notes for New Subordinated Notes.

“1.25 Lien Exchange Agreement” means that certain note exchange agreement, dated as of January 13, 2020, by and among the Seller and certain investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine, as amended, pursuant to which the 1.25 Lien Exchange occurred immediately prior to the consummation of the Recapitalization Transaction.

“1.25 Lien Notes” means the notes issued pursuant to the Note Purchase Agreements, dated as of February 22, 2019, May 21, 2019, June 27, 2019, August 6, 2019, August 29, 2019, September 25, 2019, October 16, 2019, November 21, 2019, December 17, 2019, January 17, 2020, February 7, 2020, March 12, 2020, April 16, 2020 and May 7, 2020 between the Seller, the guarantors and the purchasers named therein and WBox 2015-5 Ltd., as collateral agent.

“1.25 Lien Noteholders” means the holders of the 1.25 Lien Notes and, subsequent to the 1.25 Lien Exchange, the holders of the New Subordinated Notes.

“1.5 Lien Notes” means the notes issued pursuant to the Note Purchase Agreements, dated as of May 3, 2016, July 29, 2016, September 22, 2016, November 30, 2016, February 2, 2017, April 12, 2017, June 30, 2017, July 14, 2017, December 20, 2017, March 8, 2018, May 10, 2018, July 10, 2018, August 22, 2018, November 1, 2018, and December 19, 2018 between the Seller, the guarantors and the purchasers named therein and WBox 2015-5 Ltd., as collateral agent.

“1.5 Lien Noteholders” means certain investment funds affiliated with Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine that hold the 1.5 Lien Notes.

“5-Year Private Warrants” means the private placement warrants and the forward purchase warrants less any such warrants transferred from an initial purchaser of such warrants to someone other than the initial purchasers of the 5-Year Private Warrants or their permitted transferees.

“5-Year Public Warrants” means the public warrants and the PIPE warrants plus any 5-Year Private Warrants transferred from an initial purchaser of such 5-Year Private Warrants to someone other than the initial purchasers of the 5-Year Private Warrants or their permitted transferees.

“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement entered into at the closing of the Recapitalization Transaction, by and among the Company and the restricted stockholders.

“Acquisition Sub” means MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of the Company.

“AMC” means American Multi-Cinema, Inc., a wholly-owned subsidiary of AMC Holdings Entertainment, Inc.

“Aristeia” means Aristeia Capital, LLC.

“Assumed New Subordinated Notes” means $80 million in aggregate principal amount of New Subordinated Notes assigned to, and assumed by, the Company in connection with the Recapitalization Transaction, on a pro rata basis across holders of New Subordinated Notes.

“Board” means the board of directors of Hycroft Mining Holding Corporation.

“business day” means a day, other than Saturday, Sunday or such other day on which commercial banks in New York, New York are authorized or required by applicable laws to close.

“Cantor” means Cantor Fitzgerald & Co.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“DGCL” means the General Corporation Law of the State of Delaware.

“debt and warrant assumption” means the assignment by Seller and the assumption by the Company of (x) $80,000,000 in aggregate principal amount of New Subordinated Notes, (y) the Sprott Credit Agreement and (z) Seller’s liabilities and obligations under the Seller Warrant Agreement.

“effective time” means 9:00 a.m. New York time on May 29, 2020.

“employee benefit plan” means any material “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

“Eric Sprott” means 2176423 Ontario Limited, an entity affiliated with Eric Sprott.

“Excess Notes” means the $48,459,232 in aggregate principal amount of New Subordinated Notes exchanged pursuant to the Exchange Agreement.

“note exchange” means the exchange of the 1.5 Lien Notes and the Excess Notes, if any, for shares of Common Stock valued at $10.00 per share and/or cash payment pursuant to the terms of the Exchange Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Exchange Agreement” means that certain Exchange Agreement, dated as of January 13, 2020, by and among the Seller, Acquisition Sub, the 1.5 Lien Noteholders and the 1.25 Lien Noteholders, as amended.

“First Lien Credit Agreement” means the first lien term loan credit agreement between the Seller and The Bank of Nova Scotia, as administrative agent, and other lenders.

“First Lien Notes” means the notes under the First Lien Credit Agreement.

“First Quarter Financial Statements” means our condensed consolidated financial statements and the notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022.

“Forward Purchase Contract” means the Forward Purchase Contract, dated January 24, 2018, by and between the Company and sponsor, pursuant to which sponsor purchased 3,125,000 shares of Common Stock and 2,500,000 forward purchase warrants exercisable at $11.50 per share, for gross proceeds of $25 million concurrently with the consummation of the Recapitalization Transaction.

“forward purchase warrants” means the warrants to purchase one share of Common Stock at a price of $11.50 per share issued to the sponsor upon consummation of the Recapitalization Transaction pursuant to the Forward Purchase Contract.

“founder shares” means shares of Class B common stock, par value $0.0001 per share, of the Company initially purchased by sponsor which were redeemed or converted into shares of Common Stock upon the consummation of the Recapitalization Transaction.

“GAAP” means generally accepted accounting principles in the United States.

“Highbridge” means Highbridge Capital Management, LLC.

“HRD” means Hycroft Resources & Development, LLC, a Delaware limited liability company and an indirect, wholly-owned subsidiary of the Seller.

“Hycroft,” “Company,” “HYMC,” “we,” “our,” or “us,” means Hycroft Mining Holding Corporation, a Delaware corporation and its subsidiaries.

“Hycroft Mine” means the Hycroft Open Pit Mine, located in Winnemucca, Nevada that historically operated as an open-pit oxide mining and heap leach processing operation.

“Incentive Plan” means the HYMC 2020 Performance and Incentive Pay Plan.

“initial stockholders” means holders of founder shares prior to the IPO.

“Initial Subscribers” means investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine (together with any permitted assigns under the Subscription/Backstop Agreements).

“IPO” means the Company’s initial public offering, consummated on February 12, 2018, through the sale of 20,800,000 public units (including 800,000 units sold pursuant to the underwriters’ partial exercise of their overallotment option) at $10.00 per unit.

“Lender” means Sprott Private Resource Lending II (Collector), LP.

“Modernization Rules” means the Modernization of Property Disclosures for Mining Registrants as promulgated by the SEC and set forth in subpart 1300 of Regulation S-K.

“Mudrick Capital” means Mudrick Capital Management, L.P., a Delaware limited partnership, an affiliate of sponsor.

“Mudrick Warrants” means the private placement warrants, forward purchase warrants, PIPE warrants and October 2022 warrants issued to entities managed by Mudrick Capital and for which Mudrick Capital reports beneficial ownership.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations Capital Market.

“New Warrants” means the warrants issued to AMC and Eric Sprott in the 2022 private placement, where one warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $1.068 per share of Common Stock in accordance with the terms of the 2022 Warrant Agreements.

“Notes to First Quarter Financial Statements” means the notes to the First Quarter Financial Statements.

“October 2020 warrants” means the warrants issued as part of the Company’s October 6, 2020 registered public offering of an aggregate of 9,583,834 units, which warrants are exercisable for $10.50 per share.

“Parent Sponsor Letter Agreement” means that certain letter agreement, dated as of January 13, 2020, by and between the Company and sponsor, as amended from time to time.

“PIPE warrants” means the warrants to purchase one share of Common Stock at a price of $11.50 per share issued to the Initial Subscribers in the private investment.

“private investment” means the equity financing through a private placement of equity securities in the Company pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $76.0 million funded in accordance with the terms of the Subscription/Backstop Agreements.

“private placement warrants” means the warrants issued to sponsor and Cantor in a private placement simultaneously with the closing of the IPO.

“public shares” means shares of Common Stock sold as part of the units in the IPO.

“public units” means one share of Common Stock and one redeemable public warrant of the Company, whereby each public warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share of Common Stock, sold in the IPO.

“public warrants” means the warrants included in the units issued in the IPO, where one warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share of Common Stock in accordance with the terms of the Warrant Agreement.

“Purchase Agreement” means that certain Purchase Agreement, dated January 13, 2020, as amended on February 26, 2020, by and among the Company, Acquisition Sub and the Seller.

“Recapitalization Transaction” means the transactions contemplated by the Purchase Agreement, the Exchange Agreement and the Second Lien Conversion Agreement consummated on May 29, 2020.

“representatives” means a Person’s officers, directors, employees, accountants, consultants, agents, legal counsel, and other representatives.

“restricted stockholders” means, collectively, sponsor, Cantor, certain directors and officers of the Company (as set forth in the Amended and Restated Registration Rights Agreement), the 1.5 Lien Noteholders, certain stockholders of the Seller that receive Common Stock in the Recapitalization Transaction, the Initial Subscribers pursuant to the private investment, and Lender.

“SEC” means the United States Securities and Exchange Commission.

“Second A&R Agreement” means the Second Amended and Restated Credit Agreement dated as of March 30, 2022, between Hycroft Mining Holding Corporation, as borrower, MUDS Acquisition Sub, Inc., MUDS Holdco, Inc., Hycroft Resources & Development, LLC, a Delaware limited liability company, and Allied VGH LLC, a Delaware limited liability company, as guarantors, Sprott Private Resource Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp., as arranger, as amended from time to time.

“Second Amended and Restated Charter” means the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on May 29, 2020.

“Second Lien Conversion Agreement” means that certain note conversion and consent agreement by and among Seller and the Second Lien Noteholders, dated January 13, 2020.

“Second Lien Notes” means the notes issued pursuant to (a) that certain Note Purchase Agreement, dated as of October 22, 2015, by and among the Seller, certain of its affiliates and the purchasers named therein and (b) that certain Note Purchase Agreement, dated as of December 2, 2015, by and among Seller, certain of the Seller’s subsidiaries and the purchasers named therein, in each case, entered into pursuant to the 15% Senior Secured Convertible Notes Due 2020 Indenture, dated as of October 22, 2015, by and among Seller, the guarantors (as defined therein) and Wilmington Trust, National Association, as trustee and collateral agent as of January 6, 2016 and March 24, 2016.

“Second Lien Noteholders” means certain funds affiliated with Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and two additional noteholders.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means Hycroft Mining Corporation, a Delaware corporation.

“Seller common stock” means Seller’s common stock, par value $0.001 per share.

“Seller warrants” means a warrant to purchase shares of Common Stock issued pursuant to the Seller Warrant Agreement following the assumption of the Seller Warrant Agreement by the Company pursuant to the Purchase Agreement and effective as of the consummation of the Recapitalization Transaction.

“Seller Warrant Agreement” means that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; such warrant agreement was assumed by the Company pursuant to the Purchase Agreement and Continental Stock Transfer & Trust Company, LLC is the successor warrant agent.

“sponsor” means Mudrick Capital Acquisition Holdings LLC, a Delaware limited liability company, which is 100% owned by investment funds and separate accounts managed by Mudrick Capital.

“Sprott Credit Agreement” means that certain amended and restated credit agreement, dated as of May 29, 2020, between Hycroft Mining Holding Corporation, as borrower, MUDS Acquisition Sub, Inc., MUDS Holdco, Inc., Hycroft Resources & Development, LLC, a Delaware limited liability company, and Allied VGH LLC, a Delaware limited liability company, as guarantors, Sprott Private Resource Lending II (Collector), LP, as lender, and Sprott Resource Lending Corp., as arranger, as amended from time to time.

“Sprott Royalty Agreement” means that certain royalty agreement between the Company, Hycroft Resources & Development, LLC, a Delaware limited liability company and Sprott Private Resource Lending II (Co), Inc.

“Subordinated Notes” means the 10% payment-in-kind subordinated notes of the Seller issued pursuant to the 1.25 Lien Exchange Agreement.

“Subscription/Backstop Agreements” means those certain Subscription/Backstop Agreements, dated as of January 13, 2020, by and among the Company and the Initial Subscribers, as amended on May 28, 2020.

“Treasury Regulation” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the U.S. Tax Code.

“trust account” means the trust account of the Company that held the proceeds from the IPO.

“U.S. Holder” means a beneficial owner of the Company’s securities who or that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof of the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust or one or more U.S. persons (as defined in the U.S. Tax Code) have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

“U.S. Tax Code” means the Internal Revenue Code of 1986, as amended.

“Warrant Agreement” means the Warrant Agreement, dated February 7, 2018, by and between Mudrick Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, LLC.

“Warrants” means unless the context indicates otherwise the public warrants, private placement warrants, forward purchase warrants, PIPE warrants, Seller warrants, October 2020 warrants and New Warrants.

“Whitebox” means Whitebox Advisors, LLC.

“Wolverine” means Wolverine Asset Management, LLC.

CAUTIONARY NOTES REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Description of Business,” “Description of Property,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere throughout this prospectus. All statements, other than statements of historical facts, included herein and public statements by our officers or representatives, that address activities, events or developments that our management expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths and expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Forward-looking statements address activities, events or developments that the Company expects or anticipates will or may occur in the future and are based on current expectations and assumptions. These risks may include the following and the occurrence of one or more of the events or circumstances alone or in combination with other events or circumstances, may have a material adverse effect on the Company’s business, cash flows, financial condition and results of operations. Forward-looking statements include, but are not limited to:

● Risks related to changes in our operations at the Hycroft Mine including:

º	Risks associated with the cessation of mining operations at the Hycroft Mine;
º	Uncertainties concerning estimates of mineral resources;
º	Risks related to a lack of a completed feasibility study; and
º	Risks related to our ability to re-establish commercially feasible mining operations.

● Industry related risks including:

º	Fluctuations in the price of gold and silver;
º	Uncertainties related to the ongoing COVID-19 pandemic;
º	The intense competition within the mining industry;
º	The commercial success of, and risks related to, our development activities;
º	Uncertainties and risks related to our reliance on contractors and consultants;
º	Availability and cost of equipment, supplies, energy, or reagents;
º	The inherently hazardous nature of mining activities, including environmental risks;
º	Potential effects on our operations of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements;
º	Uncertainties related to obtaining or retaining approvals and permits from governmental regulatory authorities;
º	Cost of compliance with current and future government regulations, including environmental regulations;
º	Potential challenges to title in our mineral properties;
º	Our insurance may not cover all risks associated with our business;

º	Risks associated with proposed legislation in Nevada that could significantly increase the costs or taxation of our operations; and
º	Changes to the climate and regulations regarding climate change.

● Business-related risks including:

º	Risks related to our ability to raise capital on favorable terms or at all;
º	The loss of key personnel or our failure to attract and retain personnel;
º

Risks related to our substantial indebtedness, including operating and financial restrictions under existing indebtedness, cross acceleration and our ability to generate sufficient cash to service our indebtedness;

º	The costs related to our land reclamation requirements;
º	Risks related to technology systems and security breaches;
º	The transition away from the London Interbank Offered Rate (“LIBOR”) could have an adverse impact on us;
º	Possible litigation as a result of a material weakness in our internal controls over financial reporting; and
º	Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

● Risks related to our Common Stock and Warrants, including:

º	Volatility in the price of our Common Stock and Warrants;
º	Risks relating to a potential dilution as a result of future equity offerings;
º	Risks relating to a short “squeeze” resulting in sudden increases in demand for our Common Stock;
º	Risks relating to information published by third parties about us that may not be reliable or accurate;
º	Risks associated with changes in interest rates;
º	Volatility in the price of our Common Stock could subject us to securities litigation;
º	Risks associated with our current plan not to pay dividends;
º	Risks associated with future offerings of senior debt or equity securities;
º	Risks related to delisting by Nasdaq;
º	Risks Warrants may expire worthless and that certain Warrants are being accounted for as a liability;
º	Anti–takeover provisions could make a third-party acquisition of us difficult; and
º

Risks related to limited access to our financial information, as we have elected to take advantage of the disclosure requirement exemptions granted to emerging growth companies and smaller reporting companies.

These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Please see our other reports filed with the SEC for more information about these and other risks. You are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance or achievements may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results, performance, or achievements are consistent with the forward-looking statements contained in this prospectus, those results, performance or achievements may not be indicative of results, performance or achievements in subsequent periods. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements made in this prospectus speak only as of the date of those statements, and we undertake no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please see the “Risk Factors” section of this prospectus below.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our 2021 Year End Financial Statements and 2021 Year End Notes.

As used in this prospectus, unless the context otherwise requires or indicates, references to “Hycroft,” “Company,” “HYMC,” “we,” “our,” and “us,” refer to Hycroft Mining Holding Corporation and its subsidiaries. “Seller” refers to Hycroft Mining Corporation prior to the Recapitalization Transaction.

Overview

We are a U.S.-based gold and silver development company that owns the Hycroft Mine in the prolific mining region of Northern Nevada.

Our property, the Hycroft Mine, has historically operated as an open-pit oxide mining and heap leach processing operation and is located approximately 54 miles west of Winnemucca, Nevada. Mining operations at the Hycroft Mine were restarted in 2019 on a pre-commercial scale and discontinued in November 2021 as a result of the then current and expected ongoing cost pressures for many of the reagents and consumables used at the Hycroft Mine and the timeline for completing our updated technical studies in 2022 for optimal processing the plan forward. In February 2022, Hycroft, along with its third-party consultants, completed and filed an Initial Assessment Technical Report Summary for the Hycroft Mine (the “2022 Hycroft TRS”) with an effective date of February 18, 2022 and prepared in accordance with the SEC’s Modernization Rules of Property Disclosures for Mining Registrants as set forth in subpart 1300 of Regulation S-K (“Modernization Rules”). The 2022 Hycroft TRS provides an Initial Assessment of the mineral resource estimate utilizing a milling and acid pressure oxidation (“Acid POX”) process for sulfide mineralization and heap leaching process for oxide and transition mineralization. As a result of the milling and Acid POX process presented in the 2022 Hycroft TRS, as compared to the novel two-step oxidation and heap leap process presented in the Hycroft Technical Report Summary, Heap Leaching Feasibility Study, prepared in accordance with the requirements of the Modernization Rules, with an effective date of July 31, 2019 (the “2019 Hycroft TRS”), and the associated fundamental changes to the assumptions underlying the 2019 Hycroft TRS also prepared in accordance with the requirements of the Modernization Rules, the 2022 Hycroft TRS supersedes and replaces the 2019 Hycroft TRS and the 2019 Hycroft TRS and information from such 2019 Hycroft TRS should no longer be relied upon. Our ongoing disclosures and many of management estimates and judgements will be based on the 2022 Hycroft TRS and not the 2019 Hycroft TRS. The Company will continue to build on the work to date and investigate opportunities identified through progressing the technical and data analyses leading up to the 2022 Hycroft TRS and will provide an updated technical report at an appropriate time. During the year ended December 31, 2021 we sold 56,045 ounces of gold and 397,546 ounces of silver. As of December 31, 2021, the Hycroft Mine had measured and indicated mineral resources of 9.6 million ounces of gold and 446.0 million ounces of silver and inferred mineral resources of 5.0 million ounces of gold and 150.4 million ounces of silver, which are contained in oxide, transitional, and sulfide ores.

Our corporate headquarters is located at 4300 Water Canyon Road, Unit 1 Winnemucca, Nevada 89445, and our telephone number is (775) 304-0260. Our website is www.hycroftmining.com. For more information about Hycroft, please see the sections entitled “Description of Business,” “Description of Property,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operation,” “Management” and “Executive Compensation” in this prospectus.

Company History

Seller was incorporated as Allied Nevada Gold Corp. under the laws of the State of Delaware on September 14, 2006 and commenced operations on May 10, 2007. Seller suspended mining operations at the Hycroft Mine on July 8, 2015 to maximize cash flow and minimize spending through the remainder of the chapter 11 process and changed its name from Allied Nevada Gold Corp. to Hycroft Mining Corporation on October 9, 2015 in connection with its restructuring and emergence from federal bankruptcy proceedings. Seller continued to process and produce gold and silver through the operation of the heap leach pads and Merrill-Crowe processing plants located on the property, but in 2017, with revenue no longer covering the cost of the reagents necessary for production, the Hycroft Mine was placed into care and maintenance mode to minimize expenditures and conserve cash. While in care and maintenance, gold and silver production was a byproduct of maintenance activities.

Recapitalization Transaction with MUDS

On May 29, 2020, we, formerly known as Mudrick Capital Acquisition Corporation (“MUDS”), consummated a business combination transaction (the “Recapitalization Transaction”) that resulted in MUDS Acquisition Sub, Inc. (“Acquisition Sub”) acquiring all of the issued and outstanding equity interests of the direct subsidiaries of Hycroft Mining Corporation (“Seller”) and substantially all of the other assets of Seller and assuming substantially all of the liabilities of Seller. In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of common stock or converted into shares of Seller common stock, and our post-Recapitalization Transaction indebtedness included amounts drawn under the Credit Agreement among MUDS, MUDS Holdco Inc., Allied VGH LLC, Hycroft Mining Holding Corporation, Hycroft Resources and Development, LLC Sprott Private Resource Lending II (Collector) Inc., and Sprott Resources Lending Corp. (“Sprott Credit Agreement”) and the assumption of the newly issued Assumed New Subordinated Notes.

Our Properties

All of our mining properties are located in Nevada. Our one property is the Hycroft Mine, as discussed herein, at which we ceased active mining operations in November 2021.

Recent Developments

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic, which continues to spread throughout the United States with new variants of the virus. Efforts implemented by local and national governments, as well as businesses, including temporary closures, have had adverse impacts on local, national and global economies. We have implemented health and safety policies and protocols for employees, contractors, and visitors that follow guidelines published by the Center for Disease Control (“CDC”) and the Mine Safety and Health Administration (“MSHA”). During 2021, and the fourth quarter of 2020, our operations were limited by COVID-19 related absences, however the impact while negative, did not materially and adversely affect our operations. The extent of the impact of COVID-19 on our operational and financial performance going forward will depend on certain developments, including but not limited to the duration and continued spread of the outbreak and strand mutations, the availability and use of vaccines, the development of therapeutic drugs and treatments, and the direct and indirect impacts on our employees, vendors, and customers, all of which are uncertain and cannot be fully anticipated or predicted. Since the Hycroft Mine represents the entirety of our operations, any further COVID-19 outbreaks at the mine site or any governmental restrictions implemented to combat the pandemic could result in a partial or an entire shutdown of the Hycroft Mine itself, which would adversely impact our financial position, operating results, and cash flows.

During the year ended December 31, 2021, the site continued to manage COVID-19 control restrictions in accordance with state, national, and CDC guidelines and will continue to monitor and follow those guidelines going forward.

To date, COVID-19 related absences have limited our operations from time-to-time but did not materially disrupt our operations. Additionally, we have not experienced any material disruptions to our supply chain because of COVID-19. However, we can provide no assurance that our operations will not be materially adversely affected by the COVID-19 pandemic in the future that could result from any worsening of the pandemic, the effect of mutating strains, additional outbreaks of the pandemic, actions taken to contain the pandemic’s spread or treat its impact, continued availability of vaccines, and their distribution, acceptance and efficacy, and governmental, business and individual actions taken in response to the pandemic including government-imposed regulations regarding, among other things, COVID-19 testing, vaccine mandates and related workplace restrictions.

Mineral Resource Update

Gold equivalent mineral resources totaled 15.5 million ounces of measured and indicated and 6.9 million ounces of inferred. For this study, Independent Mining Consultants, Inc. (“IMC”) developed the Hycroft Mine resource block model which includes data from 1981 to 2018 and includes 5,501 holes, representing 2,482,722 ft of drilling. The current inflationary environment and change in processing technique has resulted in increased cost assumptions and an associated higher cut-off grade partially mitigated by higher recoveries leading to a change in the mineral resource estimate, when compared with the prior model.

The mineral resources were estimated based upon results of the 2022 Hycroft TRS, as conducted in accordance with the Modernization Rules. With the issuance of the 2022 Hycroft TRS reflecting a different mining process, the 2019 Hycroft TRS is superseded and the 2019 Hycroft TRS and information from such 2019 Hycroft TRS should no longer be relied upon.

2022 Private Placement

On March 14, 2022, the Company entered into subscription agreements (the “Subscription Agreements” and each a “Subscription Agreement”) with each of American Multi-Cinema, Inc. (“AMC”) and 2176423 Ontario Limited, an entity affiliated with Eric Sprott (“Eric Sprott” and together with AMC, the “Purchasers”), pursuant to which the Company agreed to sell to the Purchasers, in a private placement, an aggregate of 46,816,480 units (“Units”) at a purchase price per Unit of $1.193, with each Unit consisting of one share of the Common Stock and one New Warrant to purchase one share of Common Stock and the shares issuable upon exercise of the New Warrants (the “Warrant Shares”), providing for a total purchase price of approximately $55.9 million (the “2022 Private Placement”). The New Warrants issued in the 2022 Private Placement have an exercise price of $1.068 per Warrant Share, and will expire five years after issuance.

The closing of the sales of securities pursuant to the Subscription Agreements occurred on March 15, 2022 for gross proceeds to the Company of approximately $55.9 million before deducting expenses incurred in connection with the 2022 Private Placement. The Company intends to use the proceeds for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital or capital expenditures and other investments, which may include additional technical evaluations and studies, advancement of the Initial Assessment in the 2022 Hycroft TRS to a pre-feasibility and/or feasibility study and additional exploration at the Hycroft Mine.

The Subscription Agreement with AMC, as amended as of April 8, 2022, also provided AMC with the right to appoint a director to the Company’s board of directors (the “Board”) and the Company agreed to support such director’s nomination so long as AMC retains at least 50% of the Common Stock purchased under the Subscription Agreement with AMC and such ownership constitutes at least 5% of the voting power of the Company’s voting securities.

As part of the Subscription Agreements, the Company is required to file this registration statement, of which this prospectus forms a part, with the SEC, following the filing of the Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”) to register the Common Stock, New Warrants and Warrant Shares for sale under the Securities Act.

Agreement with Sprott Private Resource Lending II (Collector), LP

On November 10, 2021, the Company entered into a waiver with Sprott Private Resource Lending II (Collector) (the “Lender”) of certain provisions of the Sprott Credit Agreement effective November 10, 2021 (the “November 2021 Waiver”). Pursuant to the November 2021 Waiver, the Lender permitted the Company to cease active mining operations and to reduce the amount of unrestricted cash required to be maintained by the Company from not less than $10.0 million to not less than $9.0 million for the period ending May 10, 2022.

On February 28, 2022 the Company entered into a waiver and amendment agreement with the Lender and Sprott Private Resource Lending II (Co) Inc. (the “February 2022 Waiver and Amendment”) amending the November 2021 Waiver and requiring that the Company maintain at least $7.5 million of unrestricted cash on the last day of February 2022 and at least $9.0 million of unrestricted cash on the last day of each month thereafter during the waiver period, waived all obligations of the Company to prepay the facility with the net cash proceeds of any mill asset sales until the earlier of the date on which the Company completes a private placement or other offering or issuance of its equity securities and March 31, 2022, and extended the payment due date for the February additional interest payment and the February principal payment until the earlier of any such offering date and March 31, 2022.

On March 11, 2022, the Company entered into an agreement (the “March 2022 Sprott Agreement”) with the Lender with respect to the Amended and Restated Credit Agreement, dated as of May 29, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Sprott Credit Agreement”) among the Company, the Lender, the Guarantors (as defined in the Sprott Credit Agreement) and the other parties thereto. As described in the March 2022 Sprott Agreement, the Company was contemplating the sale or issuance of its equity securities pursuant to one or more transactions to be completed on or before March 31, 2022 (the “Equity Financing Transactions”). Pursuant to the March 2022 Sprott Agreement, if the Equity Financing Transactions result (or are likely to result pursuant to definitive subscription underwriting and/or similar legally binding agreements) in the Company’s receipt of total gross cash proceeds (before deduction of fees and expenses) of at least $50 million on or before March 31, 2022 (the “Required Equity Amount”), the Lender and the Company agreed to amend the principal repayment terms under the Sprott Credit Agreement such that no further scheduled payments of principal shall be required prior to May 31, 2025 (the “Maturity Date”) (i.e., there will be no required regular amortization payments of the Facility (as defined in the Sprott Credit Agreement) and the full principal balance of the facility shall be due and payable in a single “bullet” payment on the Maturity Date). The consummation of the 2022 Private Placement as described under “2022 Private Placement” above satisfied the Required Equity Amount condition in the March 2022 Sprott Agreement.

The March 2022 Sprott Agreement also provided that, in connection with the modification of the required facility amortization payments, the Company shall pay in-kind to the Lender an amount equal to $3.3 million, with such amount to be capitalized and added to the principal amount owing under the Sprott Credit Agreement and accrue interest at the same rate and upon the same terms as the existing loans under the Sprott Credit Agreement; provided, the payment or prepayment of such capitalized principal amount shall not be subject to the Prepayment Premium (as defined in the Sprott Credit Agreement) or any other penalty or premium.

Second Amendment and Restatement of Sprott Credit Agreement

On March 14, 2022, the Company reached an agreement in principle with the Lender to modify the terms of the Sprott Credit Agreement and other applicable loan documents. On March 30, 2022, the Company and Lender under the Sprott Credit Agreement entered into the Second Amended and Restated Credit Agreement dated March 30, 2022 (“Second A&R Agreement”), which (a) extended the maturity date for all of the loans and other principal obligations under the Sprott Credit Facility (as such term is defined in the Second A&R Agreement) by two years, to May 31, 2027; (b) provided for the Company to prepay principal under the Sprott Credit Facility in the amount of $10.0 million promptly upon the Company’s receipt of cash proceeds from the 2022 Private Placement offering with AMC and Eric Sprott (the “Initial Equity Proceeds Prepayment”); (c) provided for the Company to prepay principal under the Second A&R Agreement in the amount of $13.9 million (representing 10% of the subsequent issuance of its equity interests consummated on or prior to March 31, 2022) (the “Subsequent Equity Proceeds Prepayments”); and (d) eliminated the prepayment premiums otherwise payable with respect to the Initial Equity Proceeds Prepayment, the Subsequent Equity Proceeds Prepayments and all future prepayments of principal under the Sprott Credit Facility. In addition, the Company’s obligations (i) to prepay principal with proceeds of asset sales will be credited/offset by the $23.9 million aggregate amount of Initial Equity Proceeds Prepayment and the Subsequent Equity Proceeds Prepayments, and (ii) to maintain a minimum amount of Unrestricted Cash (as defined in the Second A&R Agreement) was increased to $15.0 million. Pursuant to the agreement in principal, the Company made the Initial Equity Proceeds Prepayment of $10.0 million and paid in kind a $3.3 million fee in connection with the modification and capitalized it to principal on March 16, 2022 and following the execution of the Second A&R Agreement on March 30, 2022, the Company (i) paid the previously deferred additional interest payment of $0.5 million, and (ii) made the Subsequent Equity Proceeds Prepayment of $13.9 million. After giving effect to such prepayments the outstanding principal balance under the Second A&R Agreement was estimated as of March 31, 2022 to be $57.9 million (before issuance discounts) including unpaid additional interest of approximately $7.1 million.

Subsequent to the execution and delivery of the Second A&R Agreement, it was discovered that Sections 2.9 and 2.10 of the Sprott Credit Agreement erroneously referred to “the Maturity Date” as the date through which Additional Interest (as defined in the Second A&R Agreement) is to be incurred by the Company. The actual intention and understanding of each of the parties was that Additional Interest under the Sprott Credit Agreement (as amended by the Second A&R Agreement) would only be incurred through the original maturity date of May 31, 2025. On May 14, 2022, the Company, Lender and the other parties to the Second A&R Agreement entered into a Letter Agreement with amended Sections 2.9 and 2.10 of the Second A&R Agreement by replacing each reference to “the Maturity Date” with “May 31, 2025”.

At-the-market Offering of Common Stock

On March 15, 2022, the Company implemented an “at-the-market offering” program (“ATM Program”) by entering into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (the “Agent”). Under the terms of the Sales Agreement, the Company had the right from time to time to or through the Agent, acting as sales agent or principal, to offer and sell shares of the Company’s common stock having a gross sales price of up to $500 million. The compensation payable to the Agent for sales of shares of Common Stock pursuant to the Sales Agreement was equal to 3.0% of the gross sales price for any shares of Common Stock sold through the ATM Program by Agent as sales agent under the Sales Agreement. Shares sold under the Sales

Agreement, were issued pursuant to the Company’s shelf registration statement on Form S-3 (No. 333-257567) that the SEC declared effective on July 13, 2021, including the prospectus, dated July 13, 2021, and the prospectus supplement, dated March 15, 2022.

On March 25, 2022, the Company announced that it had terminated the ATM Program having sold 89,553,602 shares of common stock and generated aggregate gross proceeds, before commissions and offering expenses, of approximately $138.6 million.

Amendment to the 10% Senior Secured Notes and Note Exchange Agreement

On March 14, 2022, the Company entered into an amendment to the 10% Senior Secured Notes and Note Exchange Agreement (the “Note Amendment”), with (i) certain direct and indirect subsidiaries of the Company as Guarantors; (ii) holders of the 10% Senior Secured Notes (the “Assumed New Subordinated Notes”), including certain funds affiliated with, or managed by, Mudrick Capital Management, L.P., Whitebox Advisors, LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC (collectively, the “Amending Holders”), and (iii) Wilmington Trust, National Association, in its capacity as collateral agent. The Note Amendment amended the Note Exchange Agreement, dated as of January 13, 2020 (the “Note Exchange Agreement”), and the Assumed New Subordinated Notes issued thereunder in order to extend the maturity date of the Assumed New Subordinated Notes from December 1, 2025 to December 1, 2027. The Note Amendment also removed the requirements that a holder receive the consent of the Company and the other holders in order to transfer any Note. The Amending Holders constituted all of the holders of the Assumed New Subordinated Notes. The Note Amendment became effective upon the closing of the 2022 Private Placement upon receipt of $55.9 million gross cash proceeds (before deduction of fees and expenses).

Amendment to the Company’s Second Amended and Restated Certificate of Incorporation

On March 11, 2022, the Board approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Common Stock by 1,000,000,000 to a total of 1,400,000,000 (the “Certificate of Incorporation Amendment”) and directed that the Certificate of Incorporation Amendment be submitted for consideration by the Company’s stockholders. On March 15, 2022, AMC, Eric Sprott, and entities affiliated with Mudrick Capital, which together constituted the holders of a majority of the Common Stock, approved the Certificate of Incorporation Amendment by written consent. The Certificate of Incorporation Amendment will not become effective until 20 days after the Company distributes an Information Statement on Schedule 14C to the stockholders of the Company. The Company commenced mailing of the Information Statement on Schedule 14C to the stockholders of the Company on April 1, 2022 and filed the Certificate of Incorporation Amendment with the Secretary of State of Delaware on April 22, 2022, at which time it became effective.

2022 Annual Meeting of Stockholders Voting Results

At the 2022 Annual Meeting of Stockholders of the Company held on June 2, 2022, the Company's stockholders voted on the following proposals:

1.	To elect seven directors to each serve on the Board until the 2023 Annual Meeting of Stockholders or until her or his successor is elected and qualified with the votes cast as follows:

Directors	For	Withheld	Broker Non-Votes
Diane R. Garrett, Ph.D.	84,517,428	999,257	35,703,889
Sean Goodman	84,466,325	1,050,360	35,703,889
Michael Harrison	84,472,356	1,044,329	35,703,889
Stephen Lang	84,165,176	1,351,509	35,703,889
David C. Naccarati	84,374,692	1,141,993	35,703,889
Thomas Weng	83,980,575	1,536,110	35,703,889
Marni Wieshofer	84,254,208	1,262,477	35,703,889

2.

To ratify the Board’s audit committee’s selection of Plante & Moran PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2022 with the votes cast as follows:

For	Against	Abstain	Broker Non-Votes
119,740,567	586,639	893,368	0

3.

To adopt and approve an amendment to the HYMC 2020 Performance and Incentive Pay Plan to increase the number of authorized shares of Company common stock available for issuance by 12.0 million shares of Company common stock with the votes cast as follows:

For	Against	Abstain	Broker Non-Votes
56,428,737	5,372,537	23,715,411	35,703,889

Risk Factors

You should carefully review and consider the following risk factors described in the section entitled “Risk Factors,” and the other information contained in this prospectus. Investing in our Common Stock or Warrants is speculative and involves a high degree of risk due to the nature of our business and the present stage of exploration and advancement of our mineral properties. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. If any of those risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See also Cautionary Statement Regarding Forward-Looking Statements in this prospectus.

Summary of Risk Factors:

The following list provides a summary our risk factors discussed in further detail below:

Risks related to changes in our operations at the Hycroft Mine, including:

● Risks associated with cessation of mining operations at the Hycroft Mine;

● Uncertainties concerning estimates of mineral resources;

● Risks relating to a lack of a completed pre-feasibility or feasibility study; and

● Risks related to our ability to re-establish commercially feasible mining operations.

Industry-related risks including:

● Fluctuations in the prices of gold and silver;

● Uncertainties relating to the COVID-19 pandemic;

● The intense competition in the recruitment and retention of qualified employees within the mining industry;

● The commercial success of, and risks relating to, our development activities;

● Uncertainties and risks related to our reliance on contractors and consultants;

● Availability and cost of equipment, supplies, energy, or commodities;

● The inherently hazardous nature of mining activities, including environmental risks;

● Potential effects of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements;

● Uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

● Cost of compliance with current and future government regulations, including environmental regulations;

● Potential challenges to title in our mineral properties;

● Our insurance may not be adequate to cover all risks associated with our business;

● Risks associated with proposed legislation could significantly increase the cost of mine development on our unpatented mining claims;

● Risks associated with regulations and pending legislation governing issues involving climate change could result in increased costs, which could have a material adverse effect on our business; and

● Changes to the climate and regulations regarding climate change.

Business-related risks including:

● Risks related to our ability to raise capital on favorable terms or at all;

● The loss of key personnel or our failure to attract and retain personnel;

● Risks related to our substantial indebtedness, including operating and financial restrictions under existing indebtedness, cross acceleration and our ability to generate sufficient cash to service our indebtedness;

● Risks related to having sufficient liquidity to service our indebtedness without a material cash flow;

● The costs related to our land reclamation requirements;

● Risks related to technology systems and security breaches;

● The transition away from the London Interbank Offered Rate (“LIBOR”) could have an adverse impact on us;

● Possible litigation as a result of a failure to remediate a material weakness in our internal controls over financial reporting; and

● Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

Risks related to our Common Stock and Warrants, including:

● Volatility in the price of our Common Stock and Warrants;

● Risks relating to a potential dilution as a result of future equity offerings;

● Risks relating to a short “squeeze” resulting in sudden increases in demand for our Common Stock;

● Risks relating to information published by third parties about us that may not be reliable or accurate;

● Risks associated with changes in interest rates;

● Volatility in the price of our Common Stock could subject us to securities litigation;

● Risks associated with our current plan not to pay dividends;

● Risks associated with future offerings of senior debt or equity securities;

● Risks related to delisting by Nasdaq;

● Risks Warrants may expire worthless and that certain Warrants are being accounted for as a liability;

● Anti–takeover provisions could make a third-party acquisition of us difficult; and

● Risks related to limited access to our financial information, as we have elected to take advantage of the disclosure requirement exemptions granted to emerging growth companies and smaller reporting companies.

You should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 20 of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the “JOBS Act.” An emerging growth company may take advantage of specified reduced requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

● we may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations;

● we are exempt from the requirement to obtain an attestation report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

● we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

● we are not required to give our stockholders non-binding votes on executive compensation or “golden parachute” arrangements.

We may take advantage of these provisions for up to five full fiscal years or such earlier time that we are no longer an emerging growth company. We may choose to take advantage of some but not all of these reduced burdens. We would cease to be an emerging growth company if we have more than $1 billion in annual revenues, have more than $700 million in market value of our shares of common stock held by non-affiliates, or issue more than $1 billion of non-convertible debt over a three-year period. The Company has elected not to opt out of the extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Corporate Information

We were incorporated on August 28, 2017 as a Delaware corporation under the name “Mudrick Capital Acquisition Corporation” and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On May 29, 2020, in connection with the consummation of the Recapitalization Transaction, we changed our name to “Hycroft Mining Holding Corporation”.

Our corporate headquarters is located at 4300 Water Canyon Road, Unit 1 Winnemucca, Nevada 89445, and our telephone number is (775) 304-0260. Our website is www.hycroftmining.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of up to 94,258,841 shares of our Common Stock that may be issued by us upon exercise of the Warrants to purchase Common Stock, including the public warrants, private placement warrants, forward purchase warrants, PIPE warrants, Seller warrants, October 2022 warrants and New Warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (i) up to 71,211,526 shares of Common Stock, and (ii) up to 60,125,009 warrants to purchase Common Stock, including the private placement warrants, forward purchase warrants, PIPE warrants, October 2022 warrants and New Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 20 of this prospectus.

As of June 1, 2022, we had 197,084,642 shares of Common Stock outstanding.

Issuance of Securities - Common Stock and Warrants
Shares of Common Stock to be issued upon exercise of outstanding Warrants	94,258,841 shares
Use of proceeds

We could receive up to an aggregate of approximately $688.8 million from the exercise of all outstanding Warrants, assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the exercise of such Warrants for general corporate purposes which may include repayment of outstanding indebtedness, working capital, exploration and development, acquisitions or other strategic investments.

Resale of Common Stock and Warrants
Shares of Common Stock offered by the Selling Securityholders	71,211,526
Warrants offered by the Selling Securityholders
Private placement warrants, forward purchase warrants, PIPE warrants, October 2020 warrants and New Warrants	60,125,009
Exercise Price for private placement warrants, forward purchase warrants and PIPE warrants	$11.50 per share of Common Stock
Exercise Price for October 2020 warrants	$10.50 per share of Common Stock
Exercise Price for New Warrants	$1.068 per share of Common Stock
Use of proceeds

We will not receive any proceeds from the sale of the Common Stock and Warrants to be offered by the Selling Securityholders. With respect to shares of Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

NASDAQ Ticker Symbols	Common Stock: HYMC Public Warrants: HYMCW October 2020 warrants: HYMCL Seller warrants: HYMCZ

RISK FACTORS

Investing in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in the registration statement of which this prospectus forms a part, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Common Stock or Warrants. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially or adversely affected. As a result, the market price of our Common Stock and Warrants could decline, and investors could lose all or part of their investment. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Notes Regarding Forward-Looking Statements” above.

Summary of Risk Factors:

The following list provides a summary our risk factors discussed in further detail below:

Risks related to changes in our operations at the Hycroft Mine, including:

● Risks associated with cessation of mining operations at the Hycroft Mine;

● Uncertainties concerning estimates of mineral resources;

● Risks relating to a lack of a completed pre-feasibility or feasibility study; and

● Risks related to our ability to re-establish commercially feasible mining operations.

Industry-related risks including:

● Fluctuations in the prices of gold and silver;

● Uncertainties relating to the COVID-19 pandemic;

● The intense competition in the recruitment and retention of qualified employees within the mining industry;

● The commercial success of, and risks relating to, our development activities;

● Uncertainties and risks related to our reliance on contractors and consultants;

● Availability and cost of equipment, supplies, energy, or commodities;

● The inherently hazardous nature of mining activities, including environmental risks;

● Potential effects of U.S. federal and state governmental regulations, including environmental regulation and permitting requirements;

● Uncertainties relating to obtaining or retaining approvals and permits from governmental regulatory authorities;

● Cost of compliance with current and future government regulations, including environmental regulations;

● Potential challenges to title in our mineral properties;

● Our insurance may not be adequate to cover all risks associated with our business;

● Risks associated with proposed legislation could significantly increase the cost of mine development on our unpatented mining claims;

● Risks associated with regulations and pending legislation governing issues involving climate change could result in increased costs, which could have a material adverse effect on our business; and

● Changes to the climate and regulations regarding climate change.

Business-related risks including:

● Risks related to our ability to raise capital on favorable terms or at all;

● The loss of key personnel or our failure to attract and retain personnel;

● Risks related to our substantial indebtedness, including operating and financial restrictions under existing indebtedness, cross acceleration and our ability to generate sufficient cash to service our indebtedness;

● Risks related to having sufficient liquidity to service our indebtedness without a material cash flow;

● The costs related to our land reclamation requirements;

● Risks related to technology systems and security breaches;

● The transition away from the London Interbank Offered Rate (“LIBOR”) could have an adverse impact on us;

● Possible litigation as a result of a failure to remediate a material weakness in our internal controls over financial reporting; and

● Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

Risks related to our Common Stock and Warrants, including:

● Volatility in the price of our Common Stock and Warrants;

● Risks relating to a potential dilution as a result of future equity offerings;

● Risks relating to a short “squeeze” resulting in sudden increases in demand for our Common Stock;

● Risks relating to information published by third parties about us that may not be reliable or accurate;

● Risks associated with changes in interest rates;

● Volatility in the price of our common stock could subject us to securities litigation;

● Risks associated with our current plan not to pay dividends;

● Risks associated with future offerings of senior debt or equity securities;

● Risks related to delisting by Nasdaq;

● Risks Warrants may expire worthless and that certain Warrants are being accounted for as a liability;

● Anti–takeover provisions could make a third-party acquisition of us difficult; and

● Risks related to limited access to our financial information, as we have elected to take advantage of the disclosure requirement exemptions granted to emerging growth companies and smaller reporting companies.

Risks Related to Changes in Hycroft Mine Operations

We have mineral resources at the Hycroft Mine but they may not be brought into production.

We are not currently conducting commercial mining operations at the Hycroft Mine. There is no certainty that the mineral resources estimated at the Hycroft Mine will be mined or, if mined, processed profitably. We have no specific plans and cannot currently predict when we will be able to bring the Hycroft Mine back into production. The commercial viability of the Hycroft Mine is dependent on a number of factors, including metal prices, the availability of and ability to raise capital for development, government policy and regulation and environmental protection, which are beyond our control. We may not generate commercial-scale revenues until we bring the Hycroft Mine back into production.

The figures for our mineral resources are estimates based on interpretation and assumptions and the properties may yield less mineral production or less profit under actual conditions than is currently estimated.

Unless otherwise indicated, mineral resource figures in our filings with the SEC, press releases and other public statements that may be made from time to time are based upon estimates made by our personnel and independent geologists. These estimates are imprecise and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be inaccurate. There can be no assurance that mineral resource or other mineralization figures will be accurate or that this mineralization could be mined or processed profitably.

Because we have not completed a feasibility study or recommenced commercial production at the Hycroft Mine, mineral resource estimates for our properties may require adjustments or downward revisions based upon further exploration or advancement work or actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that recovery of minerals in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.

Until mineral resources are mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of mineral resources may vary depending on metal prices, which largely determine whether mineral resources are classified as ore (economic to mine) or waste (uneconomic to mine). Current mineral resource estimates were calculated using sales prices of $1,800 per ounce of gold and $23.00 per ounce of silver. A material decline in the current price of gold or silver or material changes in our processing methods or cost assumptions could require a reduction in our mineral resource estimates. Any material reductions in estimates of mineral resources, or of our ability to upgrade these mineral resources to mineral reserves and extract these mineral resources, could have a material adverse effect on the our prospects and could restrict our ability to successfully implement our strategies for long-term growth. In addition, we can provide no assurance that gold and silver recoveries experienced in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

We have not completed a feasibility study for the proposed processing method for the Hycroft Mine and actual capital costs, operating costs, production and economic returns may differ significantly from those the Company has anticipated. There are no assurances future advancement activities by the Company, if any, will lead to a favorable feasibility study or profitable mining operations.

We have completed and issued the 2022 Hycroft TRS with an effective date of February 18, 2022 which was prepared in accordance with the SEC’s Modernization Rules and which replaced the prior 2019 Hycroft TRS, prepared in accordance with the Modernization Rules. The 2022 Hycroft TRS is an Initial Assessment and is not a feasibility study for the Hycroft Mine. Typically a company will not make a production decision until it has completed a feasibility study. Feasibility studies derive estimates of cash operating costs based upon, among other things:

● anticipated tonnage, grades and metallurgical characteristics of the mineral reserves to be mined and processed;

● anticipated recovery rates of gold and other metals from the mineral reserves;

● cash operating costs of comparable facilities and equipment; and

● anticipated climatic conditions and environmental protection measures.

Completing a feasibility study of the Hycroft Mine will require significant additional work and study in order to reduce the range of uncertainty associated with the study’s estimates and conclusions. Cash operating costs, production and economic returns, and other estimates contained in studies or estimates prepared by or for us may differ significantly from those anticipated by us and estimated costs as they are developed if too high may result in further delays or cancellation of advancement at the Hycroft Mine.

There is no certainty that a feasibility study for the Hycroft Mine will be completed or, if completed, that it will result in sufficiently favorable estimates of the economic viability of the Hycroft Mine to justify a construction decision.

We may not be able to successfully re-establish mining operations or profitably produce precious metals.

We currently have no ongoing commercial mining operations or sustaining revenue from the care and maintenance processing operations currently conducted at the Hycroft Mine. Mineral exploration and advancement involves a high degree of risk and few properties that are explored are ultimately developed into producing mines. The future advancement of the Hycroft Mine will require obtaining permits and financing and the construction and operation of the mine, processing plants and related infrastructure. Our ability to establish mining operations or profitably produce precious metals from the Hycroft Mine will be affected by:

● timing and cost, which can be considerable, of the construction of additional mining and processing facilities;

● availability and costs of skilled labor and mining equipment;

● availability and cost of appropriate smelting and/or refining arrangements;

● need to obtain necessary additional environmental and other governmental approvals and permits, and the timing of those approvals and permits;

● availability of funds to finance equipment purchases, construction and advancement activities;

● management of an increased workforce and co-ordination of contractors;

● potential opposition from non-governmental organizations, environmental groups, or local groups which may delay or prevent advancement activities; and

● potential increases in construction and operating costs due to changes in the cost of fuel, power, labor, materials and supplies and foreign exchange rates.

It is common in new mining operations to experience unexpected problems and delays during advancement, construction, start-up commissioning, and transition to commercial operations. In addition, delays in the commencement of mineral production often occur. Accordingly, there are no assurances that, if we decide to initiate construction or mining activities, that we will be able to successfully establish mining operations or profitably produce gold and silver at the Hycroft Mine.

Industry-Related Risks

The market prices of gold and silver are volatile. A decline in gold and silver prices could result in decreased revenues, decreased net income, increased losses and decreased cash inflows which may negatively affect our business.

Gold and silver are commodities. Their prices fluctuate and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, central bank activities, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. The prices of gold and silver, as quoted by The London Bullion Market Association on June 1, 2022, December 31, 2021 and December 31, 2020, were $1,844, $1,820 and $1,891 per ounce for gold, respectively, and $21.61, $23.09 and $26.49 per ounce for silver, respectively. The prices of gold and silver may decline in the future. A substantial or extended decline in gold or silver prices would adversely impact our financial position, revenues, net income and cash flows, particularly in light of our current strategy of not engaging in hedging transactions with respect to gold or silver. In addition, sustained lower gold or silver prices may adversely affect our business, including:

● halt, delay, modify, or cancel plans for the mining of oxide, transitional, and sulfide ores or the development of new and existing projects;

● reduce existing mineral resources by removing ores from mineral resources that can no longer be economically processed at prevailing prices; and

● cause us to recognize an impairment to the carrying values of long-lived assets.

The COVID-19 pandemic may adversely impact our business and financial condition.

The COVID-19 pandemic has caused, and is expected to continue to cause, disruptions in regional economies and the world economy and financial and commodity markets in general. The transmission of COVID-19 and efforts to contain its spread have resulted in international, national and local border closings, travel restrictions, significant disruptions to business operations, supply chains and customer activity and demand, service cancellations, workforce reductions and other changes, significant challenges in healthcare service provision and delivery, mandated closures and quarantines, as well as considerable general concern and uncertainty, all of which have negatively affected the economic environment and may in the future have further and larger impacts. The full extent of the impact of the pandemic on the economy and commodity prices, including gold and silver prices, is not known at this time and it is not known what measures will be implemented by governmental authorities in the future and how long these measures, or the measures currently in effect, will be in place. The COVID-19 global pandemic and efforts to reduce its spread have led to a significant decline of economic activity and significant disruption and volatility in global markets. Additionally, COVID-19 has disrupted the capital markets world-wide and commodity prices, including gold prices, and we may be unable to complete future capital raising transactions if continued concerns relating to COVID-19 cause further significant market disruptions. We cannot at this time predict the duration of the coronavirus pandemic or the impact of government regulations that might be imposed in response of the pandemic; however, the coronavirus pandemic may have a material adverse effect on our business, financial position, results of operations and cash flows.

We face intense competition in the recruitment and retention of qualified employees.

The mining industry is intensely competitive for employees and includes several large established mining companies with substantial mining capabilities and with greater financial and technical resources than ours. We compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully attract and retain qualified employees, our exploration and development programs and/or our care and maintenance operations may be slowed down or suspended, which may adversely impact our development, financial condition and results of operations and our ability to raise additional capital.

We cannot be certain that our future development activities will be commercially successful.

Substantial expenditures are required to construct and operate the Hycroft Mine including additional equipment and infrastructure such as is typically seen in a milling and Acid POX plant to allow for extraction of gold and silver from the sulfide mineral resource, to further develop our Hycroft Mine to establish mineral reserves and identify new mineral resources through drilling and analysis. In 2022, our current plan is to continue to advance the Acid POX evaluation reflected in the Initial Assessment in the 2022 Hycroft TRS. In conjunction with that Initial Assessment, we intend to focus much of our technical efforts for 2022 on, among other things, (1) completing metallurgical testing including bench top autoclave tests and review the results thereof; (2) reviewing historical drilling data in the drillhole database to identify areas of potential underestimated silver and improve where applicable through rerunning available pulps; (3) follow-up on higher grades encountered during the 2021 drill program to improve overall grade of mineral resources; (4) assessing the potential to convert material currently considered waste and upgrade inferred material to a higher resource classification in the designed pits through a drill program and initiate said program. We cannot provide any assurance that an economic process can be developed for the sulfide mineral resource using Acid POX or other similar sulfide extraction processes, that any mineral resources discovered will be in sufficient quantities and grades to justify commercial operations or that the funds required for development can be obtained on a timely or economic basis.

A number of factors, including costs, actual mineralization, consistency and reliability of ore grades and commodity and reagent quantities and prices affect successful project development. The efficient operation of processing facilities, the existence of competent operational management, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development. We can provide no assurance that the development and advancement of the Hycroft Mine sulfide processing operations will result in economically viable mining operations.

Our reliance on third-party contractors and consultants to conduct our exploration and development projects exposes us to risks.

In connection with the exploration and development of the Hycroft Mine, we contract and engage third party contractors and consultants to assist with aspects of such projects. As a result, we are subject to a number of risks, some of which are outside our control, including:

● negotiating agreements with contractors and consultants on acceptable terms;

● the inability to replace a contractor or consultant and their operating equipment in the event that either party terminates the agreement;

● reduced control over those aspects of exploration or development operations which are the responsibility of the contractor or consultant;

● failure of a contractor or consultant to perform under their agreement or disputes relative to their performance;

● interruption of exploration or development operations or increased costs in the event that a contractor or consultant ceases their business due to insolvency or other unforeseen events;

● failure of a contractor or consultant to comply with applicable legal and regulatory requirements, to the extent they are responsible for such compliance; and

● problems of a contractor or consultant with managing their workforce, labor unrest or other employment issues.

In addition, we may incur liability to third parties as a result of the actions of our contractors or consultants. The occurrence of one or more of these risks could increase our costs, interrupt or delay our exploration or development activities or our ability to access our ores, and adversely affect our liquidity, results of operations and financial position.

A shortage of equipment and supplies and/or the time it takes such items to arrive at our Hycroft Mine could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to engage in exploration and development activities. The shortage of such supplies, equipment and parts and/or the time it takes such items to arrive at our Hycroft Mine could have a material adverse effect on our ability to explore and develop the Hycroft Mine. Such shortages could also result in increased costs and cause delays in exploration and development projects.

Mining development and processing operations pose inherent risks and costs that may negatively impact our business.

Mining development and processing operations involve many hazards and uncertainties, including, among others:

● metallurgical or other processing problems;

● ground or slope failures;

● industrial accidents;

● unusual and unexpected rock formations or water conditions;

● environmental contamination or leakage;

● flooding and periodic interruptions due to inclement or hazardous weather conditions or other acts of nature;

● fires;

● seismic activity;

● pandemics adversely affecting the availability of workforces and supplies;

● mechanical equipment failure and facility performance problems; and

● availability of skilled labor, critical materials, equipment, reagents, and consumable items.

These occurrences could result in damage to, or destruction of, our properties or production facilities, personal injury or death, environmental damage, delays in future mining or processing, increased future production costs, asset write downs, monetary losses and legal liability, any of which could have a material adverse effect on our future development plans and ability to raise additional capital.

Environmental regulations could require us to make significant expenditures or expose us to potential liability.

To the extent we become subject to environmental liabilities, the payment of such liabilities or the costs that we may incur, including costs to remedy environmental pollution, would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations, and liquidity. If we are unable to fully remedy an environmental violation or release of hazardous substances, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy or corrective action. The environmental standards that may ultimately be imposed at a mine site can vary and may impact the cost of remediation. Actual remedial costs may exceed the financial accruals that have been made for such remediation. Additionally, the timing of the remedial costs may be materially different from the current remediation plan. The potential exposure may be significant and could have an adverse effect on our financial condition and results of operations.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property or natural resources and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties, injunctive relief and other civil and criminal sanctions. Substantial costs and liabilities, including those required to restore the environment after the closure of mines, are inherent in our operations. We cannot provide any assurance that any such law, regulation, enforcement or private claim will not have a negative effect on our business, financial condition or results of operations.

We are subject to numerous governmental permits that are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed.

In the ordinary course of business we are required to obtain and renew governmental permits for our current limited operations at the Hycroft Mine. We will also need additional governmental permits to accomplish our long-term plans to mine sulfide ores under plans yet to be developed. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving costly undertakings by us. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the permitting authority and intervention by third parties in any required environmental review. We may not be able to obtain or renew permits that are necessary on a timely basis or at all, and the cost to obtain or renew permits may exceed our estimates. Failure to comply with the terms of our permits may result in injunctions, fines, suspension or revocation of permits and other penalties. We can provide no assurance that we have been, or will at all times be, in full compliance with all of the terms of our permits or that we have all required permits. The costs and delays associated with compliance with these permits and with the permitting process could alter all or a portion of any mine plan we may propose in the future, delay or stop us from proceeding with the development of the Hycroft Mine or increase the costs of development or production, any or all of which may materially adversely affect our business, prospects, results of operations, financial condition and liquidity.

Failure to comply with environmental regulations could result in penalties and costs.

While the Hycroft Mine is not conducting active mining operations, our facilities and prior operations have been and are, and our future development plans may continue to be, subject to extensive federal and state environmental regulation, including those enacted under the following laws:

● Comprehensive Environmental Response, Compensation, and Liability Act;

● Resource Conservation and Recovery Act;

● Clean Air Act;

● National Environmental Policy Act;

● Clean Water Act;

● Safe Drinking Water Act;

● Federal Land Policy and Land Management Act of 1976; and

● Bald and Golden Eagle Protection Act;

Additional regulatory authorities may also have or have had jurisdiction over some of our operations and mining projects including the Environmental Protection Agency, the Nevada Division of Environmental Protection, the U.S. Fish and Wildlife Service, BLM, and the Nevada Department of Wildlife.

These environmental regulations require us to obtain various permits, approvals and licenses and also impose standards and controls relating to development and production activities. For instance, we are required to hold a Nevada Reclamation Permit with respect to the Hycroft Mine. This permit mandates concurrent and post-mining reclamation of mines and requires the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Changes to the amount required to be posted for reclamation bonds could materially affect our financial position, results of operations, cash flows and liquidity. Also, the U.S. Fish and Wildlife Service may designate critical habitat and suitable habitat areas it believes are necessary for survival of a threatened or endangered species. A critical habitat or suitable habitat designation could result in further material restrictions to land use and may materially delay or prohibit land access for our development. For example, we had to obtain certain permits associated with mining in the area of an eagle habitat. Failure to obtain such required permits or failure to comply with federal and state regulations could also result in delays in beginning or expanding exploration, future operations, incurring additional costs for investigation or cleanup of hazardous substances, payment of penalties for non-compliance or discharge of pollutants, and post-mining closure, reclamation and bonding, all of which could have a material adverse impact on our financial performance, results of operations and liquidity.

Compliance with current and future government regulations may cause us to incur significant costs.

Mining operations are subject to extensive federal and state legislation governing matters such as mine safety, occupational health, labor standards, prospecting, exploration, production, exports, toxic and hazardous substances, explosives, management of natural resources, land use, water use, air emissions, waste disposal, environmental review and taxes. While we have ceased operations at the Hycroft Mine, continued compliance with these regulations and other legislation relating to our obligations with respect to the Hycroft Mine and its future development could require us to make significant financial outlays to comply with these laws. The enactment of new legislation or more stringent enforcement of current legislation may also increase these costs, which could have a negative effect on our financial position, results of operations, and liquidity. We cannot provide any assurances that we will be able to adapt to these regulatory developments on a timely or cost-effective basis. Violations of these laws, regulations and other regulatory requirements could lead to substantial fines, penalties or other sanctions, including possible shutdown of future operations, as applicable.

There are uncertainties as to title matters in the mining industry. Any defects in such title could cause us to lose our rights in mineral properties and jeopardize our business.

Our mineral properties consist of private mineral rights, leases covering private lands, leases of patented mining claims and unpatented mining claims. Areas of the Hycroft Mine are unpatented mining claims located on lands administered by the BLM Nevada State office to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. We believe a substantial portion of all mineral exploration, development and mining in the United States now occurs on unpatented mining claims, and this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. We also are generally allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. We remain at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1994, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the Federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1994, through federal legislation restricting the BLM from accepting any new mineral patent applications. If we do not obtain fee title to our unpatented mining claims, we can provide no assurance that we will be able to obtain compensation in connection with the forfeiture of such claims.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing business operations.

Our insurance may not cover all of the risks associated with our business.

The mining business is subject to risks and hazards, including, but not limited to, environmental hazards, industrial accidents, the encountering of unusual or unexpected geological formations, slide-ins, flooding, earthquakes and periodic interruptions due to inclement or hazardous weather conditions. These occurrences could result in damage to, or destruction of, mineral properties, equipment or facilities, personal injury or death, environmental damage, asset write-downs, monetary losses and possible legal liability. Insurance fully covering many of these risks is not generally available to us and if it is, we may elect not to obtain it because of the high premium costs or commercial impracticality. Any liabilities incurred for these risks and hazards could be significant and could materially and adversely affect our results of operations, cash flows and financial condition.

Legislation has been proposed periodically that could, if enacted, significantly affect the cost of mine development on our unpatented mining claims.

Members of the U.S. Congress have periodically introduced bills which would supplant or alter the provisions of the Mining Law of 1872. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. A majority of our mining claims are unpatented claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of our unpatented mining claims and the economics of any future mine operations on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance and results of operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could materially increase our costs, and the costs of our suppliers, for further exploration and development of the Hycroft Mine, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation.

Climate change could have an adverse impact on our cost of operations.

The potential physical impacts of climate change on our development activities or future operations are highly uncertain and would be particular to the area in which we operate. These climate changes may include changes in rainfall and storm patterns and intensities, water shortages and changing temperatures. These changes in climate could adversely affect our mining operations, including by affecting the moisture levels and pH of ore on our leach pads, could materially and adversely affect the cost to construct and operate the Hycroft Mine and materially and adversely affect the financial performance of our operations.

Business-Related Risks

We will need to raise additional capital, but such capital may not be available on favorable terms or at all.

The exploration and development of our Hycroft Mine for mining and processing our mineral resources will require significant investment. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration, development or production at the Hycroft Mine. The covenants in the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, could significantly limit our ability to secure new or additional credit facilities, increase our cost of borrowing, and make it difficult or impossible to raise additional capital on favorable terms or at all.

Our primary future cash requirements for 2022 will be to fund working capital needs, capital and project expenditures, satisfying debt service required under the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, and other corporate expenses so that we can continue to develop the Hycroft Mine by conducting targeted exploration and completing the necessary technical studies to determine the likely timeline to bring the sulfide mineral resources into commercial scale operation. As of December 31, 2021 we had cash of $12.3 million and as of March 30, 2022 had raised approximately $194.4 million in gross proceeds, before (i) deduction of commissions, fees and expenses, from a private placement of our equity securities and from an “at-

the-market” public equity offering of our common stock and (ii) prepayments of debt under the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement. You are cautioned that management’s expectations regarding our liquidity and capital resources are based on a number of assumptions that we believe are reasonable but could prove to be incorrect. For example, our expectations are based on assumptions regarding exploration and development costs, commodity prices, gold and silver recovery percentages and rates, production estimates, anticipated costs and other factors that are subject to a number of risks, many of which are beyond our control. If our assumptions prove to be incorrect, we may require additional financing sooner than we expect to continue to operate our business, which may not be available on favorable terms or at all and which could have a material adverse effect on our prospects, results of operations, financial condition and liquidity.

If we lose key personnel or are unable to attract and retain additional personnel, we may be unable to develop our business.

Our development in the future will be highly dependent on the efforts of key management employees, specifically, Diane R. Garrett, Ph.D., our President and Chief Executive Officer, Stanton Rideout, our Executive Vice President and Chief Financial Officer, and other key employees that we may hire in the future. We will need to recruit and retain other qualified managerial and technical employees to build and maintain our operations. If we are unable to successfully recruit and retain such persons, our development and growth could be significantly curtailed.

The Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, imposes significant operating and financial restrictions that may limit our ability to operate our business.

The Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, imposes significant operating and financial restrictions on us and our restricted subsidiaries. These restrictions limit our ability and the ability of our restricted subsidiaries to, among other things, as applicable:

● incur additional debt;

● pay dividends or make other restricted payments, including certain investments;

● create or permit certain liens;

● sell assets;

● engage in certain transactions with affiliates; and

● consolidate or merge with or into other companies, or transfer all or substantially all of our assets or the assets of our restricted subsidiaries.

These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.

In addition, the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, requires us to comply with a number of customary covenants, including:

● covenants related to the delivery of monthly, quarterly and annual consolidated financial statements, budgets and annual projections;

● maintaining required insurance;

● compliance with laws (including environmental);

● compliance with ERISA;

● maintenance of ownership of 100% of Hycroft Mine;

● restrictions on consolidations, mergers or sales of assets;

● limitations on liens;

● limitations on issuance of certain equity interests;

● limitations on issuance of additional indebtedness;

● limitations on transactions with affiliates; and

● other customary covenants.

We have received several waivers to date from covenant obligations under the Sprott Credit Agreement prior to the amendment and restatement in the Second A&R Agreement. We cannot assure you that we will satisfy these covenants or that our lenders will continue to waive any future failure to do so. A breach of any of the covenants under the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, could result in a default. If a default occurs under the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, and/or the Royalty Agreement among the Company, our wholly owned subsidiary Hycroft Resources and Development, LLC and Sprott Private Resource Lending II (CO) Inc., (the “Sprott Royalty Agreement”), the lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against the collateral securing that debt, which, in the case of the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, and the Sprott Royalty Agreement, constitutes all or substantially all of our assets.

Our substantial indebtedness could adversely affect our financial condition.

As of March 31, 2022, we had substantial outstanding indebtedness under the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, and the Assumed New Subordinated Notes. Subject to the limits and terms contained in the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, if we are able to incur additional debt or grant additional security interests from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes, then the risks related to our high level of debt could intensify. Our high level of debt with no active mining operations to generate revenue, could:

● make it more difficult for us to satisfy our obligations with respect to our outstanding debt;

● require a substantial portion of our cash flows to be dedicated to debt service instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

● limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

● increase our vulnerability to commodity price volatility, including increases in prices of commodities that we purchase and decreases in prices of gold and silver that we sell, each as part of our operations, general adverse economic and industry conditions;

● limit our flexibility in planning for and reacting to changes in the industry in which we compete;

● place us at a disadvantage compared to other, less leveraged competitors; and

● increase our cost of borrowing.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under our debt, and the price of our Common Stock. The Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, contains restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of nearly all of our debt.

If we default on our obligations to pay any of our indebtedness or otherwise default under the agreements governing our indebtedness, lenders could accelerate such debt and we may be subject to restrictions on the payment of our other debt obligations or cause a cross-acceleration.

Any default under the agreements governing our indebtedness that is not waived by the required lenders or holders of such indebtedness, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on other debt instruments. If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness and royalty payment obligations, or if we otherwise fail to comply with the various covenants in any agreement governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness and other indebtedness under the cross- default and cross-acceleration provisions of such agreements. In the event of such default:

● the lenders or holders of such indebtedness could elect to terminate any commitments thereunder, declare all the funds borrowed thereunder to be due and payable and, if not promptly paid, in the case of our secured debt, institute foreclosure proceedings against our assets; and

● even if these lenders or holders do not declare a default, they may be able to cause all of our available cash to be used to repay indebtedness owed to them.

As a result of such default and any actions the lenders may take in response thereto, we could be forced into bankruptcy or liquidation.

We may not have sufficient cash or we may not be able to generate sufficient cash to service our outstanding indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on our debt and royalty obligations or refinance our debt obligations (if necessary) depends on our unrestricted cash on hand, financial condition, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, including the market prices of gold and silver. We may be unable to maintain a level of cash flow sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service payment obligations then due.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations.

If we cannot make scheduled payments on our debt, we will be in default and the lenders under the Sprott Credit Agreement, as amended and restated in the Second A&R Agreement, could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

Land reclamation requirements for the Hycroft Mine may be burdensome and expensive and include requirements that we provide financial assurance supporting those requirements.

Land reclamation requirements are generally imposed on companies with mining operations in order to minimize long-term effects of land disturbance. Reclamation may include requirements to control dispersion of potentially deleterious effluents, treat ground and surface water to drinking water standards, and reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our activities, we must allocate financial resources that might otherwise be spent on further development programs. We have established a provision for our reclamation obligations on the Hycroft Mine property, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We are also required by U.S. federal and state laws and regulations to provide financial assurance sufficient to allow a third party to implement approved reclamation plans for the Hycroft Mine if we are unable to do so. Third party financial assurances may not be available to us or we may elect not to obtain it because of the high costs, associated collateral requirements may be too expensive or it may be commercially impractical which could adversely affect our financial position.

We are dependent upon information technology systems that are subject to disruption, damage, failure and risks associated with implementation and integration.

We are dependent upon information technology systems in the conduct of our operations. Our information technology systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters and defects in design. Cybersecurity incidents, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, extortion to prevent or the unauthorized release of confidential or otherwise protected information and the corruption of data. Given the unpredictability of the timing, nature and scope of information technology disruptions, we could potentially be subject to operational downtimes, operational delays, extortion, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our cash flows, financial condition or results of operations.

We could also be adversely affected by system or network disruptions if new or upgraded information technology systems are defective, not installed properly or not properly integrated into our operations. System modification failures could have a material adverse effect on our business, financial position and results of operations and could, if not successfully implemented, adversely impact the effectiveness of our internal controls over financial reporting.

The transition away from the London Interbank Offered Rate (“LIBOR”) could have an adverse impact on us.

The financial markets are in the process of transitioning away from LIBOR to alternative benchmark rate(s), which transition is scheduled to be complete by mid-2023. The calculation of the monthly interest rate on our advances under the Sprott Credit Agreement, as amended and restated by the Second A&R Agreement, is partially based on LIBOR. The Sprott Credit Agreement, as amended and restated by the Second A&R Agreement, contains LIBOR benchmark replacement provisions. At this time, there can be no assurance as to whether any alternative benchmark or resulting interest rates may be more or less favorable than LIBOR or whether there are any other unforeseen impacts of the discontinuation of LIBOR. As a result, the consequences related to this transition could adversely affect our debt service obligations, financing costs, liquidity, financial condition, results of operations or cash flows and could impair our access to the capital markets.

We identified a material weakness in our internal control over financial reporting and determined that our disclosure controls and procedures were ineffective which, if not remediated, may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

In connection with the restatement of our consolidated financial statements on Form 10-K/A for the year ended December 31, 2020, management concluded there was a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements would not be prevented or detected on a timely basis.

Management identified a material weakness in our controls over the accounting for the 5-Year Private Warrants issued in connection with the initial public offering of MUDS and recorded to our consolidated financial statements as a result of the Recapitalization Transaction that was consummated on May 29, 2020. Our controls to evaluate the accounting for complex financial instruments, such as for warrants issued by MUDS, did not operate effectively to appropriately apply the provisions of ASC 815-40. This material weakness resulted in a material error in our accounting for the 5-Year Private Warrants recorded as part of the Recapitalization Transaction and a restatement of our previously issued consolidated financial statements as more fully described in Note 25 - Restatement of Previously Issued Audited Financial Statements to the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2020. As a result, Management concluded that, as of December 31, 2020, our internal control over financial reporting and our disclosure controls and procedures were not effective.

To remediate the material weakness in our internal control over financial reporting, management implemented additional review procedures, and additional training and enhancements to the accounting policy related to the accounting for equity and liability instruments (including those with warrants) to determine proper accounting in accordance with GAAP.

Although our remediation plan has been implemented and completed as of the filing date of the 2021 Form 10-K, the material weakness was not considered remediated until the controls operated for a sufficient period and management concluded, through testing, that our internal controls were operating effectively. There can be no assurance that additional material weaknesses will not be identified in the future. If we are unsuccessful in remediating our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, investors may lose confidence in our financial reporting and the accuracy and timing of our financial reporting and disclosures and our business, reputation, results of operations, liquidity, financial condition, ability to access the capital markets, perceptions of our creditworthiness, and stock price could be adversely affected. In addition, we may be unable to maintain or regain compliance with applicable securities laws or stock market listing requirements, either of which could subject us to possible litigation.

In addition, there can be no assurance that additional material weaknesses will not be identified in the future. If we are unsuccessful in remediating our existing or any future material weaknesses or other deficiencies in our internal control over financial reporting or disclosure controls and procedures, investors may lose confidence in our financial reporting and the accuracy and timing of our financial reporting and disclosures and our business, reputation, results of operations, liquidity, financial condition, ability to access the capital markets, perceptions of our creditworthiness, and stock price could be adversely affected. In addition, we may be unable to maintain or regain compliance with applicable securities laws or stock market listing requirements.

Our three largest stockholders are able to exert significant influence over matters submitted to stockholders for approval, which could delay or prevent a change in corporate control or result in the entrenchment of management or the Board, possibly conflicting with the interests of our other stockholders.

As of March 31, 2022, Mudrick Capital, Eric Sprott and AMC owned approximately 12.4%, 11.9% and 11.9% of our outstanding voting securities, respectively, and have the right to acquire 13,308,529, 23,408,240 and 23,408,240 additional shares of Common Stock, respectively, upon the exercise of New Warrants held by them, subject to any election of a beneficial ownership blocker. Because of their significant stockholdings, each of Mudrick Capital, Eric Sprott and AMC could exert significant influence in determining the outcome of corporate actions requiring stockholder approval and otherwise influence our business. In addition, AMC has exercised its contractual right under its Subscription Agreement, as amended, to appoint a representative to our Board. This influence could have the effect of delaying or preventing a change in control of the Company or entrenching management or the Board, which could conflict with the interests of other stockholders and, consequently, could adversely affect the market price of our Common Stock.

Risks related to our Common Stock and Warrants

The market prices and trading volume of shares of our Common Stock have recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of our Common Stock to incur substantial losses.

The market prices and trading volume of shares of our Common Stock have recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of our Common Stock to incur substantial losses. For example, during 2022 to April 12, 2022, the market price of our Common Stock has fluctuated from an intra-day low of $0.284 per share on March 2, 2022 to an intra-day high of $3.10 on March 29, 2022, and the last recorded sales price of our common stock on Nasdaq on June 1, 2022, was $1.43 per share. During 2022 to June 1, 2022, daily trading volume ranged from approximately 78,900 to 386,186,700 shares.

● We believe that the recent volatility and our current market prices may reflect market and trading dynamics unrelated to our underlying business, or macro or industry fundamentals, and we do not know how long these dynamics will last. Under the circumstances, we caution you against investing in our Common Stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment.

● Extreme fluctuations in the market price of our Common Stock have been accompanied by reports of strong and atypical retail investor interest, including on social media and online forums. The market volatility and trading patterns we have experienced create several risks for investors, including the following:

o

the market price of our Common Stock has experienced and may continue to experience rapid and substantial increase or decreases unrelated to our financial performance or prospects, or macro or industry fundamentals, and substantial increases may be significantly inconsistent with the risks and uncertainties that we continue to face;

o

factors in the public trading market for our Common Stock include the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Common Stock and any related hedging and other trading factors;

o

our market capitalization, as implied by various trading prices, currently reflects valuations that diverge significantly from those seen prior to recent volatility, and to the extent these valuations reflect trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Stock could incur substantial losses if there are declines in market prices driven by a return to earlier valuations; and

o

to the extent volatility in our Common Stock is caused by a “short squeeze” in which coordinated trading activity causes a spike in the market price of our Common Stock as traders with a short position make market purchases to avoid or to mitigate potential losses, investors purchase at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated.

The market price of our shares of Common Stock and publicly-traded warrants may fluctuate widely.

The trading price of our Common Stock and Warrants listed for trading may fluctuate substantially and may be lower than their current prices. The market prices and trading volume of shares of our Common Stock have recently experienced, and may continue to experience, extreme volatility, which could cause purchasers of our Common Stock to incur substantial losses. We may continue to incur rapid and substantial increases or decreases in our stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of shares of our Common Stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our common stock or result in fluctuations in the price or trading volume of our common stock, including:

● publication of research reports by analysts or others about us or the precious metals market, which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

● changes in market interest rates that may cause purchasers of shares of our Common stock to demand a different yield;

● changes in market valuations of similar companies;

● market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

● actual or anticipated variations in our annual or quarterly results of operations;

● additions or departures of key personnel or Board members;

● actions by institutional or significant stockholders;

● short interest in our stock and the market response to such short interest;

● the dramatic increase in the number of individual holders of our Common Stock and their participation in social media platforms targeted at speculative investing;

● speculation in the press or investment community about our company or industry;

● strategic actions by us or our competitors, such as acquisitions or other investments;

● the ongoing impacts and developments relating to the COVID-19 pandemic;

● legislative, administrative, regulatory or other actions affecting our business, our industry;

● investigations, proceedings, or litigation that involve or affect us; and

● general market, economic and political conditions, such reductions in precious metals prices, increases in fuel and other commodity prices used in the operation of our business, currency fluctuations and acts of war or terrorism.

In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

You may experience dilution as a result of future equity offerings.

On March 14, 2022, we entered into definitive agreements to issue 46,816,480 Units in the 2022 Private Placement, with each Unit consisting of one share of our Common Stock and one New Warrant to purchase one share of Common Stock. In addition, we conducted an “at-the-market” registered public offering in which we sold 89,553,602 additional shares of our Common Stock. The 2022 Private Placement and the “at-the-market’ registered public offering substantially increased the number of our issued and outstanding shares of Common Stock. In the future, we may issue additional shares of our Common Stock to raise cash to bolster our liquidity, to pay indebtedness, for working capital, to finance strategic initiatives and future acquisitions or for other purposes. We may also issue securities convertible into, or exchangeable for, or that represent the right to receive, shares of our Common Stock. We may also acquire interests in other companies or other assets by using a combination of cash and shares of our Common Stock or just shares of our Common Stock. We may sell shares of our Common Stock or other securities in any other offering at a price per share that is less than the prices per share paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock, or securities convertible into, exercisable or exchangeable for shares of our Common Stock, in future transactions may be higher or lower than the prices per share paid by investors. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Any of these events may dilute the ownership interests of current stockholders, reduce our earnings per share or have an adverse effect on the price of shares of our Common Stock. Further, sales of substantial amounts of our Common Stock, or the perception that these sales could occur, could have a material adverse effect on the price of our Common Stock.

A “short squeeze” due to a sudden increase in demand for shares of our Common Stock that largely exceeds supply and/or focused investor trading in anticipation of a potential short squeeze have led to, may be currently leading to, and could again lead to, extreme price volatility in shares of our Common Stock.

Investors may purchase shares of our Common Stock to hedge existing exposure or to speculate on the price of our Common Stock. Speculation on the price of our Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Common Stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our Common Stock for delivery to lenders of our Common Stock. Those repurchases may, in turn, dramatically increase the price of shares of our Common Stock until additional shares of our Common Stock are available for trading or borrowing. This is often referred to as a “short squeeze.” With the recent substantial increase in volume of our shares being traded and trading price, the proportion of our Common Stock that may be traded in the future by short sellers may increase the likelihood that our Common Stock will be the target of a short squeeze. A short squeeze and/or focused investor trading in anticipation of a short squeeze have led to, may be currently leading to, and could again lead to volatile price movements in shares of our Common Stock that may be unrelated or disproportionate to our financial performance or prospects and, once investors purchase the shares of our Common Stock necessary to cover their short positions, or if investors no longer believe a short squeeze is viable, the price of our Common Stock may rapidly decline. Investors that purchase shares of our Common Stock during a short squeeze may lose a significant portion of their investment. Under the circumstances, we caution you against investing in our Common Stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment.

Information available in public media that is published by third parties, including blogs, articles, online forums, message boards and social and other media may include statements not attributable to us and may not be reliable or accurate.

We have received, and may continue to receive, a high degree of media coverage that is published or otherwise disseminated by third parties, including blogs, articles, online forums, message boards and social and other media. This includes coverage that is not attributable to statements made by our directors, officers or employees. You should read carefully, evaluate and rely only on the information contained in documents filed with the SEC in determining whether to purchase shares of our Common Stock. Information provided by third parties may not be reliable or accurate and could materially impact the trading price of our Common Stock which could cause losses to your investments.

Increases in market interest rates may cause potential investors to seek higher returns and therefore reduce demand for our Common Stock, which could result in a decline in our stock price.

One of the factors that may influence the price of our Common Stock is the return on our Common Stock (i.e., the amount of distributions as a percentage of the price of our Common Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Common Stock to expect a return, which we may be unable or choose not to provide as we have never paid a dividend and have no current intention to pay any dividends. Further, higher interest rates would likely increase our borrowing costs and potentially decrease the cash available. Thus, higher market interest rates could cause the market price of our Common Stock to decline.

Volatility in the price of our Common Stock may subject us to securities litigation.

As discussed above, the market for our Common Stock has been characterized recently by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We do not anticipate paying dividends on our Common Stock in the foreseeable future.

We currently plan to invest all available funds and future cash flows, if any, in the development and growth of our business. We have never paid dividends on our Common Stock and currently have no plans to do so. Our debt agreements contain provisions that restrict our ability to pay dividends. As a result, a rise in the market price of our Common Stock, which is uncertain and unpredictable, will be your sole source of potential gain in the foreseeable future and you should not rely on an investment in our Common Stock for dividend income.

Future offerings of debt, which would be senior to our Common Stock upon liquidation, and/or preferred equity securities, which may be senior to our Common Stock for purposes of distributions or upon liquidation, could adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including convertible or non-convertible senior or subordinated notes, convertible or non-convertible preferred stock, medium-term notes and trust preferred securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. In addition, any preferred stock we may issue could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our Common Stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock.

We may receive a delisting notice from the Nasdaq Stock Market and our Common Stock and Warrants could be delisted from trading unless our Common Stock price trades above $1.00 per share.

On December 29, 2021, we received a written notice from the Listing Qualifications department of The Nasdaq Stock Market (“Nasdaq”) indicating that we were not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) (the “Listing Rule) for continued listing on the Nasdaq Capital Market. On March 24, 2022, Nasdaq informed us that we had resolved our deficiency and regained compliance with the Listing Rule. We can provide no assurance that the trading price of our Common Stock will not again fall below $1.00 per share for a period of 30 consecutive trading days and that we will not receive another notice that we were not in compliance with the $1.00 minimum bid price requirement set forth in Listing Rule for continued listing on the Nasdaq Capital Market or that we will be able to regain compliance with the minimum bid price requirement, even if we maintain compliance with the other listing requirements.

There is no guarantee that our outstanding public warrants will ever be in the money, and they may expire worthless.

We have 34,289,898 publicly traded warrants outstanding that entitle holders to purchase one share of our Common Stock at an exercise price of $11.50 per share for a period of five years from the Recapitalization Transaction. On October 6, 2020, we issued 9,583,334 units in an underwritten public offering at an offering price to of $9.00 per unit, with each unit consisting of one share of our Common Stock and one October 2020 warrant to purchase one share of our Common Stock at an exercise price of $10.50 per share.

Additionally, we assumed the obligations and liabilities under that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; and Continental Stock Transfer & Trust Company, LLC was named as the successor warrant agent (the “Seller Warrant Agreement”). Pursuant to the assumption of the Seller Warrant Agreement, the warrants issued thereunder (the “Seller warrants”) became exercisable into shares of our common stock. The Seller warrants will expire by their terms on October 22, 2022. As of June 1, 2022, the exercise price for the Seller warrants was $40.31 per share of our Common Stock.

There is no guarantee that any or all of the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Our 5-Year Private Warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which could increase the volatility in our net income (loss) and may have an adverse effect on the market price of our common stock.

In addition to other securities, warrants to purchase shares of our Common Stock were issued in a private placement to the SPAC sponsor and underwriter (the “5 Year Private Warrants”) in the aggregate amount of 7,740,000 shares of our Common Stock at an exercise price of $11.50 per share on May 29, 2020, and concurrently with the closing of the Recapitalization Transaction, as part of a forward purchase unit offering, we issued an additional 2,500,000 5-Year Private Warrants to the SPAC sponsor at an exercise price of $11.50 per share.

We have determined that the 5-Year Private Warrants are a liability that is marked-to-market with the non-cash fair value adjustments recorded in earnings at each reporting period. Changes in the trading price of our Common Stock and the fair value of the 5-Year Private Warrants could result in significant volatility in our warrant liability and our net income (loss) in our Consolidated Statements of Operations.

Anti-takeover provisions contained in our charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make it more difficult to remove management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

● no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

● the right of our Board to appoint a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies our Board;

● a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

● the ability of our Board to determine whether to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

● limiting the liability of, and providing indemnification to, the directors and officers; and

● advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to us as such may make our common stock less attractive to our stockholders.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we have elected to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following February 12, 2023, the fifth anniversary of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that are held by non-affiliates exceeds $700 million as of the last business day of the Company’s prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we qualify as an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We are also a “smaller reporting company”, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are $100 million or more during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements. Our stockholders may find our common stock less attractive as a result of our status as an “emerging growth company” and “smaller reporting company” and our reliance on the reduced disclosure requirements afforded to these companies.

DESCRIPTION OF BUSINESS

About the Company

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation) was incorporated under the laws of the state of Delaware on August 28, 2017. We are a U.S.-based gold and silver development company that owns Hycroft Mine in the prolific mining region of Northern Nevada.

Our property, the Hycroft Mine, has historically operated as an open-pit oxide mining and heap leach processing operation and is located approximately 54 miles west of Winnemucca, Nevada. Mining operations at the Hycroft Mine were restarted in 2019 on a pre-commercial scale and discontinued in November 2021 as a result of the then current and expected ongoing cost pressures for many of the reagents and consumables used at the Hycroft Mine and the timeline for completing our updated technical studies in 2022 for optimal processing the plan forward. In February 2022, Hycroft, along with its third-party consultants, completed and filed the 2022 Hycroft TRS with an effective date of February 18, 2022 and prepared in accordance with the Modernization Rules. The 2022 Hycroft TRS provides an Initial Assessment of the mineral resource estimate utilizing a milling and Acid POX process for sulfide mineralization and heap leaching process for oxide and transition mineralization. As a result of the milling and Acid POX process presented in the 2022 Hycroft TRS, as compared to the novel two-step oxidation and heap leap process presented in the 2019 Hycroft TRS, a feasibility study prepared in accordance with the requirements of the Modernization Rules, with an effective date of July 31, 2019, and the associated fundamental changes to the assumptions underlying the 2019 Hycroft TRS, the 2022 Hycroft TRS supersedes and replaces the 2019 Hycroft TRS and the 2019 Hycroft TRS and information from such 2019 Hycroft TRS should no longer be relied upon. Our ongoing disclosures and many of management estimates and judgements will be based on the 2022 Hycroft TRS and not the 2019 Hycroft TRS. The Company will continue to build on the work to date and investigate opportunities identified through progressing the technical and data analyses leading up to the 2022 Hycroft TRS and will provide an updated technical report at an appropriate time. During the year ended December 31, 2021 we sold 56,045 ounces of gold and 397,546 ounces of silver. As of December 31, 2021, the Hycroft Mine had measured and indicated mineral resources of 9.6 million ounces of gold and 446.0 million ounces of silver and inferred mineral resources of 5.0 million ounces of gold and 150.4 million ounces of silver, which are contained in oxide, transitional, and sulfide ores.

Our corporate headquarters is located at 4300 Water Canyon Road, Unit 1 Winnemucca, Nevada 89445, and our telephone number is (775) 304-0260. Our website is www.hycroftmining.com.

Recapitalization Transaction with MUDS

As discussed in Note 1 - Company Overview and Note 3 - Recapitalization Transaction to the 2021 Year End Notes, on May 29, 2020, we, formerly known as Mudrick Capital Acquisition Corporation (“MUDS”), consummated a business combination transaction (the “Recapitalization Transaction”) that resulted in MUDS Acquisition Sub, Inc. (“Acquisition Sub”) acquiring all of the issued and outstanding equity interests of the direct subsidiaries of Hycroft Mining Corporation (“Seller”) and substantially all of the other assets of Seller and assuming substantially all of the liabilities of Seller. In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of Common Stock or converted into shares of Seller common stock, and our post-Recapitalization Transaction indebtedness included amounts drawn under the Sprott Credit Agreement and the assumption of the Assumed New Subordinated Notes.

Segment Information

The Hycroft Mine is our only operating segment and includes the operations, development, and exploration activities and contains 100% of our revenues and production costs. Corporate and Other includes corporate general and administrative costs. See Note 19 - Segment Information to the 2021 Year End Notes for additional information on our segments.

Principal Products, Revenues, and Market Overview

The principal products produced during 2021 and 2020 at the Hycroft Mine were unrefined gold and silver bars (doré) and gold and silver laden carbons and slags, both of which are sent to third party refineries and sold at prevailing spot prices after adjustments for refining and other associated fees, to financial institutions or precious metals traders. Doré bars and gold and silver laden carbons and slags are sent to refineries to produce bullion that meets the required market standards of 99.95% pure gold and 99.90% pure silver. Under the terms of our refining agreements, doré bars and gold and silver laden carbons and slags are refined for a fee, and our share of the separately recovered refined gold and refined silver are credited to our account or delivered to our buyers.

Product Revenues and Customers

In 2021, revenues from gold and silver recovered from our pre-commercial scale heap leaching operations made up 91% and 9%, respectively, of our total revenue and, as such, we consider gold our principal product. In 2021, all of our revenues were derived from metal sales to two customers; however, we do not believe we have any dependencies on these customers due to the liquidity of the metal markets and the availability of other metal buyers and financial institutions.

Gold and Silver Uses

Gold and silver have two main categories of use: fabrication and investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and coins. Fabricated silver also has a variety of end uses, including jewelry, mirrors, cameras, electronics, energy, engines, novelty explosives and coins. Gold and silver investors buy gold and silver bullion, coins and jewelry.

Gold and Silver Supply and Demand

The supply of gold consists of a combination of current production from mining and metal recycling and the draw-down of existing stocks of gold held by governments, financial institutions, industrial organizations and private individuals. Based on publicly available information, gold production from mines increased 2% in 2021 compared with 2020 totaling approximately 3,561 metric tons (or 114.5 million troy ounces) and represented approximately 76.3% of the 2021 global gold supply of 4,666 metric tons. According to the World Gold Council, gold demand in 2021 was approximately 4,021 metric tons (or 129.3 million troy ounces) and totaled approximately $232.6 billion in value. In 2021, gold demand by sector was comprised of jewelry (54%), investments including bar and coin and ETFs (26%), central bank purchases (12%), and technology (8%).

The supply of silver consists of a combination of current production from mining (approximately 80%) and metal recycling and other (approximately 20%). Based on publicly available information, estimated silver production from mines increased approximately 8% in 2021 compared with 2020 totaling approximately 849 million troy ounces and represented approximately 80% of the estimated 2021 global silver supply of 1,056 million troy ounces. Estimated silver demand in 2021 was approximately 1,033 million troy ounces and totaled approximately $25.9 billion in value. In 2021, silver demand by sector was comprised of photovoltaics (10%), other industrial (41%), jewelry (18%), silverware (4%), photography (3%), and investments (24%).

Gold and Silver Prices

The price of gold and silver is volatile and is affected by many factors beyond our control, such as the sale or purchase of gold by central banks and financial institutions, inflation or deflation and monetary policies, fluctuation in the value of the U.S. dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold and silver producing countries throughout the world. The following table presents the annual high, low, and average last reported prices for gold and silver over the past three years on the London Bullion Market (in U.S. dollars per ounce).

	GOLD PRICES			SILVER PRICES
Year	High	Low	Average	High	Low	Average
2019	$1,546	$1,270	$1,393	$19.31	$14.38	$16.21
2020	$2,067	$1,474	$1,770	$28.89	$12.01	$20.55
2021	$1,943	$1,684	$1,799	$29.59	$21.53	$25.04
2022 (through June 1)	$2,039	$1,788	$1,881	$26.17	$20.84	$23.65

On June 1, 2022, the last reported price for gold and silver on the London Bullion Market was $1,844 per ounce and $21.61 per ounce, respectively.

Competition

The top 10 producers of gold comprise approximately one third of total worldwide mined gold production. We are a gold and silver development company with a single property. The Hycroft Mine has large gold and silver mineral resources included in the 2022 Hycroft TRS. We have not fully developed our operation and we have not established our long-term production and cost structure. Our costs are expected to be determined by the location, grade and nature of our ore body, processing technologies applied to our ore, and costs including energy, reagents, labor and equipment. The metals markets are cyclical, and our ability to maintain our competitive position over the long-term is based on our ability to develop and cost effectively operate the Hycroft Mine in a safe and environmentally responsible manner.

We compete with other mining companies in connection with hiring and retaining qualified employees. There is substantial competition for qualified employees in the mining industry, some of which is with companies having substantially greater financial resources than us and a more stable history. As a result, we may have difficulty hiring and retaining qualified employees.

Employees

At March 31, 2022, we had approximately 85 employees, of which 78 were employed at the Hycroft Mine. None of our employees are represented by unions.

COVID-19

We have implemented health and safety policies for employees, contractors, and visitors that follow guidelines from the CDC and MSHA. During 2021, our operations faced certain limitations due to COVID-19 related absences, however the impact, while negative, did not materially and adversely affect our operations.

Government Regulation of Mining-Related Activities

Government Regulation

Mining operations and exploration activities are subject to various federal, state and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct our current mining, exploration and other programs. We believe that we are in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in Nevada and the United States. Although we are not aware of any current claims, orders or directions relating to our business with respect to the foregoing laws and regulations, changes to, or more stringent application, interpretation, or enforcement of, such laws and regulations in Nevada, or in jurisdictions where we may operate in the future, could require additional capital expenditures and increased operating and/or reclamation costs, which could adversely impact the profitability levels of our projects.

Technical Report Summaries (“TRS”) and Qualified Persons

The scientific and technical information concerning our mineral projects in the 2021 Form 10-K and set forth below have been reviewed and approved by third-party “qualified persons” under the Modernization Rules, including Ausenco Engineering USA South Inc., Independent Mining Consultants, Inc, and WestLand Engineering & Environmental Services, Inc. For a description of the key assumptions, parameters and methods used to estimate mineral resources set forth below, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the 2022 Hycroft TRS, which is filed as Exhibit 96.1 to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

DESCRIPTION OF PROPERTY

Our sole property is the Hycroft Mine. The Hycroft Mine is an existing gold and silver operation located 54 miles west of Winnemucca in Humboldt County and Pershing County, Nevada, as shown in the map below. The Hycroft Mine is accessible via Nevada State Route 49 (Jungo Road), an all-weather, unpaved road that is maintained by Humboldt County and Hycroft. A major east–west railway runs immediately adjacent to the property.

The Hycroft Mine straddles Townships 34, 35, 35½ and 36 North and Ranges 28, 29 and 30 East (MDB&M) with an approximate latitude 40°52’ north and longitude 118°41’ west. The mine is situated on the western flank of the Kamma Mountains on the eastern edge of the Black Rock Desert.

The Hycroft Mine consists of 30 private parcels with patented claims that comprise approximately 1,912 acres, and 3,247 unpatented mining claims that encompass approximately 68,759 acres. The combined patented and unpatented claims comprise approximately 70,671 acres. The mining claims are comprised of two primary properties, Crofoot and Lewis. The Crofoot and Lewis properties together include approximately 11,829 acres. The Crofoot property covers approximately 3,500 acres and is virtually surrounded by the 8,400 acres of the Lewis property.

Existing facilities on-site include two administration buildings, a mobile maintenance shop, a light vehicle maintenance shop, a warehouse, three Heap Leach Pads – Crofoot, North, and Brimstone, primary, secondary and tertiary crushing systems, two Merrill-Crowe process plants and a refinery. It is considered that existing components of the mine property would be utilized for future development. The Hycroft Mine operates under permit authorizations from the BLM, Nevada Department Environmental Protection, Nevada Department Of Wildlife, Nevada Department of Water Resources and County agencies.

2022 Hycroft TRS

In February 2022, we, along with our third-party consultants, completed and filed the 2022 Hycroft TRS prepared in accordance with the Modernization Rules. The 2022 Hycroft TRS provides an Initial Assessment of the mineral resource estimate utilizing a milling and Acid POX process for sulfide mineralization and heap leaching process for oxide and transition mineralization. As a result of the milling and Acid POX process presented in the 2022 Hycroft TRS, as compared to the novel two-step oxidation and heap leach process in the 2019 Hycroft TRS prepared in accordance with the requirements of the Modernization Rules, and the associated fundamental changes to the assumptions underlying the 2019 Hycroft TRS, the 2022 Hycroft TRS supersedes and replaces the 2019 Hycroft TRS and the 2019 Hycroft TRS and information from such 2019 Hycroft TRS should no longer be relied upon. In addition, please see the sections entitled “Cautionary Note to U.S. Investors Regarding Mineral Resources”, “Cautionary Note Regarding Forward-Looking Statements”, and “Risk Factors” when reviewing the information set forth in this section of the prospectus.

The information that follows relating to the Hycroft Mine is derived, for the most part, from, and in some instances is an extract from, the Initial Assessment 2022 Hycroft TRS. Portions of the following information are based on assumptions, qualifications and procedures that are not fully described herein. Reference should be made to the full text of the 2022 Hycroft TRS which is filed as Exhibit 96.1 to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

The Company, together with its consultants, has continued to advance work on the mill Acid POX process through 2021 to treat the Hycroft sulfide mineral resource. The mill and Acid POX process remains the focus of ongoing work, as it generates higher gold and silver recoveries than the sulfide heap oxidation and leach process, which will be foundational in optimizing the economics of the deposit. Recoveries become a critical factor when mining begins in the higher-grade silver Vortex deposit. Acid POX recoveries will be further verified with ore-specific variability testing. As the work progressed, the Company also identified several opportunities that may yield significant additional economic benefits to the project.

Upon furnishing the 2022 Hycroft TRS, the Hycroft Mine had measured and indicated mineral resources of 9.6 million ounces of gold and 446.0 million ounces of silver and inferred mineral resources of 5.0 million ounces of gold and 150.4 million ounces of silver, which are contained in oxide, transitional, and sulfide ores. The Hycroft Mine does not have comparable mineral reserves and mineral resources to provide for the prior year or periods due to changes in its intended mining process and the fact that such information would have been under the 2019 Hycroft TRS that has been superseded and replaced by the 2022 Hycroft TRS. As a result, any meaningful comparison of year-end mineral resources and mineral reserves is not possible.

Overview and Highlights

The 2022 Hycroft TRS summarizes the results of an Initial Assessment and supports the disclosure of mineral resources at the Hycroft Mine utilizing a milling and acid POX process for sulfide mineralization and heap leaching process for oxide and transition mineralization. The work has been prepared at the request of the Company and completed by third-party consultants including Ausenco Engineering USA South Inc. (“Ausenco”), Independent Mining Consultants, Inc. (“IMC”), and WestLand Engineering & Environmental Services, Inc. (“Westland”). Employees of IMC and Ausenco who have worked on and approved this mineral resource estimate are Qualified Persons as defined under the Modernization Rules.

After evaluating the information obtained, and carefully considering the numerous and significant opportunities developed during the assessment process that warrant follow-up analysis and work, coupled with the highly inflationary environment for equipment and cost inputs, the Company filed the 2022 Hycroft TRS as an Initial Assessment. The 2022 Hycroft TRS supersedes all previous technical studies. As a result of the milling and Acid POX process presented in the 2022 Hycroft TRS, as compared to the novel two-step oxidation and heap leap process in the 2019 Hycroft TRS, and the associated fundamental changes to the assumptions underlying the 2019 Hycroft TRS, our ongoing disclosures will be based on the 2022 Hycroft TRS and not the 2019 Hycroft TRS. The Company will continue to build on the work to date and investigate opportunities identified through progressing the technical and data analyses leading up to the Initial Assessment and will provide an updated technical report at an appropriate time.

The mineral resource is based on information provided by the Company which has been checked and validated wherever possible by IMC. The calculations and interpretations presented here are the work of IMC, who takes responsibility for the published mineral resource.

Hycroft Mine

The Hycroft Mine and related facilities are located approximately 54 miles west of Winnemucca, Nevada. Winnemucca, a city with a population of approximately 8,431 (2020 Census data), is a commercial community on Interstate 80, 164 miles northeast of Reno. The mine property straddles Townships 34, 35, 351∕2 and 36 North and Ranges 28, 29 and 30 East (MDB&M) with an approximate latitude 40°52’ north and longitude 118°41’ west.

The following shows the location of our properties.

HYCROFT MINE
Gerlach
Hycroft Mine
Winnemucca
Elko
Gerlach
Reno
Las Vegas
N
0 25 50 100 Miles
Hycroft Mine
Property Location
Humboldt & Pershing Counties
Nevada
HYCROFT

Additionally, the following map shows the current property and facilities layout.

The town is served by a transcontinental railroad and has a municipal airport. Access to the Hycroft Mine from Winnemucca is by Jungo Road, formerly designated as State Route 49, a good-quality, unpaved road, and a short access road to the main entrance of the mine. Well-maintained mine and exploration roads provide access throughout the property. Access is also possible from Imlay, Gerlach and Lovelock by unpaved roads intersecting Interstate 80 and Nevada State Route 447. The majority of our employees live in the Winnemucca area. The site receives electrical power provided by NV Energy from the northwestern Nevada power grid. Initial surveys indicate that the town of Winnemucca has the required infrastructure (shopping, emergency services, schools, etc.) to support the maximum workforce and dependents. The Hycroft Mine currently has water rights which we believe is adequate to support potential future operations. The mine is situated on the eastern edge of the Black Rock Desert and on the western flank of the Kamma

Mountains between Winnemucca and Gerlach, Nevada. There are no streams, rivers or major lakes in the general area. Elevations in the mine area range between 4,500 and 5,500 feet above sea level.

The climate of the region is arid, with precipitation averaging 7.7 inches per year. Average temperatures during the summer range from 50°F to 90°F and average winter temperatures range from 20°F to 40°F.

The Hycroft Mine property consists of 30 private parcels with patented claims that comprise 1,912 acres, and 3,247 unpatented mining claims that encompass 68,759 acres. Combining the patented and unpatented claims, total claims cover approximately 70,671 acres. The Hycroft Mine patented claims occupy private lands and our unpatented claims occupy public lands, administered by the BLM. These claims are governed by the laws and regulations of the U.S. federal government and the State of Nevada. To maintain the patented claims in good standing, we must pay the annual property tax payments to the county in which the claims are held. To maintain the unpatented claims in good standing, we must file a notice of intent to maintain the claims within the county and pay the annual mineral claim filing fees to the BLM. Such filing fees amounted to $0.6 million in 2021. As long as we file the annual notice and pay the claim filing fees, there is no expiration date for our unpatented claims.

A portion of the Hycroft Mine is subject to a mining lease requiring us to pay 4% net profit royalty to the owner of certain patented and unpatented mining claims, subject to a maximum of $7.6 million, of which $3.0 million has been satisfied and $4.6 million remained outstanding as of December 31, 2021. There is no expiration date on the net profit royalty.

The Hycroft Mine is also subject to the Sprott Royalty Agreement and that requires us to pay a perpetual royalty equal to 1.5% of the Net Smelter Returns, as such term is defined in such agreement, from our Hycroft Mine. There is no expiration and no limit on the amount that can be paid on the Sprott Royalty Agreement.

The Hycroft Mine was formerly known as the Crofoot-Lewis open pit mine, which was a small heap leaching operation that commenced in 1983. Vista Gold Corp., a corporation incorporated under the laws of the Yukon Territory (“Vista”), acquired the Crofoot-Lewis claims and mine in 1987 and 1988. During this first operating period the mine produced over 1.0 million ounces of gold and 2.5 million ounces of silver. The mine production continued until it was placed on a care and maintenance program in December 1998 due to low gold prices. Seller acquired the Hycroft Mine in 2007 pursuant to an arrangement agreement where Vista transferred its Nevada mining properties to Seller’s predecessor. Seller restarted the Hycroft Mine in 2008 and suspended mining operations on July 8, 2015. During 2016, Seller was actively processing and producing gold from the ore within the heap leach pads. On January 1, 2017, Seller went into a care and maintenance mode when it stopped adding lime to the leach pads and continued to operate in a care and maintenance mode throughout 2017 and 2018. Prior to restarting operations, production of gold and silver was a byproduct of Seller’s maintenance activities on the Hycroft Mine. In December 2018, Seller began restart activities, including the rehabilitation of the crushing facility and construction of a new leach pad, with active mining operations beginning in the second quarter of 2019 with six haul trucks, two hydraulic shovels and one wheel loader. Initial gold and silver production occurred in August 2019 and continued until the Company ceased active mining operations in November 2021.

On site facilities include an administration building, mobile maintenance shop, light vehicle maintenance shop, warehouse, five leach pads, crushing system, two Merrill-Crowe process plants and a refinery. The components for a second refinery are on-site and will be constructed as part of the expansion of mining activities. The crushing system was refurbished as part of the restart activities and all other facilities are operational with the exception of the North Merrill-Crowe plant, which will be rehabilitated and brought on line as is required. The gross book value of plant and equipment associated with the Hycroft Mine as of December 31, 2021, was $88.2 million.

Geology and Mineralization

The Hycroft Mine is located on the western flank of the Kamma Mountains. The deposit is hosted in a volcanic eruptive breccia and conglomerates associated with the Tertiary Kamma Mountain volcanics. The volcanics are mainly acidic to intermediate tuffs, flows and coarse volcanoclastic rocks. Fragments of these units dominate the clasts in the eruptive breccia. The Central Fault and East Fault control the distribution of mineralization. A post-mineral range-front fault separates the ore-body from the adjacent Pleistocene Lahontan Lake sediments in the Black Rock Desert. The geological events have created a physical setting ideally suited to the open-pit, heap-leach mining operation at the Hycroft Mine. The heap leach method is widely used in the southwestern United States and allows the economical treatment of oxidized low-grade ore deposits in large volumes. The Company is currently contemplating a milling and Acid POX process that is commonly used worldwide to treat refractory sulfide ores.

The deposit is typically broken into six major zones based on geology, mineralization, and alteration. These zones include Brimstone, Vortex, Central, Bay, Boneyard, and Camel. Breaks between the zones are major faults.

Mineralization at Hycroft has been deposited through multiple phases. An early silica sulfide flooding event deposited relatively low-grade gold and silver mineralization generally along bedding. This mineralization is cross cut by later, steeply dipping quartz alunite veins. Late-stage silver bearing veins are found in the Vortex zone and at depth in the Central area. Late to present supergene oxidation along faults has liberated precious metals from sulfide mineralization and further enriched gold and silver mineralization, along water table levels.

The known gold mineralization extends for a distance of three miles in a north-south direction by 1.5 miles in an east-west direction. Mineralization extends to a depth of less than 330 feet in the outcropping to near-outcropping portion of the deposit on the northwest side to over 2,500 feet in the Vortex deposit in the east.

Drilling

The Hycroft mineral resource model includes data from 1981 to 2018 and includes 5,501 holes, representing 2,482,722 ft of drilling. There have been 5,576 drill holes reported completed in the Hycroft project area; some are water wells or are outside the resource model domain and were not applied to estimation. As of February 18, 2022, there were 5,323 drill holes in the resource model area of which 134 have been drilled to define stockpiles or the Crofoot leach pad.

Drill hole collar locations are shown in the figure below.

15,000 E
17,000 E
19,000 E
21,000 E
23,000 E
25,000 E
53,000 N
51,000 N
49,000 N
47,000 N
45,000 N
43,000 N
41,000 N
39,000 N
37,000 N
N
0 375 750 1125 1500
FEET
Hycroft Mining Corporation
DATE
01-26-22
DESIGN
DRAFTED
SCALE
1"=750'
Sept 2021, 2109 IMC Model
HOLE LOCATION MAP
INDEPENDENT
MINING CONSULTANTS, INC.
TUCSON, ARIZONA
REFERENCE NUMBER

Consistent with Seller’s suspension of mining operations and conducting only care and maintenance activities on the Hycroft Mine, during 2017 and through December 2018, only drilling to obtain ore for metallurgical testing purposes was conducted. In December 2018, Seller began confirmation drilling of certain sulfide ore stockpiles that we planned to mine.

Any expansion of the Hycroft Mine necessary to exploit any additional mineral resources that may be established through our exploration drilling program beyond the mineral resources in the 2022 Hycroft TRS, will require us to obtain all permits, approvals and consents of regulatory agencies responsible for the use and development of mines in Nevada.

Measured, Indicated and Inferred Mineral Resources

Our mineral resource estimates are calculated in accordance with the Modernization Rules. Measured, indicated and inferred mineral resources may not be comparable to similar information regarding mineral resources disclosed in accordance with the guidance of other countries. The estimates of mineral resources may be materially affected if mining, metallurgical, or infrastructure factors change from those currently anticipated at the Hycroft Mine. Estimates of inferred mineral resources have significant geological uncertainty and it should not be assumed that all or any part of an inferred mineral resource will be converted to the measured or indicated categories. Mineral resources that are not mineral reserves do not meet the threshold for reserve modifying factors, such as estimated economic viability, that would allow for conversion to mineral reserves. The Hycroft Mine contains a large precious metals deposit, based on measured and indicated mineral resource size. The mineral resource estimates were prepared by and are the responsibility of IMC, as set forth in the 2022 Hycroft TRS.

The following description of the Hycroft Mine measured, indicated and inferred mineral resources does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the 2022 Hycroft TRS, which is filed as Exhibit 96.1 to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

	Cutoff						Au	Ag
	Grade	Approximate					Contained	Contained
	$Net of	Cutoff, AuEq		Au	Ag	Sulfide	Ounces	Ounces
Classification	Process	oz/ton	Ktons	oz/ton	oz/ton	Sulfur%	(000)	(000)
Heap Leach
Measured	$0.01	0.003	97,086	0.008	0.30	2.75	777	29,417
Indicated	$0.01	0.003	36,046	0.007	0.29	2.10	252	10,417
Meas + Ind	$0.01	0.003	133,132	0.008	0.30	2.57	1,029	39,834
Inferred	$0.01	0.003	101,314	0.008	0.09	1.77	811	9,118

Mill, Flotation Concentrate, POX and Cyanide Leach Process Plant
Measured	$0.01	0.011	372,226	0.013	0.65	1.86	4,839	240,830
Indicated	$0.01	0.011	314,866	0.012	0.53	1.65	3,778	165,305
Meas + Ind	$0.01	0.011	687,092	0.013	0.59	1.76	8,617	406,135
Inferred	$0.01	0.011	349,659	0.012	0.40	1.19	4,196	141,262

Combined Mineral Resources - Heap Leach Plus Process Plant
Measured	$0.01	0.003 - 0.011	469,312	0.012	0.58	2.04	5,616	270,247
Indicated	$0.01	0.003 - 0.011	350,912	0.011	0.50	1.70	4,030	175,722
Meas + Ind	$0.01	0.003 - 0.011	820,224	0.012	0.54	1.90	9,646	445,969
Inferred	$0.01	0.003 - 0.011	450,973	0.011	0.33	1.32	5,007	150,380

Notes:

● Cutoffs grades were determined by income – process cost = NPR = NSR – Process Opex. Cutoff grade is the minimum grade required for a mineral to be economically mined and processed to retrieve the metal for commercial sale. The cutoff grade for Hycroft is determined by assessing each mine block for gold and silver content and then applying a cost for extraction of these metals from that block by employing commercial mining practices and using the crushing, grinding, flotation, pressure oxidation and cyanide leaching circuit for oxidized flotation concentrate process to create a gold / silver dore bar. Process costs include the environmental practices for placing waste and tailing material in properly designed facilities that can be remediated in the future.

● Numbers in the table have been rounded to reflect the accuracy of the estimate and may not sum due to rounding.

● Mineral resources are contained within a computer generated optimized pit. Total material in that pit is 3.516 billion tons.

● All units are imperial. Ktons refers to 1,000 short tons of 2,000 lbs. Gold and silver grades are in troy ounces/short ton.

Mineral resources were developed based on a conventional computer-based block model of the deposit and the application of open pit optimization software to determine the mineralization with reasonable expectation of economic extraction. Each block was evaluated to determine which process provides the best net return after operating cost. The two processes identified were:

● Run-of-Mine (“ROM”) cyanide heap leaching of oxide ore; and

● milling, flotation and acid pressure oxidation of sulfide and transitional ores followed by cyanide leach and processing in a Merrill-Crowe facility.

Other assumptions used to develop measured, indicated and inferred mineral resources were:

● assumed prices for gold of $1,800 per ounce and for silver of $23 per ounce;

● recoveries for gold and silver were estimated by process type:

◦	milling, flotation and acid pressure oxidation was 76% overall of the fire assays for gold and 76% for fire assays for silver; and
◦	ROM heap leaching was 75% for cyanide soluble gold and 12.2% for fire assay silver;

● base mining cost of $1.45 per ton with an additional incremental $0.016/ton applied to each bench below the 4660 level;

● variable ore processing costs based on geometallurgical domains and sulfur content; and

● general and administrative cost $0.75 per ton.

See Table 11-15 in Section 11 of the 2022 Hycroft TRS for a more detailed presentation of the economic parameters for mineral resource estimation.

Mineral resources are not mineral reserves and detailed economic considerations have not been applied. Modifying factors for mine and process design have not been applied.

Internal Controls and Material Assumptions

IMC developed and updated the block model for the 2022 Hycroft TRS. Below is the summary of the work and checks they used to develop the block model.

The Hycroft resource model includes data from 1981 to 2018 and includes 5,501 holes, representing 2,482,722 ft of drilling. There have been 5,576 drill holes reported completed in the Hycroft Project Area; some are water wells or are outside the resource model domain and were not applied to estimation. The drillhole collar locations are shown in the 2022 Hycroft TRS and later in this text. At this time, there are 5,323 drill holes in the resource model area of which 134 have been drilled to define stockpiles or the Crofoot leach pad.

In addition to drilling activity, the Company has also conducted geophysical surveys, soil and rock chip sampling programs, field mapping, historical data compilation, and regional reconnaissance at the Hycroft Mine site. These efforts are designed to improve the understanding of the known mineralization, as well as provide data for further exploration of the greater property position.

A soil sampling grid was conducted over the Vortex and Brimstone areas historically (1,797 samples) and was extended approximately 5,200 ft north and 29,600 ft south of the mine in 2011–2012 (1,834 samples). The soil sampling program was conducted primarily along the East Fault exposure, which is a primary ore-controlling feature at Vortex and Brimstone. Soil samples are taken on an evenly spaced grid, and screened for coarse material and wind-blown material, resulting in a fraction between 2 mm and 180 um being prepped for analysis. These samples are considered representative of local soil geochemistry and are used to guide the regional exploration effort.

Rock chip sampling has been conducted both historically in the active mine area, and on a regional basis (2007–present). A database of 2,416 samples has been compiled, covering the greater land position. Au values range from 0 to 0.372 oz/ton, while Ag values range from 0 to 71.8 oz/ton. Rock chip samples have been taken on most outcrops, with a focus on alteration and potential mineralization. These samples are used as a guide to exploration and are point samples only.

The land position has been surveyed with both gravity and induced polarity (IP) geophysical techniques by Hycroft. The current ground-based gravity survey covers approximately 130 square miles, centered on the mine site. Gravity indicates several structural features and density changes. Gravity has also defined the basin edge to the west, approximately 4 miles west of the Brimstone Pit.

Ground IP surveys were run over the mine site and Vortex in 2007 and extended outward in 2011 to cover approximately 24 square miles. The survey results focus on chargeability anomalies, that potentially identify sulfide material (> approximately 1.5%) at depth, and resistivity anomalies, that potentially identify silicification at depth.

Field mapping was historically and is currently carried out in all active mine areas. Mapping focuses on structure, bedding, joints, lithology, and alteration. The near mine data is incorporated into the three-dimensional geology model, while the regional work is focused on defining exploration targets for future drilling. A regional geology map covering the land position was compiled in 2012.

The drillhole database was assembled over many years by multiple companies using at least four different drill methods.

The gold assay values in the Hycroft legacy database prior to 2000 were stated to be historically factored upward by a factor of 1.19. Prior to this resource model estimation, that factor was removed by multiplying all gold assays prior to 2000 by 1/1.19 = 0.8403. The removal of the factor does not have substantial impact on the deeper sulfide mineralization component of the deposit, but it does remove an observed sample bias in the near surface data.

There are stockpiles and historical leach pads at the Hycroft Mine that are within the block model area. Many of those have been drilled after the original excavation of hard rock by sonic or rotary methods. The stockpile holes have been used to estimate the stockpile and leach pad areas, they have not been used to estimate in-situ rock. In total, the Hycroft database contains 5,377 drill holes with 500,960 sample intervals. Within the area of the block model, there are 5,323 drill holes with 493,357 drill intervals amounting to 2,838,923 ft of drilling.

The block model was verified by several methods before being used to determine mineral resource, including:

● detailed Visual Checks of Drilling versus Block Estimates;

● swath Plots;

● IMC Smear Check; and

● reconciliation to production history.

IMC completed visual checks on plan and section for all of the estimated variables in the model. In addition to IMC visual checks, the Hycroft engineering and geology team on site also reviewed the model and assisted IMC with identifying and correcting coding issues prior to finalizing the block model.

Swath plots are a practice now common among resource modelers to provide a visual indication if the block model follows the grade trends indicated by the supporting data and if there is any observable local bias in the block grade estimation.

Quality assurance and quality control methods utilized in the 2022 Hycroft TRS included the use of a test by IMC to understand the amount of grade smoothing within the block model and to confirm that the model grades are not high biased, referred to internally as the “smear check.”

The procedure utilized by IMC was as follows:

● a range of cutoff grades were selected for the check process, generally bracketing the potential planning cutoff grades;

● for each cutoff grade being tested, the blocks above cutoff were identified;

● all composites contained within those blocks were identified;

● the average grade of the composites and blocks were tabulated; and

● the percentage of the contained composites less than cutoff were calculated.

IMC completed a reconciliation of the model against 19 months of reported production for the year ended December 31, 2020 and for the seven months ended July 31, 2021. The reported 2019 production from Hycroft included substantial stockpile reclaim that would not be indicative of the block model response. The 19-month time period for the test is relatively short with a total of 13,584 Ktons of oxide ore delivered to the leach pad. This represented approximately 65% of processing the sulfide mineralized materials for one year.

During 2020, Hycroft delivered ROM to the leach pad and crush leach to the crusher prior to loading on the pad. Sulfide material that was being considered for a sulfide atmospheric leach was stockpiled for future processing. Hycroft provided IMC with calculations for materials control routing that are used at site. Those methods were set up for application to the 2021 block model by IMC.

Some modifications were made by IMC during the installation of the materials control procedure. During 2021, Hycroft stopped crushing leached oxide ore and shipped ROM oxide ore only to the pad. IMC assumed that material that would report to crush leach would instead be shipped directly as ROM to the pad.

Hycroft provided surface files that reflect the mine survey progress. The surface files were used to measure the material within the block model for each of the time periods at the cutoffs reportedly applied during the control.

Tonnage from the model is about 4% less than reported by the materials control. Gold grade is substantially lower than the materials control grade from blast holes.

A check of the database composites contained within the materials control shapes indicate that average of the composites contained in the materials control are less than the materials control grade and match the predicted grade from the block model. As a result, the composite data could not generate a gold grade as high as that reported by materials control. The difference may be due to smaller selective mining units or blast hole bias. In summary, the data within the mining shapes could not support grades that are different from those estimated in the model.

Cautionary Note to U.S. Investors Regarding Mineral Resources

The mineral resource estimates included herein or incorporated by reference herein, including in the 2022 Hycroft TRS, have been prepared in accordance with the requirements of the Modernization Rules as set forth in subpart 1300 of Regulation S-K which became widely applicable on January 1, 2021. These disclosures differ in material respects from the prior requirements set forth in Industry Guide 7, including in that mineral resource information was not permitted and mineral resources have been calculated in accordance with the provision of subpart 1300 of Regulation S-K. These standards differ significantly from the disclosure requirements of Industry Guide 7 in that mineral resource information contained herein may not be comparable to similar information disclosed by U.S. companies that have not implemented the Modernization Rules promulgated by the SEC. Under SEC standards, mineralization, such are mineral resources, may not be classified as a “mineral reserve” unless the determination has been made that the mineralization could be economically and legally produce or extracted at the time of the reserve determination. However, for a reserve to exist, we must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with our current mine plans. The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined and used in accordance with the Modernization Rules. You are specifically cautioned not to assume that any part or all of the mineral deposits (including mineral resources) in these categories will ever be converted into mineral reserves, as defined by the SEC. You are further cautioned that, except for any portion of mineral resources, as applicable, classified as mineral reserves, mineral resources do not have demonstrated economic value. Inferred mineral resources have a high degree of uncertainty as to their existence as to whether they can be economically or legally mined without further work and analysis. Under the Modernization Rules, estimates of inferred mineral resources may not form the basis of an economic analysis. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Therefore, you are cautioned not to assume that all or any part of an inferred mineral resource exists, that it can be economically or legally mined, or that it will ever be upgraded to a higher category without further work and analysis. Likewise, you are cautioned not to assume that all or any part of measured or indicated mineral resources will be upgraded to mineral reserves.

Technical Report Summaries and Qualified Persons

The scientific and technical information concerning our mineral properties in this prospectus have been reviewed and approved by third-party “qualified persons” under the Modernization Rules, including Ausenco, IMC and WestLand. For a description of the key assumptions, parameters and methods used to estimate mineral resources included in this prospectus, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the 2022 Hycroft TRS attached as Exhibit 96.1 to the registration statement of which this prospectus forms a part and incorporated by reference herein.

ENVIRONMENTAL REGULATION

Environmental Regulation

Our mining projects are subject to various federal and state laws and regulations governing protection of the environment. These laws and regulations are continually changing and, in general, are becoming more restrictive. The federal laws and regulations, among other things:

● impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites (the Comprehensive Environmental Response, Compensation, and Liability Act);

● govern the generation, treatment, storage and disposal of solid waste and hazardous waste (the Federal Resource Conservation and Recovery Act);

● restrict the emission of air pollutants from many sources, including mining and processing activities (the Clean Air Act);

● require federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including the issuance of permits to mining facilities and assessing alternatives to these actions (the National Environmental Policy Act);

● regulate the use of federal public lands to prevent undue and unnecessary degradation of the public lands (the Federal Land Policy and Management Act of 1976);

● restrict and control the discharge of pollutants and dredged and fill materials into waters of the United States (the Clean Water Act); and

● regulate the drilling of subsurface injection wells (the Safe Drinking Water Act and the Underground Injection Control Program promulgated thereunder).

We cannot predict at this time what changes, if any, to federal laws or regulations may be adopted or imposed by the current governmental administration. At the state level, mining operations in Nevada are regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection (the “Division”), which has the authority to implement and enforce many of the federal regulatory programs described above as well as state environmental laws and regulations. Compliance with these and other federal and state laws and regulations could result in delays in obtaining, or failure to obtain, government permits and approvals, delays in beginning or expanding operations, limitations on production levels, incurring additional costs for investigation or cleanup of hazardous substances, payment of fines, penalties or remediation costs for non-compliance, and post-mining closure, reclamation and bonding.

It is our policy to conduct business in a way that safeguards our employees, public health and the environment. We believe that our operations are, and will be, conducted in material compliance with applicable laws and regulations. However, our past and future activities in the United States may cause us to be subject to liability under such laws and regulations. For information about the risks to our business related to environmental regulation, please see “Risk Factors - Industry Related Risks

‘Environmental regulations could require us to make significant expenditures or expose us to potential liability’; ‘We are subject to numerous governmental permits that are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed’; ‘Failure to comply with environmental regulations could result in penalties and costs’; and ‘Compliance with current and future government regulations may cause us to incur significant costs’” in this prospectus above.

During 2021 and 2020, there were no known material environmental incidents or non-compliance with any applicable environmental regulations on the properties now held by us. We did not incur material capital expenditures for environmental control facilities during 2021 and 2020 and do not expect to incur any material expenditures in 2022 for such environmental control facilities.

Reclamation

We are required to mitigate long-term environmental impacts by amending, backfilling, stabilizing, contouring, re-sloping and re-vegetating various portions of a site after mining and mineral processing are completed, mitigating potential impacts to surface water and groundwater resources. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies. Our reclamation obligations at the Hycroft Mine are secured by surface management surety bonds that meet the financial assurance requirements of the State of Nevada and the Bureau of Land Management (“BLM”). Our most recent reclamation cost estimate was approved by the BLM and the State of Nevada in July 2020. At December 31, 2021, our surface management surety bonds totaled $59.3 million, of which $58.3 million secures the financial assurance requirements for the Hycroft Mine, and $1.0 million secures the financial assurance requirements for the adjacent water supply well field and exploration project. Based on the December 31, 2021 estimate, no material reclamation expenditures are expected to be incurred until after mining and mineral processing are completed. If we incur additional long-term environmental impacts from future mining activities, we will likely have additional reclamation obligations as well as additional financial assurance requirements. For our existing obligations, as well as any future obligations we may incur we may choose to engage in reclamation activities before mining and mineral processing are completed, but these expenses are not anticipated to be material to the overall reclamation obligation. When we perform reclamation work in the future, the work will be planned to conform to our mining operations and will be required to be documented when completed under our governing permits with the government regulatory agencies. The reclamation obligation would be adjusted accordingly as allowed under current regulations, and the financial assurance requirements would be adjusted to account for the completed reclamation work. If we are required to comply with material unanticipated financial assurance requirements in the future, our financial position could be adversely affected, or our posted financial assurance may be insufficient. For financial information about our estimated future reclamation costs refer to Note 13 - Asset Retirement Obligation to our 2021 Year End Financial Statements.

Mine Safety and Health Administration Regulations

Safety and health is a core value which is why we have mandatory mine safety and health programs that include employee and contractor training, risk management, workplace inspection, emergency response, accident investigation and program auditing. We consider these programs to be essential at all levels to ensure that our employees, contractors, and visitors only operate in a safe and healthy workplace.

Our operations and exploration properties are subject to regulation by the MSHA under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), issuers are required to disclose specified health and safety violations, orders and citations, related assessments and legal actions, and mining-related fatalities in periodic reports. MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. The number of citations and orders charged against mining operations in the U.S., and the dollar penalties assessed for such citations, have generally increased in recent years.

Property Interests and Mining Claims

Our development activities are conducted in the State of Nevada. Mineral interests in Nevada may be owned by the United States, the State of Nevada, or private parties. Where prospective mineral properties are held by the United States, mineral rights may be acquired through the location of unpatented mineral claims upon unappropriated federal land. Where prospective mineral properties are owned by the State of Nevada or private parties, some type of property acquisition agreement is necessary in order for us to explore or develop such property. Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and, therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. For general information about our mineral properties and mining claims please see “Description of Property” above. For information about the risks to our business related to our property interests and mining claims, see the following risk factors in “Risk Factors - Industry Related Risks “There are uncertainties as to title matters in the mining industry. Any defects in such title could cause us to lose our rights in mineral properties and jeopardize our business operations’; and ‘Legislation has been proposed periodically that could, if enacted, significantly affect the cost mine development in our unpatented mining claims” in this prospectus above.

LEGAL PROCEEDINGS

From time to time we may be involved in various legal actions related to our business, some of which are class action lawsuits. We do not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on our consolidated financial statements, although a contingency could be material to our results of operations or cash flows for a particular period depending on our results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock began publicly trading on the Nasdaq Capital Market under the symbol “HYMC” on June 1, 2020. Prior to that time, shares of Class A common stock traded on the Nasdaq Capital Market under the symbol “MUDS”.

On June 1, 2022, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.43. As of June 1, 2022, there were 197,084,642 shares of our common stock issued and outstanding, and we had 90 registered stockholders of record.

Dividend Policy

We have never paid dividends on our common stock and currently have no plans to do so. The Sprott Credit Agreement, as amended and restated by the Second A&R Agreement, contains provisions that restrict our ability to pay dividends. For additional information on these restrictions, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Debt covenants” in this prospectus and Note 10 - Debt, Net to the 2021 Year End Notes.

Issuer Purchases of Equity Securities

During year ended December 31, 2021, we did not purchase any of our equity securities that are registered under Section 12(b) of the Exchange. The Sprott Credit Agreement, as amended and restated by the Second A&R Agreement, contains provisions that restrict our ability to repurchase or redeem our capital stock.

Unregistered Sales of Equity Securities and Use of Proceeds

On October 6, 2021, the Company agreed to issue an aggregate of up to 275,000 shares of our Common Stock as consideration for entering into a Waiver and Amendment to the Transition and Succession Agreement with Randy Buffington, the former Chairman of the Board, President and Chief Executive Officer of the Company. The Waiver and Amendment terminated the remaining unpaid cash payments to Mr. Buffington pursuant to the Transition and Succession Agreement and Consulting Agreement in the aggregate amount of $0.7 million, in exchange for the issuance. On October 8, 2021, 137,500 shares of Common Stock with a grant date fair value of $0.2 million were issued to Randy Buffington, with the remaining 137,500 shares of Common Stock to be issued on June 30, 2022.

On March 14, 2022, the Company entered into the Subscription Agreements with each of AMC and Eric Sprott, pursuant to which the Company agreed to sell to them in the 2022 Private Placement, an aggregate of 46,816,480 Units at a purchase price per Unit of $1.193, with each Unit consisting of one share of Common Stock and one New Warrant and the Warrant Shares issuable upon exercise of the New Warrants, providing for a total purchase price of approximately $55.9 million. The New Warrants issued in the 2022 Private Placement have an exercise price of $1.068 per Warrant Share, and will expire five years after issuance. The closing of the sales of Units pursuant to the Subscription Agreements occurred on March 15, 2022 for gross proceeds to the Company of approximately $55.9 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion, which has been prepared based on information available to us as of May 4, 2022, provides information that we believe is relevant to an assessment and understanding of our consolidated operating results and financial condition. As a result of the completion of the Recapitalization Transaction, the financial statements of Seller are now the financial statements of the Company. Prior to the Recapitalization Transaction, the Company had no operating assets but, upon consummation of the Recapitalization Transaction, the business and operating assets of Seller sold to the Company became the sole business and operating assets of the Company. Accordingly, the financial statements of Seller and its subsidiaries as they existed prior to the Recapitalization Transaction and reflecting the sole business and operating assets of the Company going forward, are now the financial statements of the Company. The following discussion should be read in conjunction with our other reports filed with the SEC as well as our 2021 Year End Financial Statements and the 2021 Year End Notes and First Quarter Financial Statements and Notes to First Quarter Financial Statements. Terms not defined herein have the same meaning defined in the First Quarter Financial Statements and the Notes to First Quarter Financial Statements.

The following MD&A generally discusses our consolidated financial condition and results of operations for the three months ended March 31, 2022 and March 31, 2021 and year-to-year comparisons between 2022 and 2021 as well as for the twelve months ended December 31, 2021 and December 31, 2020 and year-to year comparisons between 2021 and 2020.

Introduction to the Company

We are a U.S.-based gold and silver company that is focused on developing our wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner. Gold and silver sales represent 100% of our revenues and the market prices of gold and silver significantly impact our financial position, operating results, and cash flows. The Hycroft Mine is located in the State of Nevada and the corporate office is located in Winnemucca, Nevada. We recently filed the 2022 Hycroft TRS which contemplates processing gold and silver ore using milling and pressure oxidation to process sulfide ore along with heap leaching to process oxide and transition ore.

As discussed throughout this MD&A, including within the Hycroft Mine section, during the year ended December 31, 2021, while we have been able to achieve or improve on certain of our internal operating, processing, sales and production cost targets, because the Company was operating at a pre-commercial scale until it ceased mining operations in November 2021, it has incurred a net operating loss with negative cash flows before financing activities. Refer to the Liquidity and Capital Resources section of this MD&A for additional details.

Health and Safety

We believe that safety is a core value and we support that belief through our philosophy of safe work performance. Our mandatory mine safety and health programs include employee engagement and ownership of safety performance, accountability, employee and contractor training, risk management, workplace inspection, emergency response, accident investigation, and program auditing. This integrated approach is essential to ensure that our employees, contractors, and visitors operate safely.

During the first three months of 2022, we reported no lost time accidents. The Hycroft Mine’s total recordable injury frequency rate (“TRIFR”) for the trailing twelve months, which includes other reportable incidents, is one of the metrics we use to assess safety performance, and it is well below industry averages and significantly below historical levels experienced at the Hycroft Mine. During the first three months of 2022 we continued our critical focus on safety, including allocating additional personnel, resources, workforce time, and communications to mine safety. These actions contributed to a reduction in our TRIFR to approximately 0.29 at March 31, 2022, compared with approximately 0.64 at December 31, 2021, an approximate 54% reduction. We will continue our safety efforts to reach the level of safety we expect and need to keep our workforce, contractors, and visitors safe.

For health and safety actions specific to COVID-19, refer to the “Recent Developments – COVID-19” section of this MD&A.

Executive Summary

During the first three months ended March 31, 2022, we continued producing gold and silver from ore on the leach pads and expect to continue as long as it remains economic. When the operation was re-started in 2019, mining oxide and transition ore allowed us to pre-strip overburden with some revenue offset to gain access to commercial scale sulfide mineralization. With the change in focus from the Novel Process to a milling operation, there is ample time to align the remaining pre-stripping with the start-up of commercial scale sulfide operations. We believe that this action will conserve cash and focus our time and resources on its technical studies for sulfide ore. The metallurgical and variability drill program concluded in the first quarter of 2022, and metallurgical analysis and test work is expected to continue through the third quarter of 2022.

During the year ended December 31, 2021, we operated a conventional ROM heap leach operation at pre-commercial scale using a mix of the Hycroft-owned mining fleet and a rental mining fleet until ceasing mining operations in November 2021 due to cost pressures for many of the reagents and consumables used at the Hycroft Mine, and the timeline for completing our updated technical studies in early 2022. We will continue to produce gold and silver from ore on the leach pads as long as it is economic. When the operation was re-started in 2019, mining oxide and transition ore allowed us to pre-strip overburden with some revenue offset to gain access to commercial scale sulfide mineralization. With the change in focus from the two-stage heap oxidation and leach to a milling operation, there is ample time to align the remaining pre-stripping with the start-up of commercial scale sulfide operations. We believe that this action will conserve cash and focus our time and resources on our technical studies for sulfide ore. The metallurgical and variability drill program concluded in the first quarter of 2022 and metallurgical analysis and test work is expected to continue through the third quarter of 2022.

We had previously discussed our strategy for developing an economic sulfide process for Hycroft. Based on our findings to-date, including the analysis completed by an independent third-party research laboratory and the independent reviews by two metallurgical consultants, we do not believe the novel two-stage sulfide heap oxidation and leach process (“Novel Process”), as currently designed in the 2019 Hycroft TRS, is economic at current metal prices or those metal prices used in the 2019 Hycroft TRS. Subject to the challenges discussed below, we will complete test work that is currently underway and may advance our understanding of the Novel Process in the future.

Following a review of past and recent test work and based on the currently contemplated designs and operating parameters of the alternative sulfide processing methods being studied including the Novel Process, and milling with atmospheric alkaline oxidation or alkaline pressure oxidation (“POX”), working closely with our industry leading technical consultants, we completed pit optimization runs and trade-off analyses comparing the alternative processes which reflected that an Acid POX process had significantly better economics than other processes studied. Therefore, we focused our study efforts and resources solely on the Acid POX Initial Assessment which was prepared by Ausenco, with an effective date of February 18, 2022. The Acid POX process included in the 2022 Hycroft TRS is a conventional crushing, grinding, and flotation circuit that generates a concentrate to be fed to an autoclave facility commonly used for refractory gold ores in this region.

2022 Highlights

●

Safety - Our safety performance continued to improve with a 0.29 trailing 12-month TRIFR at the end of the first quarter of 2022. This represented an approximate 54% reduction in TRIFR compared with 0.64 at the end of 2021.

●

Production - Gold production for the three months ended March 31, 2022, was 5,358 ounces and silver production was 16,861 ounces, both in line with forecast. Processing of ore on leach pads is currently planned to proceed through the second quarter of 2022.

●Strengthened balance sheet:

◦	Raised gross cash proceeds of $194.4 million through a $55.9 million private placement offering and $138.6 million in the ATM Program, before deductions of commissions, fees and expenses.
◦

Amended the Sprott Credit Agreement such that no further scheduled payments of principal are required prior to maturity, which was extended by two years to May 31, 2027, after raising the $50.0 million minimum equity and paying a $3.3 million fee in-kind. In addition, we made a prepayment of $23.9 million as required under the Second A&R Agreement.

◦	Amended the Assumed New Subordinated Notes to extend debt maturity by two years to December 1, 2027 with continuing 10% interest payable in-kind.
◦	Ended the first quarter of 2022 with $172.8 million of cash on hand and was in compliance with debt covenants.
●

Finalized Initial Assessment Technical Report – We, along with our third-party consultants, completed and filed the 2022 Hycroft TRS with an effective date of February 18, 2022. As of March 31, 2022, the Hycroft Mine had measured and indicated mineral resources of 9.6 million ounces of gold and 446.0 million ounces of silver and inferred mineral resources of 5.0 million ounces of gold and 150.4 million ounces of silver, which are contained in oxide, transitional and sulfide ores.

Project Update

● Drill Results - Results from our 2021 drill program continue to be delayed due to backlogs in the independent labs associated with reduced staffing levels from the Covid-19 pandemic and high demand for these services. To date, we have received results for approximately 30% of the drill samples. Additional results on the remaining samples are anticipated to be received over the course of the next two quarters, assuming no further delays.

● Potential under-estimation of silver in the resource model - Following our review of the resource in 2021, we announced on February 22, 2022, that silver may be under-estimated in the resource model noting that a significant portion of historical drilling in the database does not include assay information for silver. With silver currently estimated to contribute 40-50% of the potential value at the Hycroft Mine under the milling process, we believe this information is an important factor to the overall understanding of the resource. This represents a significant potential opportunity at Hycroft. We have located a portion of the historical pulps and have sent them to an independent lab to re-analyze for the missing silver values. It may become necessary to conduct additional drilling to gather samples for the other areas of missing silver values as it could yield a significant opportunity for additional economic benefit.

● Exploration - We have initiated work to conduct a robust exploration program during 2022 to follow up on the significant intercepts previously disclosed in our press releases of September 8, 2021 and February 22, 2022. There has been no exploration drilling at Hycroft since 2014 and no prior focus on understanding the potential feeder to the resource.

2021 Development Highlights

● Drill Results - During the 2021 drill program Hycroft encountered positive assay results further supporting the strategy to enhance the deposit through exploration drilling:

● Higher-grade intercepts from the 2021 drill program returned approximately 102 intercepts (1.5-meter intervals) averaging 4.1 grams per metric ton (“g/t”) or 0.13 ounces per ton (“opt”) gold and 85.3 g/t (2.73 opt) silver.

● Recent near-surface, higher-grade material was encountered in the Porter area of the deposit with intervals including 3 meters grading 9.13 g/t (0.29 opt) gold and 32.55 g/t (1.04 opt) silver within a larger interval of 19.8 meters grading 1.78 g/t (0.06 opt) gold and 12.85 g/t (0.41 opt) silver (H21C-5568) and 12.2 meters grading 0.68 g/t (0.02 opt) gold and 12.78 g/t (0.41 opt) silver (H21C-5552).

● Exploration drilling in the Vortex Zone identified gold grades that are up to five times higher than the average Mineral Resource grades at Hycroft of 0.34 g/t (0.011 opt). Significant intercepts previously reported from that drilling included 51.8 meters (170 feet) grading 2.47 g/t (0.08 opt) gold and 25.5 g/t (0.82 opt) silver (H21R-5592) and an additional intercept of 30.5 meters (100 feet) grading 0.71 g/t (0.02 opt) gold and 17.5 g/t (0.56 opt) silver in drill hole H21R-5591.

● Variability Program - The drilling portion of the program concluded in January 2022. We completed 12,985 meters of drilling in 62 holes. This generated 92 samples and two bulk samples for variability testing and enhancing information in the metallurgical database. Backlogs in the independent labs due reduced staffing levels associated with the COVID-19 pandemic combined with delayed drilling have adversely impacted the assays and variability work schedule.

Recent Developments

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 as a pandemic, which continues to spread throughout the United States with new variants of the virus. Efforts implemented by local and national governments, as well as businesses, including temporary closures, have had adverse impacts on local, national and global economies. We have implemented health and safety policies and protocols for employees, contractors, and visitors that follow guidelines published by the Center for Disease Control (“CDC”) and Mine Safety and Health Administration (“MSHA”). During 2021, and the fourth quarter of 2020, our operations were limited by COVID-19 related absences, however the impact while negative, did not materially and adversely affect our operations. The extent of the impact of COVID-19 on our operational and financial performance going forward will depend on certain developments, including but not limited to the duration and continued spread of the outbreak and strand mutations, the availability and use of vaccines, the development of therapeutic drugs and treatments, and the direct and indirect impacts on our employees, vendors, and customers, all of which are uncertain and cannot be fully anticipated or predicted. Since the Hycroft Mine represents the entirety of our operations, any further COVID-19 outbreaks at the mine site or any governmental restrictions implemented to combat the pandemic could result in a partial or an entire shutdown of the Hycroft Mine itself, which would adversely impact our financial position, operating results, and cash flows.

During the year ended December 31, 2021, the site continued to manage COVID-19 control restrictions in accordance with state, national, and CDC guidelines. We have implemented health and safety policies for employees, contractors, and visitors that follow the guidelines published by the CDC and the MSHA. During the three months ended March 31, 2022, our operations faced certain limitations due to COVID-19, however the impact, while negative, did not materially adversely impact our operations.

Mineral Resource Update

Gold equivalent mineral resources totaled 15.5 million ounces of measured and indicated and 6.9 million ounces of inferred. For this study, IMC developed the Hycroft Mine resource block model which includes data from 1981 to 2018 and includes 5,501 holes, representing 2,482,722 ft of drilling. The current inflationary environment and change in processing technique has resulted in increased cost assumptions and an associated higher cut-off grade partially mitigated by higher recoveries leading to a change in the mineral resource estimate, when compared with the prior model.

The mineral resources were estimated based upon results of the 2022 Hycroft TRS, as conducted in accordance with the Modernization Rules. With the issuance of the 2022 Hycroft TRS reflecting a different mining process, the 2019 Hycroft TRS is superseded and the 2019 Hycroft TRS and information from such 2019 Hycroft TRS should no longer be relied upon.

2022 Private Placement

On March 14, 2022, the Company entered into the 2022 Private Placement pursuant to the execution of Subscription Agreements with each of AMC and Eric Sprott, pursuant to which the Company agreed to sell to them, in a private placement, an aggregate of 46,816,480 Units at a purchase price per Unit of $1.193 providing for a total purchase price of approximately $55.9 million before deducting expenses incurred in connection with the 2022 Private Placement. The New Warrants issued in the 2022 Private Placement have an exercise price of $1.068 per Warrant Share, and will expire five years after issuance. The closing of the sales of Units pursuant to the Subscription Agreements occurred on March 15, 2022 for gross proceeds to the Company of approximately $55.9 million. (before deduction of fees and expenses). We intend to use the proceeds for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital or capital expenditures and other investments, which may include additional technical evaluations and studies, advancement of the Initial Assessment in the 2022 Hycroft TRS to a pre-feasibility and/or feasibility study and additional exploration at the Hycroft Mine.

The Subscription Agreement with AMC, as amended, also provided AMC with the right to appoint a director to the Company’s board of directors (the “Board”) and the Company agreed to support such director’s nomination so long as AMC retains at least 50% of the Common Stock purchased under the Subscription Agreement with AMC and holds at least 5% of the outstanding voting securities.

As required by the Subscription Agreements, the Company prepared and filed this resale registration statement, of which this prospectus forms a part, with the SEC to register the Common Stock, Warrants and Warrant Shares for sale under the Securities Act.

Agreement with Sprott Private Resource Lending II (Collector), LP

On November 10, 2021, the Company entered into the November 2021 Waiver with the Lender of certain provisions of the Sprott Credit Agreement. Pursuant to the November 2021 Waiver, the Lender permitted the Company to cease active mining operations and to reduce the amount of unrestricted cash required to be maintained by the Company from not less than $10.0 million to not less than $9.0 million for the period ending May 10, 2022.

On February 28, 2022 the Company entered into the February 2022 Waiver and Amendment with the Lender and Sprott Private Resource Lending II (Co) Inc. amending the November 2021 Waiver and (i) required that the Company maintain at least $7.5 million of unrestricted cash on the last day of February 2022 and at least $9.0 million on the last day of each month thereafter during the waiver period, (ii) waived all obligations of the Company to prepay the facility with the net cash proceeds of any mill asset sales until the earlier of the date on which the Company completes a private placement or other offering or issuance of its equity securities and March 31, 2022, and (iii) extended the payment due date for the February additional interest payment and the February principal payment until the earlier of any such offering date and March 31, 2022.

On the basis of the Company’s contemplated sale or issuance of its equity securities pursuant to one or more transactions to be completed on or before March 31, 2022 (the “Equity Financing Transactions”), on March 11, 2022, the Company entered into the March 2022 Sprott Agreement with the Lender with respect to the Sprott Credit Agreement. Pursuant to the March 2022 Sprott Agreement, if the Equity Financing Transactions result (or are likely to result pursuant to definitive subscription underwriting and/or similar legally binding agreements) in the Company’s receipt of total gross cash proceeds (before deduction of fees and expenses) of at least $50 million on or before March 31, 2022 (the “Required Equity Amount”), the Lender and the Company were obligated to amend the principal repayment terms under the Sprott Credit Agreement such that no further scheduled payments of principal shall be required prior to May 31, 2025 (the “Maturity Date”) (i.e., there will be no required regular amortization payments of the Facility (as defined in the Sprott Credit Agreement) and the full principal balance of the facility shall be due and payable in a single “bullet” payment on the Maturity Date). The consummation of the 2022 Private Placement satisfied the Required Equity Amount condition in the March 2022 Sprott Agreement.

The March 2022 Sprott Agreement also provided that, in connection with the modification of the required facility amortization payments, the Company shall pay in-kind to the Lender an amount equal to $3.3 million, with such amount to be capitalized and added to the principal amount owing under the Sprott Credit Agreement and accrue interest at the same rate and upon the same terms as the existing loans under the Sprott Credit Agreement; provided, the payment or prepayment of such capitalized principal amount shall not be subject to the Prepayment Premium (as defined in the Sprott Credit Agreement) or any other penalty or premium.

Second Amendment and Restatement of Sprott Credit Agreement

On March 14, 2022, the Company reached an agreement in principle with the Lender to modify the terms of the Sprott Credit Agreement and other applicable loan documents. On March 30, 2022, the Company and Lender under the Sprott Credit Agreement entered into the Second A&R Agreement, which:

(a)	extended the maturity date for all of the loans and other principal obligations under the Sprott Credit Facility (as such term is defined in the Second A&R Agreement) by two years, to May 31, 2027;
(b)

provided for the Company to prepay principal under the Sprott Credit Facility in the amount of $10.0 million promptly upon the Company’s receipt of cash proceeds from the 2022 Private Placement offering with AMC and Eric Sprott (the “Initial Equity Proceeds Prepayment”);

(c)

provided for the Company to prepay principal under the Second A&R Agreement in the amount of $13.9 million (representing 10% of the subsequent issuance of its equity interests consummated on or prior to March 31, 2022) (the “Subsequent Equity Proceeds Prepayments”); and

(d)

eliminated the prepayment premiums otherwise payable with respect to the Initial Equity Proceeds Prepayment, the Subsequent Equity Proceeds Prepayments and all future prepayments of principal under the Sprott Credit Facility.

In addition, the Company’s obligations (i) to prepay principal with proceeds of asset sales will be credited/offset by the $23.9 million aggregate amount of Initial Equity Proceeds Prepayment and the Subsequent Equity Proceeds Prepayments, and (ii) to maintain a minimum amount of Unrestricted Cash (as defined in the Second A&R Agreement) was increased to $15.0 million. Pursuant to the agreement in principle, the Company made the Initial Equity Proceeds Prepayment of $10.0 million and paid in kind a $3.3 million fee in connection with the modification and capitalized it to principal on March 16, 2022 and following the execution of the Second A&R Agreement on March 30, 2022, the Company (i) paid the previously deferred additional interest payment of $0.5 million, and (ii) made the Subsequent Equity Proceeds Prepayment of $13.9 million. After giving effect to such prepayments the outstanding principal balance under the Second A&R Agreement was $57.9 million as of March 31, 2022 (before issuance discounts) including unpaid additional interest of approximately $7.1 million.

At-the-market Offering of Common Stock

On March 15, 2022, the Company implemented an ATM Program by entering into the Sales Agreement with B. Riley Securities, Inc. as the Agent. Under the terms of the Sales Agreement, the Company had the right from time to time to or through the Agent, acting as sales agent or principal, offer and sell shares of the Company’s common stock having a gross sales price of up to $500 million. The compensation payable to the Agent for sales of shares pursuant to the Sales Agreement was equal to 3.0% of the gross sales price for any shares of common stock sold through the ATM Program by Agent as sales agent under the Sales Agreement. Shares sold under the Sales Agreement, were issued pursuant to the Company’s shelf registration statement on Form S-3 (No. 333-257567) that the SEC declared effective on July 13, 2021, including the prospectus, dated July 13, 2021, and the prospectus supplement, dated March 15, 2022.

On March 25, 2022, the Company announced that it had terminated the ATM Program having sold 89,553,602 shares of common stock and generated aggregate gross proceeds, before commissions and offering expenses, of approximately $138.6 million.

Amendment to the 10% Senior Secured Notes and Note Exchange Agreement

On March 14, 2022, the Company entered into the Note Amendment with (i) certain direct and indirect subsidiaries of the Company as Guarantors; (ii) holders of the Assumed New Subordinated Notes, including certain funds affiliated with, or managed by, Mudrick Capital Management, L.P, Whitebox Advisors, LLC, Highbridge Capital Management, LLC, Aristeia Capital, LLC and Wolverine Asset Management, LLC (collectively, the “Amending Holders”), and (iii) Wilmington Trust, National Association, in its capacity as collateral agent. The Note Amendment amended the Note Exchange Agreement and the Assumed New Subordinated Notes issued thereunder in order to extend the maturity date of the Assumed New Subordinated Notes from December 1, 2025 to December 1, 2027. The Note Amendment also removed the requirements that a holder receive the consent of the Company and the other holders in order to transfer any Assumed New Subordinated Note. The Amending Holders constituted all of the holders of the Assumed New Subordinated Notes. The Note Amendment became effective upon the closing of the 2022 Private Placement upon receipt of $55.9 million gross cash proceeds (before deduction of fees and expenses).

Amendment to the Company’s Second Amended and Restated Certificate of Incorporation

On March 11, 2022, the Board approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Common Stock by 1,000,000,000 to a total of 1,400,000,000 (the “Certificate of Incorporation Amendment”) and directed that the Certificate of Incorporation Amendment be submitted for consideration by the stockholders of the Corporation. On March 15, 2022, AMC, Eric Sprott, and entities affiliated with Mudrick Capital, who together constituted the holders of a majority of the Common Stock, approved the Certificate of Incorporation Amendment by written consent. The Company commenced mailing to the stockholders of the Information Statement on Schedule 14C on April 1, 2022 and the Certificate of Incorporation Amendment became effective upon filing with the Secretary of State of Delaware on April 22, 2022.

2022 Outlook

Our current operating plan is to: (i) operate safely as we continue to process heap leach inventory until it is no longer economic; (ii) complete the metallurgical test work associated with the variability drilling program; (iii) conduct exploration activities and targeted exploration drilling; and (iv) continue to advance the Acid POX technical study to a pre-feasibility or feasibility level.

Technical Activities

During the first quarter of 2022, we continued to work alongside our industry-leading consultants to provide additional and expanded information on the ore body and investigate opportunities for improvements in operating parameters for commercial scale operations at the Hycroft Mine. This information is critical in understanding the mineralogical properties of the deposit and ultimately the most economic processing technology for the various ore domains. Accordingly, we developed an approximate $10 million program for drilling and additional metallurgical and mineralogical studies in 2021 and 2022. The drilling program was completed in January 2022, and the metallurgical test work portion of the program is expected to be completed in the early third quarter of 2022. Lab testing continues to be challenged by labor shortages and equipment availability. As of March 31, 2022, we have spent $8.0 million under the program.

Ongoing and future technical work for the Hycroft Mine will be primarily focused on the Acid POX milling for processing sulfide ore and completing the variability and metallurgical test work. We also plan to evaluate exploration opportunities targeting higher ore grades and expect to continue to advance the Novel Process as time and resources permit.

● Exploration – We have identified exploration drilling opportunities to follow up on higher grade areas that would benefit from expanded drilling in order to convert inferred blocks to measured or indicated blocks, and areas that are prospective for higher grade material. We currently have plans to opportunistically and cost effectively drill these areas as we have drilling capacity with the drill rigs that were contracted to complete the variability drilling program.

● Mill sulfide processing options – While our technical team continued to progress and develop an understanding of the requirements for implementing the Novel Process on a commercial scale, we received a completed peer reviewed report in the fourth quarter of 2021 from one of our independent technical consultants stating that, for reasons outlined below as well as increased commodity costs, it did not appear that the proprietary two-stage oxidation and leaching process as detailed in the 2019 Hycroft TRS, will be economic as designed at current metal prices or those metal prices used in the 2019 Hycroft TRS. Based on scoping level economic analyses on multiple processing options completed by our technical team, together with independent engineering firms and consultants and on the currently contemplated designs and operating parameters of the alternative sulfide milling processes being studied, we completed pit optimization runs comparing the alternative processes. The comparative analysis indicated that using an Acid POX process should be significantly more economic than the alternatives. Therefore, we used the test results and documented recoveries from the Acid POX process in the financial determination of the mineral resource. These are documented in the 2022 Hycroft TRS.

● Two-stage sulfide heap oxidation and leach process – As a result of challenges to consistently achieve targeted oxidation and recoveries from the Novel Process, our new technical and operating team, together with our industry leading metallurgical consultants, initiated detailed reviews of the technical information and prior work. We also had fresh samples of material from our Brimstone deposit metallurgically tested and launched a $10.0 million expanded variability drilling and metallurgical test program in late the first quarter of 2021. While the variability metallurgical test work is ongoing, the information to date supports our view that milling is likely the preferred method of processing sulfide ores at the Hycroft Mine. Additionally, while the chemistry of the two-stage sulfide oxidation and leach process has been confirmed, the commercial scale application of the process as currently understood will be economically challenged due to:

o

Higher operating costs - In the field work on the pre-commercial test pads, higher levels of soda ash were being applied to oxidize the transitional ore, and inconsistencies in achieving the targeted oxidation levels across the ore body. The test work has confirmed soda ash consumption is significantly higher than what was estimated in the 2019 Hycroft TRS. Moreover, the cost of soda ash and other reagents has increased substantially since 2019, which will negatively impact operating costs;

o

Higher capital costs - We identified a number of critical areas that had not been previously addressed in the 2019 Hycroft TRS. These included (1) the logistical placement of large volumes of new ROM material at the same time there is removal of material for preparation of the second stage; (2) the implementation of on/off pads to avoid comingling solutions on the leach pads; (3) addition of a material handling system; (4) an additional amalgamation circuit; and (5) an additional forced air injection pumping system. As a result, the necessary capital costs were expected to be materially higher than previously reported. Additionally, working capital was projected to be higher due to slower oxidation rates for some ores;

o

Lower recoveries on some ores - After reviewing all the column tests and considering additional factors in measuring oxidation and recovery rates, we were not able to consistently replicate a strong correlation between oxidation rates and gold recoveries. We believe that more test work is required before implementing this process in a commercial setting; and

o

Finer crush size will be required - After reviewing all the column tests and considering additional factors in measuring oxidation and recovery rates, we were not able to consistently replicate a strong correlation between oxidation rates and gold recoveries. We believe that more test work is required before implementing this process in a commercial setting.

We currently believe that more test and development work is required to demonstrate that the Novel Process can be applied successfully on a commercial scale and the analysis to date indicates the process may not be amenable to all ore domains at the Hycroft Mine. For the near term, we currently plan to complete the following test work which is important and will benefit all processing methods for the Hycroft Mine:

◦	Column test work - Column tests are being performed on sulfide ores mined during the year ended December 31, 2021. These column tests will provide additional information for the Novel Process.

◦	Variability test work - The variability test work that is underway is necessary for all commercial scale sulfide processing options. The test work includes a suite of laboratory tests designed to:
◦	understand the metallurgical characteristics of each geologic domain and their amenability to various processing technologies;
◦	understand the metallurgical characteristics of sulfide material below the water table;
◦	understand the role other minerals may play in the overall oxidation process;
◦	determine amenability to oxidation in each geologic domain; and
◦	establish a relationship between oxidation levels and gold recoveries across each geologic domain.

Hycroft Mine

Three months ended March 31, 2022, compared to three months ended March 31, 2021.

Operations

The following table provides a summary of operating results for the Hycroft Mine:

		Three Months Ended March 31,
		2022	2021
Ore mined - sulfide stockpile	(ktons)	—	419
Ore mined - crusher feed	(ktons)	—	—
Ore mined - ROM	(ktons)	—	2,466
Total ore mined	(ktons)	—	2,885
Waste mined	(ktons)	—	1,195
Total mined	(ktons)	$—	4,080

Waste tons to ore tons strip ratio	(#)	—	0.41

Ore grade mined - gold	(oz/ton)	—	0.013
Ore grade mined - silver	(oz/ton)	—	0.258

Production - gold	(oz)	5,358	13,858
Production - silver	(oz)	16,861	94,845

Ounces sold - gold	(oz)	4,773	9,830
Ounces sold - silver	(oz)	10,934	57,236

Average realized sales price - gold	($/oz)	$1,866	$1,784
Average realized sales price - silver	($/oz)	$23.78	$26.12

As shown above, tons mined, ounces produced and ounces sold decreased during the three months ended March 31, 2022, compared with the same period of the prior year. These decreases reflect the decision to cease mining operations in November 2021. We expect to continue to process gold and silver ore on leach pads until such time that it is no longer economic to do so and as a result, due to the increases in the spot prices for gold during the first quarter of 2022, the average realized prices increased during the three months ended March 31, 2022.

Fiscal year ended December 31, 2021, compared to fiscal year ended December 31, 2020.

Operations

The following table provides a summary of operating results for the Hycroft Mine:

		Year Ended December 31,
		2021	2020
Ore mined - sulfide stockpile	(Ktons)	1,505	—
Ore mined - crusher feed	(Ktons)	—	4,941
Ore mined - ROM	(Ktons)	6,853	1,873
Total ore mined	(Ktons)	8,358	6,814
Waste mined	(Ktons)	4,934	4,815
Total mined	(Ktons)	13,292	11,629

Waste tons to ore tons strip ratio	(#)	0.59	0.71

Ore grade mined - gold	(oz/ton)	0.014	0.014
Ore grade mined - silver	(oz/ton)	0.425	0.261

Production - gold	(oz)	57,668	27,392
Production - silver	(oz)	355,967	178,836

Ounces sold - gold	(oz)	56,045	24,892
Ounces sold - silver	(oz)	397,546	136,238

Average realized sales price - gold	($/oz)	$1,794	$1,779
Average realized sales price - silver	($/oz)	$25.66	$20.30

As reflected above, tons mined, ounces produced, ounces sold and average realized prices increased during the year ended December 31, 2021, compared with the same period of the prior year due to higher tons mined in 2021. The average price increased during the year ended December 31, 2021 consistent with the increase in the spot price of gold compared with the same period of the prior year. As planned for 2021, all mined ore was routed to the leach pad as ROM and sulfide ore encountered was stockpiled. Due to the ROM plan for 2021, the crusher did not operate during the year.

Production and sales for the year ended 2021 increased over the comparable 2020 period due to increased quantities of ROM ounces placed during 2021. The gold and silver ounces produced in the year ended December 31, 2021 resulted from continued leach production of inventory ounces added to the leach pad in 2020, additional ounces placed under leach from mining in 2021, higher leach solution flows to the pad, and improved flows and recovery performance from the Brimstone plant.

Results of Operations

Three months ended March 31, 2022, compared to three months ended March 31, 2021.

Revenues

Gold revenue

The table below summarizes gold sales, ounces sold and average realized prices for the following periods (dollars in thousands, except per ounce amounts):

	Three Months Ended March 31,
	2022	2021
Gold revenue	$8,906	$17,541
Gold ounces sold	4,773	9,830
Average realized price (per ounce)	$1,866	$1,784

During the three months ended March 31, 2022, gold revenue was $8.9 million, compared to $17.5 million for the comparable period of 2021. The significant decrease in revenue during the 2022 period was attributable to the cessation of mining operations in November 2021. As a result, significantly less ore was under leach during the 2022 period as compared to the prior period of 2021. This decrease was partially offset by an increase in the average realized price which was due to higher spot prices for gold during the three months ended March 31, 2022.

Silver revenue

The table below summarizes silver sales, ounces sold and average realized prices for the following periods (dollars in thousands, except per ounce amounts):

	Three Months Ended March 31,
	2022	2021
Silver revenue	$260	$1,495
Silver ounces sold	10,934	57,236
Average realized price (per ounce)	$23.78	$26.12

During the three months ended March 31, 2022, silver revenue was $0.3 million compared to $1.5 million for the comparable period of 2021. Similar to gold revenue, the decrease in silver revenue during the first quarter of 2022 was attributable to the cessation of mining activities in November 2021.

Total cost of sales

Total cost of sales consists of Production costs, Depreciation and amortization, and Hycroft Mine site period costs. The table below summarizes total cost of sales for the following periods (dollars in thousands):

	Three Months Ended March 31,
	2022	2021
Production costs	$9,583	$17,817
Depreciation and amortization	920	1,041
Mine site period costs	6,469	10,544
Total cost of sales	$16,972	$29,402

Production costs

For the three months ended March 31, 2022, we recognized $9.6 million, in Production costs, or $2,008 per ounce of gold sold, compared to $17.8 million or $1,813 per ounce of gold, sold during the same period of 2021. The decrease in production costs was primarily due to a respective decrease in gold ounces sold of 5,057 ounces sold, partly offset by a higher average inventory cost per ounce during the three months ended March 31, 2022 compared to the same periods of 2021.

Depreciation and amortization

Depreciation and amortization was $0.9 million or $193 per ounce of gold sold for the three months ended March 31, 2022, respectively, compared to $1.0 million or $106 per ounce of gold sold, during the same periods of 2021. The increase in total depreciation and amortization costs per ounce of gold sold was largely due to a decrease of 5,057 gold ounces sold during the three months ended March 31, 2022 compared to the same period of 2021.

Mine site period costs

During the three months ended March 31, 2022, inclusive of depreciation and amortization, we recorded $6.5 million of cost of sales for costs that were in excess of the net realizable value per ounce of gold inventories, compared to $10.5 million during the same periods of 2021. Such period costs are generally the result of costs related to activities at the Hycroft Mine that do not qualify for capitalization to production-related inventories or adjustments to production inventories that are the result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, inefficient cost-volume structures, or other unusual costs and activities, and cannot be recorded to production-related inventories based on the threshold established by the calculation of the estimated net realizable value per ounce of gold.

General and administrative

General and administrative totaled $3.1 million during the three months ended March 31, 2022 compared to $3.8 million during the same period of 2021. The decrease of $0.7 million during the three months ended March 31, 2022 was primarily due to decreases in salary and compensation costs of $0.6 million due to reduced headcount and consulting fees associated with our former employees that ended during 2021 of $0.2 million. Such decreases were offset by an increase in insurance related costs of $0.1 million.

Projects, exploration and development

During the three months ended March 31, 2022, Projects, exploration and development costs totaled $1.0 million compared to $0.5 million for the same period of 2021. Projects, exploration and development are related to: (i) completing technical studies; (ii) conducting geological studies; (iii) oversight and project management; and (iv) exploration drilling, engineering, and metallurgical activities. The increase of $0.5 million during the three months ended March 31, 2022 was the result of additional costs for the 2022 Hycroft TRS that was issued in February 2022 without established mineral reserves.

Interest expense, net of capitalized interest

As discussed and detailed in Note 9 - Debt, Net to the Notes to the First Quarter Financial Statements, Interest expense, net of capitalized interest totaled $5.3 million during the three months ended March 31, 2022, compared to $4.4 million during the same period in 2021. The increase of $0.9 million during the three months ended March 31, 2022 was the result of a higher balance outstanding on the Assumed New Subordinated Notes at March 31, 2022 as compared to the same period in 2021. The higher outstanding balance for the Assumed New Subordinated Notes was due to quarterly interest payments that are paid in-kind as additional indebtedness.

Fair value adjustments to warrants

During the three months ended March 31, 2022, the Fair value adjustments to warrants resulted in a non-cash loss of $5.3 million as the market trading values of the publicly-listed warrants increased.

During the three months ended March 31, 2021, the Fair value adjustments to warrants resulted in a non-cash gain of $9.5 million as the market trading values of the publicly-listed warrants decreased, which was primarily due to a decrease in the underlying trading price of the common stock.

Refer to Note 11 - Warrant Liabilities to the Notes to the First Quarter Financial Statements for further detail.

Income taxes

There was no income tax benefit or expense, net, recognized during the three months ended March 31, 2022 and 2021. We have not recorded any future income tax benefits for net losses, due to a full valuation allowance recorded against the net operating loss carryforward.

Section 382 of the Internal Revenue Code (“IRC”) imposes limitations on the use of U.S. federal net operating losses (“NOLs”) upon a more than 50% change in ownership in the Company (as defined in the IRC) within a three-year period. In connection with the ATM Program, we underwent a Section 382 ownership change on March 25, 2022. As a result, utilization of the Company’s NOL’s and certain unrealized losses are limited on an annual basis. If the Section 382 annual limitation amount is not fully utilized in a particular tax year, then the unused portion from that tax year is added to the Section 382 annual limitation in subsequent years. The Company’s annual limitation under Section 382 is estimated to be approximately $1.3 million.

For additional details, refer to Note 16 - Income Taxes to the Notes to the First Quarter Financial Statements.

Net loss

For the reasons discussed above, we recorded a Net loss of $22.1 million for the three months ended March 31, 2022, which included a loss from Fair value adjustments to warrants of $5.3 million compared to net losses of $9.7 million for the three months ended March 31, 2021, which included a $9.5 million gain from Fair value adjustment to warrants.

Fiscal year ended December 31, 2021, compared to fiscal year ended December 31, 2020.

Revenues

Gold revenue

The table below summarizes gold sales, ounces sold and average realized prices for the following periods (dollars in thousands, except per ounce amounts):

	Year Ended December 31,
	2021	2020
Gold revenue	$100,532	$44,279
Gold ounces sold	56,045	24,892
Average realized price (per ounce)	$1,794	$1,779

During the year ended December 31, 2021, gold revenue was $100.5 million compared to $44.3 million for the comparable period of 2020. The significant increase in revenue during 2021 was attributable to the mine having more ore under leach as mining and processing operations increased beginning in the second quarter of 2020, resulting in higher production-related inventory balances and gold revenue during the year ended December 31, 2021. Gold revenue was also adversely affected during the year ended December 31, 2020 due to lower gold ounces available for sale as a result of write-downs of recoverable gold ounces on the leach pads. Refer to Note 4 - Inventories and Ore on Leach Pads to the 2021 Year End Notes for an explanation of the write-down.

Silver revenue

The table below summarizes silver sales, ounces sold and average realized prices for the following periods (dollars in thousands, except per ounce amounts):

	Year Ended December 31,
	2021	2020
Silver revenue	$10,202	$2,765
Silver ounces sold	397,546	136,238
Average realized price (per ounce)	$25.66	$20.30

During the year ended December 31, 2021, silver revenue was $10.2 million compared to $2.8 million for the comparable period of 2020. Similar to gold revenue, the increase in silver revenue during 2021 was attributable to the mine having more ore under leach as compared to the same 2020 period. During the year ended December 31, 2021, we also benefited from favorable silver prices, which were more than $5 per ounce higher compared to the same period of 2020. Silver revenue was also adversely affected during the year ended December 31, 2020 due to lower silver ounces available for sale as a result of write-downs of recoverable ounces on the leach pads.

Total cost of sales

Total cost of sales consists of Production costs, Depreciation and amortization, Mine site period costs, and Write-down of inventories. The table below summarizes total cost of sales for the following periods (dollars in thousands):

	Year Ended December 31,
	2021	2020
Production costs	$102,750	$41,688
Depreciation and amortization	8,544	2,894
Mine site period costs	38,166	47,115
Write-down of inventories	13,878	17,924
Total cost of sales	$163,338	$109,621

Production costs

For the year ended December 31, 2021, we recognized $102.8 million in Production costs, or $1,833 per ounce of gold sold, compared to $41.7 million or $1,675 per ounce of gold sold during the same period of 2020. The increase in Production costs was primarily due to a respective increase in the sales volumes of gold and silver of 31,153 and 261,308 ounces sold, respectively, at a higher average inventory cost per ounce during the year ended December 31, 2021 compared to the same period of 2020. As discussed in the below Mine site period costs section, throughout 2021 and 2020, a high operating cost structure at current levels of production has resulted in Mine site period costs to adjust ending inventory values of gold that approximate the net realizable value per ounce of gold (after considering future costs to complete and sell) as determined in accordance with our accounting policies. Accordingly, production costs per ounce of gold sold has been partially limited by the impact of recognizing Mine site period costs, which lowers the carrying value of production-related inventories. Reductions in the spot price of gold at the reporting periods as compared to prior reporting periods can result in additional Mine site period costs.

Depreciation and amortization

Depreciation and amortization was $8.5 million, or $152 per ounce of gold sold, for the year ended December 31, 2021 compared to $2.9 million, or $116 per ounce of gold sold, during the same periods of 2020. The increase in total depreciation and amortization costs per ounce of gold sold was largely due to an increase of 31,153 gold ounces sold during the year ended December 31, 2021 compared to the same period of 2020.

Mine site period costs

During the year ended December 31, 2021, inclusive of depreciation and amortization, we recorded $38.2 million of Mine site period costs for costs that were in excess of the net realizable value per ounce of gold inventories, compared to $47.1 million during the same period of 2020. Such period costs are generally the result of costs related to activities at the Hycroft Mine that do not qualify for capitalization to production-related inventories or adjustments to production inventories that are the result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, inefficient cost-volume structures, or other unusual costs and activities, and cannot be recorded to production-related inventories based on the threshold established by the calculation of the estimated net realizable value per ounce of gold.

Write-down of inventories

We recorded a Write-down of inventories of $13.9 million for the year ended December 31, 2021 related to the following:

●	A write-down of the non-current portion of Ore on leach pads of $5.5 million for Production costs and $0.4 million of capitalized depreciation and amortization costs related to 3,612 ounces of gold contained in the over liner material on the new larger leach pad which we began constructing in 2020. As the 2022 Hycroft TRS does not include proven and probable mineral reserves, it was determined that the recoverability of these ounces is dependent upon additional work and technical studies and, as a result, it was determined that the ounces and related capitalized amounts should be written-off.
●	A write-down of Inventories of $5.9 million for obsolete and slow moving materials and supplies inventories. As a result of ceasing mining operations, it was determined that certain materials and supplies were not expected to be used in the next 12 months and, accordingly, a reserve was placed against these items.
●	A loss of $2.1 million related to a firm purchase commitment for crusher liners that we agreed to purchase under consignment over a period of three years beginning in August 2020. This loss relates to the unfulfilled commitment obligation and has been reduced to reflect our negotiated settlement with the supplier.

As discussed in Note 4 - Inventories and Ore on Leach Pads to the 2021 Year End Notes, based on metallurgical balancing results, during the year ended December 31, 2020, we determined that 10,492 ounces of gold that had been placed on the leach pads were no longer recoverable and recognized $17.9 million of Write-down of inventories on the Consolidated Statements of Operations, which included production costs of $16.7 million, and capitalized depreciation and amortization costs of $1.2 million, respectively.

General and administrative

General and administrative totaled $14.6 million during the year ended December 31, 2021 compared to $21.1 million during the year ended December 31, 2020. The decrease of $6.4 million during the year ended December 31, 2021 was primarily due to decreases in: (i) salary and compensation costs of $6.2 million; (ii) insurance costs of $1.2 million; partially offset by increases in: (i) legal, professional, and consulting fees associated with general corporate matters and obligations as a public company of $0.4 million; and (ii) director compensation for the members of our committees created upon becoming a public company of $0.5 million.

Projects, exploration and development

During the year ended December 31, 2021, Projects, exploration and development costs totaled $13.6 million and were related to the following activities: (i) analyzing established feasibility studies; (ii) conducting geological studies; (iii) oversight and project management; and (iv) exploration drilling, engineering, and metallurgical activities. Upon determining that the 2019 Hycroft TRS was not likely to be economic, we determined that previously capitalized mine development costs related to the 2019 Hycroft TRS no longer qualified for capitalization. As a result we recorded an impairment charge of $6.7 million for the previously capitalized amounts that was included in Projects, exploration and development during the year ended December 31, 2021. We did not incur any such costs during the year ended December 31, 2020.

Write-off of deposit

During the year ended December 31, 2021, we determined that additional equipment was no longer expected to be purchased under the current mine plan. Accordingly, a full reserve was applied against the $0.9 million deposit previously paid by us to an equipment supplier. Refer to Note 5 - Prepaids and Other, Net to the 2021 Year End Notes for further detail.

Accretion

We recorded $0.4 million of Accretion during both of the years ended December 31, 2021 and 2020, which related to our Asset retirement obligation and future reclamation costs. Refer to Note 13 - Asset Retirement Obligation to the 2021 Year End Notes for further detail.

Interest expense, net of capitalized interest

As discussed and detailed in Note 10 - Debt, Net to the Year End Notes, Interest expense, net of capitalized interest totaled $20.6 million during the year ended December 31, 2021 compared to $43.5 million during the same period in 2020. The decrease of $23.0 million during the year ended December 31, 2021 was a result of completing the Recapitalization Transaction on May 29, 2020, which caused the exchange or conversion of the majority of Seller’s $627.8 million outstanding indebtedness to equity, thus resulting in post-Recapitalization Transaction indebtedness totaling $159.8 million for the Sprott Credit Agreement and Assumed New Subordinated Notes.

Fair value adjustments to warrants

During the year ended December 31, 2021, the Fair value adjustments to warrants resulted in a non-cash gain $14.4 million as the market trading values of our publicly listed warrants decreased, which was primarily due to a decrease in the underlying trading price of our common shares. We did not incur any such warrant adjustment during the year ended December 31, 2020. Refer to Note 12 - Warrants to the 2021 Year End Notes for further detail.

Interest income

Interest income totaled approximately $Nil during the year ended December 31, 2021 compared with $0.2 million during the year ended December 31, 2020. During the second quarter of 2021, we replaced certain surety bonds with new surety bonds with lower cash collateral requirements, in which none of the accounts holding the cash collateral earns interest income, resulting in no Interest income for the year ended December 31, 2021.

Income taxes

During the year ended December 31, 2021, we recognized an income tax benefit of $1.5 million which was the result of carrying back our net operating losses to periods that we paid income tax prior to the Recapitalization Transaction. There was no income tax benefit or expense, net, recognized during the year ended December 31, 2020. We have not recorded any future income tax benefits for net losses generated after the completion of the Recapitalization Transaction, due to a full valuation allowance recorded against our net operating loss carryforward earned after the Recapitalization Transaction. For additional details, refer to Note 17 - Income Taxes to the 2021 Year End Notes.

Net loss

For the reasons discussed above, we recorded a net loss of $88.6 million for the year ended December 31, 2021, respectively, which included a gain from Fair value adjustments to warrants of $14.4 million, compared to a net loss of $136.4 million for the year ended December 31, 2020.

Liquidity and Capital Resources

Three months ended March 31, 2022, compared to three months ended March 31, 2021.

General

Our unrestricted cash position at March 31, 2022 was $172.8 million as compared with $12.3 million at December 31, 2021. While we plan to continue processing gold and silver ore on the leach pads after ceasing mining operations and partially offset the cash that is projected to be used in operations and investing activities, we do not expect to generate net positive cash for the foreseeable future. Accordingly, we will be dependent on our unrestricted cash and other sources of cash to fund the business. As discussed in Note 13 – Stockholders’ Equity in the Notes to the First Quarter Financial Statements, we raised gross proceeds of approximately $194.4 million in March 2022, before deduction of commissions and expenses, through the following equity financings:

● On March 14, 2022, we entered into the Subscription Agreements with AMC and Eric Sprott pursuant to which the Company sold on March 15, 2022 an aggregate of 46,816,480 units, each unit consisting of one share of Common Stock and one New Warrant to purchase one Warrant Share, at a purchase price of $1.193 per unit for total gross proceeds, before deduction of fees and expenses, of $55.9 million.

● On March 15, 2022, we implemented the ATM Program. On March 25, 2022, we terminated the ATM Program and announced that we had sold 89,553,584 shares of Common Stock under the ATM Program and generated aggregate gross proceeds before commissions and offering expenses of approximately $138.6 million.

In addition, we will continue to evaluate alternatives to raise additional capital necessary to fund the future development of the Hycroft Mine and will continue to explore other strategic initiatives to enhance stockholder value.

Historically, we have been dependent on various forms of debt and equity financing to fund our business. While we have been successful in the past raising funds through equity and debt financings, no assurance can be given that additional financing will be available to us in amounts sufficient to meet our needs or on terms acceptable to us. In the event that funds are not available, we may be required to materially change our business plans. See “Risk Factors -- Business Related Risks -- Business-Related Risks -- We will need to raise additional capital, but such capital may not be available on favorable terms or at all” for a further discussion.

To avoid potential non-compliance with the Sprott Credit Agreement, we obtained a series of waivers and entered into amendments to the Sprott Credit Agreement. Please see Debt Covenants below and Note 9 – Debt, Net in the Notes to the First Quarter Financial Statements for information regarding additional waivers received and modifications to the Sprott Credit Agreement, including the Second A&R Agreement.

Our future liquidity and capital resources management strategy entails a disciplined approach to monitor the timing and depth of any drilling, metallurgical and mineralogical studies and the continuation of processing the remaining leach pad inventory while attempting to remain in a position that allows us to respond to changes in the business environment, such as a decrease in metal prices or lower than forecasted future cash flows, and changes in other factors beyond our control. We have undertaken efforts aimed at managing our liquidity and preserving our capital resources by, among other things: (i) monitoring metal prices and the impacts (near-term and future) they have on the business and cash flows; (ii) ceasing open pit mining operations to reduce net cash outflows while continuing to process leach pad inventory until such time as it is no longer economic; (iii) reducing the size of the workforce to reflect the cessation of mining operations; (iv) controlling working capital and managing discretionary spending; (v) reviewing contractor usage and rental agreements for more economic options, including termination of certain agreements in accordance with their terms; (vi) decreasing restricted cash balances that collateralize bonds, as available; and (vii) planning the timing and amounts of capital expenditures and drilling, metallurgical and mineralogical study costs at the Hycroft Mine and deferring such items that are not expected to benefit our near term operating plans. We have undertaken and continue to undertake additional efforts to: (i) monetize non-core assets and excess materials and supplies inventories; (ii) return excess rental and leased equipment; (iii) sell certain uninstalled grinding mills that are not expected to be needed for a future milling operation; (iv) sell other uninstalled grinding mills if the proceeds contribute to enhancing a future milling operation; and (v) work with existing debt holders to adjust debt service requirements.

Cash and liquidity

We have placed substantially all of our cash in operating accounts with a well-capitalized financial institution, thereby ensuring balances remain readily available. Due to the nature of our operations and the composition of current assets, Cash and metal inventories represent substantially all of the liquid assets on hand. Additionally, the Company is provided with additional liquidity as ounces are recovered from the Ore on leach pads, processed into finished goods, and sold at prevailing spot prices to customers.

The following table summarizes projected sources of future liquidity, as recorded within the First Quarter Financial Statements (dollars in thousands):

	March 31, 2022	December 31, 2021
Cash	$172,778	$12,342
Metal inventories(1)	6,976	6,693
Ore on leach pads(2)	3,680	10,106
Assets held-for-sale	10,308	11,558
Total projected sources of future liquidity	$193,742	$40,699

(1)

Metal inventories contained approximately 3,869 recoverable ounces of gold that are expected to be sold within the next 12 months. Assuming a gold selling price of $1,942 per ounce (the March 31, 2022 P.M. fix) and excluding any proceeds from silver sales, the sale of all gold ounces estimated to be recovered from metal inventories would provide $7.5 million of revenue. See Note 3 - Inventories and Ore on Leach Pads to the Notes to the First Quarter Financial Statements for additional information.

(2)

Ore on leach pads contained approximately 2,693 ounces of gold that are expected to be processed into finished goods and then sold within the next 12 months. Assuming a gold selling price of $1,942 per ounce (the March 31, 2022 P.M. fix) and excluding any proceeds from silver sales, the sale of all gold ounces estimated to be recovered from ore on leach pads would provide $5.2 million of revenue. See Note 3 - Inventories and Ore on Leach Pads to the Notes to the First Quarter Financial Statements for additional information.

Three months ended March 31, 2022 compared to the three months ended March 31, 2021

The following table summarizes sources and uses of cash for the following periods (dollars in thousands):

	Three Months Ended March 31,
	2022	2021
Net loss	$(22,060)	$(9,688)
Net non-cash adjustments	9,954	(2,846)
Net change in operating assets and liabilities	5,190	(2,227)
Net cash used in operating activities	(6,916)	(14,761)
Net cash used in investing activities	1,610	(5,082)
Net cash (used in) provided by financing activities	165,742	—
Net (decrease) increase in cash	160,436	(19,843)
Cash and restricted cash, beginning of period	46,635	96,040
Cash and restricted cash, end of period	$207,071	$76,197

Cash used in operating activities

During the three months ended March 31, 2022, we used $6.9 million of cash in operating activities primarily attributable to a net loss of $22.1 million, the cash impact of which was equal to $12.1 million, and $5.2 million was provided by working capital, which included a $6.1 million decrease for production-related inventories as we continue to process the remaining gold and silver ore on our leach pads which was partly offset by cash used to reduce Accounts payable of $2.8 million. The largest non-cash items included in net loss during the three months ended March 31, 2022 included a $5.3 million loss from Fair value adjustments to warrants and Non-cash portion of interest expense of $3.8 million.

For the three months ended March 31, 2021, we used $14.8 million of cash in operating activities primarily attributable to a net loss of $9.7 million, the cash impact of which was $12.5 million, and $2.2 million was used for working capital, which included $4.0 million used to increase production-related inventories. The largest non-cash items included in net loss for the three months ended March 31, 2021 included a $9.5 million gain from Fair value adjustments to warrants and Non-cash portion of interest expense of $4.4 million.

Cash provided by (used in) investing activities

For the three months ended March 31, 2022, investing activities provided cash of $1.6 million primarily from the sale of a regrind mill, which was included in Assets held for sale, for gross proceeds of $1.3 million and other mobile mine equipment and materials and supplies for proceeds of $0.7 million. In addition, we purchased mobile mine equipment of $0.4 million.

For the three months ended March 31, 2021, we used $5.1 million in investing activities which primarily related to expenditures of $2.5 million (exclusive of capitalized interest of $0.7 million) for the leach pad expansion project and $1.4 million for purchased equipment. We completed construction of the leach pad to the appropriate point at which we believe that there would be minimal risk of adverse impacts to the leach pad.

Cash provided by financing activities

During the three months ended March 31, 2022 cash provided by financing activities of $165.7 million was primarily related to the equity offerings completed during the period: (i) the Private Placement offering completed on March 15, 2022 for gross proceeds of $55.9 million, and (ii) the ATM Program completed on March 25, 2022 for net proceeds of $134.3 million. These amounts were offset by the required prepayments under the Second A&R Agreement of $24.4 million, including $0.5 million of additional interest.

There were no cash financing activities during the three months ended March 31, 2021.

Future capital and cash requirements

The following table provides our gross contractual cash obligations as of March 31, 2022, which are grouped in the same manner as they were classified in the cash flows in order to provide a better understanding of the nature of the obligations and to provide a basis for comparison to historical information. We believe that the following provides the most meaningful presentation of near-term obligations expected to be satisfied using current and available sources of liquidity (dollars in thousands):

	Payments Due by Period
		Less than 1	1 – 3	3 – 5	More than 5
	Total	Year	Years	Years	Years
Operating activities:
Net smelter royalty(1)	$292,181	$1,766	$23,609	$25,806	$241,000
Remediation and reclamation expenditures(2)	70,100	—	—	—	70,100
Interest payments(4)	22,665	4,398	13,157	5,110	—
Crofoot royalty(3)	4,630	—	—	-	4,630
Financing activities:
Repayments of debt principal(4)	147,171	126	301	146,744	—
Additional interest payments(5)	7,149	2,200	4,949	—	—
Total	$543,896	$8,490	$42,016	$177,660	$315,730

(1)

Under the Sprott Royalty Agreement, we are required to pay a perpetual royalty equal to 1.5% of the Net Smelter Returns from the Hycroft Mine, payable monthly that also includes an additional amount for withholding taxes payable by the royalty holder. Amounts presented above incorporate estimates of the current life-of-mine plan for mineral resources and are based on consensus pricing for gold and silver. See Note 10 - Deferred Gain on Sale of Royalty to the Notes to the First Quarter Financial Statements for additional information.

(2)

Mining operations are subject to extensive environmental regulations in the jurisdictions in which they are conducted and we are required, upon cessation of operations, to reclaim and remediate the lands that our operations have disturbed. The estimated undiscounted cash outflows of these remediation and reclamation obligations are reflected here. In the above presentation, no offset has been applied for the $59.3 million of our reclamation bonds or for the $34.3 million of cash collateral for those bonds included in Restricted Cash.

(3)

The Company is required to pay a 4% net profits royalty, including advance royalty payments of $120,000 in any year where mining occurs on the Crofoot claims and an additional $120,000 if tons mined from the Crofoot claim blocks exceed 5.0 million tons. See Note 21 - Commitments and Contingencies to the Notes to the First Quarter Financial Statements for additional information.. Amounts shown represent the current estimates of cash payment timing using consensus pricing for gold and silver.

(4)

Repayments of principal on debt consists of amounts due under the Sprott Credit Agreement (as amended by the Second A&R Agreement), the Assumed New Subordinated Notes and notes payable for equipment purchases. Included in the repayment of the Assumed New Subordinated Notes principal is interest that has been capitalized as payable in-kind on a quarterly basis, and on a monthly basis for the Sprott Credit Agreement (as amended by the Second A&R Agreement) for the first 12 months after the initial advance. Also included in the repayment of the Sprott Credit Agreement was the $3.3 million fee that has been capitalized as payable in-kind in connection with the Second A&R Agreement. See Note 9 - Debt, Net to the Notes to the First Quarter Financial Statements for additional information.

(5)

Additional interest payments consist of repayments of additional interest under the Sprott Credit Agreement (as amended by the Second A&R Agreement), commencing February 28, 2021 (with the first cash payment due three months after such date) and ending on the maturity date. See Note 9 - Debt, Net to the Notes to the First Quarter Financial Statements for additional information.

Debt covenants

The Company’s debt agreements contain representations and warranties, events of default, restrictions and limitations, reporting requirements, and covenants that are customary for agreements of these types.

The Sprott Credit Agreement (as amended by the Second A&R Agreement) contains covenants that, among other things, restrict or limit the ability of the Company to enter into encumbrances (other than Permitted Encumbrances), incur indebtedness (other than Permitted Indebtedness), dispose of its assets (other than Permitted Disposals), pay dividends, and purchase or redeem shares, as such terms are defined in the Sprott Credit Agreement (as amended by the Second A&R Agreement). The Sprott Credit Agreement (as amended by the Second A&R Agreement) requires us to ensure that, at all times, both its Working Capital and Unrestricted Cash are at least $10.0 million (subsequently reduced by the Waiver and Waiver Amendment discussed below), as such terms are defined in the Sprott Credit Agreement (as amended by the Second A&R Agreement), and that at least every six months the Company demonstrates its ability to repay and meet all present and future obligations as they become due with a financial model that uses consensus gold prices discounted by 5.0%. The Subordinated Notes include customary events of default, including those relating to a failure to pay principal or interest, a breach of a covenant, representation or warranty, a cross-default to other indebtedness, and non-compliance with security documents. As of March 31, 2022, we were in compliance with all covenants under our debt agreements.

On February 28, 2022, we entered into the February 2022 Waiver and Amendment with the Lender amending the November 2021 Waiver. Pursuant to the February 2022 Waiver and Amendment, the Lender: (i) waived the Company’s obligation under the Sprott Credit Agreement to maintain at least $9.0 million of Unrestricted Cash on the last day of each calendar month during the period ending May 10, 2022 (the “Waiver Period”), provided that, the Company maintained at least $7.5 million of Unrestricted Cash on the last day of February 2022 and at least $9.0 million on the last day of each month thereafter during the Waiver Period; (ii) waived all obligations of the Company to prepay the facility with the net cash proceeds of any Mill Asset Sales (as defined in the February 2022

Waiver and Amendment) until the earlier of: (A) the date on which the Company completes a private placement or other offering or issuance of its equity securities (the “Offering Date”); and (B) March 31, 2022; and (iii) extended the payment due date for the additional February interest payment and the February principal payment until the earlier of: (A) the Offering Date; and (B) March 31, 2022. Further, pursuant to the February 2022 Waiver and Amendment, any failure by the Company to comply with the terms of the preceding sentence would constitute an immediate Event of Default under the Credit Agreement.

On March 11, 2022, the Company entered into the March 2022 Sprott Agreement with the Lender with respect to the Sprott Credit Agreement. As described in the March 2022 Sprott Agreement, we were contemplating Equity Financing Transactions to be completed on or before March 31, 2022. Pursuant to the March 2022 Sprott Agreement, if the Equity Financing Transactions result (or are likely to result pursuant to definitive subscription underwriting and/or similar legally binding agreements) in our receipt of total gross cash proceeds (before deduction of fees and expenses) of the Required Equity Amount on or before March 31, 2022, the Lender and the Company were obligated to amend the principal repayment terms under the Sprott Credit Agreement such that no further scheduled payments of principal shall be required prior to May 31, 2025 (the “Maturity Date”) (i.e., there will be no required regular amortization payments of the facility and the full principal balance of the facility shall be due and payable in a single “bullet” payment on the Maturity Date). The consummation of the Private Placement satisfied the Required Equity Amount condition in the March 2022 Sprott Agreement.

The March 2022 Sprott Agreement also provides that, in connection with the modification of the required facility amortization payments, the Company shall pay to the Lender an amount equal to $3.3 million, with such payment to be capitalized and added to the principal amount owing under the Sprott Credit Agreement and accrue interest at the same rate and upon the same terms as the existing loans under the Sprott Credit Agreement; provided, the payment or prepayment of such capitalized principal amount shall not be subject to the Prepayment Premium (as defined in the Sprott Credit Agreement) or any other penalty or premium.

On March 14, 2022, we reached an agreement in principle with the Lender to modify the terms of the Sprott Credit Agreement and other applicable loan documents. On March 30, 2022, the Company and Lender entered into the Second A&R Agreement, which

(i)	extended the maturity date for all of the loans and other principal obligations under the Sprott Credit Facility by two years, to May 31, 2027;
(ii)

provided for the Initial Equity Proceeds Prepayment by the Company to in the amount of $10.0 million promptly upon the Company’s receipt of cash proceeds from the Private Placement offering with AMC and Sprott;

(iii)

provided for the Subsequent Equity Proceeds Prepayments by the Company to prepay principal under the Second A&R Agreement in the amount of $13.9 million (representing 10% of the subsequent issuance of its equity interests consummated on or prior to March 31, 2022); and

(iv)

eliminated the prepayment premiums otherwise payable with respect to the Initial Equity Proceeds Prepayment, the Subsequent Equity Proceeds Prepayments and all future prepayments of principal under the Sprott Credit Facility.

In addition, the Company’s obligations (i) to prepay principal with proceeds of asset sales will be credited/offset by the $23.9 million aggregate amount of Initial Equity Proceeds Prepayment and the Subsequent Equity Proceeds Prepayments, and (ii) to maintain a minimum amount of Unrestricted Cash was increased to $15.0 million.

Pursuant to the agreement in principal, the Company made the Initial Equity Proceeds Prepayment of $10.0 million and paid in kind a $3.3 million fee in connection with the modification and capitalized it to principal on March 16, 2022; and following the execution of the Second A&R Agreement on March 30, 2022, the Company (i) paid the previously deferred additional interest payment of $0.5 million, and (ii) made the Subsequent Equity Proceeds Prepayment of $13.9 million. After giving effect to such prepayments the outstanding principal balance under the Second A&R Agreement was estimated as of March 30, 2022 to be $57.9 million (before issuance discounts) including unpaid additional interest of approximately $7.1 million.

Our future liquidity and capital resources management strategy entails a disciplined approach to monitor the timing and depth of any drilling, metallurgical and mineralogical studies and the continuation of processing the remaining leach pad inventory while attempting to remain in a position that allows us to respond to changes in our business environment, such as a decrease in metal prices or lower than forecasted future cash flows, and changes in other factors beyond our control. We have undertaken efforts aimed at managing our liquidity and preserving our capital resources by, among other things:

(i)	monitoring metal prices and the impacts (near-term and future) they have on our business and cash flows;
(ii)	ceasing open pit mining operations to reduce net cash outflows while continuing to process leach pad inventory until such time as it is no longer economic;
(iii)	reducing the size of our workforce to reflect the cessation of mining operations;
(iv)	controlling our working capital and managing discretionary spending;
(v)	reviewing contractor usage and rental agreements for more economic options, including termination of certain agreements in accordance with their terms;
(vi)	decreasing restricted cash balances that collateralize bonds, as available; and
(vii)

planning the timing and amounts of capital expenditures and drilling, metallurgical and mineralogical study costs at the Hycroft Mine and deferring such items that are not expected to benefit our near term operating plans.

We have undertaken and continue to undertake additional efforts to:

(i)	monetize non-core assets and excess materials and supplies inventories;
(ii)	return excess rental and leased equipment;
(iii)	sell certain uninstalled grinding mills that are not expected to be needed for a future milling operation;
(iv)	selling other uninstalled grinding mills if the proceeds contribute to enhancing a future milling operation; and
(v)	work with existing debt holders to adjust debt service requirements.

In addition, as of October 6, 2021, we entered into an agreement with Randy Buffington, our former Chairman, President and Chief Executive Officer to terminate $0.7 million in aggregate future cash payments in exchange for the termination of the remainder of his restrictive covenant of non-competition and issuance of up to 275,000 shares of our Common Stock.

Cash and liquidity

We have placed substantially all of our cash in operating accounts with a well-capitalized financial institution, thereby ensuring balances remain readily available. Due to the nature of our operations and the composition of our current assets, our Cash Accounts receivable, and metal in Inventories represent substantially all of our liquid assets on hand. Additionally, we are provided with additional liquidity as ounces are recovered from the Ore on leach pads, processed into finished goods, and sold at prevailing spot prices to our customers.

The following table summarizes our projected sources of future liquidity, as recorded within the Consolidated Financial Statements (dollars in thousands):

	December 31, 2021	December 31, 2020
Cash	$12,342	$56,363
Accounts receivable	—	426
Metal in Inventories(1)	6,693	6,418
Ore on leach pads(2)	10,106	38,041
Total projected sources of future liquidity	$29,141	$101,248

(1)

Metal in Inventories, contained approximately 3,849 recoverable ounces of gold that are expected to be sold within the next nine months. Assuming a gold selling price of $1,806 per ounce (the December 31, 2021 P.M. fix) and excluding any proceeds from silver sales, the sale of all gold ounces estimated to be recovered from our metal inventories would provide us with $7.0 million of revenue. See Note 4 - Inventories and Ore on Leach Pads to the 2021 Year End Notes for additional information.

(2)

The current portion of Ore on leach pads contained approximately 7,130 ounces of gold that are expected to be processed into finished goods and then sold within the next 12 months. Assuming a gold selling price of $1,806 per ounce (the December 31, 2021 P.M. fix) and excluding any proceeds from silver sales, the sale of all gold ounces estimated to be recovered from our ore on leach pads would provide us with $12.9 million of revenue. See Note 4 - Inventories and Ore on Leach Pads to the 2021 Year End Notes for additional information.

The year ended December 31, 2021 compared to the year ended December 31, 2020

The following table summarizes our sources and uses of cash for the following periods (dollars in thousands):

	Year Ended December 31,
	2021	2020
Net loss	$(88,564)	$(136,392)
Net non-cash adjustments	30,829	76,809
Net change in operating assets and liabilities	20,697	(50,925)
Net cash used in operating activities	(37,038)	(110,508)
Net cash used in investing activities	(6,873)	(31,124)
Net cash (used in) provided by financing activities	(5,494)	188,705
Net (decrease) increase in cash	(49,405)	47,073
Cash and restricted cash, beginning of period	96,040	48,967
Cash and restricted cash, end of period	$46,635	$96,040

Cash used in operating activities

During the year ended December 31, 2021, we used $37.0 million of cash in operating activities primarily attributable to a net loss of $88.6 million, the cash impact of net loss was equal to $57.7 million, and $20.7 million provided by working capital, which included $29.0 million used to increase production-related inventories. The largest non-cash items included in net income during the year ended December 31, 2021 included Impairment charges of $17.3 million related to the Write-down of inventories and Impairment on equipment not in use, a $14.4 million gain from Fair value adjustments to warrants and Non-cash portion of interest expense of $16.8 million.

For the year ended December 31, 2020, we used $110.5 million of cash for operating activities primarily attributable to a net loss of $136.4 million, the cash impact of net loss was equal to $59.6 million, and $50.9 million used for working capital, including the operational ramp up following the 2019 restart of the Hycroft Mine using a net $43.8 million to increase production-related inventory balances. Cash outflows during the year ended December 31, 2020 were partially offset by certain non-cash expenses included in Net loss, including $38.8 million of non-cash interest expense and a $17.9 million Write-down of inventories.

Cash used in investing activities

For the year ended December 31, 2021 and 2020, we used $6.9 million and $31.1 million, respectively, in investing activities. For the year ended December 31, 2021, expenditures included (i) $2.7 million for purchased equipment and refurbishments; (ii) $2.5 million spent for the leach pad expansion project (which excludes $0.7 million of capitalized interest) to complete construction to the appropriate point in which we believe there would be minimal risk of adverse impacts to the leach pad. For the year ended December 31, 2020, the majority of the capital expenditures related to construction of new leach pad space.

Cash (used in) provided by financing activities

During the year ended December 31, 2021 we repaid $5.4 million of the Additional Interest and principal which is classified as debt under the terms of our Sprott Credit Agreement. Cash provided by financing activities was $188.7 million for the year ended December 31, 2020, which included proceeds from financing instruments consummated in connection with the Recapitalization Transaction of $254.8 million, offset by principal payments on debt of $132.4 million and payments for legal and consulting fees related to the Recapitalization Transaction of $16.1 million.

Future capital and cash requirements

The following table provides our gross contractual cash obligations as of December 31, 2021, which are grouped in the same manner as they were classified in the cash flows in order to provide a better understanding of the nature of the obligations and to provide a basis for comparison to historical information. We believe the following provides the most meaningful presentation of near-term obligations expected to be satisfied using current and available sources of liquidity (dollars in thousands):

	Payments Due by Period
		Less than 1	1 – 3	3 – 5	More than 5
	Total	Year	Years	Years	Years
Operating activities:
Net smelter royalty(1)	$241,229	$229	$—	$—	$241,000
Remediation and reclamation expenditures(2)	70,100	—	—	—	70,100
Interest payments(3)	10,115	5,730	4,383	2	—
Crofoot royalty(4)	4,630	—	—	—	4,630
Financing activities:
Repayments of debt principal(5)	209,676	15,157	56,594	137,925	—
Additional interest payments(6)	7,699	2,200	5,499	—	—
Total	$543,449	$23,316	$66,476	$137,927	$315,730

(1)

Under the Sprott Royalty Agreement, we are required to pay a perpetual royalty equal to 1.5% of the Net Smelter Returns from our Hycroft Mine, payable monthly that also includes an additional amount for withholding taxes payable by Sprott. Amounts presented above incorporate estimates of our current life-of-mine plan, and are based on consensus pricing for gold and silver. See Note 11 - Deferred Gain on Sale of Royalty to the 2021 Year End Notes for additional information.

(2)

Mining operations are subject to extensive environmental regulations in the jurisdictions in which they are conducted and we are required, upon cessation of operations, to reclaim and remediate the lands that our operations have disturbed. The estimated undiscounted cash outflows of these remediation and reclamation obligations are reflected here. In the above presentation, no offset has been applied for the $59.3 million of our reclamation bonds or for the $34.3 million of cash collateral for those bonds included in Restricted Cash.

(3)	Under the Sprott Credit Agreement, we were required to pay interest beginning in the 13th month after the initial advance on May 29, 2020 to Sprott Private Resource Lending II (Collector), LP.
(4)

We are required to pay a 4% net profits royalty, including advance minimum royalty payments of $120,000 in any year where mining occurs on the Crofoot claims and an additional minimum royalty of $120,000 if tons mined from the Crofoot claim blocks exceed 5.0 million tons. See Note 23 - Commitments and Contingencies to the 2021 Year End Notes. Amounts shown represent our current estimates of cash payment timing using consensus pricing for gold and silver.

(5)

Repayments of principal on debt consists of amounts due under the Sprott Credit Agreement, the Subordinated Notes and notes payable for equipment purchases. Included in the repayment of the Subordinated Notes principal is interest that has been capitalized as payable in-kind on a quarterly basis, and on a monthly basis for the Sprott Credit Agreement for the first 12 months after the initial advance.

(6)

Additional interest payments consist of repayments of additional interest under the Sprott Credit Agreement, commencing February 28, 2021 (with the first cash payment due three months after such date) and ending on the maturity date.

Off-balance sheet arrangements

As of March 31, 2022, our off-balance sheet arrangements consisted of a net profit royalty arrangement and a net smelter royalty arrangement (see Note 21 - Commitments and Contingencies to the Notes to the First Quarter Financial Statements).

As of December 31, 2021, our off-balance sheet arrangements consisted of a net profit royalty arrangement and a net smelter royalty arrangement.

Accounting Developments

The following accounting pronouncements were adopted by the Company during the three months ended March 31, 2022:

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies guidance on accounting for convertible instruments and contracts in an entity’s own equity including calculating diluted earnings per share. For emerging growth companies, the new guidance is effective for annual periods beginning after December 15, 2022. The Company early adopted ASU 2020-06 as of January 1, 2022, with no material impact on its condensed consolidated financial statements or the related disclosures.

In December of 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740, Income Taxes and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. For emerging growth companies, the new guidance was effective for annual periods beginning after December 15, 2021 and the Company adopted ASU 2019-12 as of January 1, 2022, with no material impact on its condensed consolidated financial statements or the related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). ASU 2021-04 clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after modification or exchange. ASU 2021-04 provides guidance that will clarify whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (i) an adjustment to equity and, if so, the related earnings per share effects, if any, or (ii) an expense and, if so, the manner and pattern of recognition. For emerging growth companies, the new guidance was effective for annual periods beginning after December 15, 2021 and the Company adopted ASU 2021-04 as of January 1, 2022, with no material impact on its condensed consolidated financial statements or the related disclosures.

Critical Accounting Estimates

MD&A is based on our 2021 Year End Financial Statements and First Quarter Financial Statements, each of which has been prepared in accordance with GAAP. The preparation of these statements requires us to make assumptions and estimates that affect the reported amounts. We base our assumptions and estimates on historical experience and various other sources that we believe to be reasonable at the time our estimates are made. Actual results may differ from amounts estimated in these statements, and such difference could be material. As such, future events and their effects cannot be determined with certainty.

Although other estimates are used in preparing our financial statements, we believe that the following accounting estimates are the most critical to understanding and evaluating our reported financial results. For information on all of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies to the 2021 Year End Notes.

Ore on leach pads

Estimate Required:

The recovery of gold and silver at the Hycroft Mine is currently accomplished through a heap leach process, the nature of which limits our ability to precisely determine the recoverable gold ounces in Ore on leach pads. We estimate the quantity of recoverable gold ounces in ore on leach pads using surveyed volumes of material, ore grades determined through sampling and assaying of blastholes, and estimated recovery rates based on ore type and domain and level of oxidation actually achieved or expected to be achieved prior to leaching. The quantity of recoverable gold ounces and recovery rates varies based on ore mineralogy, steps in the leach process, ore grade, ore particle sizes and the percentage of cyanide soluble gold. The estimated recoverable gold ounces placed on the leach pads are periodically reconciled by comparing the related ore to the actual gold ounces recovered (metallurgical balancing). The ultimate recoverable gold ounces or life-of-mine recovery rate is unknown until mining operations cease. A change in the recovery rate or the quantity of recoverable gold ounces in our stockpiles or ore on leach pads could materially impact our financial statements.

Impact of Change in Estimate:

Changes in recovery rate estimates or estimated recoverable gold ounces that do not result in write-downs are accounted for on a prospective basis. If a write-down is required, ore on leach pads would be adjusted to market values before prospectively accounting for the remaining costs and revised estimated recoverable gold ounces. During the year ended December 31, 2021, we did not recognize any write-downs related to estimated ounces on our in-service leach pads.

At December 31, 2021, if our estimate of recoverable gold ounces on the leach pad decreased by 2.5% or 5.0%, recoverable gold ounces in Ore on leach pads would decrease by approximately 178 ounces or 357 ounces, respectively, which would require a write-down of $0.3 million or $0.5 million, respectively, of our Ore on leach pads costs before prospectively accounting for the remaining costs. A 2.5% or 5.0% increase to our estimate of recoverable gold ounces in Ore on leach pads would increase the estimated recoverable ounces by the aforementioned amounts and would not result in a change to our weighted average cost per ounce.

Impairment of long-lived assets

Estimate Required:

Our long-lived assets consist of Plant, equipment, and mine development, net. We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Events that may trigger a test for recoverability include, but are not limited to, significant adverse changes to projected revenues, costs, or future expansion plans or changes to federal and state regulations (with which we must comply) that may adversely impact our current or future operations. An impairment is determined to exist if the total projected future cash flows on an undiscounted basis are less than the carrying amount of a long-lived asset group. An impairment loss is measured and recorded based on the excess carrying value of the impaired long-lived asset group over fair value.

To determine fair value, we used a market-based approach for determining fair value based on sales transactions of comparable assets. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. Our estimates of future cash flows from the potential sale of our assets are based on numerous assumptions that are consistent or reasonable in relation to transactions occurring in the market and actual future cash flows may be significantly different than the estimates as each are each subject to significant risks and uncertainties.

Impact of Change in Estimate:

The estimates and assumptions used to determine the fair value of our long-lived assets as of December 31, 2021 were based upon sales transactions of comparable assets. We compared the estimated $162.0 million estimated fair value, after allocating the fair value to other assets and liabilities, to the carrying value of our Plant, equipment, and mine development, net of $58.5 million, and given the large surplus between the estimated fair value of the Company and the carrying value of our Plant, equipment, and mine development, net a change in the estimates used in the market-based approach would be unlikely to result in an impairment as of December 31, 2021.

Asset retirement obligation (“ARO”)

Estimate Required:

We will be required to perform reclamation activity at the Hycroft Mine in the future. As a result of this requirement, an ARO has been recorded on our consolidated balance sheets that is based on our expectation of the costs that will be incurred years in the future. Any underestimate or unanticipated reclamation costs or any changes in governmental reclamation requirements could require us to record or incur additional reclamation costs. ARO liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized ARO liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income attributable to stockholders.

Impact of Change in Estimate:

Based on our current proposed 34-year mine plan set forth in the 2019 Hycroft TRS, which we believe remains the best estimate for the life of mine, no significant reclamation activity will be made until 2047. However, if the significant reclamation activity were to begin in 2042 or 2045 our reclamation liability would increase by approximately $1.9 million and approximately $0.7 million, respectively.

Warrant liability

Estimate Required:

We account for the 5-Year Private Warrants to purchase shares of our common stock that are not indexed to our own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of Other income (expense), net on the statement of operations. We will continue to adjust the liability for changes in fair value of the 5-Year Private Warrants until the earlier of the (i) exercise or expiration of the 5-Year Private Warrants or (ii) the transfer of any 5-Year Private Warrants to any person who is not a permitted transferee, at which time the applicable warrant liability will be extinguished. The terms of the 5-Year Private Warrants are substantially identical to the 5-Year Public Warrants except the 5-Year Private Warrants, while held by the SPAC sponsor and/or SPAC underwriter and their permitted transferees, are precluded from mandatory redemption and are entitled to exercise on a cashless bases at the holder’s election. Accordingly, we use a Black-Scholes model with an appropriate estimate of volatility considering volatility of the 5-Year Public Warrants and using a Monte Carlo simulation model to incorporate the redemption and cashless exercise features in the 5-Year Private Warrants. Increases (decreases) in the assumptions result in a directionally similar impact to the fair value of the warrant liability.

Impact of Change in Estimate:

A $0.01 increase or decrease in the fair value estimate of 5-Year Private Warrants would increase or decrease the warrant liability, by $0.1 million with the offset in Other income (expense).

MANAGEMENT

Management and Board of Directors

The below is a list of our current executive officers and directors as of June 1, 2022, and their respective ages and a brief account of each of their business experience:

Name	Age	Position(s)
Diane R. Garrett, Ph.D.	62	President, Chief Executive Officer and Director
Sean D. Goodman	57	Director
Michael Harrison	50	Director
Stephen A. Lang	66	Chairman of the Board
David Naccarati	69	Director
Thomas Weng	54	Director
Marni Wieshofer	59	Director
Stanton K. Rideout	62	Executive Vice President and Chief Financial Officer

We have determined that each of Messrs. Goodman, Harrison, Lang, Naccarati and Weng and Ms. Wieshofer are “independent directors” under Nasdaq listing standards. The Board reviews independence on an annual basis and has also determined that each current member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under the applicable Nasdaq listing standards and SEC rules. The Board further determined that Ms. Wieshofer qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, the Company’s Board found that none of these directors had a material or other disqualifying relationship with the Company.

Diane R. Garrett, Ph.D., began serving as our President and Chief Executive Officer and a director on September 8, 2020, was Acting Chair of the Board from December 15, 2021 through April 8, 2022 and is a member of the Board. From June 2016 until her appointment with the Company, Ms. Garrett was the President and Chief Executive Officer of Nickel Creek Platinum Corp. (“NCP”), a mining exploration and development company listed on the Toronto Stock Exchange and the OTC-QB Market. She has more than 20 years of senior management and financial expertise in the field of natural resources. Prior to joining NCP, she held the position of President and Chief Executive Officer and a director of Romarco Minerals Inc. (“Romarco”) from November 2002 until October 2015, taking the multi-million-ounce Haile Gold Mine project from discovery to construction. Romarco was acquired by OceanaGold, Inc. in 2015, at which time Ms. Garrett became a director and consultant to OceanaGold, Inc. before joining NCP in June 2016. Prior to that, she held numerous senior positions in public mining companies including VP of Corporate Development at Dayton Mining Corporation and VP of Corporate Development at Beartooth Platinum Corporation. Early in her career, Ms. Garrett was the Senior Mining Analyst and Portfolio Manager in the precious metals sector with US Global Investors. Ms. Garrett received her Ph.D. in Engineering and her Masters in Mineral Economics from the University of Texas at Austin. The Board has determined that Ms. Garrett should serve as a director due to her technical expertise and background as a senior executive in mining companies as well as her significant experience with permitting, developing and constructing gold mines and moving a precious-metals mining company from the development stage to the successful producer stage, Ms. Garrett is also a director of Novagold Resources Inc., a mineral exploration company operating in the gold mining industry (NYSE American: NG; TSE: NG) and Ausenco PYT Ltd., a privately held global engineering firm. Ms. Garrett’s brother, David Thomas, is the General Manager of the Hycroft Mine.

Sean D. Goodman has been a member of our Board since April 8, 2022 and was appointed as a member of the Audit and Nominating and Governance Committees on April 8, 2022. Mr. Goodman is the Executive Vice President and Chief Financial Officer of AMC Entertainment Holdings, Inc. (NYSE: AMC) and has served in this position since February 2020. Prior to joining AMC, Mr. Goodman was Chief Financial Officer of Asbury Automotive Group, Inc. (NYSE: ABG) from July 2017 to November 2019 and the Chief Financial Officer of Unifi, Inc. (NYSE: UFI) from January 2016 to June 2017. Earlier in his career, Mr. Goodman served in various senior strategy and finance roles at The Home Depot, Inc. (NYSE: HD). Mr. Goodman began his career as an investment banker with Morgan Stanley (NYSE: MS) and in various consulting and public accounting positions with Deloitte LLP. Mr. Goodman has a Master of Business Administration degree from The Harvard Business School and a Bachelor of Business Science degree (with honors) from the University of Cape Town in South Africa. Mr. Goodman is a certified public accountant. Mr. Goodman is the designated representative of AMC pursuant to the Subscription Agreement entered into with the Company. The Board has also determined that Mr. Goodman’s financial, strategic, capital markets and information technology skills and experience as a chief financial officer of a publicly-traded company add valuable insight and experience to the Board as well as provide the perspective of a large stockholder.

Michael Harrison has been a member of our Board since May 29, 2020 and is the Chairman of the Safety, Sustainability & Technical Committee and a member of the Nominating and Governance Committee. Since January 2, 2020, Mr. Harrison has served as Managing Partner, Sprott Resource Streaming and Royalty and Managing Director of Sprott, Inc. Since January 2, 2020, Mr. Harrison has served as the CEO of Sprott Resource Streaming and Royalty Corp. From May 7, 2019 to June 23, 2020, Mr. Harrison served as the Interim President and Chief Executive Officer of Sprott Resource Holdings Inc. (“SRHI”) and prior to such date served as a Managing Director in the mining and metals group of SRHI since February 2017. Prior to joining SRHI, he held the position of President and CEO of Adriana Resources Inc. from October 2015 to February 2017, and Vice President, Corporate Development for Coeur Mining Inc. from February 2011 to August 2015. Mr. Harrison previously served on the Board of Directors of Corsa Coal Corp. (TSXV: CSO) from March 2011 to March 2017 and on the board of directors of Macusani Yellowcake (TSXV: PLU) from May 2011 to January 2013. Mr. Harrison also served as a member of the Board of Directors of Hycroft Mining Corporation (“HMC”), the Company’s predecessor, from December 2017 until the May 29, 2020 recapitalization transaction with HMC. He also previously worked for Cormark Securities Inc. and National Bank Financial in the mining investment banking groups raising funds and providing mergers and acquisition advice to listed and private mining companies, including the creation of Seller’s predecessor company. Previously, he worked internationally for BHP Billiton Exploration Division as a Project Geophysicist. Mr. Harrison holds a B.Sc.E (Honours) in Geophysics from Queen’s University, and an MBA (with Distinction) from the University of Western Ontario. Mr. Harrison brings over 25 years of executive, financial and technical knowledge in the mining industry to our Board and adds a valuable perspective.

Stephen A. Lang has been a member of our Board since May 2021, Chairman of our Board since April 8, 2022, and is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee and the Safety, Sustainability & Technical Committee. Mr. Lang has over 40 years of experience in the mining industry, including engineering, development and production at gold, coal, base metals and PGM operations. He was Chief Executive Officer of Centerra Gold Inc., a publicly traded mining company, from 2008 to 2012 and served as Centerra’s Board Chair from 2012 to 2019. Prior to that, he served as Chief Operating Officer at Stillwater Mining Company, Vice President/General Manager at Barrick Goldstrike operations, Vice President of Engineering and Project Development for Rio Algom Ltd, General Manager of the Fort Knox Mine for Kinross Gold/Amax Gold, and General Manager at the Twin Creeks and Lone Tree mines for Santa Fe Pacific Gold. He is currently Board Chair at Hudbay Minerals, and a member of the board of directors of each of International Tower Hill Mines Ltd., Bear Creek Mining Corporation and Argonaut Gold Inc. Mr. Lang holds a BS and MS in Mining Engineering from the Missouri University of Science and Technology. Mr. Lang served as a director of Allied Nevada Gold Corporation (“Allied Nevada”) from June 2013 until October 2015. Allied Nevada entered federal bankruptcy proceedings in March 2015, emerged in October 2015 and was the prior owner of the Hycroft Mine. Mr. Lang is well qualified to serve as a member of our Board due to his significant experience in the mining industry, together with his director and leadership experience with other mining companies.

David C. Naccarati has been a member of our Board since May 2021 and is a member of the Audit Committee and the Safety, Sustainability & Technical Committee. Mr. Naccarati has more than 45 years of experience in the mining industry. He currently serves as an independent consultant to the mining industry. He was a founding partner of Cupric Canyon Capital, LLC, a private equity firm focused on acquiring and developing mining properties, and served as a member of its board of directors from 2010 to 2019. Mr. Naccarati was a member of the senior management team for Phelps Dodge Corporation, the mining company, from 2004 to 2007, including serving as president of the Phelps Dodge Mining Company, a division of Phelps Dodge Corporation. Mr. Naccarati also served as an adjunct professor in the department of Mining and Geological Engineering at the University of Arizona from 2009 to 2011. Mr. Naccarati received a degree in Mining Engineering from the University of Arizona and an MBA from Sloan School of Management (MIT). Mr. Naccarati is well qualified to serve as a member of our Board due to his significant safety, technical and operational experience in the mining industry.

Thomas Weng has been a member of our Board since May 29, 2020 and is a member of the Audit Committee, the Compensation Committee and is Chairman of the Nominating and Governance Committee. Mr. Weng served as our Lead Independent Director from December 15, 2021 until the appointment of Stephen Lang as Chairman of the Board on April 8, 2022 replacing the non-independent, Acting Chair, Ms. Garrett. Mr. Weng has more than 25 years of experience in the financial services sector and is a Co-Founding Partner with Alta Capital Partners, a provider of financial advisory services (since February 2011). From February 2007 to January 2011, Mr. Weng was a Managing Director at Deutsche Bank and Head of Equity Capital Markets for Metals and Mining throughout the Americas and across all industry segments for Latin America. Prior to 2007, he held various senior positions at Pacific

Partners, an alternative investment firm, and Morgan Stanley and Bear Stearns. Mr. Weng currently sits on the board of International Tower Hill Mines and Jaguar Mining Inc. Mr. Weng graduated from Boston University with a Bachelor of Arts in Economics. Mr. Weng is well qualified to serve as a member of our Board because of his extensive knowledge of strategic planning, mergers and acquisitions, finance, and mining.

Marni Wieshofer has been a member of our Board since May 29, 2020 and is Chairwoman of the Audit Committee and a member of the Compensation Committee. Ms. Wieshofer has served as Head of Media and Managing Director in Houlihan Lokey’s TMT Corporate Finance Group, based out of Los Angeles, providing mergers and acquisitions, capital markets, financial advisory and financial restructuring services including the Weinstein Company and Relativity Media bankruptcies and subsequent sales. Before joining Houlihan Lokey, Ms. Wieshofer was Partner and Managing Director at MESA, a boutique advisory investment bank, where she spearheaded investment banking, strategy, and valuation engagements for companies throughout the media space. Her background also includes Chief Financial Officer and EVP of Corporate Development at Lionsgate Entertainment where she oversaw the company’s mergers, acquisitions, and other strategic financial initiatives including the acquisitions and integration of Trimark Pictures, Artisan Entertainment and Redbus Films Distribution U.K. to name a few, as well as the sale of Lionsgate Studios and the Canadian distribution business. Ms. Wieshofer’s experience also includes prominent roles at Media Rights Capital, Alliance Atlantis Communications and Coopers & Lybrand Chartered Accountants. Ms. Wieshofer is currently Lead Director at Thunderbird Entertainment Group Inc. (TSXV: TBRD, OTC: THBRF), a member of the Board of Directors of Organigram Holdings Inc. (NASDAQ: OGI; TSE: OGI), a member of the Emeritus Board of Directors of Film2Future, a member of the Dean’s Advisory Committee at the Rotman School of Management; and is a former Director and Chair of the Audit Committee of Takara Resources Inc. Ms. Wieshofer holds a BA from Western University, an MBA from the Rotman School of Management, is a Canadian Chartered Accountant and obtained the ICD.D designation in 2018. Ms. Wieshofer is well-qualified to serve as a member of our Board due to her expertise in mergers and acquisitions, capital markets, financial advisory and financial restructuring services across a range of industries.

Stanton K. Rideout has served as our Executive Vice President and Chief Financial Officer since October 2020. He has more than 30 years of senior executive experience in the mining and manufacturing industries, including Romarco and Phelps Dodge Corporation (“Phelps Dodge”). From April 2018 until October 2020, Mr. Rideout was a consulting Chief Executive Officer of Carolina Gold Resources Inc. (“CGR”), a Canadian precious and base metals project-generator company. He joined the Board of CGR in June 2017 and became Chairman of the Board in July 2018. Prior to that, Mr. Rideout served as the Senior Vice President and Chief Financial Officer of Romarco from November 2010 through December 2015. Since Romarco was acquired by OceanaGold in September 2015, he provided debt and equity consulting services for a number of mining companies. From January 2008 until May 2008, Mr. Rideout was Executive Vice President and Chief Financial Officer for Swift Transportation Corporation (“Swift”), a large North American truckload carrier. Prior to Swift, Mr. Rideout held various senior finance and accounting positions over 25 years with Phelps Dodge, a publicly traded mining and manufacturing company. Those roles included Vice President and Treasurer, Vice President and Controller, and Investor Relations Officer and Chief Financial Officer of Phelps Dodge. Mr. Rideout earned his Master’s in Business Administration from the University of Evansville and his Bachelor of Science, Business/Finance, from Western Kentucky University. Mr. Rideout is a Certified Public Accountant.

Board of Directors

Our Board currently consists of seven members. In accordance with our charter, members of our Board serve one-year terms and hold office until the next annual meeting of stockholders or until her of his respective successors are duly elected and qualified, or until their earlier resignation, retirement, disqualification or removal. Under our certificate of incorporation, the size of our Board shall be at least one member or such larger number as may be fixed from time to time by resolution of at least a majority of the directors then in office.

Committees of the Board of Directors

We have four standing committees. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are each composed solely of independent directors. In addition, the Safety, Sustainability and Technical Committee currently has three independent directors. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee

David C. Naccarati, Thomas Weng and Marni Wieshofer (Chair) are the members of the Audit Committee. Mr. Goodman was appointed to be a member of the Audit Committee on April 8, 2022. Under the Nasdaq listing standards and applicable SEC rules, the Audit Committee is required to have at least three members. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Each of Mr. Naccarati, Mr. Weng, Mr. Goodman and Ms. Wieshofer qualify as independent directors under applicable rules. Each member of the Audit Committee is financially literate and Ms. Wieshofer qualifies as an “audit committee financial expert” as defined under applicable SEC rules.

Under its charter, the functions of the Audit Committee include:

● the appointment, compensation, retention, replacement, and oversight of the work of the independent accounting firm engaged by the Company;

● the pre-approval of all non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by the Company;

● setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

● obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

● reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

● discussing with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and our risk assessment and risk management policies, including our major financial risk exposure and steps taken by management to monitor and mitigate such exposure; and

● reviewing our financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, the decisions made.

Compensation Committee

Stephen Lang (Chair), Marni Wieshofer and Thomas Weng are the members of the Compensation Committee. All of the members of the Compensation Committee are independent directors under applicable Nasdaq listing standards and are considered to be a “non-employee director” under Rule 16b-3 of the Exchange Act.

Under its charter, the functions of the Compensation Committee include:

● reviewing and approving annually corporate goals and objectives relating to the compensation of the Chief Executive Officer (“CEO”), evaluating the performance of the CEO in light of those goals and reviewing and establishing the CEO’s annual compensation and HYMC 2020 Performance and Incentive Pay Plan (“Incentive Plan”) participation levels and bases of participation; and

● reviewing and approving annually the evaluation process and compensation structure for the Company’s or its subsidiaries’ other officers; to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans; and to recommend inclusion of the Compensation Discussion and Analysis, if applicable, in the annual proxy statement and Annual Report on Form 10-K to be filed with the SEC.

In addition, on an annual basis, the Compensation Committee will conduct an in-depth, broad scope and detailed review of succession planning efforts at multiple levels of our management team.

The Compensation Committee charter also provides that the Compensation Committee shall have the sole authority to retain or obtain the advice of a compensation consultant, legal counsel or other adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Governance Committee

Michael Harrison, Stephen Lang and Thomas Weng (Chair) are the members of the Nominating and Governance Committee. Mr. Goodman was appointed as a member of the Nominating and Governance Committee on April 8, 2022. All of the members of the Nominating and Governance Committee are independent directors under applicable Nasdaq listing standards.

Under its charter, the functions of the Nominating and Governance Committee include:

● identifying individuals qualified to become Board members and recommending to the Board the director nominees for the next annual meeting of stockholders;

● recommending to the Board the corporate governance guidelines applicable to the Company;

● leading the Board in its annual review of the performance of (i) the Board; (ii) its committees; and (iii) management; and

● recommending to the Board nominees for each Board committee.

The Nominating and Governance Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

The Nominating and Governance Committee has not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee will review nominations for election or re-election to the Board on the basis of a particular candidate’s merits and the Company’s needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender, and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company will be interviewed and evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee will then be recommended to the full Board.

While the Company maintains a plurality voting standard in the election of directors, it has adopted a majority voting standard as well. Under that standard, any director in an uncontested election that receives more “withheld” votes than votes “for” his or her election must tender his or her resignation. The Nominating and Governance Committee will consider such offered resignation and recommend an action to the full Board which will then determine whether to accept or reject that resignation.

Safety, Sustainability and Technical Committee

Michael Harrison (Chair), Stephen Lang and David C. Naccarati are members of the Safety, Sustainability and Technical Committee.

Under its charter, the functions of the Safety, Sustainability and Technical Committee include the authority to:

● investigate any activity of the Company or its subsidiaries relating to health, safety, loss prevention and operational security, sustainable development, environmental affairs, public policy and relations with communities and civil society, government relations, human rights and communication matters;

● review our developmental, construction and operational activities; and

● retain outside counsel, experts and other advisors as the Safety, Sustainability and Technical Committee may deem appropriate in its sole discretion to assist the Company in fulfilling its responsibilities.

Director Independence

The Board has determined that Messrs. Goodman, Harrison, Lang, Naccarati and Weng and Ms. Wieshofer are “independent directors” under Nasdaq listing standards. The Board reviews independence on an annual basis and has also determined that each current member of the Company’s Audit Committee, Compensation Committee and Nominating and Governance Committee is independent as defined under the applicable Nasdaq listing standards and SEC rules. The Board further determined that Ms. Wieshofer qualifies as an audit committee financial expert in accordance with applicable rules and guidance. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

In connection with the review and determination of the independence of directors, the Nominating and Governance Committee reviewed the relationship of Mr. Harrison to the various Sprott entities. Mr. Harrison is a Managing Director of Sprott, Inc. and the Managing Partner of Sprott Resource Streaming and Royalty (“SRSR”), an affiliate of Sprott Private Resource Lending II (CO), Inc., the payee under the Sprott Royalty Agreement. Under the Nasdaq independence rules, Nasdaq considers payments to or from a listed company in excess of 5% of the recipient’s gross revenues a bar to independence of a director if that director is a partner, controlling shareholder or executive officer of such other party. In addition, certain institutional stockholder organizations, such as ISS, consider a transactional relationship to be material if the company makes annual payments to, or receives annual payments from, another entity, exceeding the greater of: $200,000 or 5% of the recipient’s gross revenues. The Company’s annual payments to SRSR did not exceed the ISS test nor the Nasdaq threshold for independence. Therefore, any payments under the Sprott Royalty Agreement in 2021 did not preclude a finding of Mr. Harrison’s independence by the Board under Nasdaq rules or ISS guidelines.

Board and Committee Meetings

During the year ended December 31, 2021, the Board held 19 meetings and acted by unanimous written consent three times; the Audit Committee held seven meetings and acted one time by unanimous written consent; the Nominating and Governance Committee held three meetings and acted one time by unanimous written consent; the Compensation Committee held three meetings and acted by unanimous written consent two times; and the Safety, Sustainability and Technical Committee held seven meetings. During 2021, each director attended more than 75% of the combined meetings of the Board and each committee on which he or she served.

Communications with the Board

Stockholders can send communications to one or more members of the Board by writing to the Board or to specific directors or a group of directors at the following address: Hycroft Mining Holding Corporation Board of Directors, Hycroft Mining Holding Corporation, c/o Corporate Secretary, 4300 Water Canyon Road, Unit #1, Winnemucca, Nevada 89445. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.

Director Compensation

In 2020, the Compensation Committee and Board of Directors approved the following initial annual director compensation arrangements, for non-employee directors, in the form of (i) an annual cash retainer of $55,000; (ii) annual committee chair fees of $12,500 for the Audit Committee, $10,000 for the Safety, Sustainability and Technical Committee, and $7,500 for each of the Nominating and Governance and Compensation Committees; (iii) annual committee member fees of $5,000 for the Audit Committee, $4,000 for the Safety, Sustainability and Technical Committee, and $2,500 for each of the Nominating and Governance and

Compensation Committees; and (iv) $75,000 in annual equity awards in the form of restricted stock units. In addition, an initial equity award in the amount of $50,000 was approved for each non-employee director in connection with their initial appointment to the Board. In addition, the Compensation Committee approved an annual cash retainer for the independent Lead Director and an annual cash retainer of $120,000 for a non-employee independent Chairman of the Board based upon the expected attention and workload as the Company addresses its financial issues. The Compensation Committee will re-evaluate the annual compensation for the non-employee independent Chairman of the Board prior to the 2022 annual meeting of stockholders.

In 2021 equity awards were granted to each non-employee director at the annual meeting annual stockholder meeting of the Company and will continue to be awarded at each annual stockholder meeting of the Company unless otherwise determined by the Compensation Committee.

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2021.

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)(1)
David Kirsch (2)	$48,750	$75,000	$123,750
Eugene Davis (3)	$72,500	$75,000	$155,750
John Ellis (4)	$33,750	$0	$33,750
Michael Harrison	$62,000	$75,000	$137,000
Stephen Lang (5) (6)	$30,750	$125,000	$155,750
David Naccarati (5)	$32,000	$125,000	$157,000
Thomas Weng (7)	$62,500	$75,000	$137,500
Marni Wieshofer	$70,000	$75,000	$145,000

(1)

Amounts reflect the aggregate grant date fair value of the initial director equity grant of 13,514 restricted stock units (“RSUs”) and the 2021 annual director equity grant of 20,270 RSUs, each of which were granted on May 24, 2021, as computed in accordance with FASB ASC Topic 718, assuming no forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the non-employee directors. The initial director equity grant vests in three equal installments on (i) the earlier of each of (A) the first annual meeting of stockholders of the Corporation during which the Director was serving as a member of the Board or (B) May 24, 2022, (ii) the date that is one year following the vesting date of the first tranche; and (iii) the date that is two years following the vesting date of the first tranche. The 2021 annual director equity grant vested 50% on the date of grant and 50% on the earlier of the date of the 2022 Annual Meeting of Stockholders or May 24, 2022. As Mr. Kirsch sat on our Board as a representative of Mudrick Capital Management, L.P., his director equity grants were assigned to and made to Mudrick Capital Management, L.P. rather than to Mr. Kirsch personally. As of December 31, 2021, each non-employee director had outstanding the following unvested RSUs: (a) 4,486 RSUs from the initial director equity grants and 10,135 RSUs from the 2021 annual director equity grant for each of Messrs. Harrison and Weng and Ms. Wieshofer were unvested and (b) 9,009 RSUs from the initial director equity grants and 10,135 RSUs from the 2021 annual director equity grants for each of Messrs. Naccarati and Lang were unvested.

(2)	Mr. Kirsch resigned from the Board effective November 9, 2021.
(3)	Mr. Davis resigned from the Board effective December 14, 2021.
(4)	Mr. Ellis resigned from the Board effective May 24, 2021.
(5)	Messrs. Lang and Naccarati were elected to the Board effective May 24, 2021.
(6)

Mr. Lang elected to defer conversion of the RSUs awarded for his initial director equity grant and 2021 annual director equity grant, to the extent they vest, until the date of his separation from service as a Board member.

(7)

Mr. Weng elected to defer conversion of the RSU awarded for his initial director equity grant and 2021 annual director equity grant, to the extent they vest, until the date of his separation from service as a Board member.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act. The following disclosure concerns the compensation arrangements of our current named executive officers for the fiscal years ended December 31, 2021 and 2020.

Summary Compensation Table

The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2021 and 2020 of (a) our current Chief Executive Officer, (b) our current Chief Financial Officer, and (c) the two most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, as of December 31, 2021 or who served in that role during a portion of 2021.

					Non-Equity
					Incentive Plan		All Other
		Salary	Bonus	Stock Awards(2)	Compensation(3)		Compensation(4)
Name and Principal Position	Year	($)	($)(1)	($)	($)		($)	Total ($)
Diane R. Garrett, Ph.D.(5)	2021	$550,000	$0	$1,100,000	$0		$21,060	$1,671,060
	2020	$172,617	$0	$1,250,000	$0		$5,026	$1,427,643
President and CEO
Stanton K. Rideout(6)	2021	$375,000	$0	$562,500	$0	[2]	$12,498	$949,060
	2020	$75,419	$0	$400,000	$0		$37,222	$512,641
Executive Vice President and Chief Financial Officer
John Henris (7)	2021	$325,694	$0	$775,000	$0		$40,734	$1,141,428
Executive Vice President and Chief Operating Officer
Jeffrey Stieber(8)	2021	215,306	$0	$230,000	$0		$15,011	$460,317
	2020	$215,417	$100,000	$102,500	$24,600		$52,508	$495,025
Senior Vice President, Finance and Treasurer; former Vice President and Interim Chief Financial Officer

(1)	Amounts represent payments under Seller’s retention bonus plan. The Company assumed the obligation to pay these amounts in connection with the Recapitalization Transaction.
(2)

Amounts reflect the aggregate grant date fair value of awards granted during the fiscal year noted as computed in accordance with FASB ASC Topic 718, assuming no forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that may be realized by the Named Executive Officers.

(3)	Amounts reflect the cash payouts for 2019 performance paid in June 2020 following the consummation of the Recapitalization Transaction.
(4)	During 2021, “All Other Compensation” consisted of the following:

						Moving
		401(k)	Life			and
		Matching	Insurance	Consulting		Other
		Contributions	Premiums	Payments		Expenses		Total
Name	Year	($)	($)	($)		($)		($)
Diane R. Garrett, Ph.D.	2021	$19,500	$1,560			$0		$21,060
	2020	$2,750	$2,276			$0		$5,026
Stanton K. Rideout	2021	$11,250	$1,248	$31,275	(a)	$0		$12,498
	2020	$4,525	$1,422			$0		$37,222
John Henris	2021	$19,271	$705			$20,215		$40,734
Jeffrey Stieber	2021	$13,595	$1,416			$0		$15,011
	2020	$17,100	$705			$34,703	(b)	$52,508

(a)	For consulting fees paid prior to Mr. Rideout’s employment with the Company began.
(b)	Includes $19,167 of relocation allowance and $15,536 reimbursement for moving expenses incurred in 2020.
(5)	Ms. Garrett was hired effective September 8, 2020. Her base salary was set at $550,000.

(6)	Mr. Rideout was hired effective October 20, 2020. His base salary was set at $375,000.
(7)	Mr. Henris was hired effective January 11 2021, His base salary was set at $350,000, Mr. Henris retired effective as of December 31, 2021.
(8)

Mr. Stieber was appointed as the Company’s Vice President and Interim Chief Financial Officer on July 1, 2020 and, upon Mr. Rideout’s appointment on October 20, 2020, Mr. Stieber was appointed as Senior Vice President, Finance and Treasurer. Mr. Stieber’s employment by the Company ceased on December 7, 2021.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information for each NEO with respect to outstanding equity awards and the value of such awards as of December 31, 2021.

	Stock Awards
			Equity Incentive	Equity Incentive
		Market Value	Plan Awards:	Plan Awards:
	Number of	of Shares or	Number of	Market or Payout
	Shares or Units	Units of Stock	Unearned Shares,	Value of Unearned
	of Stock that	that	Units, or Other	Shares, Units, or
	have not yet	have not vested	Rights That Have	Other Rights That
Name	Vested (#)(1)	($)(2)	Not Vested (#) (3)	Have Not Vested ($)
Diane R. Garrett, Ph.D.	23,427	$14,384
	154,494	$94,859
	96,154	$59,039
Stanton K. Rideout	12,803	$7,861
	32,982	$20,251
	79,003	$448,508
John Henris(3)	0	$0
Jeffrey Stieber(4)	0	$0

(1)	The vesting schedules for the time-based restricted stock units for each named executive officer is as follows:

Name	RSU Grant Amount	Grant Date	Vesting Schedule
Diane R. Garrett, Ph.D.	34,966	12/15/2020	See footnote (a)
	154,495	03/02/2021	See footnote (b)
	96,154	9/8/2020	100% of the grant will vest on September 8, 2024.
Stanton K. Rideout	19,109	12/17/2020	See footnote (a)
	79,003	03/02/2021	See footnote (b)
	32,982	10/20/2020	100% of the grant will vest on October 20, 2024.
John Henris	73,736	03/02/2021	See footnotes (b) and (3)
	33,423	1/11/2021	100% of the grant will vest on January 11, 2025.
Jeffrey Stieber	55,647	2/20/2019	See footnote (c)
	14,336	12/15/2020	See footnotes (a) and (4)
	32,304	03/02/2021	See footnote (b) and (4)

(a)

Subject to the continued employment with the Company, the RSUs vest 33% for the first and second installment and 34% for the third installment with the first tranche vested on May 28, 2021; the second tranche vested on May 27, 2022; and the remaining tranche vests on May 29, 2023. Vested RSUs will convert into shares of Common Stock on each applicable vesting date, provided that, if on the conversion date, the holder is prohibited from trading under the Company’s policies or pursuant to applicable securities laws, the conversion date will be, in the Compensation Committee’s determination, the 2nd trading day after the date such prohibitions no longer apply.

(b)

Subject to the continued employment with the Company, the RSUs vest 33% for the first and second installment and 34% for the third installment with the first tranche vested on March 15, 2022; and the remaining tranches vesting on March 15, 2023 and March 15, 2024. Vested RSUs will convert into shares of Common Stock on each applicable vesting date; provided, however, that if, on that conversion date, the holder is prohibited from trading under the Company’s policies or pursuant to applicable securities laws, the conversion date shall be, in the determination of the Board’s Compensation Committee, the 2nd trading day after the date the reporting person is no longer prohibited from such trading.

(c)

On February 20, 2019, $102,500 of RSUs were granted to Mr. Stieber. The number of shares of Common Stock that the grant will convert into was based upon the share price on each vesting date. Mr. Stieber’s employment terminated on December 7, 2021 and all unvested RSUs were forfeited and cancelled upon termination of employment.

(2)	Amounts represent the value of outstanding RSU awards based on the closing price of our Common Stock on December 31, 2021 of $0.61 per share.
(3)	John Henris retired effective as of December 31, 2021. None of his equity awards satisfied vesting requirements and were forfeited and cancelled.
(4)	Jeffrey Stieber’s employment terminated on December 7, 2021. All unvested RSUs were forfeited and cancelled upon termination of employment.

Equity Award Grants to Executive Officers

We adopted and approved the HYMC 2020 Performance and Incentive Pay Plan pursuant to which the Company issued equity awards to officers and directors.

The long-term equity incentive awards granted in 2021 were in the form of RSUs, subject to the terms and conditions set forth in the written award agreements. Awards granted in 2021 in the form of time-based equity awards with vesting based upon continued employment.

The initial long-term equity incentive award agreements included “double trigger” accelerated vesting in the event of a Change in Control.

Employment Arrangements

Common Defined Terms Used in the Employment Agreements

For purposes of the employment agreements with our NEOs, the terms “Cause”, “Change in Control”, “Disability”, and “Good Reason” have the following definitions:

The term “Cause” shall mean that one or more of the following has occurred:

(i)	the NEO is convicted of a felony or pleads guilty or nolo contendere to a felony (whether or not with respect to the Company or any of its affiliates);
(ii)

a failure of the NEO to substantially perform his or her responsibilities and duties to the Company which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by the appropriate senior officer or any member of the Board, as applicable, identifying the failure in reasonable detail and granting the NEO an opportunity to cure such failure within such 10 day period;

(iii)

the failure of the NEO to carry out or comply with any lawful and reasonable directive of the Board (or any committee of the Board), which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by or on behalf of the Company identifying the failure in reasonable detail and granting the NEO an opportunity to cure such failure within such 10 day period;

(iv)

the NEO engages in illegal conduct, any breach of fiduciary duty (if any), any act of material dishonesty or other misconduct, in each case in this clause (iv), against the Company or any of its affiliates;

(v)

a material violation or willful breach by the NEO of any of the policies or procedures of the Company, including, without any limitation, any employee manual, handbook or code of conduct of the Company which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by or on behalf of the Company identifying the violation or breach in reasonable detail and granting the Executive an opportunity to cure such violation or breach within such 10 day period;

(vi)

the NEO fails to meet any material obligation the NEO may have under any agreement entered into with the Company which, to the extent curable, is not remedied within 10 days after the NEO’s receipt of written notice given by any member of the Company identifying the failure in reasonable detail and granting the NEO an opportunity to cure such failure within such 10 day period;

(vii)

the NEO’s failure to maintain any applicable license, permit or card required by the federal or state authorities or a political subdivision or agency thereof (or the suspension, revocation or denial of such license, permit or card); or

(viii)	the NEO’s breach of any non-compete, non-solicit, confidentiality or other restrictive covenant to which the NEO may be subject, pursuant to an employment agreement or otherwise.

The term a “Change in Control” of the Company will be deemed to occur as of the first day that one or more of the following conditions is satisfied:

(i)

The “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Company Voting Securities”), is accumulated, held or acquired by a “Person” (as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, holders of capital stock of the Company as of the date hereof or a subsidiary thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however, that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below will not be a Change in Control; provided further, that immediately prior to such accumulation, holding or acquisition, such Person was not a direct or indirect beneficial owner of 15% or more of Company Voting Securities as of the date of the applicable employment agreement; or

(ii)

Individuals who, as of the date of the Agreement, constitute the Board, or “Incumbent Board”, cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board; or

(iii)

Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity, or “Business Combination”, in each case, unless immediately following such Business Combination: (A) more than 50% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination, or “Surviving Corporation”, or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, or “Parent Corporation”, is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of Company Voting Securities; (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 40% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that (x) such ownership of the Company existed prior to the Business Combination or (y) that immediately prior to such Business Combination, such Person was a direct or indirect beneficial owner of 15% or more of the Company Voting Securities as of the date of the respective employment agreement, and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding anything to the contrary in the foregoing, in no event will a Change in Control be deemed to have occurred with respect to the NEO if the NEO is part of a purchasing group that consummates the Change in Control transaction. The NEO will be deemed “part of a purchasing group” for purposes of the preceding sentence if the NEO is an equity participant in the purchasing company or group (except (i) passive ownership of less than two percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing directors.

The term “Disability” means the NEO’s long-term disability as defined by and determined under the Company’s long-term disability plan, or if the NEO is not covered by a long-term disability plan sponsored by the Company, then the NEO’s inability (as determined by the Board or compensation committee thereof in its discretion, (in the case of Dr. Garrett and Mr. Rideout, with the Board or Compensation Committee acting reasonably)) to engage in any substantial gainful activity by reason of any medically-determined physical or mental impairment that can be expected to result in death or to be of long-continued and indefinite duration.

The term “Good Reason” means the occurrence of any of the following without the NEO’s consent:

(i)

a material reduction or a material adverse alteration in the nature of the NEO’s position, responsibilities or authorities or the assigning of duties to the NEO that are materially inconsistent with those of the position of such NEO of a company of comparable size in a comparable industry;

(ii)	the NEO’s becoming the holder of a lesser office or title than that previously held;
(iii)	any material breach of the applicable employment agreement by the Company that causes an adverse change to the terms and conditions of the NEO’s employment;
(iv)	the Company requires the NEO to relocate his principal business office to a location not within 75 miles of the applicable Company location;
(v)	any reduction in the NEO’s salary, other than a reduction in salary generally applicable to executive employees; or
(vi)

failure of the Company to pay the NEO any amount otherwise vested and due under the applicable employment agreement or under any plan or policy of the Company following written notice by the NEO to the Company identifying the failure and the basis for such payment and the Company’s failure to cure within 10 days following receipt of such written notice.

In no event will a resignation be deemed to occur for “Good Reason” unless the NEO provides notice to the Company, and such resignation occurs, within 90 days after the event or condition giving rise thereto. Upon receiving notice from the NEO, the Company shall have a period of 30 days during which it may remedy the event or condition.

Employment Agreement with Diane R. Garrett

The Company entered into an employment agreement dated as of August 31, 2020 (the “Garrett Employment Agreement”) with Diane R. Garrett, Ph.D., which provides for a three-year term as President and Chief Executive Officer, following which she shall be deemed to be an at-will employee during the continuation of her employment by the Company. Under the terms of the Garrett Employment Agreement, Ms. Garrett is entitled to an annual base salary of $550,000, an annual cash incentive bonus initially set at 70% of her annual base salary as target, and an initial long-term equity incentive award having a value of $1,000,000. The initial long-term equity incentive was granted on the effective date of her employment, September 8, 2020, in the form of 96,154 RSUs, which was determined by dividing $1,000,000 by $10.40, the closing price of the Common Stock on the date of grant. Such RSUs will vest on the fourth anniversary of the date of grant, subject to Ms. Garrett’s continued employment by the Company through the vesting date and subject to any provisions of the grant relating to retirement, disability, change of control and other matters. Ms. Garrett will also be eligible to participate in equity-based compensation plans, initially targeted at 200% of her base salary, with 50% of such awards initially in the form of performance-based equity awards and 50% of such awards initially in the form of time-based equity awards.

As required under the terms of the Garrett Employment Agreement, on December 15, 2020, the Company offered Ms. Garrett $550,000 worth of time-based RSUs. However, Ms. Garrett did not accept her full time-based equity award and requested that a portion of those time-based RSUs be re-allocated and granted to other employees rather than herself. As a result, on December 15, 2020, Ms. Garrett accepted $250,000 in value in the amount of 34,966 RSUs, based upon the fair market value of the Company’s Common Stock on the date of grant, rather than the 76,924 RSUs she would have been eligible to receive. Ms. Garrett’s RSUs will vest, subject to continued employment, in three equal installments on each of May 28, 2021, May 27, 2022 and May 29, 2023. The Company did not issue any performance-based equity awards in 2020. On March 2, 2021, the Company issued 154,495 time-based RSUs to Ms. Garrett.

Employment Agreement with Stanton K. Rideout

The Company entered into an employment agreement dated as of October 20, 2020 (the “Rideout Employment Agreement”) with Mr. Rideout, which provides for a three-year term as Executive Vice President and Chief Financial Officer, following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of the Rideout Employment Agreement, Mr. Rideout is entitled to an annual base salary of $375,000, an annual cash incentive bonus target initially set at 60% of his annual base salary and an initial long-term equity award having a value of $250,000.

The initial long-term equity incentive was granted on the effective date of his employment, October 20, 2020, in the form of 32,982 RSUs, with the number of RSUs determined by dividing $250,000 by the closing stock price of the Company’s Common Stock on the date of grant. Such RSUs will vest on the fourth anniversary of the grant date, subject to Mr. Rideout’s continued employment by the Company through the vesting date and subject to any provisions of the grant relating to retirement, disability, change of control and other matters. Mr. Rideout will also be eligible to participate in equity-based compensation plans commencing in 2021, initially targeted at 150% of his base salary, with 50% of such awards initially in the form of performance-based equity awards and 50% of such awards in the form of time-based equity awards.

On December 17, 2020, the Company awarded Mr. Rideout a portion of the re-allocated RSUs (described above under “Employment Agreement with Diane R. Garrett”) equal to $150,000 in value in the amount of 19,109 RSUs, based on the fair market value of the Company’s Common Stock on the date of grant, in recognition of his contributions to the Company and to incentivize his future performance. Mr. Rideout’s RSUs have the same vesting schedule as Ms. Garrett’s that were granted on December 15, 2020. On March 2, 2021, the Company issued 79,003 time-based RSUs to Mr. Rideout.

Employment Agreement with Jeffrey Stieber

Hycroft Mining Corporation entered into an employment agreement dated as of March 25, 2019 with Mr. Stieber (the “Stieber Employment Agreement”). Mr. Stieber became an executive officer in July 2020 upon his appointment as our Vice President and Interim Chief Financial Officer. On October 20, 2020, upon Mr. Rideout’s assuming the position of Executive Vice President and Chief Financial Officer, Jeffrey Stieber ceased to serve as the Company’s Vice President and Interim Chief Financial Officer and, instead, became our Senior Vice President of Finance and Treasurer, reporting to Mr. Rideout. At that time, Mr. Stieber remained an executive officer of the Company and his employment agreement continued unchanged.

The Stieber Employment Agreement provided for a three-year term following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of the Stieber Employment Agreement, Mr. Stieber was entitled to an annual base salary of $205,000 (subsequently increased to $230,000), an annual cash incentive bonus target initially set at 40% of his annual base salary and an initial long-term equity award, which he received on February 20, 2019, targeted at 100% of his base salary with 50% of such awards initially in the form of performance-based RSUs and 50% of such initial awards initially in the form of time-based RSUs. The Stieber Employment Agreement and equity awards issued to Mr. Stieber by Hycroft Mining Corporation were assumed by the Company .

Effective as of August 1, 2020, Mr. Stieber’s annual base salary was increased by $25,000. On December 15, 2020, the Company granted Mr. Stieber 14,336 time-based RSUs. On March 2, 2021, the Company issued 32,304 time-based RSUs to Mr. Stieber.

Mr. Stieber’s notified the Company of his resignation on November 19, 2021 and his employment was voluntarily ceased on December 7, 2021. No severance amounts were payable under the Stieber Employment Agreement and all unvested RSUs were forfeited and cancelled.

Employment Agreement with John Henris

Hycroft Mining Corporation entered into an employment agreement dated as of January 11, 2021 with Mr. Henris (the “Henris Employment Agreement”). Mr. Henris became an executive officer his commencement of employment as our Executive Vice President Operations.

The Henris Employment Agreement provided for a three-year term following which he shall be deemed to be an at-will employee during the continuation of his employment by the Company. Under the terms of the Henris Employment Agreement, Mr. Henris was entitled to an annual base salary of $350,000, an annual cash incentive bonus target initially set at 60% of his annual base salary and an initial long-term equity award targeted at 150% of his base salary with the form of such equity awards to be determined by the Compensation Committee for senior officers.

On January 11, 2021, the Company granted Mr. Henris 33,423 time-based RSUs vesting four years following the grant date. On March 2, 2021, the Company issued 73,736 time-based RSUs to Mr. Henris vesting pro rata over a three year period based upon continued employment by the Company.

Mr. Henris retired from the Company effective on December 31, 2021. No severance amounts were payable under the Henris Employment Agreement and all unvested RSUs were forfeited and cancelled.

Termination Payment Terms Applicable to the Employment Agreements of the NEOs Who Remain Currently Employed with Us

Each of the employment agreements with our current NEOs, Ms. Garrett and Mr. Rideout contain provisions which entitle them to payments following termination of their employment in certain circumstances, as described below.

Termination of Employment for any Reason

Pursuant to the current employment agreements with Ms. Garrett and Mr. Rideout, in the event their employment with the Company is terminated for any lawful reason or no reason, they (or their estate, as applicable) will be entitled to receive any earned but unpaid base salary, any earned but unpaid annual cash incentive bonus, any amounts that may be payable under any applicable executive benefit plan, expense reimbursements and COBRA benefits provided that a timely election for COBRA continuation coverage is made and the applicable amounts are paid.

Termination of Employment other than for Cause or Voluntary Termination by Executive for Good Reason

In the event that the Company terminates any of Ms. Garrett or Mr. Rideout without Cause or either of them terminates their employment for Good Reason, they would be entitled to (i) a cash amount equal to 1.5 multiplied by their annual base salary, payable in equal installments over the 18 month period following the date of termination, (ii) 18 months of continued coverage under the Company’s medical, dental, life and disability plans, at the same cost to the individual as in effect on the date of termination, and (iii) outplacement services until the earlier of (A) $15,000 in the aggregate having been paid by the Company to the outplacement firm or (B) 12 months following the date of termination.

Termination of Employment in the Event of Death or Disability

In the event that the employment of any of Ms. Garrett or Mr. Rideout with the Company is terminated due to her or his death or Disability, she or he (or their estate, as applicable) will be entitled to receive the pro rata portion of any bonus payable to them under the Company’s annual cash incentive plan for the year in which such termination for death or Disability occurs determined based on the actual bonus attained for the fiscal year in which such termination occurs.

Termination of Employment after a Change in Control

If within 90 days prior to, or one year after, a Change in Control, the Company terminates the employment of any of Ms. Garrett or Mr. Rideout for reasons other than for Cause, any of them incurs a Disability or any of them voluntarily terminates his or her employment for Good Reason, such NEO will be entitled to (i) a cash amount equal to 2.0 multiplied by his or her annual base salary, payable in a lump sum on the 60th day following the date of termination, (ii) a cash amount equal to 2.0 multiplied by the greater of

(A) the actual bonus paid for the fiscal year immediately preceding the date of termination, (B) the actual bonus attained for the fiscal year in which the date of termination occurs prior to the first anniversary of the employment agreement, or (C) the target bonus for the fiscal year in which the date of termination occurs prior to the first anniversary of the agreement, payable in a lump sum on the 60th day following the date of termination, (iii) 24 months of continued coverage under the Company’s medical, dental, life and disability plans, at the same cost to the individual as in effect on the date of the Change in Control (or, if lower, as in effect at any time thereafter) and (iv) outplacement services until the earlier of (A) $15,000 in the aggregate having been paid by the Company to the outplacement firm or (B) 12 months following the date of termination.

Compensation Philosophy and Objectives

Our compensation policies and philosophies are designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to the long-term success of the Company.

The Compensation Committee believes that the executive compensation program must be competitive in order to attract and retain our executive officers. The Compensation Committee has implemented compensation policies and philosophies that link a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer, no executive officers are involved in making recommendations for executive officer compensation, and no executive officer makes any recommendations for their own compensation. Additionally, no executive officers are involved in determining director compensation. At its sole discretion, the Compensation Committee may engage independent compensation consultants on an exclusive basis to advise the Compensation Committee on executive officer and director compensation matters. In 2021, the Compensation Committee engaged Semler Brossy to provide independent advice on executive officer and director compensation matters. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salaries, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.

Generally, in the first quarter of each year, the Compensation Committee reviews management’s recommendations and historical pay and performance information. The Compensation Committee’s review includes approval of the value of equity award grants. It is generally the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting (typically in March) at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our Common Stock on the date of the award. Due, however, to the critical efforts to obtain financing and the significant financing transactions that the Company was engaged in during the first quarter of 2022, the Compensation Committee delayed its review of executive officer compensation matters and will perform such review in the second quarter of 2022.

The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees we would consider postponing the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.

Compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Base Salary

Base Salaries are set to be fair to the executive officers, competitive within the industry and reasonable in light of our cost structure. The Compensation Committee will determine base salaries, subject to the terms of any employment agreements, and will review base salaries annually based upon advice and counsel from its advisors. With the raising of gross proceeds of approximately $194 million before deduction of commissions, fees and expenses, in late March, 2022, the Compensation Committee reviewed annual base salaries for executive officers for 2022 in the second quarter of 2022 and acknowledging the efforts of Ms. Garrett and Mr. Rideout in managing the Company, issuing a new initial assessment technical report, extending the maturity and restructuring certain payment terms of the Company’s outstanding indebtedness and raising substantial equity capital to address the Company’s going concern and critical liquidity issues, determined to increase the annual base salary of Ms. Garrett by $50,000 to $600,000 per year and to increase the annual base salary of Mr. Rideout by $50,000 from $375,000 to $425,000, each effective as of April 1, 2022.

Annual Cash Incentive Bonuses

In 2021, the Compensation Committee used annual cash incentive bonuses for the NEOs to tie a portion of the NEOs compensation to financial and operational objectives achievable within the applicable fiscal year, such as (i) gold and gold equivalent production/sales, (ii) total cash costs of production per gold or gold equivalent ounce, (iii) health and safety, and/or (iv) such other metrics as are determined from time to time by the Board. The Compensation Committee at the beginning of each year will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the NEOs. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs. In 2021, prior to the Private Placement and ATM Program, the Company did not have sufficient cash to pay its performance awards with its “going concern” and debt covenant compliance issues. With the raising of gross proceeds of approximately $194 million before deduction of commissions, fees and expenses, in April 2022, the Compensation will review incentive compensation matters in the second quarter of 2022.

Equity-Based Awards

The Compensation Committee will use equity-based awards to reward long-term performance of the NEOs under the Incentive Plan. Providing a meaningful portion of the total compensation package in the form of equity-based awards is an essential element to compensation arrangements to align the incentives of its officers, including its NEOs, with the interests of its stockholders and serve to motivate and retain the individual NEOs. Following approval by the Stockholders of additional shares of Common Stock to be issued under the Incentive Plan, the Compensation will review equity-based incentive compensation matters in the second quarter of 2022.

Executive Agreements

The Company has entered into compensation arrangements with its officers, including employment agreements and equity award agreements as part of its policy to pay and compensate key executives as appropriate to attract, retain and compensate executive talent.

Other Compensation

We have maintained the various employee benefit plans, including medical, dental, life insurance and 401(k) plans, offered by Seller in which the NEOs participate.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain current and former executive officers of a publicly traded corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions relating to the Company

Please see the section titled “- Selected Definitions” for the meanings of certain capitalized terms in this section.

Purchase of Units by Greater Than 5% Stockholders in Registered Public Offering

On October 6, 2020, the Company closed its registered public offering of an aggregate of 9,583,334 units. Each unit consisted of one (share of Common Stock and one warrant to purchase one share of Common Stock (the “HYMCL Warrants”)). The offering price to the public was $9.00 per unit. The HYMCL Warrants were immediately exercisable upon issuance for shares of Common Stock at a price of $10.50 per share and expire five (5) years from the date of issuance. After deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the net proceeds to the Company were approximately $83.1 million. Certain of the Company’s affiliated stockholders that owned more than five percent of the Company’s outstanding Common Stock at the time of the offering purchased, in the aggregate, 4,951,388 units in the Offering at the same price as the price to the public, $9.00 per unit. No underwriters fees or commissions’ were paid by the Company to the underwriters in the Offering with respect to units sold to such affiliates. The affiliates who purchased units in the Offering were: Mudrick Capital Management, L.P. and/or certain of its affiliated entities - 3,222,222 units for an aggregate purchase price of $29.0 million; Aristeia Capital, L.L.C. and/or certain of its affiliated entities - 895,833 units for an aggregate purchase price of approximately $8.1 million; and Highbridge Capital Management, LLC and/or certain of its affiliated entities - 833,333 units for an aggregate purchase price of $7.5 million.

Interest in Seller, the Recapitalization Transaction and Private Investment

Various funds managed by and affiliated with Mudrick Capital, a greater than 5% beneficial owner of our Common Stock and an affiliate of sponsor of which Jason Mudrick, our prior Chief Executive Officer and director, is the President and David Kirsch, the former Chairman of the Board and prior Vice President of the Company, is a Managing Director, may have been deemed to have beneficially owned: 646,421 shares of Seller’s common stock (prior to the Recapitalization Transaction), in connection with which such funds received 72,131 shares of our Common Stock in connection with the consummation of the Recapitalization Transaction; and, as of May 29, 2020, an aggregate of $41.8 million in principal amount of Seller First Lien Notes, which was repaid in connection with the consummation of the Recapitalization Transaction; an aggregate of $58.1 million in principal amount of 1.5 Lien Notes, including accrued interest, which was subject to the Exchange Agreement and exchanged for shares of our Common Stock in the Note Exchange; an aggregate of $85.9 million in principal amount of Second Lien Notes, including accrued interest, which were subject to the Second Lien Conversion Agreement and converted into shares of Seller’s common stock in connection with the consummation of the Recapitalization Transaction and received a distribution of shares of our Common Stock upon dissolution of Seller immediately following consummation of the Recapitalization Transaction; and an aggregate of $51.2 million in principal amount of 1.25 Lien Notes, including accrued interest, which was subject to the 1.25 Lien Exchange Agreement pursuant to which the 1.25 Lien Notes were exchanged for the $31.9 million in aggregate principal amount of Subordinated Notes, and the remainder for Excess Notes which were exchanged for shares of our Common Stock in the Note Exchange. In addition, in connection with the private investment, funds managed by and affiliated with Mudrick Capital, entered into the Subscription/Backstop Agreements for the purchase of an aggregate of 3,028,924 shares of our Common Stock at a purchase price of $10.00 per share, and the issuance to such investors of an aggregate of 1,295,892 PIPE warrants exercisable at $11.50 per share, for an aggregate purchase price of $30.3 million.

In addition, various funds managed by and affiliated with Whitebox, Highbridge and Aristeia, became beneficial owners of more than 5% of our Common Stock, as of May 29, 2020 in connection with the Recapitalization Transaction. The various funds managed by and affiliated with Whitebox, Highbridge and Aristeia held an aggregate of $15.4 million, $14.2 million and $5.9 million, respectively, in aggregate principal amount of Seller First Lien Notes, which was repaid in connection with the consummation of the Recapitalization Transaction; an aggregate of $40.9 million, $23.3 million and $15.7 million, respectively, in principal amount of 1.5 Lien Notes, including accrued interest, which was subject to the Exchange Agreement and exchanged for shares of our Common Stock in the Note Exchange; an aggregate of $60.5 million, $34.5 million and $23.2 million, respectively, in principal amount of Second Lien Notes, including accrued interest, which were subject to the Second Lien Conversion Agreement and converted into shares of Seller’s common stock in connection with the consummation of the Recapitalization Transaction and received a distribution of shares of our Common Stock upon dissolution of Seller immediately following consummation of the Recapitalization Transaction; and an aggregate of $36.1 million, $20.6 million and $13.9 million, respectively, in principal amount of 1.25 Lien Notes, including accrued interest, which was subject to the 1.25 Lien Exchange Agreement pursuant to which the 1.25 Lien Notes were exchanged for

$22.5 million, $12.8 million and $8.6 million, respectively, in aggregate principal amount of Subordinated Notes and the remainder for Excess Notes which were exchanged for shares of our Common Stock in the Note Exchange. In addition, in connection with the private investment, funds managed by and affiliated with Whitebox, Highbridge and Aristeia each entered into the Subscription/Backstop Agreements for the purchase of an aggregate of 2,134,018, 1,216,653 and 819,404 shares of our Common Stock at a purchase price of $10.00 per share, and the issuance to such investors of an aggregate of 913,017, 520,532 and 350,573 PIPE warrants exercisable at $11.50 per share, for an aggregate purchase prices of $21.3 million, $12.2 million and $8.2 million, respectively.

David Kirsch was a director of Seller. Mr. Kirsch was the primary representative of the Company in respect of negotiating the Recapitalization Transaction and asked to be recused as a director from all Seller’s board of directors meetings related to consideration of the Recapitalization Transaction. Throughout the period from May 2018 through January 2020, Mr. Kirsch did not participate as a director in meetings of Seller’s board of directors related to consideration of a transaction with the Company unless specifically requested to do so after acknowledgment and disclosure of his potential conflicts of interest.

Founder Shares

On September 25, 2017, sponsor purchased 5,750,000 founders shares for an aggregate price of $25,000. Holders of founder shares may also elect to convert their founder shares into an equal number of shares of our Common Stock, subject to adjustment, at any time. As a result of the underwriters’ election to partially exercise their over-allotment option on February 28, 2018, 550,000 founder shares were forfeited so that the founder shares held by the initial stockholders would represent 20% of the outstanding shares of our Common Stock following the completion of the IPO. In connection with the Recapitalization Transaction, 3,511,820 founder shares in accordance with the terms of the Purchase Agreement and the Parent Sponsor Letter Agreement and the remaining founder shares were automatically converted into 1,688,180 shares of our Common Stock.

Private Placement Warrants

Concurrently with the closing of the IPO, sponsor and Cantor purchased an aggregate of 7,500,000 private placement warrants at a price of $1.00 per warrant (6,500,000 private placement warrants by sponsor and 1,000,000 private placement warrants by Cantor) for an aggregate purchase price of $7.5 million. On February 28, 2018, we consummated the sale of an additional 240,000 private placement warrants at a price of $1.00 per warrant, of which 200,000 warrants were purchased by sponsor and 40,000 warrants were purchased by Cantor, generating gross proceeds of $0.24 million. Each private placement warrant is exercisable for one share of our Common Stock at a price of $11.50 per share. The proceeds from the private placement warrants were added to the proceeds from the IPO and held in the trust account. The private placement warrants are non-redeemable and exercisable on a cashless basis so long as they are held by sponsor, Cantor or their permitted transferees. The private placement warrants will expire five years after the completion of the Recapitalization Transaction or earlier upon redemption or liquidation. In addition, for as long as the private placement warrants are held by sponsor, Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the IPO.

Related Party Loans

On January 2, 2020, in order to finance transaction costs in connection with the Recapitalization Transaction, we issued an unsecured promissory note to the sponsor in an amount up to $1.5 million. Such promissory note bore no interest and was repaid in full ($0.9 million) at the consummation of the Recapitalization Transaction.

Administrative Support Agreement

Commencing on February 8, 2018 through the earlier of the consummation of a business combination or its liquidation, we agreed to pay sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the years ended December 31, 2020 and 2019, the Company incurred $50,000 and $120,000 of administrative service fees, respectively.

Forward Purchase Contract

On January 24, 2018, we entered into the Forward Purchase Contract with sponsor, pursuant to which sponsor committed to purchase, in a private placement for gross proceeds of $25.0 million to occur concurrently with the consummation of the

Recapitalization Transaction, 3,125,000 shares of our Common Stock and 2,500,000 forward purchase warrants having substantially the same terms as the private placement warrants. The funds from the sale of the securities under the Forward Purchase Contract was used as part of the consideration in connection with the Recapitalization Transaction.

Sprott Credit Agreement

On October 4, 2019, Seller, as borrower, and certain of its subsidiaries, as guarantors, entered into the Initial Sprott Credit Agreement with the Lender for a secured multi-advance term credit facility with an original aggregate principal amount not in excess of $110.0 million. In connection with the consummation of the Recapitalization Transaction we assumed the Initial Sprott Credit Agreement pursuant to the terms of the Purchase Agreement, entered into the Sprott Credit Agreement, with us becoming a party thereto, borrowed $70.0 million under such facility and issued to Lender 496,634 shares of Common Stock on behalf of Lender and the other participants in the Sprott Credit Agreement. As a result, we are the borrower under the Sprott Credit Agreement. Subsequent to the consummation of the Recapitalization Transaction the lender transferred 45,149 shares of Common Stock to nonaffiliated participants in the Sprott Credit Agreement and 13,545 shares of Common Stock to Sprott Private Resource Streaming and Royalty (Collector), LP., an affiliated participant in the Sprott Credit Agreement. Michael Harrison, a member of our Board, has an indirect pecuniary interest in shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP. and Lender as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as Managing Partner of Sprott Private Resource Streaming & Royalty (Collector) LP.

Sprott Royalty Agreement

The Company, Hycroft Resources & Development, LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of the Company (“HRD”), and Sprott Private Resource Lending II (Co) Inc., as the Payee, an affiliate of Lender, entered into the Sprott Royalty Agreement with respect to the Hycroft Mine at the closing of the Recapitalization Transaction. Pursuant to the terms of the Sprott Royalty Agreement, at the closing of the Recapitalization Transaction, Payee paid to HRD cash consideration in the amount of $30.0 million, for which HRD granted to Payee a perpetual royalty equal to one and one-half percent (1.50%) of net smelter returns, payable monthly. Michael Harrison, a member of our Board, has an indirect interest in the Sprott Private Resource Lending II (Co) Inc. as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as Managing Partner of Sprott Private Resource Streaming and Royalty (Collector) LP. For a more complete discussion of the Sprott Royalty Agreement, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Sprott Royalty Agreement” above.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the Recapitalization Transaction, the Company entered into an Amended and Restated Registration Rights Agreement with the restricted stockholders to register the shares of Common Stock and, to the extent applicable, warrants, currently held or subsequently acquired by such holders, whether through conversion, exchange or otherwise. The Amended and Restated Registration Rights Agreement provides the parties with demand and piggyback registration rights for underwritten offerings and shelf registration rights for underwritten and non-underwritten offerings, in each case with the costs associated with such preparation and registration to be borne by the Company other than any applicable underwriting fees for the sale of securities. The restricted stockholders under the Amended and Restated Registration Rights Agreement agreed not to sell, transfer, pledge or otherwise dispose of shares of Common Stock and warrants they hold or receive, subject to certain exceptions, for certain time periods specified therein. Pursuant to the Amended and Restated Registration Rights Agreement, a registration statement on Form S-1 was filed with the SEC and became effective on July 22, 2020, as supplemented from time to time thereafter, which registers for resale the Common Stock and certain warrants of the Company owned by the restricted stockholders.

Transition Agreements

On July 1, 2020, the Company and Mr. Buffington entered into the Buffington Transition Agreement, the Buffington Consulting Agreement and the RSU Agreement. On September 8, 2020, the Company and Mr. Jones entered into the Jones Transition Agreement and the Jones Consulting Agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our amended and restated bylaws in effect upon the consummation of the Recapitalization Transaction require us to indemnify all directors and officers to the fullest extent permitted by Delaware law against any and all expenses, judgments, liabilities, fines, penalties, and amounts paid in settlement of any claims. The indemnification agreements will also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law.

Other Material Relationships

During the year ended December 31, 2021, the Company incurred costs of $1.2 million to Ausenco Engineering USA South (“Ausenco”) for work performed on preparing an Acid POX milling technical study. Diane Garrett is currently a non-executive director on Ausenco’s Board of Directors.

Ms. Garrett’s brother, David Thomas, is the General Manager of the Hycroft Mine. Mr. Thomas does not report to Ms. Garrett. He received cash compensation of $240,000, equity compensation at grant date fair value of $240,000 and $13,148 of other compensation for his services in 2021.

Related Party Policy

Our Audit Committee, pursuant to its charter, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock, as of June 1, 2022, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our NEOs and directors and (iii) all of our executive officers and directors, as a group.

The number of shares of Common Stock beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The percentage ownership of our Common Stock in the “Percentage of Beneficial Ownership” column in the table is based on 197,084,642 shares of our Common Stock issued and outstanding as of June 1, 2022. Under such rules, beneficial ownership generally includes any shares of Common Stock over which the individual has sole or shared voting power or investment power as well as any shares of Common Stock that the individual has the right to acquire within 60 days of June 1, 2022, through the exercise of Warrants or other rights. Unless otherwise indicated in the footnotes to this table, the Company believes each of the stockholders named in this table has sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned.

	Shares	Percentage of
	Beneficially	Beneficial
Name and Address of Beneficial Owner	Owned	Ownership
5% or Greater Stockholders
Mudrick Capital Management, L.P. and affiliated entities (1)	37,703,375	17.9%
American Multi-Cinema, Inc.(2)	46,816,480	21.2%
2176423 Ontario Ltd. (3)	23,408,240	11.9%
Named Executive Officers and Directors (4)
Diane R. Garrett, Ph.D. (5)	163,061	*
Stanton K. Rideout (6)	108,683	*
John Henris	0	*
Jeffrey Stieber	0	*
Sean Goodman (7)	0	*
Michael Harrison (8)	42,352	*
Stephen Lang (9)	29,280	*
David Naccarati (10)	29,280	*
Thomas Weng (11)	34,852	*
Marni Wieshofer (12)	34,852	*
All executive officers and directors as a group (8 individuals) (13)	442,360	*

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)

Based on a Schedule 13D filed with the SEC on March 15, 2022 and other information provided to the Company. This includes 13,308,529 shares of Hycroft common stock underlying warrants held by the Mudrick Funds (as defined below). Mudrick Capital Management, L.P. is the investment manager of Mudrick Distressed Opportunity Drawdown Fund, L.P., Mudrick Distressed Opportunity Fund Global L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. and certain other separately managed accounts managed by Mudrick Capital Management, L.P. (collectively, the “Mudrick Funds”) and holds voting and dispositive power over the shares of Hycroft common stock held by the Mudrick Funds. Mudrick Capital Management, LLC is the general partner of Mudrick Capital Management, L.P., and Jason Mudrick is the sole member of Mudrick Capital Management, LLC. As such, Mudrick Capital Management, L.P., Mudrick Capital Management, LLC and Jason Mudrick may be deemed to have beneficial ownership of the shares of Hycroft common stock held by the Mudrick Funds. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of such holders is 527 Madison Avenue, 6th Floor, New York, New York 10022.

(2)

Based on a Schedule 13D/A filed March 30, 2022, this includes 23,408,240 shares of Common Stock and 23,408,240 shares of Common Stock issuable upon the exercise of outstanding warrants directly held by American Multi-Cinema, Inc., a wholly-owned subsidiary of AMC Entertainment Holdings, Inc. The business address of American Multi-Cinema, Inc. and AMC Entertainment Holdings, Inc. is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

(3)

Based on a Schedule 13D/A filed March 28, 2022, this includes 23,408,240 shares of Common Stock and 23,408,240 shares of Common Stock issuable upon exercise of a warrant held by 2176423 Ontario Ltd (“2176423 Ontario”), Eric Sprott controls 2176423 Ontario and has the power to direct the voting and disposition of Common Stock held by the entity through his ownership interests in 2176423 Ontario. The foregoing figure for beneficial ownership excludes 23,408,240 shares of Common Stock underlying warrants held by 2176423 Ontario that are not presently exercisable due to the effect of a beneficial ownership limitation blocker. The business address 2176423 Ontario and Eric Sprott is 200 Bay Street, Suite 2600, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J1.

(4)	The business address of each of the listed individuals is 4300 Water Canyon Road, Unit 1, Winnemucca, Nevada 89445.
(5)	Includes (i) 8,000 shares of Common Stock owned by Ms. Garrett’s spouse’s IRA and (ii) 11,539 shares of Common Stock converted from Restricted Stock Units on May 27, 2022.
(6)	Includes 6,306 shares of Common Stock converted from Restricted Stock Units on May 27, 2022.
(7)

Sean Goodman is an executive officer of AMC Entertainment Holdings, Inc. and an officer and director of its wholly-owned subsidiary American Multi-Cinema, Inc. Mr. Goodman disclaims any beneficial ownership of the shares of our Common Stock and shares of Common Stock issuable upon the exercise of outstanding New Warrants beneficially owned by AMC Entertainment Holdings, Inc.

(8)

Michael Harrison has an indirect pecuniary interest in shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP and Sprott Private Resource Lending II (Collector), LP as chief executive officer of Sprott Resource Streaming and Royalty Corp. and/or through his fiduciary role as a Managing Partner of Sprott Private Resource Streaming and Royalty (Collector) LP. Mr. Harrison disclaims any beneficial ownership of the shares of our Common Stock beneficially owned by Sprott Private Resource Streaming and Royalty (Collector), LP. and Sprott Private Resource Lending II (Collector), LP.

(9)

Includes 14,640 shares of Common Stock converted from Restricted Stock Units on May 24, 2022. Mr. Lang has elected to defer conversion of the 33,784 Restricted Stock Units awarded to him on May 24, 2021, to the extent they vest, until the date of his separation from service as a Board member.

(10)	Includes 14,640 shares of Common Stock converted from Restricted Stock Units on May 24, 2022.
(11)

Includes 10,135 shares of Common Stock converted from Restricted Stock Units on May 24, 2022. Mr. Weng has elected to defer conversion of the 20,270 Restricted Stock Units granted to him on May 24, 2021 and 6,730 of the Restricted Stock Units awarded to him on December 4, 2020, to the extent they vest, until the date of his separation from service as a Board member.

(12)	Includes 10,135 shares of Common Stock converted from Restricted Stock Units on May 24, 2022.
(13)	Number does not include shares owned by Mr. Stieber who left the Company during 2021 or Mr. Henris who retired from the Company in 2021.

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403 of Regulation S-K.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth:

● the name of the Selling Securityholders for whom we are registering shares of Common Stock and Warrants for resale to the public,

● the number of shares of Common Stock and Warrants that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,

● the number of shares of Common Stock and Warrants that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and

● the number and percentage of shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares of Common Stock and Warrants are sold by the Selling Securityholders).

	Before the Offering			After the Offering
				Number of			Number
	Number of			Shares of			of	Percentage
	Shares of			Class A			Shares	of		Percentage
	Class A		Number	Common		Number of	of	Shares of	Number	of
Name of Selling	Common		of	Stock Being		Warrants	Class A	Class A	of	Outstanding
Securityholders	Stock		Warrants	Offered		Being Offered	Common Stock	Common Stock	Warrants	Warrants
Mudrick Capital Management, L.P.	37,703,375	(1)	13,308,529	37,703,375	(1)	13,308,529	—	*	—	*
American Multi-Cinema, Inc.	46,816,480	(2)	23,408,240	46,816,480	(2)	23,408,240	—	*	—	*
2176423 Ontario Ltd.(3)	23,408,240	(3)	23,408,240	46,816,480	(3)	23,408,240	—	*	—	*

*	Less than 1%
(1)

Based on a Schedule 13D filed with the SEC on March 15, 2022 and other information provided to the Company. This includes 13,308,529 shares of Hycroft common stock underlying warrants held by the Mudrick Funds (as defined below). Mudrick Capital Management, L.P. is the investment manager of Mudrick Distressed Opportunity Drawdown Fund, L.P., Mudrick Distressed Opportunity Fund Global L.P., Mudrick Distressed Opportunity Drawdown Fund II, L.P., Mudrick Distressed Opportunity Drawdown Fund II SC, L.P. and certain other funds managed by Mudrick Capital Management, L.P., and the managing member of Mudrick Capital Acquisition Holdings, LLC (collectively, the “Mudrick Funds”) and holds voting and dispositive power over the shares of Hycroft common stock held by the Mudrick Funds. Mudrick Capital Management, LLC is the general partner of Mudrick Capital Management, L.P., and Jason Mudrick is the sole member of Mudrick Capital Management, LLC. As such, Mudrick Capital Management, L.P., Mudrick Capital Management, LLC and Jason Mudrick may be deemed to have beneficial ownership of the shares of Hycroft common stock held by the Mudrick Funds. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of such holders is 527 Madison Avenue, 6th Floor, New York, New York 10022.

(2)

This includes 23,408,240 shares of Hycroft common stock underlying warrants held by American Multi-Cinema, Inc. The business address of American Multi-Cinema, Inc. is One AMC Way, 11500 Ash Street, Leawood, Kansas 66211.

(3)

This includes 23,408,240 shares of Hycroft common stock underlying warrants held by 2176423 Ontario Ltd. The business address of 2176423 Ontario Ltd is 200 Bay Street, Suite 2600, Royal Bank Plaza, South Tower, Toronto, Ontario M5J 2J1. The foregoing figures for ownership before the offering exclude 23,408,240 shares of Common Stock underlying New Warrants held by 2176423 Ontario Ltd. that are not presently exercisable due to the effect of a beneficial ownership limitation blocker but which are included as shares to be sold in the offering.

Material Relationships with the Selling Securityholders

For a description of our relationships with the Selling Securityholders and their affiliates see the section entitled “Certain Relationships and Related Transactions” and “Description of Securities to be Registered.”

Sean Goodman, a member of our Board, is an executive officer of AMC Entertainment Holdings, Inc. and an officer and director of its wholly-owned subsidiary American Multi-Cinema, Inc., which holds shares of our Common Stock and shares of Common Stock issuable upon the exercise of outstanding New Warrants. Mr. Goodman disclaims any beneficial ownership of the shares of our Common Stock and shares of Common Stock issuable upon the exercise of outstanding New Warrants beneficially owned by AMC Entertainment Holdings, Inc.

USE OF PROCEEDS

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of securities by the Selling Securityholders, although we could receive up to approximately $688.8 million assuming the exercise of all the Warrants, for cash. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. The holders of the Warrants are not obligated to exercise the Warrants and we cannot assure you that the holders of the Warrants will choose to exercise any or all of the Warrants.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 94,258,841 shares of our Common Stock that may be issued upon exercise of the warrants to purchase Common Stock. We are also registering the resale by the Selling Securityholders or their permitted transferees of up to 71,211,526 shares of Common Stock and up to 60,125,009 warrants to purchase shares of Common Stock.

The Selling Securityholders may offer and sell, from time to time, their respective shares of Common Stock and warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

● on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

● in privately negotiated transactions;

● in underwritten transactions;

● in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

● through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

● in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

● through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

● through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

● in short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

● by pledge to secured debts and other obligations;

● to or through underwriters or agents;

● “at the market” or through market makers or into an existing market for the securities; and

● any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market. The Selling Securityholders may also sell our securities short and deliver the securities to close out their short positions or loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities. The shares may be sold directly or through broker-dealers or other financial institutions acting as principal or agent or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The Selling Securityholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Selling Securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the Selling Securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The Selling Securityholders party to the Amended and Restated Registration Rights Agreement have agreed, and the other Selling Securityholders may agree, to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act, including Regulation M. This regulation, if applicable to sales hereunder, may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

At the time a particular offer of securities is made, if required, an accompanying prospectus supplement or if necessary a post-effective amendment to the registration statement that includes this prospectus will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the Selling Securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold our securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations, the Medicare tax or any alternative minimum tax consideration. In addition, this summary is limited to investors that will hold our securities as a “capital asset,” as defined under the U.S. Tax Code (generally, property held for investment). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner of such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member, or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

We do not intend to pay cash dividends for the foreseeable future. If we pay distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in such Common Stock. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost (i.e., the amount paid for the Common Stock or, as discussed below, an amount equal to the sum of the U.S. Holder’s initial investment in a Warrant and the exercise price of such Warrant) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s initial investment in the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. In a cashless exercise, a U.S. holder would exchange a Warrant for a lesser number of shares of Common Stock that is reduced by the exercise price instead of exercising the Warrant directly in accordance with its terms by paying the exercise price. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the Common Stock received would generally equal such U.S. Holder’s tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, however, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the Warrant. It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder would be deemed to have surrendered a number of Warrants having a value equal to the exercise price. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Common Stock represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock) or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s tax basis in the Warrant. Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities —Warrants—Public Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate tax basis in the shares of Common Stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment that has the effect of preventing dilution is generally not a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise). Such a constructive distribution would be subject to tax as described under “U.S. Holders—Taxation of Distributions” above in the same manner as if such U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions

As discussed above, we do not intend to pay cash dividends for the foreseeable future. In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (generally on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants” below), we will withhold 15% of the fair market value of any property distributed that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if an applicable tax treaty so requires, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual rates or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the U.S. federal income tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants.”

Redemption of Warrants for Common Stock

A redemption of warrants for Common Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate tax basis in the shares of Common Stock received in the redemption should equal your aggregate tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants.” An adjustment that has the effect of preventing dilution is generally not a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases such non-U.S. Holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise). A non-U.S. Holder would be subject to U.S. federal income tax withholding as described in “Taxation of Distributions” above in the same manner as if such non-U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest, but without any corresponding receipt of cash. It is possible that any withholding tax on such a constructive distribution might be satisfied by us or the applicable withholding agent through a sale of a portion of the non-U.S. Holders’ Common Stock, Warrants or other property held or controlled by us or the applicable withholding agent on behalf of the non-U.S. Holders or might be withheld from distributions or proceeds subsequently paid or credits to the non-U.S. Holder.

Gain on Sale, Exchange, Redemption, Expiration or Other Taxable Disposition of Common Stock or Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants, or upon the expiration or redemption of a Warrant, unless:

● the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

● the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

● (i) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants, and (ii) shares of our Common Stock (A) are not regularly traded on an established securities market or (B) are regularly traded on an established securities market, but the non-U.S. Holder has owned, directly or constructively (including through ownership of Warrants), more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of our Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if our stock is not regularly traded on an established securities market for this purpose, a buyer of our Common Stock or Warrants from such non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are, and expect to remain for the foreseeable future, a United States real property holding corporation. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Additional U.S. Federal Tax Considerations

Additional Tax on Net Investment Income

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their net gain from the sale, exchange or other disposition of Common Stock or Warrants, or dividends with respect to Common Stock. Each U.S. Holder is urged to consult its own tax advisor regarding the application of this tax.

Backup Withholding and Additional Information Reporting

In general, information returns may be filed with the IRS in connection with actual or constructive dividends paid to a U.S. Holder in respect of our securities, and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of our securities within the United States or through certain U.S.-related financial intermediaries will be subject to U.S. information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient and properly establishes its rights to an exemption. Backup withholding at a rate of 24% may apply to such payments if a U.S. Holder does not establish an exemption from backup withholding or fails to provide a correct taxpayer identification number and make any other required certifications.

In general, information returns may be filed with the IRS in connection with dividends paid to non-U.S. Holders, and the proceeds received by a non-U.S. Holder from the sale, exchange or other disposition of our securities within the United States or through certain U.S.-related financial intermediaries. Copies of the information returns reporting dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement. A non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) in connection with actual or constructive dividends with respect to our securities and the proceeds from the sales, exchange or other disposition of our securities unless the non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders are urged to consult their own tax advisor regarding the information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Tax Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on actual or constructive dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. Department of Treasury. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

These summaries are not intended to be a complete discussion of the rights of Company stockholders and are qualified in their entirety by reference to the Delaware General Corporation Law and the various documents of the Company that are referred to in the summaries, as well as reference to the Second Amended and Restated Charter and Amended and Restated Bylaws, copies of which are included as Exhibits 3.1 and 3.2, respectively, to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

The Second Amended and Restated Charter authorizes the issuance of up to 400,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock. On March 11, 2022, the Board approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Company’s Class A common stock by 1,000,000,000 to a total of 1,400,000,000 (the “Certificate of Incorporation Amendment”) and directed that the Certificate of Incorporation Amendment be submitted for consideration by the stockholders of the Corporation. On March 15, 2022, AMC, Eric Sprott, and entities affiliated with Mudrick Capital, which together constituted the holders of a majority of the outstanding Common Stock, approved the Certificate of Incorporation Amendment by written consent. The Certificate of Incorporation Amendment will not become effective until 20 days after the Company distributes an Information Statement on Schedule 14C to the stockholders of the Company. The Company commenced mailing of the Information Statement on Schedule 14C to the Stockholders of the Company on or about April 1, 2022 and filed the Certificate of Incorporation Amendment with the Secretary of State of Delaware on April 22, 2022, at which time it became effective.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Second Amended and Restated Charter, the holders of our Common Stock possess all voting power for the election of directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock will at all times vote together as one class on all matters submitted to a vote of the Company’s common stockholders under the Second Amended and Restated Charter.

Preferred Shares

The Second Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. The Company has no preferred stock outstanding at the date hereof. Although the Company does not currently intend to issue any shares of preferred stock, it cannot assure you that it will not do so in the future.

Dividends

Subject to the rights, if any, of holders of any outstanding shares of preferred stock, the Second Amended and Restated Charter provides that holders of Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of legally available funds and shall share equally on a per share basis in such dividends and distributions.

Number and Election of Directors

The Second Amended and Restated Charter and the Company’s Amended and Restated Bylaws provide that the Board will be elected at each annual meeting of stockholders. The term of all directors shall be for one year and will expire at the next annual meeting of stockholders or until their respective successors are duly elected and qualified. With the approval of the stockholders at the special meeting of the stockholders on May 29, 2020, the Board was declassified. The directors and executive officers of the Company are described in the Section entitled “Management” of this prospectus.

Under the Second Amended and Restated Charter, there is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at a meeting of stockholders by the holders of Common Stock.

Liquidation Preference

The Second Amended and Restated Charter provides that in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Common Stock will be entitled to receive all of the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them, after the rights of creditors and the holders of the preferred stock have been satisfied.

Business Combinations

The Second Amended and Restated Charter provides that the Company will not be governed by Section 203 of the DGCL and includes a provision that is substantially similar to Section 203 of the DGCL, but excludes the investment funds affiliated with sponsor and their respective successors and affiliates and the investment funds affiliated with or managed by Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and their respective successors and affiliates from the definition of “interested stockholder.”

Pre-emption Rights

The holders of the Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the Common Stock.

Removal of Directors; Vacancies on the Board of Directors

The Second Amended and Restated Charter and the Company’s Amended and Restated Bylaws provide that, subject to the rights of the holders of any series of the Company preferred stock, directors may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares then entitled to vote at an election of directors. Furthermore, subject to the rights of the holders of any series of the Company preferred stock, any vacancy on the Company’s Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of the Company’s directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by a vote of the stockholders.

Corporate Opportunity

The Second Amended and Restated Charter provides that, to the extent allowed by applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to the Company or any of its officers or directors in circumstances where the application of such corporate opportunity doctrine would conflict with any fiduciary duties or contractual obligations they may have. Mudrick Capital, Whitebox, Highbridge, Aristeia and Wolverine and the investment funds affiliated with them, including their respective partners, principals, directors, officers, members, managers, equity holders and/or employees (including any of the foregoing who serve as officers or directors of the Company) do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries, except as may otherwise be provided in separate agreement between such person or entity and the Company.

Amendment of Certificate of Incorporation or Bylaws

As required by the DGCL, any amendment of the Second Amended and Restated Charter must first be approved by a majority of the directors then in office and, if required by law or the Second Amended and Restated Charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote on the amendment as a class.

The Company’s Amended and Restated Bylaws may be amended, altered or repealed by the affirmative vote of a majority of the Company directors then in office, and may also be amended, altered or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote generally in the election of directors.

Warrants

New Warrants

On March 14, 2022, in connection with the closing of the 2022 Private Placement, the Company issued 46,816,480 shares of Common Stock pursuant to the Subscription Agreements and issued 46,816,480 new warrants to AMC and Eric Sprott in the 2022 Private Placement, with each of AMC and Eric Sprott receiving 23,413,240 New Warrants governed by their respective 2022 Warrant Agreements with the Company. Each New Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $1.068 per share, subject to adjustment as discussed below. The New Warrants will expire five years after the issuance date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. AMC, Eric Sprott or their permitted transferees, have the option to exercise the New Warrants on a cashless basis.

Pursuant to its obligations under the Subscription Agreements, the Company is filing the registration statement of which this prospectus forms a part for the registration, under the Securities Act, for the New Warrants and the shares of Common Stock issuable upon exercise of the new warrants. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto, until the earliest of (i) the date on which the shares of Common Stock and New Warrants issued in the 2022 Private Placement may be resold without volume, manner of sale or current public information limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such shares of Common Stock have actually been sold and (iii) the date which is three years after March 15, 2022.

A holder of a New Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the New Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a stock split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each new warrant will be increased in proportion to such increase in outstanding Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for the Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the New Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such Common Stock (or other shares of our share capital into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Stock issuable on exercise of each New Warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the New Warrants is adjusted, as described above, the New Warrant exercise price will be adjusted by multiplying the New Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the New Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the Company’s assets or other property as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Warrants would have received if such holder had exercised his, her or its New Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New Warrant properly exercises the New Warrant within 30 days following public disclosure of such transaction, the New Warrant exercise price will be reduced as specified in the Warrant Agreements based on the Black-Scholes warrant value (as defined in the Warrant Agreements) of the New Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New Warrants when an extraordinary transaction occurs during the exercise period of the New Warrants pursuant to which the holders of the New Warrants otherwise do not receive the full potential value of the New Warrants.

The New Warrants have been issued in registered form under the Warrant Agreements with the Company with Continental Stock Transfer & Trust Company, as warrant agent. The Warrant Agreements provide that the terms of the New Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding New Warrants to make any change that adversely affects the interests of the registered holders of New Warrants, including any modification or amendment to increase the exercise price or shorten the exercise period.

The New Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the New Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of new warrants being exercised. The New Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their new warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the new warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the New Warrants. If, upon exercise of the New Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the New Warrant holder.

Public Warrants

Each public warrant of the Company issued in the initial public offering consummated on February 12, 2018 entitles the registered holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Recapitalization Transaction. Pursuant to the Warrant Agreement,

a public warrant holder may exercise its public warrants only for a whole number of shares of Common Stock. The public warrants will expire five years after the completion of the Recapitalization Transaction, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company is not obligated to deliver any shares of its Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No public warrant will be exercisable, and the Company will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the shares of Common Stock issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the public warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to an public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any public warrant.

Once the public warrants become exercisable, the Company may call the public warrants for redemption:

● in whole and not in part;

● at a price of $0.01 per public warrant;

● upon not less than 30 days’ prior written notice of redemption to each public warrant holder; and

● if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date the Company sends the notice of redemption to the public warrant holders.

If and when the public warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 per share warrant exercise price after the redemption notice is issued.

If the Company calls the public warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its public warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their public warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of public warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its public warrants. If the Board takes advantage of this option, all holders of public warrants would pay the exercise price by surrendering their public warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a public warrant redemption.

A holder of a public warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the public warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or

9.8% (or such other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a stock split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in outstanding Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for the Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the public warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such Common Stock (or other shares of our share capital into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Stock issuable on exercise of each public warrant will be decreased in proportion to such decrease in outstanding share of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the public warrants is adjusted, as described above, the public warrant exercise price will be adjusted by multiplying the public warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the public warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the Company’s assets or other property as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the public warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the public warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the public warrants would have received if such holder had exercised his, her or its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the public warrant properly exercises the public warrant within 30 days following public disclosure of such transaction, the public warrant exercise price will be reduced as specified in the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company (the “Warrant Agreement”) based on the Black-Scholes value (as defined in the Warrant Agreement) of the public warrant. The purpose of such exercise price reduction is to provide additional value to holders of the public warrants when an extraordinary transaction occurs during the exercise period of the public warrants pursuant to which the holders of the public warrants otherwise do not receive the full potential value of the public warrants.

The public warrants have been issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants, including any modification or amendment to increase the exercise price or shorten the exercise period.

The public warrants may be exercised upon surrender of the public warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of public warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their public warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the public warrants. If, upon exercise of the public warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the public warrant holder.

The public warrants are traded on the Nasdaq Capital Market under the symbol “HYMCW.”

Assumed Warrants of Hycroft Mining Corporation (“Seller warrants”)

Stockholders of the predecessor of Seller received warrants pursuant to the warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A., collectively as initial warrant agent with such warrant agreement being assumed by the Company and Continental Stock Transfer & Trust Company, LLC as the successor warrant agent (the “Seller Warrant Agreement”). The Seller warrants have a 7-year term. Seller and the Company elected to treat the Recapitalization Transaction as if it constituted a Fundamental Change under the Seller Warrant Agreement and each Seller warrant outstanding and unexercised immediately prior to the effective time is now exercisable to purchase shares of Common Stock.

The initial number of shares of Seller’s common stock issuable upon exercise of the Seller warrants was determined by the bankruptcy court pursuant to Seller’s predecessor’s plan of reorganization. Pursuant to the Seller Warrant Agreement, the number of shares of Seller’s common stock for which a Seller warrant is exercisable, and the exercise price per share, are subject to adjustment from time to time upon the occurrence of certain events, including (i) any issuance of a dividend on Seller’s common stock, payable in cash or additional shares of Seller’s common stock, (ii) any subdivision, split, reclassification or recapitalization of outstanding Seller’s common stock into a greater number of shares, or (iii) any combination, reclassification or recapitalization of outstanding Seller’s common stock into a smaller number of shares. As set forth in the Seller Warrant Agreement, the exercise price of the Seller warrants on any exercise date will be equal to the product of (x) the amount obtained by dividing (A) Seller’s adjusted equity value, as defined in the Seller Warrant Agreement, as of such exercise date by (B) the total share number, as defined in the Seller Warrant Agreement, as of such date multiplied by (y) the cheap stock factor, as defined in the Seller Warrant Agreement, as of such date. Additionally, in the case of any reclassification or capital reorganization of Seller’s capital stock, the holder of each Seller warrant outstanding immediately prior to the occurrence of such reclassification or reorganization shall have the right to receive upon exercise of the applicable Seller warrant, the kind and amount of stock, other securities, cash or other property that such holder would have received if such Seller warrant had been exercised. As of January 19, 2021, the exercise price of each Seller warrant was adjusted to equal to $40.31 per share and each Seller warrant is exercisable into approximately 0.28055 shares of Common Stock.

Under certain circumstances, such as a liquidity event, as defined in the Seller Warrant Agreement, the Seller warrants may be exercised on a cashless basis to the extent that, as of the exercise date, the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock exceeds the exercise price, which cashless exercise would reduce the number of shares of Common Stock issuable. In the event of a liquidity event in which the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock, as of the exercise date, exceeds the exercise price, no cashless exercise would be available. If any exercise of a Seller warrant would result in a fraction of a share of Common Stock, in lieu of issuing such fractional share, the Company may elect to make a cash payment in respect of such fractional share, in an amount equal to the product of such fraction multiplied by the fair market value, as defined in the Seller Warrant Agreement, of a share of Common Stock, as of the exercise date.

In addition, if the Company issues (or, as provided in the Seller Warrant Agreement, is deemed to issue), after the effective date of the Seller warrants, any additional shares, as defined in the Seller Warrant Agreement, of Common Stock, without consideration or for consideration per share less than the fair market value of Common Stock immediately prior to such issuance or, if such additional shares are issued (or deemed to be issued) to any restricted person, as defined in the Seller Warrant Agreement, then the cheap stock factor, as defined in the Seller Warrant Agreement, shall be reduced, thereby increasing the number of shares of Common Stock for which a Seller warrant is exercisable and reducing the per share exercise price of the Seller warrants.

Pursuant to the Seller Warrant Agreement, holders of Seller warrants are not entitled to any of the rights of a stockholder or a holder of any other securities of the Company. Holders of Seller warrants have no right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company (including appraisal rights, dissenters rights, subscription rights or otherwise), or be deemed the holder of capital stock of the Company.

Pursuant to the Seller Warrant Agreement, if the Company issues or sells equity securities to any person who was a stockholder of Seller’s predecessor on the effective date of the Seller warrants for consideration per share that is greater than the then exercise price of the Seller warrants, then each registered holder (or in the case of Seller warrants evidenced by global warrant certificates, each beneficial holder) that is an accredited investor would have the right for a period of 20 days after the Company delivers notice of such issuance or sale to such eligible holder, to participate in such issuance or sale on a pro rata basis (based on such eligible holder’s percentage ownership of shares of Common Stock) and all other outstanding options, warrants, or convertible securities that also have a pro rata right to participate in such issuance or sale.

Following the Recapitalization Transaction, eligible holders are not entitled to participate in any of the following exempted issuances: (i) issuances of equity securities in connection with the refinancing or repayment of any indebtedness or debt securities of the Company or any of its subsidiaries, (ii) issuances of equity securities to employees, directors, consultants and other service providers pursuant to an equity compensation plan approved by the Board, (iii) issuances of equity securities by means of a pro rata distribution to all holders of Common Stock, (iv) issuances of equity securities in a public offering, and (v) issuances of equity securities upon exercise, conversion or exchange of any equity securities that were issued in any issuance described in any of the foregoing exempted issuances. If any holder of shares of Common Stock is granted piggy-back registration rights, the holders of Common Stock issued upon exercise of the Seller warrants would also be granted piggyback registration rights on substantially the same terms as such other holder.

Pursuant to the Seller Warrant Agreement, in the event of a merger of the Company into, or a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other person, or any merger of another person into the Company, in each case, in which the previously outstanding shares of Common Stock are cancelled, reclassified or converted or changed into or exchanged for securities of the Company and/or other property (including cash), and such transaction is not a liquidity event, as defined in the Seller Warrant Agreement, the holder of each Seller warrant would have the right upon any subsequent exercise (and payment of the applicable exercise price) to receive (out of legally available funds) the kind and amount of stock, other securities, cash and assets that such holder would have received if such Seller warrant had been exercised immediately prior to such transaction.

Pursuant to the Seller Warrant Agreement, if the Company shall be a party to or otherwise engage in any transaction or series of related transactions constituting (x) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company’s assets to, any other person, or (y) any merger of another person into the Company in which, in the case of clause (x) or clause (y), the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing; and (ii) such transaction or series of related transactions is not a liquidity event (as defined in the Seller Warrant Agreement) (any such transaction or series of related transactions, is referred to as a “Fundamental Change” under the Seller Warrant Agreement), the holder of each Seller warrant outstanding immediately prior to the occurrence of such Fundamental Change will have the right upon any subsequent exercise (and payment of the applicable exercise price) to receive the kind and amount of stock, other securities, cash and assets that such holder of a Seller warrant would have received if such Seller warrant had been exercised pursuant to the terms provided in the Seller Warrant Agreement immediately prior to such Fundamental Change (assuming such holder of a Seller warrant failed to exercise his, her or its rights of election, if any, as to the kind or amount of stock, securities, cash or other property receivable upon such Fundamental Change); provided, however, that the amount of such stock, other securities, cash and assets that would be received upon exercise of a Seller warrant following the consummation of such Fundamental Change shall be calculated on the applicable exercise date in a manner consistent with, and on terms as nearly as equivalent as practicable to, the provisions of the Seller

Warrant Agreement regarding (i) the number of securities into which the Seller warrant shall be exercisable and (ii) the exercise price for the purchase of such securities under the Seller warrant, with respect to the aggregate consideration received by the Company stockholders in such Fundamental Change. The Seller Warrant Agreement further provides that upon each Fundamental Change, appropriate adjustment shall be deemed to be made, including, without limitation, with respect to the kind and amount of stock, securities, cash or assets thereafter acquirable upon exercise of each Seller warrant, such that the provisions of the Seller Warrant Agreement shall thereafter be applicable, as nearly as possible, to any shares of stock, securities, cash or assets thereafter acquirable upon exercise of each Seller warrant. If the Company is not the surviving or resulting person from such Fundamental Change, the Company may not consummate a Fundamental Change transaction unless the surviving or resulting person assumes, by written instrument substantially similar in form and substance to this Agreement, the obligation to deliver to the holders of Seller warrants such shares of stock, securities, cash or assets which such holder would be entitled to receive upon exercise of each Seller warrant.

The Seller warrants are traded on the Nasdaq Capital Market under the symbol “HYMCZ.”

October 2020 Warrants

In October 2020 the Company issued 8,333,334 units in a public offering, with each unit consisting of one share of our Common Stock, and one warrant to purchase one share of our Common Stock (the “October 2020 warrants”) The October 2020 Warrants were issued in registered form under the Warrant Agreement dated October 6, 2020 (the “October 2020 Warrant Agreement”) between the Company and Continental Stock Transfer & Trust Company, as warrant agent, and were initially represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The October 2020 Warrant Agreement provides that the terms of the October 2020 warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but any change that adversely affects the interests of the registered holders of October 2020 warrants, including any modification or amendment to increase the October 2020 warrant price or shorten the exercise period, requires the approval of the registered holder of the October 2020 warrant.

The initial exercise price of the October 2020 warrant is $10.50 per share of Common Stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

The October 2020 warrants are exercisable at any time after the date of issuance, and at any time up to the earlier to occur of (x) the date that is five years from the date of issuance and (y) the date fixed by the Company for redemption if the Company elects to redeem the October 2020 warrants (as described below), at which time any unexercised October 2020 warrants will expire and cease to be exercisable. The October 2020 warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to the Company, for the number of October 2020 warrants being exercised. The October 2020 warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their October 2020 warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the October 2020 warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the October 2020 warrants. If, upon exercise of the October 2020 warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the October 2020 warrant holder.

The Company may call the October 2020 warrants for redemption:

● in whole and not in part;

● at a price of $0.01 per October 2020 warrant;

● upon not less than 30 days’ prior written notice of redemption to each October 2020 warrant holder; and

● if, and only if, the last reported sale price of the Common Stock equals or exceeds $17.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending three business days prior to the date the Company sends the notice of redemption to the October 2020 Warrant holders.

If and when the October 2020 warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the October 2020 warrants, each October 2020 warrant holder will be entitled to exercise his, her or its October 2020 Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $17.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $10.50 per share warrant exercise price after the redemption notice is issued.

If the Company calls the October 2020 warrants for redemption as described above, the Company’s management will have the option to require any holder that wishes to exercise his, her or its October 2020 warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their October 2020 warrants on a “cashless basis,” the Company’s management will consider, among other factors, the Company’s cash position, the number of October 2020 warrants that are outstanding and the dilutive effect on stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of its October 2020 warrants. If the Company’s Board takes advantage of this option, all holders of October 2020 warrants would pay the exercise price by surrendering their October 2020 warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the October 2020 warrants, multiplied by the difference between the exercise price of the October 2020 warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of October 2020 warrants. If the Company’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the October 2020 warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a October 2020 warrant redemption.

If the Common Stock is at the time of any exercise of a October 2020 warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule), the Company may, at its option, (i) require holders of the October 2020 warrants who exercise the October 2020 warrants to exercise such October 2020 Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) as described in the October 2020 warrant Agreement and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the October 2020 warrants, notwithstanding anything in the October 2020 Warrant Agreement to the contrary.

In case of any reclassification or reorganization of the outstanding shares of Common Stock, or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the Company’s assets or other property as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the October 2020 warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the October 2020 Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the October 2020 warrants would have received if such holder had exercised his, her or its October 2020 warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the October 2020 warrant properly exercises the October 2020 Warrant within 30 days following public disclosure of such transaction, the October 2020 Warrant exercise price will be reduced as specified in the October 2020 Warrant Agreement based on the Black-Scholes value (as defined in the October 2020 Warrant Agreement) of the October 2020 warrant. The purpose of such exercise price reduction is to provide additional value to holders of the October 2020 Warrants when an extraordinary transaction occurs during the exercise period of the October 2020 Warrants pursuant to which the holders of the October 2020 Warrants otherwise do not receive the full potential value of the October 2020 Warrants.

The October 2020 Warrants are traded on the Nasdaq Capital Market under the symbol “HYMCL.”

Private Placement Warrants

The (a) 6,700,000 warrants to purchase one share of Common Stock issued to the sponsor pursuant to the Private Placement Warrant Purchase Agreement, dated as of January 15, 2018, by and between the Company and the sponsor, (b) 1,040,000 warrants to purchase one share of Common Stock issued to Cantor pursuant to the Private Placement Warrant Purchase Agreement, dated as of January 15, 2018, by and between the Company and Cantor, including the shares of Common Stock issuable upon exercise of the private placement warrants, are not transferable, assignable or salable until 30 days after the completion of the Recapitalization Transaction (except, among other limited exceptions, to the Company’s officers and directors and other persons or entities affiliated with the sponsor or Cantor) and they will not be redeemable so long as they are held by the sponsor, Cantor or their permitted transferees. The sponsor, Cantor or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants described above. If the private placement warrants are held by holders other than the sponsor, Cantor or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by the holders on the same basis as the public warrants. For as long as the private placement warrants are held by Cantor or its designees or affiliates, they may not be exercised after February 7, 2023, which is five years from the effective date of the registration statement filed in connection with the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the private placement warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of private placement warrant exercise is sent to the warrant agent.

Forward Purchase Warrants

On May 29, 2020, in connection with the closing of the Recapitalization Transaction, the Company issued 2,500,000 warrants to purchase one share of Common Stock at a price of $11.50 per share issued to sponsor pursuant to the Forward Purchase Contract. The forward purchase warrants have substantially the same terms as the private placement warrants.

PIPE Warrants Issued in Private Investment

On May 29, 2020, in connection with the closing of the Recapitalization Transaction, the Company issued 7,596,309 shares of Common Stock pursuant to the Subscription Agreements and issued 3,249,999 PIPE warrants to the Initial Subscribers in the private investment. The PIPE warrants have substantially the same terms as the public warrants.

INTEREST OF NAMED EXPERTS AND COUNSEL

The consolidated financial statements of Hycroft Mining Holding Corporation as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report thereon and have been included in the registration statement of which this prospectus forms a part in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Employees of Ausenco Engineering USA South Inc., Independent Mining Consultants, Inc. and WestLand Engineering & Environmental Services, Inc. have prepared the 2022 Hycroft TRS. Each of the individuals who prepared the 2022 Hycroft TRS is a qualified person as defined in subpart 1300 of Regulation S-K. None of the qualified persons, or the employers of any of the qualified persons, is an affiliate of Company.

As at the date hereof, none of the above named experts has received, or is to receive, in connection with the offering, an interest, direct or indirect, in our Company.

LEGAL MATTERS

Neal, Gerber & Eisenberg LLP will pass upon the validity of the Common Stock and Warrants covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.hycroftmining.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

HYCROFT MINING HOLDING CORPORATION

UNAUDITED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED March 31, 2022 AND December 31, 2021

HYCROFT MINING HOLDING CORPORATION

AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED 2021 AND 2020

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets:
Cash	$172,778	$12,342
Income tax receivable	1,530	1,530
Inventories - Note 3	11,134	11,069
Ore on leach pads - Note 3	3,680	10,106
Prepaids and other, net - Note 4	1,182	2,342
Current assets	190,304	37,389
Plant and equipment, net - Note 5	57,849	58,484
Restricted cash - Note 6	34,293	34,293
Other assets - Note 4	600	600
Assets held for sale - Note 7	10,308	11,558
Total assets	$293,354	$142,324
Liabilities:
Accounts payable and accrued expenses	$7,348	$9,430
Debt, net - Note 9	2,326	16,666
Deferred gain on sale of royalty - Note 10	—	125
Other liabilities - Note 8	5,592	5,044
Current liabilities	15,266	31,265
Debt, net - Notes 9 and 19	137,377	143,638
Deferred gain on sale of royalty - Note 10	29,839	29,714
Warrant liabilities - Notes 11 and 19	5,990	669
Asset retirement obligation - Note 12	5,295	5,193
Other liabilities - Note 8	301	339
Total liabilities	$194,068	$210,818
Commitments and contingencies - Note 21
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 400,000,000 shares authorized; 196,803,459 issued and outstanding at March 31, 2022; and 60,433,395 issued and outstanding at December 31, 2021	$20	$6
Additional paid-in capital	730,649	540,823
Accumulated deficit	(631,383)	(609,323)
Total stockholders’ equity (deficit)	99,286	(68,494)
Total liabilities and stockholders’ equity (deficit)	$293,354	$142,324

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenues - Note 14	$9,166	$19,036
Cost of sales:
Production costs	9,583	17,817
Depreciation and amortization	920	1,041
Mine site period costs	6,469	10,544
Total cost of sales	16,972	29,402
Operating expenses:
General and administrative	3,072	3,794
Projects, exploration and development	1,038	493
Accretion - Note 12	102	102
Loss from operations	(12,018)	(14,755)
Other (expense) income:
Interest expense, net of capitalized interest - Note 9	(5,346)	(4,449)
Fair value adjustment to warrants - Notes 11 and 19	(5,321)	9,493
Gain on sale of equipment	625	—
Interest income	—	23
Net loss	$(22,060)	$(9,688)

Loss per share:
Basic - Note 17	$(0.27)	$(0.16)
Diluted - Note 17	$(0.27)	$(0.16)
Weighted average shares outstanding:
Basic - Note 17	81,201,453	59,901,306
Diluted - Note 17	81,201,453	59,901,306

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(dollars in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows used in operating activities:
Net loss	$(22,060)	$(9,688)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Non-cash portion of interest expense - Note 9	3,835	4,439
Non-cash loss (gain) on fair value adjustment for warrant liabilities - Note 11	5,321	(9,493)
Depreciation and amortization	920	1,568
Stock-based compensation - Note 15	401	538
Accretion - Note 12	102	102
Gain on sale of equipment	(625)	—
Changes in operating assets and liabilities:
Accounts receivable	—	412
Production-related inventories	6,137	(3,970)
Materials and supplies inventories	166	167
Prepaids and other assets	1,161	(1,268)
Accounts payable	(2,848)	1,800
Other liabilities	574	632
Net cash used in operating activities	(6,916)	(14,761)
Cash flows provided by (used in) investing activities:
Additions to plant, equipment, and mine development	(351)	(5,082)
Proceeds for sale of equipment	711	—
Proceeds for assets held for sale	1,250	—
Net cash provided by (used in) investing activities	1,610	(5,082)
Cash flows provided by financing activities:
Principal payments on debt	(24,406)	—
Principal payments on capital leases	(31)	—
Proceeds from issuance of common stock, net of issuance costs	190,179	—
Net cash provided by financing activities	165,742	—
Net increase (decrease) in cash and restricted cash	160,436	(19,843)
Cash and restricted cash, beginning of period	46,635	96,040
Cash and restricted cash, end of period	$207,071	$76,197
Reconciliation of cash and restricted cash:
Cash	$172,778	$36,497
Restricted cash	34,293	39,700
Total cash and restricted cash	$207,071	$76,197

See Note 20 - Supplemental Cash Flow Information for additional details.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) (UNAUDITED)

(dollars in thousands)

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2021	59,901,306	$6	$537,370	$(520,759)	$16,617
Stock-based compensation costs	—	—	507	—	507
Vesting of restricted stock units	—	—	115	—	115
Net loss	—	—	—	(9,688)	(9,688)
Balance at March 31, 2021	59,901,306	$6	$537,992	$(530,447)	$7,551

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance at January 1, 2022	60,433,395	$6	$540,823	$(609,323)	$(68,494)
Issuance of common stock and warrants - Note 13	136,370,064	14	189,398	—	189,412
Vesting of restricted stock units	—	—	37	—	37
Stock-based compensation costs	—	—	391	—	391
Net loss	—	—	—	(22,060)	(22,060)
Balance at March 31, 2022	196,803,459	$20	$730,649	$(631,383)	$99,286

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

1. Company Overview

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation (“MUDS”)) and its subsidiaries (collectively, “Hycroft”, the “Company”, “we”, “us”, “our”, “it”, “HYMC”) is a U.S.-based gold and silver company that is focused on developing its wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner. The Hycroft Mine is located in the State of Nevada and the corporate office is located in Winnemucca, Nevada.

The Company restarted pre-commercial scale open pit mining operations at the Hycroft Mine during the second quarter of 2019 and began producing and selling gold and silver during the third quarter of 2019. The Company’s operating plan until November 2021 was primarily focused on developing the novel two-stage heap oxidation and leach process (“Novel Process”) detailed in the Hycroft Technical Report Summary (“TRS”), Heap Leaching Feasibility Study, prepared in accordance with the requirements of the Modernization Rules, with an effective date of July 31, 2019 (“2019 Hycroft TRS”). Subsequent to November 2021, the Company’s operating plan has been focused on advancing evaluations and developing technical studies for milling sulfide ore so that the Company can evaluate alternative processing technologies. Based upon the Company’s findings in 2021, including an analysis completed by an independent third-party research laboratory and independent reviews by two metallurgical consultants, the Company does not believe the Novel Process, as designed in the 2019 Hycroft TRS, is economic at current metal prices or those metal prices used in the 2019 Hycroft TRS. Additionally, as announced on November 10, 2021, as a result of current and expected ongoing cost pressures for many of the reagents and consumables used at the Hycroft Mine, and the timeline for completing the updated technical studies in early 2022, the Company discontinued pre-commercial scale mining at its ROM operation. The Company will continue producing gold and silver from ore on the leach pads as long as it is economic. In February 2022, Hycroft, along with its third-party consultants, completed and filed the Initial Assessment Technical Report Summary for the Hycroft Mine (“2022 Hycroft TRS”) which included a mineral resource estimate utilizing a milling and acid pressure oxidation (“Acid POX”) process for sulfide mineralization and heap leaching process for oxide and transition mineralization. The Company will continue to build on the work to date and investigate opportunities identified through progressing the technical and data analyses leading up to the 2022 Hycroft TRS and will provide an updated technical report at an appropriate time.

2. Summary of Significant Accounting Policies

Basis of presentation

These condensed consolidated interim financial statements of the Company have been prepared, without audit, in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, these condensed consolidated financial statements do not include all information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2021. The Company continues to follow the accounting policies set forth in those audited consolidated financial statements. In the opinion of management, the accompanying unaudited condensed consolidated interim financial statements include all adjustments that are necessary for a fair presentation of the Company’s interim financial position, operating results and cash flows for the periods presented.

Liquidity

As of March 31, 2022, the Company had available cash on hand of $172.8 million and working capital of $175.0 million which is expected to provide it with the necessary liquidity to fund its operating and investing requirements and future obligations as they become due within the next twelve months from the date of this filing.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

While the Company expects to continue processing gold and silver ore on the leach pads and partially offset the cash that is projected to be used in its operations and investing activities, the Company does not expect to generate net positive cash from operations for the foreseeable future. Accordingly, the Company will be dependent on its unrestricted cash and other sources of cash to fund its business. As discussed in Note 13 - Stockholders’ Equity, the Company raised gross proceeds of $194.4 million in March 2022 through the following equity financings:

● On March 14, 2022, the Company entered into subscription agreements with American Multi-Cinema, Inc. and 2176423 Ontario Limited pursuant to which the Company agreed to sell an aggregate of 46,816,480 units at a purchase price of $1.193 per unit for total gross proceeds, before deduction of fees and expenses, of $55.9 million.

● On March 15, 2022, the Company implemented an at-the-market offering program pursuant to which the Company registered the offer and sale from time to time of its common stock having an aggregate offering price of up to $500.0 million of gross proceeds. Under the at-the-market offering, which was completed on March 25, 2022, the Company sold 89,553,584 shares of common stock for gross proceeds, before commissions and offering expenses, of $138.6 million.

Also, as discussed in Note 9 - Debt, Net, as a result of the equity financings above, the Company reached an agreement with Sprott Private Resource Lending II (Collector), LP (the “Lender”) with respect to the Credit Agreement among Hycroft Mining Holding Corporation, as borrower, Autar Gold Corporation MUDS, MUDS Holdco Inc., Allied VGH LLC, Hycroft Mining Holding Corporation, Hycroft Resources and Development, LLC, Sprott Private Resource Lending II (Collector) Inc., and Sprott Resources Lending Corp. (“Sprott Credit Agreement”), which required the Company to prepay principal under the facility in the amount of $10.0 million following the Company’s receipt of the $55.9 million cash proceeds discussed above. The Company also made the additional prepayment of $13.9 million on March 30, 2022.

In addition to the above equity financings, the Company will continue to evaluate alternatives to raise additional capital necessary to fund the future development of the Hycroft Mine and will continue to explore other strategic initiatives to enhance stockholder value.

Historically, the Company has been dependent on various forms of debt and equity financing to fund its business. While the Company has been successful in the past raising funds through equity and debt financings, no assurance can be given that additional financing will be available to it in amounts sufficient to meet the Company’s needs or on terms acceptable to the Company. In the event that funds are not available, the Company may be required to materially change its business plans.

Use of estimates

The preparation of the Company’s condensed consolidated financial statements requires management to make estimates and assumptions that affect amounts reported in these condensed consolidated financial statements and accompanying notes. The more significant areas requiring the use of management estimates and assumptions relate to: recoverable gold and silver ounces on leach pads and in-process inventories; timing of near-term ounce production and related sales; the useful lives of long-lived assets; estimates of mineral resources; estimates of life-of-mine production timing, volumes, costs and prices; future mining and current and future processing plans; environmental reclamation and closure costs and timing; deferred taxes and related valuation allowances; estimates of the fair value of liability classified warrants, and estimates of fair value for asset impairments and financial instruments. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable at the time the estimate is made. Actual results may differ from amounts estimated in these condensed consolidated financial statements, and such differences could be material. Accordingly, amounts presented in these condensed consolidated financial statements are not indicative of results that may be expected for future periods.

Recently adopted accounting pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies guidance on accounting for convertible instruments and contracts in an entity’s own equity including calculating diluted earnings per share. For emerging growth companies, the new guidance is effective for annual periods

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

beginning after December 15, 2022. The Company early adopted ASU 2020-06 as of January 1, 2022, with no material impact on its condensed consolidated financial statements or the related disclosures.

In December of 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740, Income Taxes and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. For emerging growth companies, the new guidance was effective for annual periods beginning after December 15, 2021 and the Company adopted ASU 2019-12 as of January 1, 2022, with no material impact on its condensed consolidated financial statements or the related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). ASU 2021-04 clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (e.g., warrants) that remain equity classified after modification or exchange. ASU 2021-04 provides guidance that will clarify whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (i) an adjustment to equity and, if so, the related earnings per share effects, if any, or (ii) an expense and, if so, the manner and pattern of recognition. For emerging growth companies, the new guidance was effective for annual periods beginning after December 15, 2021 and the Company adopted ASU 2021-04 as of January 1, 2022, with no material impact on its condensed consolidated financial statements or the related disclosures.

3. Inventories and Ore on Leach Pads

The following table provides the components of Inventories and the estimated recoverable gold ounces therein (dollars in thousands):

	March 31, 2022		December 31, 2021
	Amount	Gold Ounces	Amount	Gold Ounces
Inventories:
Materials and supplies	$4,158	—	$4,376	—
Merrill-Crowe process plant	—	—	11	6
Carbon-in-column	6,028	3,174	3,493	2,044
Finished goods (doré and off-site carbon)	948	695	3,189	1,799
Total	$11,134	3,869	$11,069	3,849

As of March 31, 2022 and December 31, 2021, in-process inventories and finished goods inventories included $0.5 million and $0.4 million, respectively of capitalized depreciation and amortization costs. As of March 31, 2022 there were no indicators of impairment that would necessitate a write-down of the Company’s Inventories or its Ore on leach pads.

The following table summarizes Ore on leach pads and the estimated recoverable gold ounces therein (dollars in thousands):

	March 31, 2022		December 31, 2021
	Amount	Gold Ounces	Amount	Gold Ounces
Ore on leach pads	$3,680	2,693	$10,106	7,130
Total	$3,680	2,693	$10,106	7,130

As of March 31, 2022 and December 31, 2021, Ore on leach pads included $0.3 million and $0.6 million, respectively of capitalized depreciation and amortization costs.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

4. Prepaids and Other, Net

The following table provides the components of Prepaids and other, net and Other assets (dollars in thousands):

	March 31,	December 31,
	2022	2021
Prepaids and other, net
Prepaids
Insurance	$145	$1,014
Mining claims and permitting fees	378	891
Prepaid taxes	209	—
License fees	202	186
Other	29	56
Deposits	219	195
Total	1,182	2,342

Other assets, non-current
Royalty - advance payment	600	600
Total	$600	$600

5. Plant and Equipment, Net

The following table provides the components of Plant and equipment, net (dollars in thousands):

	Depreciation Life	March 31,	December 31,
	or Method	2022	2021
Leach pads	Units-of-production	$17,431	$17,431
Process equipment	5 - 15 years	17,755	17,735
Buildings and leasehold improvements	10 years	9,280	9,280
Mine equipment	5 - 7 years	6,026	6,224
Vehicles	3 - 5 years	1,454	1,454
Furniture and office equipment	7 years	330	330
Construction in progress and other		35,794	35,794
		$88,070	$88,248
Less, accumulated depreciation and amortization		(30,221)	(29,764)
Total		$57,849	$58,484

During the three months ended March 31, 2022 there were no events or changes in circumstances that would have required the Company to evaluate the current carrying value of its Plant and equipment, net for recoverability. Depreciation expense related to Plant and equipment, net was $0.9 million and $1.0 million for the three months ended March 31, 2022 and 2021.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

6. Restricted Cash

The following table provides the components of Restricted cash (dollars in thousands):

	March 31,	December 31,
	2022	2021
Reclamation and other surety bond cash collateral	$34,293	$34,293

As of March 31, 2022 and December 31, 2021, our surface management surety bonds totaled $59.3 million, of which $58.3 million secures the financial assurance requirements for the Hycroft Mine, and $1.0 million secures the financial assurance requirements for the adjacent water supply well field and exploration project, which were partially collateralized by the Restricted cash shown above.

7. Assets Held For Sale

The following table summarizes the Company’s Assets held for sale by asset class as of March 31, 2022 and December 31, 2021 (dollars in thousands):

	March 31,	December 31,
	2022	2021
Equipment not in use	$9,913	$11,163
Mine equipment	125	125
Materials and supplies	270	270
Total	$10,308	$11,558

The Assets held for sale are being marketed for sale and the Company has received interest from potential purchasers. It is the Company’s intention to complete the sales of these assets within the upcoming year. During the three months ended March 31, 2022, the Company sold a regrind mill included in equipment not in use for gross proceeds of $1.3 million.

8. Other Liabilities

The following table summarizes the components of current and non-current portions of Other liabilities (dollars in thousands):

	March 31,	December 31,
	2022	2021
Other liabilities, current
Accrued compensation	$3,121	$2,641
Salary continuation payments	617	935
Restricted stock units	687	714
Deferred payroll tax liability	471	471
Excise tax liability	681	268
Accrued directors’ fees	15	15
Total	$5,592	$5,044

Other liabilities, non-current
Finance lease liability	$260	$286
Operating lease liability	41	53
Total	$301	$339

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Excise tax liability

A new mining excise tax applied to gross proceeds became effective on July 1, 2021, following the passing of Assembly Bill 495 at the Nevada Legislative Session ended on May 31, 2021. The new excise tax is a tiered tax, with a highest rate of 1.1% and the first payment is due in April 2022.

The bill does not take into consideration expenses or costs incurred to generate gross proceeds. Therefore, this tax will be treated as a gross receipts tax and not as a tax based on income. As a result, this new tax will be reported as a component of Cost of sales and not as income tax expense. As of March 31, 2022, the Company has accrued $0.7 million related to the annual excise tax, included in Other liabilities, current.

9. Debt, Net

Second Amendment to Sprott Credit Agreement

On March 30, 2022, the Company and Lender under the Sprott Credit Agreement entered into the Second Amended and Restated Credit Agreement (“Second A&R Agreement”), which: (a) extended the maturity date for all of the loans and other principal obligations under the Sprott Credit Facility by two years, to May 31, 2027; (b) provided for the Company to prepay principal under the facility in the amount of $10.0 million promptly upon the Company’s receipt of cash proceeds from the Private Placement Offering with American Multi-Cinema, Inc. and 2176423 Ontario Limited (the “Initial Equity Proceeds Prepayment”); (c) provided for the Company to prepay principal under the Sprott Credit Agreement in the amount of $13.9 million (representing 10% of the subsequent issuance of its equity interests consummated on or prior to March 31, 2022) (the “Subsequent Equity Proceeds Prepayments”); and (d) eliminated the prepayment premiums otherwise payable with respect to the Initial Equity Proceeds Prepayment, the Subsequent Equity Proceeds Prepayments and all future prepayments of principal under the Sprott Credit Facility. In addition, the Company’s obligations to prepay principal with proceeds of asset sales will be credited/offset by the aggregate amount of Initial Equity Proceeds Prepayment and the Subsequent Equity Proceeds Prepayments ($23.9 million), and to maintain a minimum amount of Unrestricted Cash (as defined in the Second A&R Agreement) was increased to $15.0 million. The Company: (i) paid the previously deferred additional interest of $0.5 million; (ii) made the Initial Equity Proceeds Prepayment of $10.0 million and paid in-kind a $3.3 million fee in connection with the modification and capitalized it to principal on March 16, 2022; and (iii) made the Subsequent Equity Proceeds Prepayment of $13.9 million on March 30, 2022. The Company accounted for the Second A&R Agreement as a debt modification as the Second A&R Agreement did not result in debt that was substantially different.

Amendment to the 10% Senior Secured Notes and Note Exchange Agreement

On March 14, 2022, the Company entered into an amendment to the 10% Senior Secured Notes and Note Exchange Agreement (the “Note Amendment”), with: (i) certain direct and indirect subsidiaries of the Company as Guarantors; (ii) holders of the 10% Senior Secured Notes (the “Subordinated Notes”), including certain funds affiliated with, or managed by, Mudrick Capital Management, L.P, Whitebox Advisors, LLC, Highbridge Capital Management, LLC, Aristeia Highbridge Capital Management, LLC and Wolverine Asset Management, LLC (collectively, the “Amending Holders”); and (iii) Wilmington Trust, National Association, in its capacity as collateral agent. The Note Amendment amends the Note Exchange Agreement dated as of January 13, 2020 (the “Note Exchange Agreement”) and the Subordinated Notes issued thereunder in order to extend the maturity date of the Subordinated Notes from December 1, 2025 to December 1, 2027. The Note Amendment also removes the requirements that a holder receive the consent of the Company and the other holders in order to transfer any Subordinated Note. The Amending Holders constituted all of the holders of the Subordinated Notes. The Note Amendment became effective upon the closing of a private placement upon receipt of $55.9 million gross cash proceeds (before deduction of fees and expenses). The Company accounted for the Note Amendment as a debt modification as the Note Amendment did not result in debt that was substantially different.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Debt covenants

The Company’s debt agreements contain representations and warranties, events of default, restrictions and limitations, reporting requirements, and covenants that are customary for agreements of these types.

As of March 31, 2022, the Company was in compliance with all covenants under its debt agreements.

Debt balances

The following table summarizes the components of Debt, net (dollars in thousands):

	March 31,	December 31,
	2022	2021
Debt, net, current:
Sprott Credit Agreement	$2,200	$17,223
Note payable	126	115
Less, debt issuance costs	—	(672)
Total	$2,326	$16,666

Debt, net, non-current:
Sprott Credit Agreement, net of original issue discount ($12.2 million, net)	$43,585	$51,809
Subordinated Notes	95,940	93,599
Note payable	301	345
Less, debt issuance costs	(2,449)	(2,115)
Total	$137,377	$143,638

The following table summarizes the Company’s contractual payments of Debt, net, including current maturities, for the five years subsequent to March 31, 2022 (dollars in thousands):

April 1, 2022 through December 31, 2022	$1,744
2023	2,327
2024	2,329
2025	1,154
2026	22
2027	146,744
Total	154,320
Less, original issue discount, net of accumulated amortization ($8.2 million)	(12,168)
Less, debt issuance costs, net of accumulated amortization ($2.5 million)	(2,449)
Total debt, net	$139,703

Interest expense, net of capitalized interest

The following table summarizes the components of recorded Interest expense, net of capitalized interest (dollars in thousands):

	Three Months Ended
	March 31,
	2022	2021
Sprott Credit Agreement	$1,493	$1,552
Subordinated Notes	2,340	2,120
Amortization of original issue discount	1,158	1,088

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Amortization of debt issuance costs	337	335
Other interest expense	18	8
Capitalized interest	—	(654)
Total	$5,346	$4,449

The Company capitalizes interest to Plant and equipment, net for construction projects in accordance with ASC Topic 835, Interest. Interest expense incurred under the Subordinated Notes is payable-in-kind. In May 2021, the Company began paying cash for interest expense incurred under the Sprott Credit Agreement. Prior to May 2021, interest expense incurred under the Sprott Credit Agreement was payable-in-kind.

10. Deferred Gain on Sale of Royalty

As of March 31, 2022, the Company classified the deferred gain from the sale of its royalty as a non-current liability as a result of the cessation of mining operations in November 2021.

11. Warrant liabilities

The following table summarizes the Company’s outstanding warrants (dollars in thousands):

	Balance at December 31, 2021		Fair Value Adjustments(1)		Balance at March 31, 2022
	Warrants	Amount	Warrants	Amount	Warrants	Amount
Warrant liabilities
5-Year Private Warrants	9,478,830	$664	—	$5,308	9,478,830	$5,972
Seller Warrants	12,721,901	5	—	13	12,721,901	18
Total	22,200,731	$669	—	$5,321	22,200,731	$5,990

(1)

Liability classified warrants are subject to fair value remeasurement at each balance sheet date in accordance with ASC 814-40, Contracts on Entity’s Own Equity. As a result, fair value adjustments related exclusively to the Company’s liability classified warrants. Refer to Note 19 - Fair Value Measurements for further detail on the fair value of the Company’s liability classified warrants.

The following table summarizes additional information on the Company’s outstanding warrants:

	Exercise Price	Exercise Period	Expiration Date	Warrants Outstanding
Warrant liabilities
5-Year Private Warrants	$11.50	5 years	May 29, 2025	9,478,830
Seller Warrants	40.31	7 years	October 22, 2022	12,721,901

12. Asset Retirement Obligation (“ARO”)

The following table summarizes changes in the Company’s ARO (dollars in thousands):

	March 31, 2022	December 31, 2021
Balance, beginning of period	$5,193	$4,785
Accretion expense	102	408
Balance, end of period	$5,295	$5,193

During the three months ended March 31, 2022, the Company did not incur any additional reclamation obligations associated with additional disturbances, or other regulatory requirements. The Company estimates that no significant reclamation expenditures associated with the ARO will be made until 2047 and that reclamation work will be completed by the end of 2065. During the

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

three months ended March 31, 2022, there were no events or changes to the Company’s regulatory environment or new or additional disturbances that would require a change to the Company’s ARO due to changes in estimates. As a result, the Company did not record any adjustments to the ARO.

13. Stockholders’ Equity

Common Stock

Private placement offering

On March 14, 2022, the Company entered into subscription agreements with American Multi-Cinema, Inc. and 2176423 Ontario Limited pursuant to which the Company agreed to sell the entities an aggregate of 46,816,480 units at a purchase price per unit of $1.193 with each unit consisting of one share of the Company’s common stock and one warrant to purchase a share of Common Stock (“Warrants”) and the shares issuable upon exercise of the Warrants (the “Warrant Shares”), providing for a total purchase price of approximately $55.9 million (the “Private Placement Offering”). The Warrants have an exercise price of $1.068 per Warrant Share and will expire five years after issuance. On March 15, 2022, the Private Placement Offering closed and the Company received gross proceeds of $55.9 million before deducting expenses incurred in connection with therewith. As of March 31, 2022, the Company has incurred immaterial costs associated with the Private Placement Offering.

At-the-market offering

On March 15, 2022, the Company implemented an “at-the-market” offering (“ATM Program”) by entering into an At Market Issuance Sales Agreement with B. Riley Securities, Inc. (“Sales Agreement”). Under the terms of the Sales Agreement, the Company may from time to time to or through the Agent, acting as sales agent or principal, offer and sell shares of its Class A common stock, par value $0.0001 per share, having a gross sales price of up to $500.0 million. Shares of common stock sold under the Sales Agreement, were issued pursuant to the Company’s shelf registration statement on Form S-3 (No. 333-257567) that the Securities and Exchange Commission declared effective on July 13, 2021, including the prospectus, dated July 13, 2021, and the prospectus supplement, dated March 15, 2022, as the same may be amended or supplemented. The Company completed the ATM Program on March 25, 2022, and received total gross proceeds, before deducting fees and expenses of the ATM Program, of $138.6 million for the sale of 89,553,584 shares of the Company’s common stock. Net proceeds, after deducting commissions and fees of $5.0 million (of which $0.8 million was included in Accounts payable and accrued expenses as of March 31, 2022), were $133.6 million.

Equity Classified Warrants

The following table summarizes the Company’s outstanding equity classified warrants included in Additional paid-in capital on the Condensed Consolidated Balance Sheets (dollars in thousands):

	Balance at December 31, 2021		Warrant Issuances		Balance at March 31, 2022
	Warrants	Amount	Warrants	Amount	Warrants	Amount
Equity classified warrants
5-Year Public Warrants	24,811,068	$28,912	—	$—	24,811,068	$28,912
Public Offering Warrants	9,583,334	12,938	—	—	9,583,334	12,938
Private Placement Offering Warrants	—	—	46,816,480	25,604	46,816,480	25,604
Total	34,394,402	$41,850	46,816,480	$25,604	81,210,882	$67,454

As discussed above, pursuant to the Private Placement Offering, the Company issued 46,816,480 Warrants with an exercise price of $1.068 per Warrant Share that expire five years from the date of issuance. The Warrants are deemed freestanding, equity-linked financial instructions that do not require liability classification under ASC Topic 480-10 Overall Debt because: (1) they are not mandatory redeemable shares; (2) they do not obligate the Company to buy back shares; and (3) they are not settled in a variable number of shares. As a result, the Company allocated the gross proceeds of $55.9 million from the Private Placement Offering between the

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

Warrants and common stock as of the closing date of March 15, 2022. The Company used the Black-Scholes option pricing model to determine the fair value of the Warrants upon the issuance date using the following assumptions:

As of March 15, 2022
Expected term (years)	5
Risk-free interest rate	2.1%
Expected volatility	118.4%
Expected dividend yield	—

The following table summarizes additional information on the Company’s outstanding warrants:

	Exercise price	Exercise period	Expiration date	Warrants outstanding
Equity classified warrants
5-Year Public Warrants	11.50	5 years	May 29, 2025	24,811,068
Public Offering Warrants	10.50	5 years	October 6, 2025	9,583,334
Private Placement Offering Warrants	1.068	5 years	March 15, 2027	46,816,480

14. Revenues

The table below is a summary of the Company’s gold and silver sales (dollars in thousands):

	Three Months Ended March 31,
	2022		2021
	Amount	Ounces Sold	Amount	Ounces Sold
Gold sales	$8,906	4,773	$17,541	9,830
Silver sales	260	10,934	1,495	57,236
Total	$9,166		$19,036

While the Company is not obligated to sell any of its gold and silver to one customer, the majority of gold and silver sales during the three months ended March 31, 2022 and 2021 were to one customer. For the three months ended March 31, 2022, 100.0% of revenue was attributable to sales to the same customer, respectively. For the three months ended March 31, 2021, approximately 96.5% of revenue was attributable to sales to one customer.

15. Stock-Based Compensation

Performance and Incentive Pay Plan (“PIPP”)

As of March 31, 2022, all awards granted under the PIPP were in the form of restricted stock units to employees, directors or consultants of the Company. As of March 31, 2022 there were 602,989 shares available for issuance under the PIPP.

For restricted stock units granted in the first quarter of 2019 that had not vested as of March 31, 2022, a price per share was not determined as of the grant date. The number of shares of common stock of the Company to be issued upon vesting is to be calculated on the vesting date, which is either the second or third anniversary of the date of the grant, or the annual date the compensation committee determines the achievement of the corporate performance targets. Such unvested restricted stock unit awards are included in Other liabilities. Refer to Note 8 - Other Liabilities for further detail. The Company estimates the number of shares of common stock to be issued upon vesting using the closing share price of its common stock on the last day of the period as quoted on the NASDAQ. For purposes of the outstanding unvested calculations below and the calculation of the shares available for issuance under the PIPP above, the Company used the closing share price on March 31, 2022 of $2.30 to estimate the number of shares of common stock to be issued upon vesting of these awards. As a result, actual shares of common stock issued upon vesting may be significantly different than these estimates.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

The following table summarizes the Company’s unvested share awards outstanding under the PIPP:

Three Months Ended
March 31, 2022
Unvested at beginning of year(1)	2,210,911
Impact of fluctuations in share price	(770,806)
Canceled/forfeited	(61,550)
Vested(2)	(226,283)
Unvested end of period(1)	1,152,272

(1)

Amounts include liability-based awards for which the number of units awarded is not determined until the vesting date. The number of liability-based award units included in this amount are estimated using the market value of the Company’s common shares as of the end of each reporting period.

(2)

The Company issued the shares of common stock related to the vesting of restricted stock units during the three months ended March 31, 2022 on April 8, 2022 as the Company was under a trading black-out until that date.

During the three months ended March 31, 2022 and 2021, the Company reclassified $36,912 and $0.1 million from the current portion of Other liabilities to Additional paid-in capital for restricted stock units that vested.

16. Income Taxes

The Company’s anticipated annual tax rate is impacted primarily by the amount of taxable income associated with each jurisdiction in which its income is subject to income tax, permanent differences between the financial statement carrying amounts and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Section 382 of the Internal Revenue Code (“IRC”) imposes limitations on the use of U.S. federal net operating losses (“NOLs”) upon a more than 50% change in ownership in the Company (ad defined in the IRC) within a three-year period. In connection with its at-the-market equity offering, the Company underwent a Section 382 ownership change on March 25, 2022. As a result, utilization of the Company’s NOL’s and certain unrealized losses are limited on an annual basis. If the Section 382 annual limitation amount is not fully utilized in a particular tax year, then the unused portion from that tax year is added to the Section 382 annual limitation in subsequent years. The Company’s annual limitation under Section 382 is estimated to be approximately $1.3 million.

The Company incurred no net income tax expense or benefit for the three months ended March 31, 2022 and 2021. The effective tax rate for the three months ended March 31, 2022, and 2021, was 0.0% and 0.0%, respectively. The effective tax rates differed from the statutory rate during each period primarily due to changes in the valuation allowance established to offset net deferred tax assets. The effective tax rate for the three months ended March 31, 2022 was less than the U.S. statutory rate which was due to the current year tax loss, offsetting the change in valuation allowance.

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

17. Loss Per Share

The table below summarizes the Company’s basic and diluted loss per share calculations (in thousands, except share and per share amounts):

	Three Months Ended
	March 31,
	2022	2021
Net loss	$(22,060)	$(9,688)

Weighted average shares outstanding
Basic	81,201,453	59,901,306
Diluted	81,201,453	59,901,306

Basic loss per common share	$(0.27)	$(0.16)
Diluted loss per common share	$(0.27)	$(0.16)

Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period.

Due to the Company’s net loss during the three months ended March 31, 2022 and 2021, there was no dilutive effect of common stock equivalents because the effects of such would have been anti-dilutive. The following table summarizes the shares excluded from the weighted average number of shares of common stock outstanding, as the impact would be anti-dilutive (in thousands):

	March 31,
	2022	2021
Warrants	94,259	37,500
Restricted stock units	1,152	149
Total	95,411	37,649

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

18. Segment Information

The Company’s reportable segments are comprised of operating units that have revenues, earnings or losses, or assets exceeding 10% of the respective consolidated totals, and are consistent with the Company’s management reporting structure. Each segment is reviewed by the executive decision-making group to make decisions about allocating the Company’s resources and to assess their performance. The tables below summarize the Company’s segment information (dollars in thousands):

	Three Months Ended March 31,
	Hycroft	Corporate
	Mine	and Other	Total
2022
Revenue - Note 14	$9,166	$—	$9,166
Cost of sales	16,972	—	16,972
Other operating costs	1,140	3,072	4,212
Loss from operations	(8,946)	(3,072)	(12,018)
Interest expense, net of capitalized interest - Note 9	(4)	(5,342)	(5,346)
Fair value adjustment to warrants - Notes 11 and 19	—	(5,321)	(5,321)
Gain on sale of equipment	625	—	625
Loss before income taxes	$(8,325)	$(13,735)	$(22,060)
Income tax benefit	—	—	—
Net loss	$(8,325)	$(13,735)	$(22,060)

Total Assets	$126,273	167,081	293,354

2021
Revenue - Note 14	$19,036	$—	$19,036
Cost of sales	29,402	—	29,402
Other operating costs	595	3,794	4,389
Loss from operations	(10,961)	(3,794)	(14,755)
Interest expense, net of capitalized interest - Note 9	—	(4,449)	(4,449)
Fair value adjustment to warrants - Notes 11 and 19	—	9,493	9,493

Interest income	23	—	23
Net income (loss)	$(10,938)	$1,250	$(9,688)

Total Assets	$186,197	$36,705	$222,902

19. Fair Value Measurements

Recurring fair value measurements

The following table sets forth by level within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis (dollars in thousands).

	Hierarchy	March 31,	December 31,
	Level	2022	2021
Warrant liabilities
5-Year Private Warrants	2	5,972	664
Seller Warrants	2	18	5
Total		$5,990	$669

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

5-Year Private Warrants

The 5-Year Private Warrants are valued using a Black-Scholes model that requires a variety of inputs including the Company’s stock price, the strike price of the 5-Year Private Warrants, the risk-free rate, and the implied volatility. As the terms of the 5-Year Private Warrants are identical to the terms of the 5-Year Public Warrants except that the 5-Year Private Warrants, while held by certain holders or their permitted transferees, are precluded from mandatory redemption and are entitled to be exercise on a “cashless basis” at the holder’s election, the implied volatility used in the Black-Scholes model is calculated using a Monte-Carlo model of the 5-Year Public Warrants that factors in the restrictive redemption and cashless exercise features of the 5-Year Private Warrants. The Company updates the fair value calculation on at least a quarterly basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value.

Seller Warrants

The Seller Warrant Agreement contains certain terms and features to reduce the exercise price and increase the number of shares of common stock each warrant is exercisable into. As a result, Seller Warrants are considered derivative financial instruments and carried at fair value. The fair value of Seller Warrants was computed by an independent third-party consultant (and validated by the Company) using a Monte Carlo simulation-based model that requires a variety of inputs, including contractual terms, market prices, exercise prices, equity volatility and discount rates. The Company updates the fair value calculation on at least an annual basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value.

Items disclosed at fair value

Debt, net

The Sprott Credit Agreement and the Subordinated Notes are privately held and, as such, there is no public market or trading information available for such debt instruments. As of March 31, 2022 and December 31, 2021, the fair value of the Company’s debt instruments was $139.3 million and $162.8 million, compared to the carrying value of $139.7 million and $160.3 million as of March 31, 2022 and December 31, 2021, respectively. The fair value of the principal of the Company’s debt instruments, including capitalized interest, was estimated using a market approach in which pricing information for publicly traded, non-convertible debt instruments with speculative ratings were analyzed to derive a mean trading multiple to apply to the March 31, 2022 balances.

20. Supplemental Cash Flow Information

The following table provides supplemental cash flow information (dollars in thousands):

	Three Months Ended March 31,
	2022	2021
Cash interest paid	$1,495	$—

Significant non-cash financing and investing activities:
Increase in debt from in-kind interest	2,340	3,971
Mobile equipment acquired by note payable	—	407
Plant, equipment, and mine development additions included in accounts payable	—	911
Liability based restricted stock units transferred to equity	37	—
Debt issuance costs paid in-kind	3,300	—
Accrual of equity issuance costs included in Accounts payable and accrued expenses	766	—

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

21. Commitments and Contingencies

From time to time, the Company is involved in various legal actions related to its business, some of which are class action lawsuits. Management does not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on the Company’s financial statements, although a contingency could be material to the Company’s results of operations or cash flows for a particular period depending on the results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

The Company has deductible-based insurance policies for certain losses related to general liability, workers’ compensation and automobile coverage. The Company records accruals for contingencies related to its insurance policies when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using historical loss development factors and actuarial assumptions followed in the insurance industry.

In February 2022, the Company engaged a financial advisor to assist with its financing efforts. During the three months ended March 31, 2022, the Company completed the Private Placement Offering, the ATM Program and entered into the Second A&R Agreement and Note Amendment without assistance from the financial advisor. As the Company completed the aforementioned equity and debt transactions during the engagement period, the Company is currently in discussions with its financial advisor regarding the engagement and fees. As the discussions are ongoing, the amount of a fee, if any, is not currently estimable. As a result, the Company has not provided for an amount due under the engagement within its condensed consolidated financial statements.

Financial commitments not recorded in the financial statements

As of March 31, 2022 and December 31, 2021, the Company’s off-balance sheet arrangements consisted of a net smelter royalty arrangement and a net profit royalty arrangement.

Net profit royalty

A portion of the Hycroft Mine is subject to a mining lease that requires a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. The mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. An additional payment of $120,000 is required for each year total tons mined on the leased claims exceeds 5.0 million tons. As the Company ceased mining operations in November 2021, the Company was not required to pay the annual advance payment of $120,000 in 2022. The total payments due under the mining lease are capped at $7.6 million, of which the Company has paid or accrued $3.0 million and included $0.6 million in Other assets in the Condensed Consolidated Balance Sheets as of March 31, 2022.

Net smelter royalty

Pursuant to the Sprott Royalty agreement in which the Company received cash consideration in the amount of $30.0 million, the Company granted a perpetual royalty equal to 1.5% of the Net Smelter Returns from its Hycroft Mine, payable monthly. Net Smelter Returns for any given month are calculated as Monthly Production multiplied by the Monthly Average Gold Price and the Monthly Average Silver Price, minus Allowable Deductions, as such terms are defined in the Sprott Royalty Agreement. The Company is required to remit royalty payments to the payee free and clear and without any present or future deduction, withholding, charge or levy on account of taxes, except Excluded Taxes as such term is defined in the Sprott Royalty Agreement.

At both March 31, 2022 and December 31, 2021, the estimated net present value of the Company’s net smelter royalty was $154.0 million. The net present value of the Company’s net smelter royalty was modeled using the following level 3 inputs: (i) market

HYCROFT MINING HOLDING CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

consensus inputs for future gold and silver prices; (ii) a precious metals industry consensus discount rate of 5.0%; and (iii) estimates of the Hycroft Mine’s life-of-mine gold and silver production volumes and timing.

22. Related Party Transactions

Certain amounts of the Company’s indebtedness have historically, and with regard to the $80.0 million of Subordinated Notes, were held by five financial institutions. As of March 31, 2022, one of the financial institutions, Mudrick Capital Management, L.P (“Mudrick”), held more than 10% of the common stock of the Company and, as a result, was considered a related party (a “Related Party” or the “Related Parties”) in accordance with ASC 850, Related Party Disclosures. For the three months ended March 31, 2022, Interest expense, net of capitalized interest included $0.8 million for the debt held by the Related Party.

As of March 31, 2021, three of the financial institutions, Mudrick, Highbridge Capital Management, LLC (“Highbridge”), Mudrick and Whitebox Advisors, LLC (“Whitebox”), held more than 10% of the common stock of the Company and, as a result, each was considered Related Parties. For the three months ended March 31, 2021, Interest expense, net of capitalized interest included $1.8 million for the debt held by Related Parties.

As of March 31, 2022 and December 31, 2021, the Related Parties held a total $34.8 million and $63.8 million, respectively, of debt.

Additionally, during the three months ended March 31, 2022, the Company paid $1.0 million to Ausenco Engineering USA South (“Ausenco”) for work performed on preparing an Acid POX milling technical study. Diane Garrett is currently a non-executive director on Ausenco’s Board of Directors.

23. Subsequent Events

Amendment to the Company’s Second Amended and Restated Certificate of Incorporation

On March 11, 2022, the Board approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation increasing the number of authorized shares of the Company’s common stock by 1,000,000,000 to a total of 1,400,000,000 (the “Certificate of Incorporation Amendment”) and directed that the Certificate of Incorporation Amendment be submitted for consideration by the stockholders of the Corporation. On March 15, 2022, AMC, Sprott, and entities affiliated with Mudrick Capital Management LP, who together constituted the holders of a majority of the common stock, approved the Certificate of Incorporation Amendment by written consent. The Certificate of Incorporation Amendment became effective upon filing of the Certificate of Incorporation Amendment with the Delaware Secretary of State on April 22, 2022, 20 days after the Company commenced distribution of an Information Statement on Schedule 14C to the stockholders of the Company.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Hycroft Mining Holding Corporation

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hycroft Mining Holding Corporation (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021; and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Notes 2 and 25 to the consolidated financial statements, the Company entered into significant financing transactions subsequent to December 31, 2021. Our opinion is not modified with respect to this matter.

Basis for Opinion

The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2015.

Southfield, Michigan

March 30, 2022

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)

	December 31,	December 31,
	2021	2020
Assets:
Cash	$12,342	$56,363
Accounts receivable	—	426
Income tax receivable - Note 17	1,530	—
Inventories - Note 4	11,069	12,867
Ore on leach pads - Note 4	10,106	38,041
Prepaids and other, net - Note 5	2,342	4,303
Current assets	37,389	112,000
Ore on leach pads - Note 4	—	7,243
Plant, equipment, and mine development, net - Note 6	58,484	60,223
Restricted cash - Note 7	34,293	39,677
Other assets - Note 5	600	13,483
Assets held for sale - Note 8	11,558	—
Total assets	$142,324	$232,626
Liabilities:
Accounts payable and accrued expenses	$9,430	$12,280
Debt, net - Notes 10, 20 and 25	16,666	5,120
Deferred gain on sale of royalty - Note 11	125	124
Other liabilities - Note 9	5,044	4,157
Current liabilities	31,265	21,681
Warrant liabilities - Notes 12 and 20	669	15,389
Debt, net - Notes 10, 20 and 25	143,638	142,665
Deferred gain on sale of royalty - Note 11	29,714	29,839
Asset retirement obligation - Note 13	5,193	4,785
Other liabilities - Note 9	339	1,650
Total liabilities	$210,818	$216,009
Commitments and contingencies - Note 23
Stockholders’ (deficit) equity - Note 14:
Common stock, $0.0001 par value; 400,000,000 shares authorized; 60,433,395 issued and outstanding at December 31, 2021; and 59,901,306 issued and outstanding at December 31, 2020	$6	$6
Additional paid-in capital	540,823	537,370
Accumulated deficit	(609,323)	(520,759)
Total stockholders’ (deficit) equity	(68,494)	16,617
Total liabilities and stockholders’ (deficit) equity	$142,324	$232,626

The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Revenues - Note 15	$110,734	$47,044
Cost of sales:
Production costs	102,750	41,688
Depreciation and amortization	8,544	2,894
Mine site period costs - Note 2	38,166	47,115
Write-down of inventories - Note 4	13,878	17,924
Total cost of sales	163,338	109,621
Operating expenses:
General and administrative	14,619	21,084
Projects, exploration and development	13,587	—
Write-off of deposit - Note 5	916	—
Accretion - Note 13	408	374
Impairment on equipment not in use - Notes 5 and 8	1,777	5,331
Loss from operations	(83,911)	(89,366)
Other expenses:
Interest expense, net of capitalized interest - Note 10	(20,593)	(43,458)
Fair value adjustment to warrants - Notes 12 and 20	14,426	(3,767)
Loss on sale of equipment	(16)	—
Interest income	—	199
Loss before income taxes	$(90,094)	$(136,392)
Income tax benefit - Note 17	1,530	—
Net loss	$(88,564)	$(136,392)

Loss per share:
Basic - Note 18	$(1.47)	$(3.92)
Diluted - Note 18	$(1.47)	$(3.92)
Weighted average shares outstanding:
Basic - Note 18	60,101,499	34,833,211
Diluted - Note 18	60,101,499	34,833,211

The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2021	2020
Cash flows used in operating activities:
Net loss	$(88,564)	$(136,392)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Non-cash portion of interest expense	16,812	38,843
Non-cash (gain) loss on fair value adjustment for warrant liabilities - Note 12	(14,426)	3,767
Depreciation and amortization	8,429	5,849
Stock-based compensation - Note 16	2,264	2,380
Accretion - Note 13	408	374
Salary continuation and compensation costs - Note 9	—	2,116
Impairment charges and write-downs	17,326	23,255
Loss on sale of equipment	16	—
Phantom share compensation	—	225
Changes in operating assets and liabilities:
Accounts receivable	426	(329)
Income tax receivable	(1,530)	—
Production-related inventories	29,015	(43,756)
Materials and supplies inventories	(6,186)	(3,891)
Prepaids and other assets, net	1,690	(2,946)
Accounts payable and accrued expenses	(2,851)	372
Other liabilities	133	443
Interest payable	—	(818)
Net cash used in operating activities	(37,038)	(110,508)
Cash flows used in investing activities:
Additions to plant, equipment, and mine development	(6,990)	(33,439)
Proceeds from sales of equipment	117	2,315
Net cash used in investing activities	(6,873)	(31,124)
Cash flows (used in) provided by financing activities:
Principal payments on Sprott Credit Agreement	(5,405)	(1,158)
Principal payments on finance leases	(89)	—
Proceeds from Public Offering	—	83,515
Proceeds from private placement - Note 3	—	75,963
Proceeds from Sprott Credit Agreement - Notes 3 and 10	—	68,600
Proceeds from Sprott Royalty Agreement - Notes 3 and 11	—	30,000
Proceeds from forward purchase contract - Note 3	—	25,000
Proceeds from Recapitalization Transaction - Note 3	—	10,419
Proceeds from 1.25 Lien Note Issuances - Note 3	—	44,841
Proceeds from warrant exercise - Note 12	—	1
Repayment of First Lien Agreement - Note 3	—	(125,468)
Transaction and issuance costs - Note 3	—	(16,094)
Repayment of Promissory Note - Note 3	—	(6,914)
Net cash (used in) provided by financing activities	(5,494)	188,705
Net (decrease) increase in cash and restricted cash	(49,405)	47,073
Cash and restricted cash, beginning of period	96,040	48,967
Cash and restricted cash, end of period	$46,635	$96,040
Reconciliation of cash and restricted cash:
Cash	$12,342	$56,363
Restricted cash	34,293	39,677
Total cash and restricted cash	$46,635	$96,040

See Note 21 - Supplemental Cash Flow Information for additional details.

The accompanying notes are an integral part of these consolidated financial statements.

HYCROFT MINING HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands)

							Total
					Additional		Stockholders’
	Common Stock(1)		Treasury Stock(1)		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Equity
January 1, 2020	345,431	—	22,103	—	5,187	(444,438)	(439,251)
Conversion of Seller’s 2.0 Lien Notes to common shares of Seller and distribution of HYMC common stock(2)	14,795,153	2	(22,103)	—	146,217	74,640	220,859
Exchange of Seller’s 1.5 Lien Notes for HYMC common stock	16,025,316	2	—	—	160,252	(14,569)	145,685
Common shares issued in private placement	7,596,309	1	—	—	75,962	—	75,963
Exchange of Seller’s 1.25 Lien Notes for HYMC common stock	4,845,920	—	—	—	48,459	—	48,459
Shares issued pursuant to forward purchase agreement with SPAC sponsor, including conversion of Class B shares, less fair value of 5‑year Private Warrants	4,813,180	—	—	—	12,814	—	12,814
Unredeemed SPAC shares of MUDS public stockholders	1,197,704	—	—	—	3,723	—	3,723
Common shares issued pursuant to Sprott Credit Agreement	496,634	—	—	—	6,282	—	6,282
Common shares issued to underwriter	44,395	—	—	—	444	—	444
Vesting of restricted stock(3)	—	—	—	—	1,802	—	1,802
Equity issuance costs	—	—	—	—	(8,255)	—	(8,255)
Shares issued	101	—	—	—	1	—	1
Stock-based compensation costs	—	—	—	—	388	—	388
Private Warrants transferred to Public Warrants(4)	—	—	—	—	581	—	581
Shares issued pursuant to Public Offering	9,583,334	1	—	—	83,513	—	83,514
Shares issued under stock-based compensation program	157,829	—	—	—	—	—	—
Net loss	—	—	—	—	—	(136,392)	(136,392)
Balance at December 31, 2020	59,901,306	6	—	—	537,370	(520,759)	16,617

(1)

Retroactively restated January 1, 2020 and March 31, 2020 for the reverse recapitalization as described in Note 2 - Summary of Significant Accounting Policies, and the restated reclassification of the Company’s 5-Year Private Warrants as described in Note 12 - Warrant Liabilities.

(2)	Includes 3,511,820 shares of HYMC common stock received by Seller that were surrendered by the Company.
(3)	As of December 31, 2021 there were 21,256 unissued shares underlying restricted stock units that had vested but have not been converted into issued and outstanding shares of common stock.

							Total
					Additional		Stockholders’
	Common Stock(1)		Treasury Stock(1)		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Shares	Amount	Capital(1)	Deficit	Equity
January 1, 2021	59,901,306	$6	—	$—	$537,370	$(520,759)	16,617
Stock-based compensation costs	—	—	—	—	2,185	—	2,185
Vesting of restricted stock units	394,589	—	—	—	765	—	765
Stock issuance - other - Note 9	137,500	—	—	—	209	—	209
5‑Year Private Warrants transferred to 5‑Year Public Warrants	—	—	—	—	294	—	294
Net loss	—	—	—	—	—	(88,564)	(88,564)
Balance at December 31, 2021	60,433,395	$6	—	$—	$540,823	$(609,323)	$(68,494)

The accompanying notes are an integral part of these consolidated financial statements.

1. Company Overview

Hycroft Mining Holding Corporation (formerly known as Mudrick Capital Acquisition Corporation (“MUDS”)) and its subsidiaries (collectively, “Hycroft”, the “Company”, “we”, “us”, “our”, “it”, “HYMC”) is a U.S.-based gold and silver company that is focused on operating and developing its wholly owned Hycroft Mine in a safe, environmentally responsible, and cost-effective manner. The Hycroft Mine is located in the State of Nevada and the corporate office is located in Denver, Colorado.

The Company restarted pre-commercial scale open pit mining operations at the Hycroft Mine during the second quarter of 2019 and began producing and selling gold and silver during the third quarter of 2019. The Company’s operating plan until November 2021 was primarily focused on developing the novel two-stage heap oxidation and leach process (“Novel Process”) detailed in the Hycroft Technical Report Summary, Heap Leaching Feasibility Study, prepared in accordance with the requirements of the Modernization Rules, with an effective date of July 31, 2019 (“2019 Hycroft TRS”). Subsequent to November 2021, the Company’s operating plan has been focused on advancing evaluations and developing technical studies for milling sulfide ore so that the Company can evaluate alternative processing technologies. Based upon the Company’s findings in 2021, including an analysis completed by an independent third-party research laboratory and independent reviews by two metallurgical consultants, the Company does not believe the Novel Process, as currently designed in the 2019 Hycroft TRS, is economic at current metal prices or those metal prices used in the 2019 Hycroft TRS. Additionally, as announced on November 10, 2021, as a result of current and expected ongoing cost pressures for many of the reagents and consumables used at the Hycroft Mine, and the timeline for completing the updated technical studies in early 2022, the Company discontinued pre-commercial scale mining at its ROM operation. The Company will continue producing gold and silver from ore on the leach pads as long as it is economic and will right-size the workforce to meet ongoing operational requirements. In February 2022, Hycroft, along with its third-party consultants, completed and filed the Initial Assessment Technical Report Summary for the Hycroft Mine (“2022 Hycroft TRS”) which included a mineral resource estimate utilizing a milling and acid pressure oxidation (“Acid POX”) process for sulfide mineralization and heap leaching process for oxide and transition mineralization. The Company will continue to build on the work to date and investigate opportunities identified through progressing the technical and data analyses leading up to the 2022 Hycroft TRS and will provide an updated technical report at an appropriate time.

On May 29, 2020, the Company consummated the Recapitalization Transaction (as defined below) as contemplated by a purchase agreement dated January 13, 2020, as amended on February 26, 2020 (the “Purchase Agreement”), by and among the Company, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Hycroft Mining Corporation (“Seller”). Pursuant to the Purchase Agreement, Acquisition Sub acquired all of the issued and outstanding equity interests of the direct subsidiaries of Seller and substantially all of the other assets of Seller and assumed substantially all of the liabilities of Seller in a business combination and reverse recapitalization transaction (the “Recapitalization Transaction”). See Note 3 - Recapitalization Transaction for further details.

2. Summary of Significant Accounting Policies

Basis of presentation

These consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Recapitalization Transaction

The Recapitalization Transaction (see Note 3 - Recapitalization Transaction) was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, for financial reporting purposes, MUDS has been treated as the “acquired” company and Hycroft Mining Corporation (“Seller”) has been treated as the “acquirer”. This determination was primarily based on (1) stockholders of Seller immediately prior to the Recapitalization Transaction having a relative majority of the voting power of the combined entity; (2) the operations of Seller prior to the Recapitalization Transaction comprising the only ongoing operations of the combined entity; (3) four of the seven members of the Board of Directors immediately following the Recapitalization Transaction were directors of Seller immediately prior to the Recapitalization Transaction; and (4) executive and senior management of Seller comprises the same for the Company.

Based on Seller being the accounting acquirer, the financial statements of the combined entity represent a continuation of the financial statements of Seller, with the acquisition treated as the equivalent of Seller issuing stock for the net assets of MUDS, accompanied by a recapitalization. The net assets of MUDS were recognized at historical cost as of the date of the Recapitalization

Transaction, with no goodwill or other intangible assets recorded. Comparative information prior to the Recapitalization Transaction in these financial statements are those of Seller and the accumulated deficit of Seller has been carried forward after the Recapitalization Transaction. The shares and net loss per common share prior to the Recapitalization Transaction have been retroactively restated as shares reflecting the exchange ratio established in the Recapitalization Transaction to effect the reverse recapitalization (1 Seller share for 0.112 HYMC share). See Note 3 - Recapitalization Transaction for additional information.

Liquidity

As of December 31, 2021, the Company had available cash on hand of $12.3 million and working capital of $6.1 million which, along with additional funds received subsequent to year-end, is expected to provide it with the necessary liquidity to fund its operating and investing requirements and future obligations as they become due within the next twelve months from the date of this filing.

While the Company expects to continue processing gold and silver ore on the leach pads after ceasing mining operations for the pre-commercial scale ROM operation and partially offset the cash that is projected to be used in its operations and investing activities, the Company does not expect to generate net positive cash from operations for the foreseeable future. Accordingly, the Company will be dependent on its unrestricted cash and other sources of cash to fund its business. As discussed in Note 25 - Subsequent Events, the Company raised gross proceeds of $194.4 million in March 2022 through the following equity financings:

● On March 14, 2022, the Company entered into subscription agreements with two private investors pursuant to which the Company agreed to sell an aggregate of 46,816,480 units at a purchase price of $1.193 per unit for total net proceeds of $55.9 million.

● On March 15, 2022, the Company implemented an at-the-market offering program pursuant to which the Company has registered the offer and sale from time to time of its common stock having an aggregate offering price of up to $500.0 million of gross proceeds. Under the at-the-market offering, the Company sold 89,553,602 shares of common stock for net proceeds of $138.6 million.

Also, as discussed in Note 25 - Subsequent Events, as a result of the equity financings above, the Company reached an agreement with the Lender (as hereinafter defined) with respect to the Sprott Credit Agreement which required the Company to prepay principal under the facility in the amount of $10.0 million following the Company’s receipt of the $55.9 million cash proceeds discussed above. In addition, the Company made the additional prepayment of $13.9 million on March 30, 2022.

In addition to the above equity financings, the Company will continue to evaluate alternatives to raise additional capital necessary to fund the future development of the Hycroft Mine and will continue to explore other strategic initiatives to enhance stockholder value.

Historically, the Company has been dependent on various forms of debt and equity financing to fund its business. While the Company has been successful in the past raising funds through equity and debt financings, no assurance can be given that additional financing will be available to it in amounts sufficient to meet the Company’s needs or on terms acceptable to the Company. In the event that funds are not available, the Company may be required to materially change its business plans.

Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates and assumptions relate to: recoverable gold and silver ounces on stockpiles, leach pads and in-process inventories; timing of near-term ounce production and related sales; the useful lives of long-lived assets; probabilities of future expansion projects; estimates of mineral resources; estimates of life-of-mine production timing, volumes, costs and prices; current and future mining and processing plans; environmental reclamation and closure costs and timing; deferred taxes and related valuation allowances; estimates of the fair value of liability classified warrants, and estimates of fair value for asset impairments and financial instruments. The Company bases its estimates on technical analyses and measurements, historical experience and various other assumptions that are believed to be reasonable at the time the estimate is made. Actual results may differ from amounts estimated in these financial statements, and such differences could be material. Accordingly, amounts presented in these financial statements are not indicative of results that may be expected for future periods.

Cash

Cash consisted of cash balances as of December 31, 2021. The Company has not experienced any losses on cash balances and believes that no significant risk of loss exists with respect to its cash. As of December 31, 2021, and December 31, 2020, the Company held no cash equivalents.

Restricted cash

Restricted cash is held as collateral for surety bonds that the Company uses to fulfill financial assurance obligations related to reclamation activity (see Note 13 - Asset Retirement Obligation for further detail.) Restricted cash is excluded from cash and is listed separately on the Consolidated Balance Sheets. As of December 31, 2021, and December 31, 2020, the Company held $34.3 million and $39.7 million in restricted cash, respectively. See Note 7 - Restricted Cash for additional information.

Accounts receivable

Accounts receivable consists of amounts due from customers for gold and silver sales. The Company evaluates the customers’ credit risk, payment history and financial condition to determine whether an allowance for doubtful accounts is necessary. The Company did not have accounts receivable amounts outstanding as of December 31, 2021 and the Company did not have a recorded allowance for doubtful accounts as of December 31, 2020.

Inventories and Ore on Leach Pads

The Company’s production-related inventories include: (i) stockpiles; (ii) ore on leach pads; (iii) in-process inventories; and (iv) doré, off-site carbon and slag finished goods. Production-related inventories are carried at the lower of average cost or net realizable value per estimated recoverable gold ounce, which is computed for each category of production-related inventories at each reporting period.

Net realizable value represents the estimated future gold revenue of production-related inventories after adjusting for silver by-product revenue and deductions for further processing, refining, and selling costs. The estimated future revenue is calculated using sales prices based on the London Bullion Market Association’s (“LBMA”) quoted period-end gold prices. Estimates for silver revenue by-products credits is based on LBMA quoted period-end silver prices and deductions for estimated costs to complete reflect the Company’s historical experience and expected processing, refining and selling plans. Actual net realizable values for gold sales may be different from such estimates. Changes to inputs and estimates resulting from changes in facts and circumstances are recognized as a change in management estimate on a prospective basis.

Stockpiles

Stockpiles represent ore that has been extracted from the mine and is available for further processing. Stockpiles are subject to oxidation over time which can impact expected future recoveries depending on the process recovery method. The value of the stockpiles is measured by estimating the number of tons added and removed from the stockpiles, the number of contained ounces based on assay data, and the estimated metallurgical recovery rates based on the expected processing method. Costs are added to the value of the stockpiles based on current mining costs, including applicable overhead and depreciation and amortization relating to the Company’s mining operations.

Ore on leach pads

Ore on leach pads represents ore that has been mined and placed on leach pads where a solution is applied to dissolve the contained gold and silver. Costs are added to ore on leach pads based on current mining costs, including reagents, leaching supplies, and applicable depreciation and amortization relating to mining operations. As gold-bearing materials are further processed, costs are transferred from ore on leach pads to in-process inventories at an average cost per estimated recoverable ounce of gold.

Although the quantities of recoverable metal placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of metal actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored, and estimates are refined based on actual results over time and changes in future estimates.

In-process inventories

In-process inventories represent gold-bearing concentrated materials that are in the process of being converted to a saleable product using a Merrill-Crowe plant or carbon-in-column processing method. As gold ounces are recovered from in-process inventories, costs, including conversion costs are transferred to precious metals inventory at an average cost per ounce of gold.

Precious metals inventory

Precious metals inventory consists of doré and loaded carbon containing both gold and silver, which is ready for offsite shipment or at a third-party refiner before being sold to a third party. As gold ounces are sold, costs are recognized in Production costs and Depreciation and amortization in the consolidated statements of operations at an average cost per gold ounce sold.

Materials and supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight. The Company monitors its materials and supplies for turnover and obsolescence and records losses for excess and obsolete inventory, as appropriate.

Plant, equipment, and mine development, net

Expenditures for new facilities and equipment, and expenditures that extend the useful lives or increase the capacity of existing facilities or equipment are capitalized and recorded at cost. Such costs are depreciated using either the straight-line method over the estimated productive lives of such assets or the units-of-production method (when actively operating). For equipment and facilities that are constructed by the Company, interest is capitalized to the cost of the underlying asset while being constructed until such asset is ready for its intended use. See Note 6 - Plant, Equipment, and Mine Development, Net for additional information.

Mine development

Mine development costs include the cost of engineering and metallurgical studies, drilling and assaying costs to delineate an ore body, environmental permitting costs, and the building of infrastructure. Any of the above costs incurred before mineralization is classified as proven and probable mineral reserves are expensed.

Drilling, engineering, metallurgical, and other related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body, converting non-reserve mineralization to proven and probable mineral reserves, infrastructure planning, or supporting the environmental impact statement and permitting activities. All other exploration drilling costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to production-related inventories and upon the sale of gold ounces are included in Cost of sales on the Consolidated Statements of Operations.

Mine development costs are amortized using the units-of-production method based upon estimated recoverable ounces in proven and probable mineral reserves. To the extent such capitalized costs benefit an entire ore body, they are amortized over the estimated life of that ore body. Capitalized costs that benefit specific ore blocks or areas are amortized over the estimated life of that specific ore block or area. Recoverable ounces are determined by the Company based upon its proven and probable mineral reserves and estimated metal recoveries associated with those mineral reserves.

Impairment of long-lived assets

The Company’s long-lived assets consist of Plant, equipment, and mine development, net. The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Events that may trigger a test for recoverability include, but are not limited to, significant adverse changes to projected revenues, costs, or future expansion plans or changes to federal and state regulations (with which the Company must comply) that may adversely impact the Company’s current or future operations. An impairment is determined to exist if the total projected future cash flows on an undiscounted basis are less than the carrying amount of a long-lived asset group. An impairment loss is measured and recorded based on the excess carrying value of the impaired long-lived asset group over fair value.

In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows and estimates of fair value are based on numerous assumptions and are subject to significant risks and uncertainties. See Note 6 - Plant, Equipment, and Mine Development, Net for additional information.

During the year ended December 31, 2021, the Company determined a triggering event had occurred, as a result of the Company ceasing mining operations and determining the Novel Process used in the 2019 Hycroft TRS was no longer expected to be economic. In addition, the 2022 Hycroft TRS did not include estimates of proven and probable reserves. As a result, the Company did not have a basis for projecting future cash flows on an undiscounted basis. The Company used a market-based approach for determining fair value based on sales transactions of comparable assets. Because the Company’s estimated fair value of long-lived assets held and used exceeded their carrying value, the Company determined that, except for an impairment charge of $6.7 million recognized for capitalized Mine development, no additional impairments of long-lived assets were necessary at December 31, 2021. See Note 6 - Plant, Equipment, and Mine Development, Net for discussion of impairment of capitalized Mine development

Assets held for sale

The Company classifies long-lived assets or disposal groups to be sold as held for sale in the period in which all of the following criteria are met: (1) management, having the authority to approve the action, commits to a plan to sell the asset or disposal group; (2) the asset or disposal group is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets or disposal groups; (3) an active program to locate a buyer and other actions required to complete the plan to sell the asset or disposal group have been initiated; (4) the sale of the asset or disposal group is probable, and transfer of the asset or disposal group is expected to qualify for recognition as a completed sale within one year, except if events or circumstances beyond our control extend the period of time required to sell the asset or disposal group beyond one year; (5) the asset or disposal group is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and (6) actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

The Company initially measures a long-lived asset or disposal group that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in the period in which the held-for-sale criteria are met. Conversely, gains are not recognized on the sale of a long-lived asset or disposal group until the date of sale. The Company assesses the fair value of a long-lived asset or disposal group less any costs to sell each reporting period it remains classified as held for sale and report any subsequent changes as an adjustment to the carrying value of the asset or disposal group, as long as the new carrying value does not exceed the carrying value of the asset at the time it was initially classified as held for sale.

Upon determining that a long-lived asset or disposal group meets the criteria to be classified as held for sale, the Company ceases depreciation and reports long-lived assets and/or the assets and liabilities of the disposal group as Assets held for sale, in our Consolidated Balance Sheets.

Deferred gain on sale of royalty

The Company’s Deferred gain on sale of royalty is carried at amortized cost with reductions calculated by dividing actual gold and silver production by the estimated total life-of-mine production from proven and probable mineral reserves. Any updates to proven and probable mineral reserves or the estimated life-of-mine production profile would result in prospective adjustments to the amortization calculation used to reduce the carrying value of the royalty obligation. Amortization reductions to the Deferred gain on sale of royalty are recorded to Production costs which is included in Cost of sales. A portion of the Company’s Deferred gain on sale of royalty is classified as current based upon the estimated gold and silver expected to be produced over the next 12 months. The Deferred gain on sale of royalty and its embedded features do not meet the requirements for derivative accounting.

Asset retirement obligation

The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. The Company’s asset retirement obligation (“ARO”), associated with long-lived assets are those for which there is a legal obligation to settle under existing law, statute, written or oral contract or by legal construction. The Company’s ARO relates to its operating property, the Hycroft Mine, and was recognized as a liability at fair value in the period incurred. An ARO, which is initially estimated based on discounted cash flow estimates, is accreted to full value over time using the expected timing of future payments through charges to Accretion in the Consolidated Statements of Operations. In addition, asset retirement costs (“ARC”) are capitalized as part of the related asset’s carrying value and are depreciated on a straight-line method or units of production basis over the related long-lived asset’s useful life. The Company’s ARO is adjusted annually, or more frequently if necessary, to reflect changes in the estimated present value resulting from revisions to the timing or amount of reclamation and closure costs. Estimated mine reclamation and closure costs, may increase or decrease significantly in the future as a result of changes in regulations, mine plans, cost estimates, or other factors.

Revenue recognition

The Company recognizes revenue for gold and silver sales when it satisfies the performance obligation of transferring finished inventory to the customer, which generally occurs when the refiner notifies the customer that gold has been credited or irrevocably pledged to their account, at which point the customer obtains the ability to direct the use and obtain substantially all of the remaining benefits of ownership of the asset. The transaction amount is determined based on the agreed upon sales prices and the number of ounces delivered. Concurrently, the payment date is agreed upon, which is usually within one week of the sale date. The majority of sales are in the form of doré bars, but the Company also sells gold and silver laden carbon and slag, a by-product. All sales are final.

Mine site period costs

Mine site period costs are generally the result of costs related to activities at the Hycroft Mine that do not qualify for capitalization to production-related inventories or adjustments to production inventories that are the result of recurring or significant downtime or delays, unusually high levels of repairs, inefficient operations, overuse of processing reagents, inefficient cost-volume structures, or other costs and activities, and cannot be recorded to production-related inventories based on the threshold established by the calculation of the estimated net realizable value per ounce of gold, which incorporates estimated future processing, refining, and selling costs, as well as the value for silver by-product.

The following table summarize the components of Mine site period costs (dollars in thousands):

	Year Ended December 31,
	2021	2020
Production related costs	$36,512	$44,127
Capitalized depreciation and amortization	1,654	2,988
Total	$38,166	$47,115

Stock-based compensation

Stock-based compensation costs for non-employee Directors and eligible employees are measured at fair value on the date of grant. Stock-based compensation costs are charged to General and administrative on the Consolidated Statements of Operations over the requisite service period. The fair value of awards is determined using the stock price on either the date of grant (if subject only to service conditions) or the date that the Compensation Committee of the Board of Directors establishes applicable performance targets (if subject to performance conditions). The Company records forfeitures as they occur. See Note 16 - Stock-Based Compensation for additional information.

Income taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect at the anticipated time of reversal. The Company derives its deferred income tax provision or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. See Note 17 - Income Taxes for additional information.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized. Evidence evaluated includes past operating results, forecasted earnings, estimated future taxable income, and prudent and feasible tax planning strategies. The assumptions utilized in determining future taxable income require significant judgment and are consistent with the plans and estimates used to manage the underlying business.

As necessary, the Company also provides reserves against the benefits of uncertain tax positions taken on its tax filings. The necessity for and amount of a reserve is established by determining, based on the weight of available evidence, the amount of benefit that is more likely than not to be sustained upon audit for each uncertain tax position. The difference, if any, between the full benefit recorded on the tax return and the amount more likely than not to be sustained is recorded as a liability on the Company’s Consolidated Balance Sheets unless the additional tax expense that would result from the disallowance of the tax position can be offset by a net operating loss, a similar tax loss, or a tax credit carryforward. In that case, the reserve is recorded as a reduction to the deferred tax asset associated with the applicable net operating loss, similar tax loss, or tax credit carryforward.

Fair value measurements

Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements, defines fair value and establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis;

Level 2 – Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Certain financial instruments, including Cash, Restricted cash, Accounts receivable, Prepaids and other, net, and Accounts payable and accrued expenses, are carried at cost, which approximates their fair value due to the short-term nature of these instruments. See Note 20 - Fair Value Measurements for additional information.

Warrants

Warrant liabilities

The Company accounts for certain warrants to purchase shares of the Company’s common stock that were issued to the SPAC sponsor and/or underwriter in a private placement and/or pursuant to a forward purchase contract (the “5-Year Private Warrants”) that are not indexed to the Company’s own stock as Warrant liabilities at fair value on the Consolidated Balance Sheets. These warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of Other expenses on the Consolidated Statements of Operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the (i) exercise or expiration of the 5-Year Private Warrants or (ii) the transfer of any 5-Year Private Warrants to any person who is not a permitted transferee, at which time the warrant liability will be reclassified to Additional paid-in capital on the Consolidated Balance Sheets.

Equity classified warrants

Warrants that are considered indexed to the Company’s own stock, which are not required to be recorded as a liability are measured at fair value at the date of issuance and included in Additional paid-in capital on the Consolidated Balance Sheets and do not require subsequent remeasurement of the fair value.

Projects, exploration and development

Costs incurred for exploration, development and other project related expenses that do not qualify for capitalization are expensed within Projects, exploration and development, which is included in Operating expenses on the Consolidated Statements of Operations. Projects, exploration and development costs include expenditures for: (i) publishing technical studies; (ii) conducting geological studies; (iii) oversight and project management; and (iv) drilling, engineering, and metallurgical activities related to exploration and development.

Recently adopted accounting pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (“ASU 2016-02”). The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the consolidated statements of operations and classification within the consolidated statement of cash flows. In October 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842) (“ASU 2019-10”) that amends the effective date of ASU 2016-02 for emerging growth companies, such that the new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

The Company early adopted this standard as of January 1, 2021 using the modified retrospective approach. The comparative information has not been adjusted and continues to be reported under the accounting standard in effect for those periods.

The new standard offers a number of optional practical expedients of which the Company elected the following:

Transition elections: The Company elected the land easements practical expedient whereby existing land easements were not reassessed under the new standard.

Ongoing accounting policy elections: The Company elected the short-term lease recognition exemption whereby right-of-use assets and lease liabilities will not be recognized for leasing arrangements with terms less than one year. The Company elected the practical expedient to not separate lease and non-lease components for the majority of its underlying asset classes.

Based on contracts outstanding at January 1, 2021, the adoption of the new standard resulted in the recognition of additional operating lease ROU assets and lease liabilities of $0.1 million, and finance lease ROU assets and lease liabilities of $0.3 million. ROU assets are included in Plant, equipment, and mine development, net on the Consolidated Balance Sheets, and lease liabilities are included in the non-current portion of Other liabilities on the Consolidated Balance Sheets. Adoption of this standard did not have a material impact to the Consolidated Statements of Operations or the Consolidated Statements of Cash Flows.

Accounting pronouncements not yet adopted

In December of 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), as part as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Amendments include removal of certain exceptions to the general principles of ASC 740, Income Taxes and simplification in several other areas such as accounting for a franchise tax (or similar tax) that is partially based on income. For emerging growth companies, the new guidance is effective for annual periods beginning after December 15, 2021. As the Company qualifies as an emerging growth company, the Company plans to take advantage of the deferred effective date afforded to emerging growth companies. The Company is currently evaluating the impact that adopting this update will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 simplifies guidance on accounting for convertible instruments and contracts in an entity’s own equity including calculating diluted earnings per share. For emerging growth companies, the new guidance is effective for annual periods beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company plans to take advantage of the deferred effective date afforded to emerging growth companies. The Company is currently evaluating the impact that adopting this update will have on its consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force). ASU 2021-04 clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (e.g,, warrants) that remain equity classified after modification or exchange. ASU 2021-04 provides guidance that will clarify whether an issuer should account for a modification or an exchange of a freestanding equity-classified written call option that remains equity classified after modification or exchange as (i) an adjustment to equity and, if so, the related earnings per share effects, if any, or (ii) an expense and, if so, the manner and pattern of recognition. The new guidance is effective for annual and interim periods beginning after December 15, 2021, and early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact that adopting this update will have on its consolidated financial statements and related disclosures.

3. Recapitalization Transaction

Recapitalization Transaction with MUDS

On May 29, 2020, the Company, formerly known as Mudrick Capital Acquisition Corporation, consummated a business combination transaction (the “Recapitalization Transaction”) as contemplated by a purchase agreement dated January 13, 2020, as amended on February 26, 2020 (the “Purchase Agreement”), by and among the Company, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Hycroft Mining Corporation (“Seller”). Pursuant to the Purchase Agreement, Acquisition Sub acquired all of the issued and outstanding equity interests of the direct subsidiaries of Seller and substantially all of the other assets of Seller and assumed substantially all of the liabilities of Seller. In conjunction with the Recapitalization Transaction, Seller’s indebtedness existing prior to the Recapitalization Transaction was either repaid, exchanged for indebtedness of the Company, exchanged for shares of common stock or converted into shares of Seller common stock, and the Company’s post-Recapitalization Transaction indebtedness included amounts drawn under the Sprott Credit Agreement and the assumption of the newly issued Subordinated Notes (as such are defined herein). Upon closing of the Recapitalization Transaction, the Company’s unrestricted cash available for use totaled $68.9 million, and the number of shares of common stock issued and outstanding totaled 50,160,042. In addition, upon closing, the Company had 34,289,999 outstanding warrants to purchase an equal number of shares of common stock at $11.50 per share and 12,721,623 warrants to purchase 3,210,213 shares of common stock at a price of $44.82 per share.

Prior to the Recapitalization Transaction, the Company was a blank check special purpose acquisition corporation (“SPAC”) with no business operations and on May 29, 2020 had assets and liabilities consisting primarily of $10.4 million of cash and $6.9 million of liabilities for accounts payable, accrued expenses, and deferred underwriting fees. As described in Note 2 - Summary of Significant Accounting Policies, the Company accounted for the Recapitalization Transaction as a reverse recapitalization in which the Company’s financial statements reflect a continuation of Seller.

The material financial effects and actions arising from the Recapitalization Transaction, which are described in detail elsewhere in these financial statements, were as follows (the defined terms that follow are included elsewhere in these financial statements):

Common stock and warrant transactions

a.

The Company issued, in a private placement transaction, an aggregate of 7.6 million shares of common stock and 3.25 million warrants to purchase shares of common stock at a price of $10.00 per share for aggregate gross cash proceeds of $76.0 million. The warrants were exercisable into 3.25 million shares for $11.50 per warrant. These warrants are included with the 5-Year Public Warrants because they may be mandatorily redeemed under the terms in the warrant agreement. Refer to Note 13 - Stockholders’ Equity for further detail.

b.

Pursuant to a forward purchase contract, the Company issued 3.125 million shares of common stock and 2.5 million warrants to purchase shares of common stock having substantially the same terms as the private placement warrants for gross cash proceeds of $25.0 million. The Company also converted 5.2 million shares of MUDS Class B common stock into the same number of shares of common stock, of which 3.5 million shares were surrendered to Seller as transaction consideration. The 2.5 million warrants were exercisable into 2.5 million shares at an exercise price of $11.50 per warrant. These warrants are included with the 5-Year Private Warrants because they cannot be mandatorily redeemed under the terms of the warrant agreement. Refer to Note 12 - Warrant Liabilities for further detail.

c.

The Company received $10.4 million of cash proceeds from the SPAC trust associated with the 1.2 million shares of common stock that were not redeemed by the Company’s public stockholders. Additionally, the Company has outstanding 27.9 million warrants to purchase shares of common stock at a price of $11.50 per share that were issued in a unit offering to the Company’s public stockholders at the time of the SPAC’s initial public offering and the Company has outstanding 7.74 million warrants to purchase shares of common stock at a price of $11.50 per share that were sold to the Sponsor and underwriter, Cantor Fitzgerald & Co. These warrants are included with the 5-Year Private Warrants because they cannot be mandatorily redeemed under the terms of the warrant agreement. Refer to Note 12 - Warrant Liabilities for further detail.

d.

The Company assumed the obligations with respect to 12.7 million Seller Warrants (as defined herein), which Seller Warrants became exercisable to purchase shares of common stock at an exercise price as of July 1, 2020 and December 31, 2020, of $44.82 per share (see Note 12 - Warrant Liabilities). Since July 1, 2020, each Seller Warrant was exercisable into approximately 0.2523 shares of common stock for a total of 3,210,213 shares of common stock. The exercise price and the conversion factor were further adjusted during the year ended December 31, 2020 to an exercise price of $41.26 per share and each Seller Warrant was exercisable for 0.27411 shares of common stock for a total of 3,487,168 shares of common stock. Subsequently, as of January 19, 2021, the Seller Warrants were subject to a further adjustment to an exercise price of $40.31 per share and each Seller Warrant was exercisable for 0.28055 shares of common stock for a total of 3,569,051 shares of common stock. Refer to Note 12 - Warrant Liabilities for further detail.

Seller’s pre-Recapitalization Transaction indebtedness

a.	Seller’s $125.5 million First Lien Agreement with the Bank of Nova Scotia, as agent, and $6.9 million promissory note plus accrued and unpaid interest were repaid with cash (see Note 10 - Debt, Net).
b.

$48.5 million of Seller’s 1.25 Lien Notes were exchanged, and subsequently cancelled, for 4.85 million shares of common stock and the remaining $80.0 million of Seller’s 1.25 Lien Notes were exchanged for $80.0 million in aggregate principal of new Subordinated Notes of the Company (see Note 10 - Debt, Net).

c.

After giving effect to the 1.5 Lien Notes’ 110% repurchase feature, $145.7 million of Seller’s 1.5 Lien Notes plus accrued and unpaid interest were exchanged, and subsequently cancelled, for 16.0 million shares of common stock (see Note 10 - Debt, Net).

d.

Prior to close, a total of $221.3 million of Seller’s 2.0 Lien Notes were converted into 132.8 million shares of Seller common stock and, together with the existing 2.9 million shares of Seller’s common stock issued and outstanding, received transaction consideration of 15.1 million shares of common stock distributed by Seller, including 3.5 million surrendered shares received by Seller from the Company (see Note 10 - Debt, Net). The consideration initially received by Seller was promptly distributed to the its stockholders on a pro rata basis pursuant to Seller’s plan of dissolution.

Sprott entity transactions

a.

The Company assumed the amended Sprott Credit Agreement and was advanced $70.0 million of cash, subject to an original issue discount of 2.0% (see Note 10 - Debt, Net). Pursuant to the Sprott Credit Agreement, the Company issued approximately 0.5 million shares of common stock to the Lender, which was equal to 1.0% of the Company’s post-closing shares of common stock issued and outstanding.

b.

The Company entered into the Royalty Agreement among Hycroft Mining Holding Corporation, its wholly subsidiary Hycroft Resources and Development, LLC and Sprott Private Resource Lending II (CO) Inc. (“Sprott Royalty Agreement”), pursuant to which the Company received $30.0 million of cash proceeds and incurred a 1.5% net smelter royalty payment obligation, payable monthly, relating to the Hycroft Mine’s monthly production (see Note 11 - Deferred Gain on Sale of Royalty).

Other items

a.	Seller retained a reserve of $2.3 million in cash for use in the dissolution of Seller.
b.

A $2.5 million cash payment was made and approximately 0.04 million shares of common stock were issued to the Company’s underwriter, Cantor Fitzgerald & Co. (“Cantor”), pursuant to an underwriting agreement. Additionally, a $2.0 million payment was made to Cantor at closing in connection with shares of common stock held by Cantor, which were not redeemed from the SPAC trust balance prior to closing.

c.	The Company remitted $1.8 million of cash to holders of Seller’s deferred phantom units (see Note 20 - Fair Value Measurements) and paid $7.4 million of cash for additional transaction costs.

Upon closing of the Recapitalization Transaction and after giving effect to the terms of the business combination, the former holders of Seller’s indebtedness and common stock, including affiliated entities of such former holders, owned approximately 96.5% of the issued and outstanding common stock. The following table summarizes the ownership of the Company’s common stock issued and outstanding upon closing of the Recapitalization Transaction:

	Shares	Ownership %
Former Seller stockholders and affiliated entities	48,421,309	96.5%
Former MUDS public stockholders(1)	1,197,704	2.4%
Lender to Sprott Credit Agreement	496,634	1.0%
Cantor Fitzgerald & Co.	44,395	0.1%
Total shares issued and outstanding	50,160,042	100.0%

(1)	Includes 200,000 shares held by Cantor.

4. Inventories and Ore on Leach Pads

The following table provides the components of Inventories and the estimated recoverable gold ounces therein (dollars in thousands):

	December 31, 2021		December 30, 2020
	Amount	Gold Ounces	Amount	Gold Ounces
Inventories, current:
Materials and supplies	$4,376	—	$6,449	—
Merrill-Crowe process plant	11	6	4,810	2,587
Carbon-in-column	3,493	2,044	299	166
Finished goods (doré and off-site carbon)	3,189	1,799	1,309	710
Inventories, non-current:
Stockpiles(1)	—	—	—	—
Total	$11,069	3,849	$12,867	3,463

(1)

During 2021, the Company began stockpiling sulfide ore. The Company intends to use the stockpiles for testing or for future processing through a mill and subsequent oxidation process. As of December 31, 2021, stockpiles had a value of $Nil as the Company did not have established proven and probable mineral reserves.

As of December 31, 2021 and December 31, 2020, Merrill-Crowe process plant, carbon-in-column and finished goods inventories included $0.4 million and $0.3 million, respectively of capitalized depreciation and amortization costs.

The following table summarizes Ore on leach pads and the estimated recoverable gold ounces therein (dollars in thousands):

	December 31, 2021		December 31, 2020
	Amount	Gold Ounces	Amount	Gold Ounces
Ore on leach pads, current	$10,106	7,130	$38,041	21,869
Ore on leach pads, non-current	—	—	7,243	4,164
Total	$10,106	7,130	$45,284	26,033

As of December 31, 2021 and December 31, 2020, the current portion of Ore on leach pads included $0.6 million and $1.8 million, respectively of capitalized depreciation and amortization costs. Additionally, as of December 31, 2020 the non-current portion of Ore on leach pads included $0.4 million of capitalized depreciation and amortization costs.

Write-down of inventories

The Company recognized a Write-down of inventories on the Consolidated Statements of Operations of $13.9 million for the year ended December 31, 2021 related to the following:

● A write-down of the non-current portion of Ore on leach pads of $5.5 million for Production costs and $0.4 million of capitalized depreciation and amortization costs related to 3,612 ounces of gold contained in the over liner material on the new larger leach pad which the Company began constructing in 2020. As the 2022 Hycroft TRS does not include proven and probable mineral reserves, it was determined that the recoverability of these ounces is dependent upon additional work and technical studies and, as a result, it was determined that the ounces and related capitalized amounts should be written-off.

● A write-down of Inventories of $5.9 million for obsolete and slow moving materials and supplies inventories. As a result of ceasing mining operations, it was determined that certain materials and supplies were not expected to be used in the next 12 months and, accordingly, a reserve was placed against these items.

● A loss of $2.1 million related to a firm purchase commitment for crusher liners that the Company agreed to purchase under consignment over a period of three years beginning in August 2020. This loss relates to the unfulfilled commitment obligation and has been reduced to reflect the Company’s negotiated settlement with the supplier and the Company has reflected the $2.1 million obligation in Accounts payable and accrued expenses on the Consolidated Balance Sheets.

In addition, the estimated recoverable gold ounces placed on the in-service leach pads are periodically reconciled by comparing the related ore contents to the actual gold ounces recovered (metallurgical balancing). As the Company did not experience a reduction in ounces expected to be recovered from its in-service leach pads during 2021, the Company did not record a Write-down of inventories related to our current Ore on leach pads inventories during the year ended December 31, 2021.

During the year ended December 31, 2020, the Company recognized a Write-down of inventories on the Consolidated Statements of Operations of $17.9 million based on metallurgical balancing results, the Company determined that 6,512 ounces of gold that had been placed on the in-service leach pads were no longer recoverable and recognized a Write-down of inventories on the Consolidated Statements of Operations, which included Production costs of $16.7 million and capitalized depreciation and amortization costs of $1.2 million. The write-off of ounces during the year ended December 31, 2020 was primarily due to mismanagement of the oxidation process, improper adjustments to variables in the oxidation process for changes in the ore type based on domain, and improper solution management. As a result, the Company determined it would recover less gold ounces than planned for those sections of the in-service leach pads.

5. Prepaids and Other, Net

The following table provides the components of Prepaids and other, net and Other assets (dollars in thousands):

	December 31, 2021	December 31, 2020
Prepaids and other, net
Prepaids
Insurance	$1,014	$1,847
Mining claims and permitting fees	891	417
License fees	186	259
Equipment mobilization	—	423
Other	56	252
Deposits	195	1,105
Total	$2,342	$4,303

Other assets
Equipment not in use	$—	$12,238
Royalty - advance payment	600	360
Prepaid supplies inventory	—	885
Total	$600	$13,483

Deposits

During the year ended December 31, 2021, the Company determined that additional equipment was no longer expected to be purchased under the current mine plan. Accordingly, a full reserve was applied against a $0.9 million deposit previously paid by the Company to an equipment supplier.

Equipment not in use

As of December 31, 2021, the Company has reclassified the equipment not in use to Assets held for sale on the Consolidated Balance Sheets. See Note 8 - Assets Held for Sale.

As of December 31, 2020, equipment not in use was classified as Other assets and included three ball mills, one SAG mill, one regrind mill, and related motors and components that were previously purchased by a predecessor of the Company. During the second quarter of 2020, the Company engaged an international equipment broker to advertise equipment not in use for potential sale. As a result of the sale of a SAG mill along with updated estimates of fair value less selling costs, the Company recorded an adjustment of $5.3 million to the carrying value during the third quarter of 2020 to reflect the fair market value of the equipment not in use.

Prepaid supplies inventory

The Company has multiple inventory consignment agreements with certain of its suppliers of parts used in the crushing, drilling, and blasting processes that require the supplier to maintain a specified inventory of replacement parts and components that are exclusively for purchase and use at the Hycroft Mine. As part of the agreements, the Company is required to make certain payments in advance of receiving such consignment inventory at the mine site. The Company records advance payments as prepaid supplies inventory within Other assets until such inventory is received, at which point, the amounts are reclassified to Inventories. As of December 31, 2021 the Company had reclassified its prepaid supplies inventory to Inventories.

Royalty - advance payment

As of December 31, 2021, royalty-advance payments included annual advance payments for a portion of the Hycroft Mine that is subject to a mining lease requiring a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. Refer to Note 23 - Commitments and Contingencies for further detail.

6. Plant, Equipment, and Mine Development, Net

The following table provides the components of Plant, equipment, and mine development, net (dollars in thousands):

	Depreciation Life	December 31,	December 31,
	or Method	2021	2020
Leach pads	Units-of-production	$17,431	$17,432
Process equipment	5 - 15 years	17,735	16,065
Buildings and leasehold improvements	10 years	9,280	10,507
Mine equipment	5 - 7 years	6,224	5,961
Vehicles	3 - 5 years	1,454	991
Furniture and office equipment	7 years	330	322
Mine development	Units-of-production	—	756
Construction in progress and other		35,794	33,222
		$88,248	$85,256
Less, accumulated depreciation and amortization		(29,764)	(25,033)
Total		$58,484	$60,223

Leach pads

The Company has historically recorded depreciation on its production leach pads by dividing the monthly ounce production by the estimated proven and probable mineral reserves included in its technical reports. As the Company ceased mining activities in November 2021 and no longer reports proven and probable mineral reserves for the Hycroft Mine, the Company estimated the remaining leach pad life based on available capacity in tons. As a result of this change in estimate, the Company recorded additional depreciation expense of $1.7 million for the year ended December 31, 2021.

Mine development

During the year ended December 31, 2021, the Company determined the previously capitalized mine development costs for drilling and additional studies related to it proven and probable mineral reserves reported under the 2019 Hycroft TRS no longer qualified for capitalization. As a result, the Company recorded an impairment charge of $6.7 million related to metallurgical testing and drill work previously capitalized that is included in Projects and development on the Consolidated Statements of Operations.

Construction in progress and other

The primary project included in construction in progress at December 31, 2021 was construction of a new larger leach pad, which continued through February 2021 at which time construction was suspended ($3.2 million, including $0.7 million of capitalized interest), resulting in construction costs for the new larger leach pad of $34.1 million since commencing construction in 2020.

7. Restricted Cash

The following table provides the components of Restricted cash (dollars in thousands):

	December 31, 2021	December 31, 2020
Reclamation and other surety bond cash collateral	$34,293	$39,677

As of December 31, 2021, our surface management surety bonds totaled $59.3 million, of which $58.3 million secures the financial assurance requirements for the Hycroft Mine, and $1.0 million secures the financial assurance requirements for the adjacent water supply well field and exploration project, which were partially collateralized by the Restricted cash shown above. During the year ended December 31, 2021 the Company replaced certain surety bonds with new surety bonds with lower cash collateral requirements, resulting in an approximate $5.4 million reduction in restricted cash.

8. Assets Held For Sale

The following table summarizes the Company’s Assets held for sale by asset class as of December 31, 2021 and 2020 (dollars in thousands):

	December 31, 2021	December 31, 2020
Equipment not in use	$11,163	$—
Mine equipment	125	—
Materials and supplies	270	—
Total	$11,558	$—

The Assets held for sale are being marketed for sale and the Company has received interest from potential purchasers. It is the Company’s intention to complete the sales of these assets within the upcoming year. During the year ended December 31, 2021, the Company determined that the carrying value of its Assets held for sale was higher than the estimated fair value and, as a result, the Company recorded an impairment charge of $1.8 million related to the difference between the carrying value of its Assets held for sale and the estimated fair value.

9. Other Liabilities

The following table summarizes the components of current and non-current portions of Other liabilities (dollars in thousands):

	December 31, 2021	December 31, 2020
Other liabilities, current
Accrued compensation	$2,641	$1,560
Salary continuation payments	935	1,215
Restricted stock units	714	913
Deferred payroll tax liability	471	436
Excise tax liability	268	—
Accrued directors’ fees	15	33
Total	$5,044	$4,157

Other liabilities, non-current
Lease liability
Finance lease liability	$286	—
Operating lease liability	53	$—
Salary continuation payments	—	1,145
Deferred payroll tax liability	—	505
Total	$339	$1,650

Accrued compensation

Accrued compensation reflects amounts for pay earned by not yet due, amounts for accrued and unused vacation pay, and accrued incentive compensation.

Salary continuation payments

The Company has entered into separation agreements with former executives that provide for, among other things, continuation of such former executives’ salaries and certain benefits for periods of 12-24 months from the date of separation.

On October 6, 2021, the Company entered in a Waiver and Amendment to the Transition and Succession Agreement and Consulting Agreement with Randy Buffington, the former Chairman of the Board, President and Chief Executive Officer of the Company. The Waiver and Amendment amends the Transition and Succession Agreement and the Consulting Agreement between the Company and Mr. Buffington, dated July 1, 2020. The Waiver and Amendment terminated the remaining unpaid cash payments to Mr. Buffington pursuant to the Transition and Succession Agreement and Consulting Agreement in the aggregate amount of $0.7 million, in exchange for the issuance of an aggregate of up to 275,000 shares of the Company’s common stock, of which 137,500 was issued on October 8, 2021, and the remaining shares to be issued on June 30, 2022.

Deferred payroll tax liability

Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), the Company has deferred payment of certain employer payroll taxes, with 50% due December 31, 2022.

Excise tax liability

A new mining excise tax applied to gross proceeds became effective on July 1, 2021 following the passing of Assembly Bill 495 at the Nevada Legislative Session ended on May 31, 2021. The new excise tax is a tiered tax, with a highest rate of 1.1% and the first payment expected in April 2022.

The bill does not take into consideration expenses or costs incurred to generate gross proceeds. Therefore, this tax will be treated as a gross receipts tax and not as a tax based on income. As a result, this new tax will be reported as a component of Cost of sales and not as income tax expense. As of December 31, 2021, the Company has accrued $0.3 million related to the annual excise tax.

10. Debt, Net

Debt covenants

The Company’s debt agreements contain representations and warranties, events of default, restrictions and limitations, reporting requirements, and covenants that are customary for agreements of these types.

On November 9, 2021, we entered into a waiver (the “Waiver”) with Sprott Private Resource Lending II (Collector), LP (the “Lender”) of certain provisions of the Sprott Credit Agreement. Pursuant to the Waiver, the Lender has: (i) permitted the Company to cease active mining operations; and (ii) to reduce the amount of Unrestricted Cash required to be maintained by the Company from not less than $10.0 million to not less than $9.0 million for the period ending May 10, 2022.

As a result of the receipt of the Waiver, as of December 31, 2021, the Company was in compliance with all covenants under its debt agreements. Refer to Note 25 - Subsequent Events for further details on the Company’s debt covenants and changes to the Company’s debt agreements.

Debt balances

The following table summarizes the components of Debt, net (dollars in thousands):

	December 31, 2021	December 31, 2020
Debt, net, current:
Sprott Credit Agreement	$17,223	$5,274
Note payable	115	—
Less, debt issuance costs	(672)	(154)
Total	$16,666	$5,120

Debt, net, non-current:
Subordinated Notes	$93,599	$84,797
Sprott Credit Agreement (1)	51,809	61,894
Note payable	345	—
Less, debt issuance costs	(2,115)	(4,026)
Total	$143,638	$142,665

(1)	Non-current portion of the Sprott Credit Agreement as of the years ended December 31, 2021 and 2020 is presented net of original issue discount of 10.0 million and $14.7 million, respectively.

The following table summarizes the Company’s contractual payments of Debt, net, including current maturities, for the four years subsequent to December 31, 2021 (dollars in thousands):

2022	17,338
2023	24,879
2024	24,864
2025	106,034
Total	173,115
Less, original issue discount, net of amortization ($7.0 million)	(10,024)
Less, debt issuance costs, net of amortization ($2.1 million)	(2,787)
Total debt, net	$160,304

Sprott Credit Agreement

On October 4, 2019, the Company, as borrower, certain subsidiaries of the Company, as guarantors, and Sprott Private Resource Lending II (Collector), LP. (“Lender”), as arranger, executed a secured multi-advance term credit facility pursuant to which Lender committed to make, subject to certain conditions set forth therein, term loans in an aggregate principal amount up to $110.0 million. On May 29, 2020, the Company entered into the Sprott Credit Agreement to update the conditions precedent and effect certain other changes to conform to the details of the business combination. On May 29, 2020, at the consummation of the Recapitalization Transaction, the Company borrowed $70.0 million under the Sprott Credit Agreement, which was equal to the amount available under the first and second tranches, and issued to Lender 496,634 shares of common stock, which was equal to 1.0% of the Company’s post-closing shares of common stock outstanding. The Company paid an original issuance discount equal to 2.0% ($1.4 million) of the amount borrowed. The Company does not believe it is currently able to borrow under the third and final $40.0 million tranche of the Sprott Credit Agreement due to its inability to satisfy applicable conditions and production milestones required by certain conditions precedent to borrowing.

As it relates to the $62.3 million initially recorded for the Sprott Credit Agreement on the May 29, 2020 closing of the Recapitalization Transaction, the Company recorded $70.0 million for the stated amount of the borrowing itself, $9.3 million for the additional interest payment obligation, and a $17.0 million discount (inclusive of the $1.4 million original issuance discount), which will be amortized to Interest expense, net of capitalized interest using the effective interest method over the term of the Sprott Credit Agreement. As of December 31, 2021, the interest rate charged on the outstanding principal balance of the Sprott Credit Agreement was

8.5%. Using the closing price of $12.65 per share of common stock on the Recapitalization Transaction date, the Company also recorded $6.3 million to Additional paid-in capital for the 496,634 shares of common stock issued to the Lender.

Advances under the Sprott Credit Agreement bear interest monthly at a floating rate equal to 7.0% plus the greater of (i) U.S. Dollar three-month LIBOR and (ii) 1.5%, per annum, accruing daily and compounded monthly. For a period of twelve months following the May 29, 2020 initial advance date, no cash payments of interest or principal will be due, with 100% of interest accruing and being capitalized on a monthly basis to the outstanding principal balance of the Sprott Credit Agreement. Additionally, for each three-month period commencing on February 28, 2021 and ending on the maturity date, the Company shall pay Lender additional interest on the last business day of such three-month period, calculated according to a formula set forth in the Sprott Credit Agreement and currently equal to $0.5 million per quarter ($9.3 million in total over the life of the Sprott Credit Agreement). Upon a prepayment of the entire Sprott Credit Agreement, all remaining additional interest payments and all remaining and yet unpaid additional interest must be prepaid as well.

The Company was required to make principal repayments beginning on August 31, 2021 and on the last business day every three months thereafter. The first four principal repayments are equal to two and one-half percent (2.5)% of the outstanding principal amount of the Sprott Credit Agreement on May 31, 2021 (including all capitalized interest thereon, if any, but excluding the principal repayment then due). All subsequent principal repayments are equal to seven and one-half (7.5)% of the outstanding principal amount of the Sprott Credit Agreement on May 31, 2021 (including all capitalized interest thereon, if any, but excluding the principal repayment then due). The entire outstanding balance of the Sprott Credit Agreement, together with all unpaid interest and fees (including all capitalized interest, if any), is due on the day that is five years from the last day of the month of the initial closing date, which shall be no later than May 31, 2025, the maturity date. The Company reviewed the features of the Sprott Credit Agreement for embedded derivatives, and determined no such instruments exist.

The Sprott Credit Agreement may be repaid in whole or in part, at any time prior to the maturity date. Each prepayment or cancellation of the Sprott Credit Agreement (including capitalized interest, if any), whether in whole or in part, voluntarily or mandatory, subject to certain exceptions, that occurs on or prior to the fourth anniversary of the date of the initial advance is subject to a prepayment premium between 3.0% and 5.0%. The obligations of the Company under the Sprott Credit Agreement are guaranteed by Credit Parties and secured by a lien on all properties and assets now owned, leased or hereafter acquired or leased by any Credit Party, as such terms are defined and further detailed in the Sprott Credit Agreement.

The Company is required to make prepayments of its outstanding principal balance equal to 50% or 100% of the proceeds received as outlined in the Sprott Credit Agreement. On October 31, 2020, the Company completed the sale of a SAG mill that was not in use for net proceeds of $2.3 million, of which $1.2 million was repaid in accordance with the Sprott Credit Agreement. See Note 25 - Subsequent Events for additional information related to repayment terms for the Sprott Credit Agreement.

Subordinated Notes

In connection with the business combination and pursuant to a 1.25 Lien Exchange Agreement, on May 29, 2020, the Company assumed $80.0 million in aggregate principal amount of Seller’s 1.25 Lien Notes that were exchanged as part of the Recapitalization Transaction (the ”Subordinated Notes”). The Subordinated Notes are secured and subordinate in priority to the obligations under the Sprott Credit Agreement. The Subordinated Notes bear interest at a rate of 10.0% per annum, payable in-kind on a quarterly basis. The principal on the new Subordinated Notes is due December 1, 2025. See Note 25 - Subsequent Events for additional information related to repayment terms for the Subordinated Notes.

2.0 Lien Notes

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, $221.3 million of Seller’s 2.0 Lien Notes were converted into shares of Seller common stock which, along with all of Seller’s other stockholders, as part of Sellers’s plan of dissolution, received a pro rata distribution of common stock from Seller that was received by Seller as consideration from the Company. The Company recorded $74.6 million directly to retained earnings upon Seller’s distribution of 14,795,153 shares of common stock to Seller’s former 2.0 Lien Note holders, which represented the difference between the carrying value of the 2.0 Lien Notes and the value of the common stock received as consideration by Seller’s former 2.0 Lien Note holders. The 2.0 Lien Notes bore interest at a rate of 15.0% per annum, payable in-kind on a quarterly basis, through the issuance of additional 2.0 Lien Notes. The 2.0 Lien Notes were converted into Seller common stock at a conversion price of $1.67 per share in accordance with the 2.0 Lien Agreement. While outstanding, the obligations under the 2.0 Lien Notes and the guarantees by the guarantors in respect thereof were secured by liens on substantially all assets of the Company and the guarantors, subject to the priority of the liens that secured the obligations under the First Lien Agreement, the 1.25 Lien Notes and the 1.5 Lien Notes.

1.5 Lien Notes

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, after giving effect to the 1.5 Lien Notes’ 110.0% repurchase feature, $145.7 million of Seller’s 1.5 Lien Notes plus accrued and unpaid interest were exchanged, and subsequently cancelled, for 16,025,316 shares of common stock. The Company recorded a $14.6 million loss directly to retained earnings upon such exchange, which represented 10.0% of the $145.7 million aggregate principal amount of 1.5 Lien Notes balance at the time of exchange. While outstanding, the 1.5 Lien Notes bore interest at a rate of 15.0% per annum, which was payable in-kind on a quarterly basis, through the issuance of additional 1.5 Lien Notes. While outstanding, the obligations under the 1.5 Lien Notes and the guarantees by the guarantors in respect thereof were secured by liens on substantially all assets of Seller and the guarantors, subject to the priority of the liens that secured the obligations of the First Lien Agreement and the 1.25 Lien Notes, but superior in priority to the liens that secured the obligations of the 2.0 Lien Notes and the unsecured obligations of Seller.

1.25 Lien Notes

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, $48.5 million in aggregate principal amount of Seller’s 1.25 Lien Notes, which bore interest at 15.0% per annum, payable in-kind, were exchanged, and subsequently cancelled, for 4,845,920 shares of common stock and the remaining $80.0 million aggregate principal amount of Seller’s 1.25 Lien Notes were exchanged for $80.0 million in aggregate principal amount of new Subordinated Notes that were assumed in the Recapitalization Transaction by the Company, bearing interest at a rate of 10.0% per annum, payable-in-kind. The 1.25 Lien Notes bore interest at a rate of 15.0% per annum, which was payable in-kind on a quarterly basis, through the issuance of additional 1.25 Lien Notes. While outstanding, the obligations under the 1.25 Lien Notes and the guarantees by the guarantors in respect thereof were secured by liens on substantially all assets of Seller and the guarantors, subject to the priority of the liens that secured the obligations of the First Lien Agreement, but superior in priority to the liens that secured the obligations of the 1.5 Lien Notes, the 2.0 Lien Notes and the unsecured obligations of Seller.

First Lien Agreement

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, $125.5 million of outstanding principal under the First Lien Agreement with the Bank of Nova Scotia as agent, plus accrued interest, was repaid. Most recently, from January 31, 2020 through the repayment date, the First Lien Agreement bore interest at either LIBOR plus 7.5% or an Alternate Base Rate Canada plus 7.5%, as such terms were defined in the First Lien Agreement. The repayment of the First Lien Agreement and other obligations under the First Lien Agreement were guaranteed by all of the direct and indirect domestic subsidiaries of Seller. While outstanding, the obligations under the First Lien Agreement, the guarantees by the guarantors in respect thereof were secured by liens on substantially all of the assets of the Company and its subsidiaries. Upon repayment of the First Lien Agreement, $3.3 million of restricted cash was released to the Company (see Note 6 - Restricted Cash).

Promissory Note

As discussed in Note 3 - Recapitalization Transaction, on May 29, 2020, a $6.9 million promissory note was repaid, the obligation of which related to a 2014 settlement with a vendor of a predecessor of Seller.

Interest expense, net of capitalized interest

The following table summarizes the components of recorded Interest expense, net of capitalized interest (dollars in thousands):

	Years Ended December 31,
	2021	2020
Sprott Credit Agreement	$10,997	$6,009
Subordinated Notes	8,803	4,797
Amortization of debt issuance costs	1,394	1,972
Other interest expense	53	40
2.0 Lien Notes	—	12,902
1.5 Lien Notes	—	8,635
1.25 Lien Notes	—	6,218
First Lien Agreement	—	4,575
Promissory Note	—	141
Capitalized interest	(654)	(1,831)
Total	$20,593	$43,458

The Company capitalizes interest to Plant, equipment, and mine development, net for construction projects in accordance with ASC Topic 835, Interest. Interest expense incurred under the Subordinated Notes is payable-in-kind. In May 2021, the Company began paying cash for interest expense incurred under the Sprott Credit Agreement. Prior to May 2021, interest expense incurred under the Sprott Credit Agreement was payable-in-kind.

11. Deferred Gain on Sale of Royalty

On May 29, 2020, the closing date of the Recapitalization Transaction, the Company and Sprott Private Resource Lending II (Co) Inc. (the “Payee”) entered into a royalty agreement with respect to the Hycroft Mine (the “Sprott Royalty Agreement”) in which Payee paid to the Company cash consideration in the amount of $30.0 million, for which the Company granted to Payee a perpetual royalty equal to 1.5% of the Net Smelter Returns from its Hycroft Mine, payable monthly. Net Smelter Returns for any given month are calculated as Monthly Production multiplied by the Monthly Average Gold Price and the Monthly Average Silver Price, minus Allowable Deductions, as such terms are defined in the Sprott Royalty Agreement. The Company is required to remit royalty payments to the Payee free and clear and without any present or future deduction, withholding, charge or levy on account of taxes, except Excluded Taxes as such term is defined in the Sprott Royalty Agreement.

The Company had the right to repurchase up to 33.3% (0.5% of the 1.5% royalty) of the royalty on each of the first and second anniversaries from May 29, 2020. The Company did not exercise its right to repurchase 0.5% on the first anniversary and waived its right to the repurchase on the second anniversary (see Note 25 - Subsequent Events below). The Sprott Royalty Agreement is secured by a first priority lien on certain property of the Hycroft Mine, including: (1) all land and mineral claims, leases, interests, and rights; (2) water rights, wells, and related infrastructure; and (3) stockpiles, buildings, structures, and facilities affixed to, or situated on, the Hycroft Mine, which ranks senior to security interests and liens granted pursuant to the Sprott Credit Agreement. In addition to the terms generally described above, the Sprott Royalty Agreement contains other terms and conditions commonly contained in royalty agreements of this nature.

During the year ended December 31, 2021, the Company recorded amortization of its Deferred gain on sale of royalty of approximately $0.1 million, and made payments under the Sprott Royalty Agreement of $2.3 million, which are included in Cost of sales on the Consolidated Statements of Operations. As of December 31, 2021, the Company included $0.1 million of the Deferred gain on sale of royalty in Current liabilities on its Consolidated Balance Sheets based upon the estimated gold and silver expected to be produced over the next 12 months, using the forecasted ounces expected to be produced during 2022.

12. Warrant Liabilities

The following table summarizes the Company’s outstanding warrants included in Warrant liabilities on the Consolidated Balance Sheets (dollars in thousands):

					Transfers to an Unrelated		Balance at
	Balance at January 1, 2021		Fair Value Adjustments(1)		Third Party		December 31, 2021
	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount
Warrant liabilities
5‑Year Private Warrants	9,888,415	$15,326	—	$(14,368)	(409,585)	$(294)	9,478,830	$664
Seller Warrants	12,721,901	63	—	(58)	—	—	12,721,901	5
Total	22,610,316	$15,389	—	$(14,426)	(409,585)	$(294)	22,200,731	$669

					Fair value		Transfers to an		Balance at
	Balance at January 1, 2020		Warrant Issuances		adjustments(1)		Unrelated Third Party		December 31, 2020
	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount
Warrant liabilities
5‑Year Private Warrants	—	$—	10,240,000	$12,185	—	$3,722	(351,585)	$(581)	9,888,415	$15,326
Seller Warrants	12,721,901	18	—	—	—	45	—	—	12,721,901	63
Total	12,721,901	$18	10,240,000	$12,185	—	$3,767	$(351,585)	$(581)	22,610,316	$15,389

(1)

Liability classified warrants are subject to fair value remeasurement at each balance sheet date in accordance with ASC 814-40, Contracts on Entity’s Own Equity. As a result, fair value adjustments related exclusively to the Company’s liability classified warrants. Refer to Note 20 - Fair Value Measurements for further detail on the fair value of the Company’s liability classified warrants.

The following table summarizes additional information on the Company’s outstanding warrants:

	Exercise Price	Exercise Period	Expiration Date	Warrants Outstanding
Warrant liabilities
5‑Year Private Warrants	$11.50	5 years	May 29, 2025	9,478,830
Seller Warrants	40.31	7 years	October 22, 2022	12,721,901

Warrant liabilities

5-Year Private Warrants

Prior to the Recapitalization Transaction, MUDS issued 7,740,000 warrants to purchase 7,740,000 shares of common stock, and concurrently with the Recapitalization Transaction, the Company issued 2,500,000 private placement warrants as part of a forward purchase unit offering (collectively, the “5-Year Private Warrants”). Refer to Note 3 - Recapitalization Transaction for further detail on the Recapitalization Transaction. The 5-Year Private Warrants cannot be redeemed and can be exercised on a cashless basis if the 5-Year Private Warrants are held by the initial purchasers or their permitted transferees. If the 5-Year Private Warrants are transferred to someone other than the initial purchasers or their permitted transferees (i.e. transferred to an “Unrelated Third Party”), such warrants become redeemable by the Company under substantially the same terms as the 5-Year Public Warrants. Since the original issue of private warrants, transfers to an Unrelated Third Party totaled 761,170, including 351,585 and 409,585 in the year ended December 31, 2020 and 2021, respectively, and therefore became classified as 5-Year Public Warrants.

Seller Warrants

In connection with the Recapitalization Transaction, the Company assumed the obligations and liabilities under that certain warrant agreement, dated as of October 22, 2015, by and between Seller and Computershare Inc., a Delaware corporation, and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, collectively as initial warrant agent; and

Continental Stock Transfer & Trust Company, LLC was named as the successor warrant agent (the “Seller Warrant Agreement”). Pursuant to the assumption of the Seller Warrant Agreement, the warrants issued thereunder (the “Seller Warrants”) became exercisable into shares of common stock.

Under the Seller Warrant Agreement, certain adjustments are required to be made to: (i) the exercise price of each Seller Warrant; and (ii) the number of shares of common stock issuable upon exercise of each Seller Warrant upon issuing shares of common stock to “Restricted Persons” as defined in the Seller Warrant Agreement. As of December 31, 2021, the exercise price of each Seller Warrant was $40.31 per share of common stock and the number of shares of common stock issuable upon exercise of each Seller Warrant was 0.28055. As a result, an aggregate of 3,569,129 shares of common stock are issuable upon exercise of the 12,721,901 outstanding Seller Warrants. The Seller Warrants are listed on the Nasdaq Capital Market under the symbol “HYMCZ”.

13. Asset Retirement Obligation (“ARO”)

The following table summarizes changes in the Company’s ARO (dollars in thousands):

	December 31, 2021	December 31, 2020
Balance, beginning of period	$4,785	$4,374
Accretion expense	408	374
Changes in estimates	—	37
Balance, end of period	$5,193	$4,785

During the year ended December 31, 2021, the Company did not incur any additional reclamation obligations associated with additional disturbances, or other regulatory requirements. The Company estimates that no significant reclamation expenditures associated with the ARO will be made until 2047 and that reclamation work will be completed by the end of 2065. During the year ended December 31, 2021, there were no events or changes to the Company’s regulatory environment or new or additional disturbances that would require a change to the Company’s ARO due to changes in estimates. As a result, the Company did not record any adjustments to the ARO.

14. Stockholders’ Equity

Following the May 29, 2020 Recapitalization Transaction, the total number of shares of all classes of capital stock that the Company has authority to issue is 410,000,000, of which 400,000,000 are common stock, par value $0.0001 per share, and 10,000,000 are preferred stock par value $0.0001 per share. The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect to each of our class of capital stock are discussed below.

Common stock

As of December 31, 2021, there were 60,433,395 shares of common stock issued and outstanding. Each holder of common stock is entitled to one vote for each share of common stock held by such holder. The holders of common stock are entitled to the payment of dividends and other distributions as may be declared from time to time by the Board of Directors in accordance with applicable law and to receive other distributions from the Company. See Note 25 - Subsequent Events for details related to issuances of shares of common stock that occurred in March 2022.

Preferred stock

As of December 31, 2021, there were no shares of preferred stock issued and outstanding.

Dividend policy

The Company’s credit facility under the Sprott Credit Agreement contains provisions that restrict its ability to pay dividends. For additional information see Note 10 - Debt, Net.

Warrants

The following table summarizes the Company’s outstanding warrants included in Additional paid-in capital on the Consolidated Balance Sheets (dollars in thousands):

							Transfers from an		Balance at
	Balance at January 1, 2021		Warrant Issuances		Exercises of warrants		Unrelated Third Party		December 31, 2021
	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount
Equity classified warrants
5-Year Public Warrants	24,401,483	$28,618	—	$—	—	$—	409,585	$294	24,811,068	$28,912
Public Offering Warrants	9,583,334	12,938	—	—	—	—	—	—	9,583,334	12,938
Total	33,984,817	$41,556	—	$—	—	$—	$409,585	$294	33,984,918	$41,850

							Transfers from an		Balance at
	Balance at January 1, 2020		Warrant Issuances		Exercises of warrants		Unrelated Third Party		December 31, 2020
	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount	Warrants	Amount
Equity classified warrants
5‑Year Public Warrants	20,800,000	$25,100	3,249,999	$2,938	(101)	$(1)	351,585	$581	24,401,483	$28,618
Public Offering Warrants	—	—	9,583,334	12,938	—	—	—	$—	9,583,334	$12,938
Total	20,800,000	$25,100	12,833,333	$15,876	(101)	$(1)	$351,585	$581	33,984,817	$41,556

The following table summarizes additional information on the Company’s outstanding warrants:

	Exercise Price	Exercise Period	Expiration Date	Warrants Outstanding
Equity classified warrants
5‑Year Public Warrants	$11.50	5 years	May 29, 2025	24,811,068
Public Offering Warrants	10.50	5 years	October 6, 2025	9,583,334

5-Year Public Warrants

Prior to the Recapitalization Transaction, MUDS issued 20,800,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share for a period of five years from the May 29, 2020 Recapitalization Transaction (the “IPO Warrants”), and concurrently with the Recapitalization Transaction, the Company issued 3,249,999 warrants upon substantially the same terms as part of a backstop unit offering at an exercise price of $11.50 per share for a period of five years from the issuance date (the “Backstop Warrants” and collectively with the IPO Warrants, the “5-Year Public Warrants”). During the years ended December 31, 2021 and 2020, 409,585 and 351,585, respectively, 5-Year Private Warrants were transferred from a 5-Year Private Warrant holder to an Unrelated Third Party and, accordingly those warrants are now included with the 5-Year Public Warrants. The Company has certain abilities to call the 5-Year Public Warrants if the last reported sale price of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period. As of December 31, 2021, the Company had 24,811,068 5-Year Public Warrants outstanding. The 5-Year Public Warrants (other than the Backstop Warrants) are listed for trading on the Nasdaq Capital Market under the symbol “HYMCW”. See Note 3 - Recapitalization Transaction for additional details on transactions to which the 5-Year Public Warrants were issued.

Public Offering Warrants

On October 6, 2020, the Company issued 9,583,334 units in an underwritten public offering at an offering price to of $9.00 per unit (the “Public Offering”), with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $10.50 per share (“Public Offering Warrants”). Of the 9.6 million units issued, 5.0 million units were issued to Restricted Persons, as defined under the Seller Warrant Agreement. After deducting underwriting discounts and commission and offering expenses, the proceeds net of discount and equity issuance costs to the Company were $83.1 million. The Public Offering Warrants are immediately exercisable and entitle the holder thereof to purchase one share of common stock at an exercise price of $10.50 for a period of five years from the closing date of the Public Offering. The shares of common stock and the Public Offering Warrants were separated upon issuance in the Public Offering. The Public Offering Warrants are listed for trading on the Nasdaq Capital Market under the symbol “HYCML”.

15. Revenues

The table below is a summary of the Company’s gold and silver sales (dollars in thousands):

	Years Ended December 31,
	2021		2020
	Amount	Ounces Sold	Amount	Ounces Sold
Gold sales	$100,532	56,045	$44,279	24,892
Silver sales	10,202	397,546	2,765	136,238
Total	$110,734		$47,044

While the Company is not obligated to sell any of its gold and silver to one customer, the majority of gold and silver sales during both of the years ended December 31, 2021 and 2020 were to two customers, Customer A and Customer B. For the year ended December 31, 2021, approximately 90.4% of revenue was attributable to sales to Customer A and approximately 9.6% of revenue was attributable to Customer B. For the year ended December 31, 2020, approximately 88.6% of revenue was attributable to sales to Customer A and approximately 11.4% of revenue was attributable to sales to Customer B.

16. Stock-Based Compensation

Performance and Incentive Pay Plan (“PIPP”)

The Company’s PIPP, which was approved on February 20, 2019 and amended on May 29, 2020 in connection with the Recapitalization Transaction, is a stock-based compensation plan to attract, retain and motivate employees and directors while directly linking incentives to increases in stockholder value. Terms and conditions (including performance-based vesting criteria) of awards granted under the PIPP are established by the Board of Directors or the Compensation Committee of the Board of Directors, who administer the PIPP. Awards made be granted in a variety of forms, including restricted stock, restricted stock units, stock options, stock appreciation rights, performance awards, and other stock-based awards. The number of shares of common stock made available for award under the PIPP is equal to 5% of the issued and outstanding shares of the Company’s common stock immediately after the close of the Recapitalization Transaction, or 2,508,002 shares. As of December 31, 2021 there were no shares available for issuance under the PIPP.

As of December 31, 2021, all awards granted under the PIPP were in the form of restricted stock units to employees or consultants of the Company. Restricted stock units granted under the PIPP without performance-based vesting criteria typically vest in either equal annual installments over two to three years, or in entirety on the fourth anniversary after the grant date. Awards granted with performance-based vesting criteria typically vest in annual installments over three years subject to the achievement of certain financial and operating results of the Company. Certain restricted stock units granted to non-employee directors vested immediately while others vest in substantially equal installments over a two to three year period.

For certain restricted stock units granted during 2019 a price per share was not determined as of the grant date. The number of shares of common stock of the Company to be issued upon vesting is to be calculated on the vesting date, which is either the later of the second or third anniversary of the date of the grant, or the annual date the compensation committee determines the achievement of the corporate performance targets. Such unvested restricted stock unit awards are included in the current portion of Other liabilities. Refer to Note 9 - Other Liabilities for further detail. The Company estimates the number of shares of common stock to be issued upon vesting using the closing share price of its common stock on the last day of the period as quoted on the NASDAQ. For purposes of the outstanding unvested calculations below and the calculation of the shares available for issuance under the PIPP above, the Company used the closing share price on December 31, 2021 of $0.61 to estimate the number of shares of common stock to be issued upon vesting of these awards. As a result, actual shares of common stock issued upon vesting may be significantly different than these estimates.

The following table summarizes the Company’s unvested share awards granted under the PIPP:

	Number of Restricted Stock	Weighted Average Grant Date
	Units	Fair Value
Unvested awards at December 31, 2019	339,271	$10.96
Granted	517,234	8.11
Canceled/forfeited(1)	(131,724)	11.32
Vested	(179,085)	11.05
Unvested awards at December 31, 2020(1)	545,696	$8.12

Unvested awards at December 31, 2020	545,696	$8.12
Granted	1,171,869	5.08
Impact of fluctuations in price of common stock	1,632,136	0.61
Canceled/forfeited(1)	(762,822)	3.42
Vested	(375,968)	4.06
Unvested awards at December 31, 2021(1)	2,210,911	$2.82

(1)

Amounts include liability-based awards for which the number of units awarded is not determined until the vesting date. The number of liability-based award units included in this amount are estimated using the market value of the Company’s common shares as of the end of each year.

During the year ended December 31, 2021 and the year ended December 31, 2020, the Company reclassified $0.8 million and $1.8 million from the current portion of Other liabilities to Additional paid-in capital for restricted stock units that vested.

The total intrinsic value of restricted stock units (calculated as the product of price per share on the vesting date times the number of restricted stock units vested) vested during the years ended December 31, 2021 and 2020 was $1.3 million and $2.0 million, respectively.

Total compensation expense relating to restricted stock awards was $2.3 million and $2.4 million for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, $3.8 million of total unrecognized compensation cost related to restricted stock units was expected to be recognized as an expense by the Company in the future over a weighted-average period of approximately 2.27 years.

17. Income Taxes

For the year ended December 31, 2021 the Company recorded a current income tax benefit of $1.5 million primarily related to a carry back of the 2020 net operating loss to 2018 and 2019 under provisions of the CARES Act. For the year ended December 31, 2020, the Company recorded no income tax benefit or expense. During the year ended December 31, 2020, the Company reversed a portion of the valuation allowance based on the net operating loss expected to be used, in order to offset Seller’s taxable gain related to the Recapitalization Transaction.

The Company is subject to state income tax in Colorado, which was the location of its corporate office during 2021, but did not incur any income tax expense related to Colorado due to continued net operating losses. The Company is subject to mining taxes in Nevada, which are classified as income taxes as such taxes are based on a percentage of mining profits, but did not incur any mining tax expense due to continued mining losses. The Company is not subject to foreign income taxes as all of the Company’s operations and properties are located within the United States.

The Company’s loss before income taxes was attributable solely to domestic operations in the United States. The components of the Company’s income tax expense (benefit) were as follows (in thousands):

	Years Ended December 31,
	2021	2020
Current
Federal	$(1,530)	$—
Deferred
Federal	(14,495)	146,794
Change in Valuation Allowance	14,495	(146,794)
Income Tax Benefit	$(1,530)	$—

The following table provides a reconciliation of income taxes computed at the United States federal statutory tax rate of 21% in 2021 and 2020 to the income tax provision (in thousands):

	Years Ended December 31,
	2021	2020
Loss before income taxes	$(90,094)	$(136,392)
United States statutory income tax rate	21%	21%
Income tax (benefit) at United States statutory income tax rate	$(18,920)	$(28,642)
Change in valuation allowance	14,495	(146,794)
Recapitalization transaction	—	157,855
Cancellation of debt income	—	15,360
State tax provision, net of federal benefit	—	1,263
Warrant liability fair value adjustment	3,030	790
Other	(135)	168
Income Tax Benefit	$(1,530)	$—

For the year ended December 31, 2021, the effective tax rate was a result of an increase in the valuation allowance of $14.5 million and warrant liability fair value adjustment.

For the year ended December 31, 2020, the effective tax rate was a result of an increase in the valuation allowance of $146.8 million which offset a $157.9 million net write-off and usage of certain deferred tax assets as a result of the Recapitalization Transaction and $15.4 million of cancellation of debt income related to the Recapitalization Transaction.

The components of the Company’s deferred tax assets are as follows (in thousands):

	Years Ended December 31,
	2021	2020
Net operating loss	$30,355	$7,675
Mineral properties	39,371	39,555
Plant, equipment, and mine development	25,506	30,767
Intangible assets	20,204	21,710
Royalty	6,266	6,292
Interest expense carryforward	—	1,935
Asset retirement obligation	1,083	997
Stock-based compensation	856	405
Accrued compensation	502	197
Inventories	76	191
Reorganization costs	—	—
Other liabilities	—	—
Credits and other	—	—
Valuation allowance	(124,219)	(109,724)
Total net deferred tax assets	$—	$—

Based on the weight of evidence available as of both December 31, 2021, and 2020, which included recent operating results, future projections, and historical inability to generate operating cash flow, the Company concluded that it was more likely than not that the benefit of its net deferred tax assets would not be realized and, as such, recorded full valuation allowances of $124.2 million and $109.7 million, respectively, against its net deferred tax assets.

The Company had net operating loss carryovers as of December 31, 2021 and 2020 of $144.5 million and $36.6 million, respectively, for federal income tax purposes. The carryforward amount as of December 31, 2021 can be carried forward indefinitely and can be used to offset taxable income and reduce income taxes payable in future periods, pending any potential limitation pursuant to Internal Revenue Code (“IRC”) section 382. Additional analysis of the IRC section 382 limitations will be performed in the future and could result in an annual limitation applied to the $144.5 million of net operating losses.

As necessary, the Company provides a reserve against the benefits of uncertain tax positions taken in its tax filings that are more likely than not to not be sustained upon examination. Based on the weight of available evidence, the Company does not believe it has taken any uncertain tax positions that require the establishment of a reserve. The Company has not recorded any income tax reserves or related interest or penalties related to income tax liabilities as of December 31, 2021. The Company’s policy, if it were to have uncertain tax positions, is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income tax expense. With limited exception, the Company is no longer subject to U.S. federal income tax audits by taxing authorities for tax years 2017 and prior; however, net operating loss and credit carryforwards from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.

18. Loss Per Share

The table below summarizes the Company’s basic and diluted loss per share calculations (in thousands, except share and per share amounts):

	Years Ended December 31,
	2021	2020
Net loss	$(88,564)	$(136,392)

Weighted average shares outstanding
Basic	60,101,499	34,833,211
Diluted	60,101,499	34,833,211

Basic loss per common share	$(1.47)	$(3.92)
Diluted loss per common share	$(1.47)	$(3.92)

Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Loss per share amounts in the 2020 period exclude the common share effects from certain of Seller’s debt instruments, which are reflected in the 2021 period.

Due to the Company’s net loss during the years ended December 31, 2021 and 2020, there was no dilutive effect of common stock equivalents because the effects of such would have been anti-dilutive. The following table summarizes the shares excluded from the weighted average number of common shares outstanding, as the impact would be anti-dilutive (in thousands):

	December 31,
	2021	2020
Warrants	47,442	37,500
Restricted stock units	2,211	149
Total	49,653	37,649

Refer to Note 25 - Subsequent Events for information regarding equity financings that occurred subsequent to December 31, 2021 that would have had a material impact on the number of potential common shares outstanding at the end of the year if the transactions had occurred as of or prior to December 31, 2021.

19. Segment Information

The Company’s reportable segments are comprised of operating units that have revenues, earnings or losses, or assets exceeding 10% of the respective consolidated totals, and are consistent with the Company’s management reporting structure. Each segment is reviewed by the executive decision-making group to make decisions about allocating the Company’s resources and to assess their performance. The tables below summarize the Company’s segment information (dollars in thousands):

	Year Ended December 31,
	Hycroft Mine	Corporate and Other	Total
2021
Revenue - Note 15	$110,734	$—	$110,734
Cost of sales	163,338	—	163,338
Other operating costs	16,688	14,619	31,307
Loss from operations	(69,292)	(14,619)	(83,911)
Interest expense, net of capitalized interest - Note 10	—	(20,593)	(20,593)
Fair value adjustment to warrants - Notes 12 and 20	—	14,426	14,426
Gain on sale of equipment	$(16)	$—	$(16)
Loss before income taxes	$(69,308)	$(20,786)	$(90,094)
Income tax benefit - Note 17	—	1,530	1,530
Net loss	$(69,308)	$(19,256)	$(88,564)

Total Assets	$138,971	$3,353	$142,324

2020
Revenue - Note 15	$47,044	$—	$47,044
Cost of sales	109,621	—	109,621
Other operating costs	5,705	21,084	26,789
Loss from operations	(68,282)	(21,084)	(89,366)
Interest expense, net of capitalized interest - Note 10	(141)	(43,317)	(43,458)
Fair value adjustment to warrants - Notes 12 and 20	—	(3,767)	(3,767)
Interest income	199	—	199
Net loss	$(68,224)	$(68,168)	$(136,392)

Total Assets	$177,298	$55,328	$232,626

20. Fair Value Measurements

Recurring fair value measurements

The following table sets forth by level within the fair value hierarchy, the Company’s liabilities that are measured at fair value on a recurring basis (dollars in thousands).

	Hierarchy	December 31,	December 31,
	Level	2021	2020
Warrant liabilities
5‑Year Private Warrants	2	664	15,327
Seller Warrants	2	5	62
Total		$669	$15,389

5-Year Private Warrants

The 5-Year Private Warrants are valued using a Black-Scholes model that requires a variety of inputs including the Company’s stock price, the strike price of the 5-Year Private Warrants, the risk-free rate, and the implied volatility. As the terms of the 5-Year Private Warrants are identical to the terms of the 5-Year Public Warrants except that the 5-Year Private Warrants, while held by the SPAC sponsor and/or SPAC underwriter and their permitted transferees, are precluded from mandatory redemption and are entitled to be exercise on a “cashless basis” at the holder’s election, the implied volatility used in the Black-Scholes model is calculated using a Monte-Carlo model of the 5-Year Public Warrants that factors in the restrictive redemption and cashless exercise features of the 5-Year

Private Warrants. The Company updates the fair value calculation on at least a quarterly basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value.

Seller Warrants

As part of the Recapitalization Transaction, the Company assumed Seller’s obligations under the Seller Warrant Agreement and the 12.7 million Seller Warrants outstanding became exercisable into shares of the Company’s common stock. The Seller Warrant Agreement also contains certain terms and features to reduce the exercise price and increase the number of shares of common stock each warrant is exercisable into. As a result, Seller Warrants are considered derivative financial instruments and carried at fair value. The fair value of Seller Warrants was computed by an independent third-party consultant (and validated by the Company) using a Monte Carlo simulation-based model that requires a variety of inputs, including contractual terms, market prices, exercise prices, equity volatility and discount rates. The Company updates the fair value calculation on at least an annual basis, or more frequently if changes in circumstances and assumptions indicate a change from the existing carrying value. See Note 12 - Warrant Liabilities for additional information on the Seller Warrants.

Items disclosed at fair value

Debt, net

The Sprott Credit Agreement and the Subordinated Notes are privately held and, as such, there is no public market or trading information available for such debt instruments. As of December 31, 2021 and December 31, 2020, the fair value of the Company’s debt instruments was $162.8 million and $154.9 million, compared to the carrying value of $160.3 million and $147.8 million as of December 31, 2021 and December 31, 2020, respectively. The fair value of the principal of the Company’s debt instruments, including capitalized interest, was estimated using a market approach in which pricing information for publicly traded, non-convertible debt instruments with speculative ratings were analyzed to derive a mean trading multiple to apply to the December 31, 2021 and 2020 balances.

21. Supplemental Cash Flow Information

The following table provides supplemental cash flow information (dollars in thousands):

	Year Ended December 31,
	2021	2020
Cash interest paid	$3,732	$5,366

Significant non-cash financing and investing activities:
Exchange of Seller’s 1.5 Lien Notes for HYMC common stock	—	160,254
Exchange of Seller’s 1.25 Lien Notes for Subordinated Notes	—	80,000
Exchange of Seller’s 1.25 Lien Notes for HYMC common stock	—	48,459
Write-off of Seller’s debt issuance costs	—	8,202
Increase in debt from in-kind interest	11,425	—
Plant, equipment, and mine development additions included in Accounts payable and accrued liabilities	538	1,229
Accrual of deferred financing and equity issuance costs	—	94
Liability based restricted stock units transferred to equity	765	—

22. Employee Benefit Plans

401(k) Plan

The Hycroft Mining Corporation 401(k) Plan (the “401(k) Plan”) is a defined contribution plan that is available to all employees of the Company upon their date of hire. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Internal Revenue Code. Administrative fees of the 401(k) Plan are paid by the Company. The assets of the 401(k) Plan are held and the related investments are executed by the 401(k) Plan’s trustee.

Participants in the 401(k) Plan exercise control and direct the investment of their contributions and account balances among various investment alternatives. The Company matches a percentage of employee deferrals to the 401(k) Plan up to certain limits. For the years ended December 31, 2021 and 2020, the Company’s matching contributions totaled $1.1 million, and $0.9 million, respectively.

23. Commitments and Contingencies

From time to time, the Company is involved in various legal actions related to its business, some of which are class action lawsuits. Management does not believe, based on currently available information, that contingencies related to any pending or threatened legal matter will have a material adverse effect on the Company’s financial statements, although a contingency could be material to the Company’s results of operations or cash flows for a particular period depending on the results of operations and cash flows for such period. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.

The Company has deductible-based insurance policies for certain losses related to general liability, workers’ compensation and automobile coverage. The Company records accruals for contingencies related to its insurance policies when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Insurance losses for claims filed and claims incurred but not reported are accrued based upon estimates of the aggregate liability for uninsured claims using historical loss development factors and actuarial assumptions followed in the insurance industry.

Financial commitments not recorded in the financial statements

As of December 31, 2021, the Company’s off-balance sheet arrangements consisted of a net profit royalty arrangement, a net smelter royalty arrangement and routine consignment agreements for materials and supplies used in its operations.

Net profit royalty

A portion of the Hycroft Mine is subject to a mining lease that requires a 4% net profit royalty be paid to the owner of certain patented and unpatented mining claims. The mining lease also requires an annual advance payment of $120,000 every year mining occurs on the leased claims. All advance annual payments are credited against the future payments due under the 4% net profit royalty. An additional payment of $120,000 is required for each year total tons mined on the leased claims exceeds 5.0 million tons. As of December 31, 2021 total tons mined from the leased claims exceeded 5.0 million tons, for which the Company remitted the required additional payment of $120,000 during the fourth quarter of 2021. The total payments due under the mining lease are capped at $7.6 million, of which the Company has paid or accrued $3.0 million and included $0.6 million in Other assets in the Consolidated Balance Sheets as of December 31, 2021.

Net smelter royalty

Pursuant to the Sprott Royalty agreement in which the Company received cash consideration in the amount of $30.0 million, the Company granted a perpetual royalty equal to 1.5% of the Net Smelter Returns from its Hycroft Mine, payable monthly. Net Smelter Returns for any given month are calculated as Monthly Production multiplied by the Monthly Average Gold Price and the Monthly Average Silver Price, minus Allowable Deductions, as such terms are defined in the Sprott Royalty Agreement. The Company is required to remit royalty payments to the payee free and clear and without any present or future deduction, withholding, charge or levy on account of taxes, except Excluded Taxes as such term is defined in the Sprott Royalty Agreement.

As of December 31, 2021 and December 31, 2020, the estimated net present value of the Company’s net smelter royalty was $154.0 million and $148.4 million, respectively. The net present value of the Company’s net smelter royalty was modeled using the following level 3 inputs: (i) market consensus inputs for future gold and silver prices; (ii) a precious metals industry consensus discount rate of 5.0%; and (iii) estimates of the Hycroft Mine’s life-of-mine gold and silver production volumes and timing based on an internal mine plan using measured and indicated mineral resources.

24. Related Party Transactions

During the year ended December 31, 2021, the Company incurred costs of $1.2 million, of which $0.3 million was included in Accounts payable and accrued expenses on the Consolidated Balance Sheets, to Ausenco Engineering USA South (“Ausenco”) for work performed on preparing an Acid POX milling technical study. Diane Garrett is currently a non-executive director on Ausenco’s Board of Directors.

Certain amounts of the Company’s indebtedness have historically, and with regard to the $80.0 million aggregate principal of Subordinated Notes, are currently, held by five financial institutions. As of December 31, 2021, two of the financial institutions, Mudrick Capital Management, L.P (“Mudrick”) and, Whitebox Advisors, LLC (“Whitebox”), held more than 10% of the common stock of the Company and were considered affiliates and, as a result, each are considered a related party (the “2021 Related Parties”) in accordance with ASC 850, Related Party Disclosures. For the year ended December 31, 2021, Interest expense, net of capitalized interest included $6.0 million for the debt held by the 2021 Related Parties. In addition, December 31, 2021, the 2021 Related Parties held a total $63.8 million of the Subordinated Notes.

As of December 31, 2020, three of the financial institutions, Highbridge Capital Management, LLC (“Highbridge”), Mudrick and Whitebox, held more than 10% of the common stock of the Company and were considered affiliates and, as a result, each are considered a related party (the “2020 Related Parties”). For the year ended December 31, 2020, Interest expense, net of capitalized interest included $31.3 million for the debt held by the 2020 Related Parties. As of December 31, 2020, the 2020 Related Parties held a total of $71.2 million, of the Subordinated Notes.

In connection with the closing of the Public Offering on October 6, 2020, Highbridge and Mudrick acquired 833,333, and 3,222,222 of the units, consisting of shares of common stock and Public Offering Warrants, issued in the Public Offering, respectively. Refer to Note 12 - Warrant Liabilities for further information.

25. Subsequent Events

Sprott Credit Agreement Waiver and Amendment

On February 28, 2022, the Company entered into the Waiver and Amendment among Hycroft Mining Holding Corporation, Sprott Private Resource Lending (Collector), L.P. and Sprott Private Resource Lending II (Co) Inc. amending the previous waiver obtained. Pursuant to the Waiver and Amendment, the lender has (i) waived the Company’s obligation under the Sprott Credit Agreement to maintain at least $9.0 million of Unrestricted Cash on the last day of each calendar month during the period ending May 10, 2022 (the “Waiver Period”), provided that, the Company maintains at least $7.5 million of Unrestricted Cash on the last day of February 2022 and at least $9.0 million on the last day of each month thereafter during the Waiver Period; (ii) waived all obligations of the Company to prepay the facility with the net cash proceeds of any Mill Asset Sales (as defined in the Waiver and Amendment) until the earlier of (A) the date on which the Company completes a private placement or other offering or issuance of its equity securities (the “Offering Date”) and (B) March 31, 2022; and (iii) extended the payment due date for the additional February interest payment and the February principal payment pursuant to the Sprott Credit Agreement until the earlier of (A) the Offering Date and (B) March 31, 2022. Further, pursuant to the Waiver and Amendment, any failure by the Company to comply with the terms of the preceding sentence shall constitute an immediate Event of Default under the Sprott Credit Agreement.

Pursuant to the Waiver and Amendment, the Company waived its Reduction Right under and as defined in the Sprott Royalty Agreement.

On March 11, 2022, the Company entered into an agreement (the “2022 March Sprott Agreement”) with the Lender under the Sprott Credit Agreement. Pursuant to the 2022 March Sprott Agreement, the Company was contemplating the sale or issuance of its equity securities pursuant to one or more transactions to be completed on or before March 31, 2022 (the “Equity Financing Transactions”). Subsequent to the 2022 March Sprott Agreement and prior to March 31, 2022, the Company entered into Equity Financing Transactions resulting in the Company’s receipt of total gross cash proceeds (before deduction of fees and expenses) of at least $50 million obligating the Lender and the Company to amend the principal repayment terms under the Sprott Credit Agreement such that no further scheduled payments of principal shall be required prior to May 31, 2025 (the “Maturity Date”) (i.e., there will be no required regular amortization payments of the Facility (as defined in the Sprott Credit Agreement) and the full principal balance of the Facility shall be due and payable in a single “bullet” payment on the Maturity Date).

The March 2022 Sprott Agreement also provided that, in connection with the modification of the required Facility amortization payments, the Company shall pay to the Lender an amount equal to $3.3 million, with such payment to be capitalized and added to the principal amount owing under the Sprott Credit Agreement and accrue interest at the same rate and upon the same terms as the existing loans under the Sprott Credit Agreement; provided, the payment or prepayment of such capitalized principal amount shall not be subject to the Prepayment Premium (as defined in the Sprott Credit Agreement) or any other penalty or premium.

Second Amendment to Sprott Credit Agreement

On March 30, 2022, the Company and Lender under the Sprott Credit Agreement entered into the Second Amended and Restated Credit Agreement (“Second A&R Agreement”), which (a) extends the maturity date for all of the loans and other principal obligations under the Sprott Credit Facility by two years, to May 31, 2027; (b) provides for the Company to prepay principal under the facility in the amount of $10.0 million promptly upon the Company’s receipt of cash proceeds from the Private Placement offering with American Multi-Cinema, Inc. and 2176423 Ontario Limited (the “Initial Equity Proceeds Prepayment”); (c) provides for the Company to prepay principal under the Sprott Credit Agreement in the amount of $13.9 million (representing 10% of the subsequent issuance of its equity interests consummated on or prior to March 31, 2022) (the “Subsequent Equity Proceeds Prepayments”); and (d) eliminates the prepayment premiums otherwise payable with respect to the Initial Equity Proceeds Prepayment, the Subsequent Equity Proceeds Prepayments and all future prepayments of principal under the Sprott Credit Facility. In addition, the Company’s obligations to prepay principal with proceeds of asset sales will be credited/offset by the aggregate amount of Initial Equity Proceeds Prepayment and the Subsequent Equity Proceeds Prepayments ($23.9 million), and to maintain a minimum amount of Unrestricted Cash (as defined in the Second A&R Agreement) is increased to $15.0 million. The Company (i) paid the previously deferred additional interest payment of $0.5 million, (ii) made the Initial Equity Proceeds Prepayment of $10.0 million and paid in kind a $3.3 million fee in connection with the modification and capitalized it to principal on March 16, 2022 and (iii) made the Subsequent Equity Proceeds Prepayment of $13.9 million on March 30, 2022; and after giving effect to such prepayments the outstanding principal balance under the Sprott Credit Agreement is estimated to be $57.9 million (before issuance discounts) including unpaid additional interest of approximately $7.1 million.

Amendment to the 10% Senior Secured Notes and Note Exchange Agreement

On March 14, 2022, the Company entered into an amendment to the 10% Senior Secured Notes and Note Exchange Agreement (the “Note Amendment”), with (i) certain direct and indirect subsidiaries of the Company as Guarantors; (ii) holders of the 10% Senior Secured Notes (the “Notes”), including certain funds affiliated with, or managed by, Mudrick Capital Management, L.P, Whitebox Advisors, LLC, Highbridge Capital Management, LLC, Aristeia Highbridge Capital Management, LLC and Wolverine Asset Management, LLC (collectively, the “Amending Holders”), and (iii) Wilmington Trust, National Association, in its capacity as collateral agent. The Note Amendment amends the Note Exchange Agreement dated as of January 13, 2020 (the “Note Exchange Agreement”) and the Notes (as defined in the Note Exchange Agreement) issued thereunder in order to extend the maturity date of the Notes from December 1, 2025 to December 1, 2027. The Note Amendment also removes the requirements that a holder receive the consent of the Company and the other holders in order to transfer any Note. The Amending Holders constitute all of the holders of the Notes. The Note Amendment became effective upon the closing of a private placement upon receipt of $55.9 million gross cash proceeds (before deduction of fees and expenses).

Private placement offering

On March 14, 2022, the Company entered into subscription agreements with two private investors pursuant to which the Company agreed to sell the entities an aggregate of 46,816,480 units at a purchase price per unit of $1.193 with each unit consisting of one share of the Company’s common stock and one warrant to purchase a share of Common Stock and the shares issuable upon exercise of the Warrants (the “Warrant Shares”), providing for a total purchase price of approximately $55.9 million. The Warrants have an exercise price of $1.068 per Warrant Share, and will expire five years after issuance. On March 15, 2022, the private placement offering closed and the Company received gross proceeds of $55.9 million before deducting expenses incurred in connection with therewith.

At-the-market offering

On March 15, 2022, the Company implemented an “at-the-market” offering (“ATM Program”) by entering into an At Market Issuance Sales Agreement with B. Riley Securities, Inc. (“Sales Agreement”). Under the terms of the Sales Agreement, the Company may from time to time to or through the Agent, acting as sales agent or principal, offer and sell shares of its Class A common stock, par value $0.0001 per share, having a gross sales price of up to $500.0 million. Shares of common stock sold under the Sales Agreement, were issued pursuant to the Company’s shelf registration statement on Form S-3 (No. 333-257567) that the Securities and Exchange Commission declared effective on July 13, 2021, including the prospectus, dated July 13, 2021, and the prospectus settlement, dated March 15, 2022, as the same may be amended or supplemented. The Company completed the ATM Program on March 25, 2022 and received total gross proceeds, before deducting fees and expenses of the ATM Program, of $138.6 million for the sale of 89,553,602 shares of the Company’s common stock.

HYCROFT MINING HOLDING CORPORATION

71,211,526 shares of Common Stock

60,125,009 Warrants

94,258,841 shares of Common Stock Issuable upon Exercise of Warrants

PROSPECTUS

June 3, 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.